UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14C INFORMATION
(Amendment No. 3)

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Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Kindly MD, Inc.
(Name of Registrant as Specified in its Charter)

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☐	No fee required
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Kindly MD, Inc.
5097 South 900 East Suite 100
Salt Lake City, UT 84117

The following information is being provided to amend, supersede and replace Kindly MD, Inc.’s preliminary information statement filed on June 23, 2025, as amended on June 24, 2025 and July 11, 2025, in its entirety.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
AND INFORMATION STATEMENT

To the Stockholders of Kindly MD, Inc.:

This notice of written consent and accompanying information statement is being furnished to the holders of the holders of record of the outstanding common stock, par value $0.001 per share (the “Company Common Stock”), of Kindly MD, Inc., a Utah corporation (“KindlyMD” or the “Company”), as of the close of business on June 27, 2025 (the “Initial Record Date”), in connection with the Agreement and Plan of Merger, dated as of May 12, 2025 (the “Merger Agreement”), by and among the Company, the Company’s newly formed, wholly-owned subsidiary Kindly Holdco Corp., a Delaware corporation (“Merger Sub”), Nakamoto Holdings Inc., a Delaware corporation (“Merger Partner” or “Nakamoto”), and Wade Rivers, LLC, a Wyoming limited liability company (“Wade Rivers”), solely for the limited purposes set forth therein. A summary of the Merger Agreement is provided in the accompanying information statement and a copy of the Merger Agreement is attached as Annex A to the accompanying information statement, and each are incorporated by reference into this notice. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Nakamoto, with Nakamoto surviving as a wholly owned subsidiary (the “Surviving Corporation”) of KindlyMD (the “Merger”). Upon consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement, the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of the Company Common Stock based on a price per share of $1.12. Shares of Merger Sub’s common stock will be converted into shares of common stock of the Surviving Corporation. No fractional shares will be issued; instead, cash will be paid in lieu of fractional shares. Pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, this notice is being sent solely for the purpose of informing our stockholders of the actions taken by the written consent.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “Subscribers”) in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to issue, and the Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $1.12 per share and/or pre-funded warrants to purchase shares of Company Common Stock (the “Pre-Funded Warrants”), in a private placement (the “PIPE Financing”). The PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Additionally, the Company entered into a Secured Convertible Debenture Purchase Agreement (the “Debenture Purchase Agreement”) with YA II PN, Ltd., an investment fund managed by Yorkville Advisors (the “Convert Investor”), under which the Company agreed to sell and issue to the Convert Investor a secured convertible debenture (the “Convertible Debenture”) in aggregate principal amount of $200.0 million (the “Principal Amount”) in exchange for cash or bitcoin equal to 96% of the Principal Amount (the “Debt Financing”). The Company expects to close the Debt Financing in connection with the Merger, subject to customary closing conditions. The Convertible Debenture will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Additionally, on June 19, 2025, the Company subsequently entered into additional subscription agreements, (the “Additional Subscription Agreements”), with certain new and/or existing investors (the “Additional Subscribers”) in an aggregate amount of $51.5 million. Under these Additional Subscription Agreements, the Company agreed to issue and sell to the Additional Subscribers shares of Company Common Stock at a purchase price of $5.00 per share in a private placement on substantially similar terms as the Initial Subscription Agreements (the “Additional PIPE Financing”). The Additional PIPE Financing will each be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Merger Agreement and the transactions contemplated by the Merger Agreement, along with the PIPE Financings and the Debt Financing are collectively referred to herein as the “Transactions”.

The information statement relates to (i) the corporate actions taken by holders of approximately 50.76% of the outstanding voting power of the Company on May 18, 2025 (the “Majority Stockholders”) by written consent in lieu of a special meeting and (ii) the corporate actions taken by holders of approximately 50.14% of the outstanding voting power of the Company on June 19, 2025 (the “June 19 Majority Stockholders”) by written consent in lieu of a special meeting.

The board of directors of the Company (the “Board”) on May 12, 2025, has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) determined that the PIPE Financing and the Debt Financing are fair to and in the best interests of the Company and its stockholders (iii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement and the consummation of the Transactions, including the Merger, the PIPE Financing and the Debt Financing, upon the terms and subject to the conditions set forth in the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement, respectively, (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company, (v) recommended the adoption of the issuance of the Company Common Stock pursuant to the Subscription Agreements and Debenture Purchase Agreement by the stockholders of the Company and (vi) recommended each of the adoption of the Governance Proposal, The New Equity Incentive Plan Proposal, the Convertible Share Issuance Proposal and the Marketing Agreement Share Issuance Proposal (each as defined herein). On May 18, 2025, the Majority Stockholders delivered to the Company a written shareholder consent, in accordance with Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, to adopt and approve the following proposals (the “May Proposals”):

(1)    The Merger Proposal — to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Nakamoto, with Nakamoto continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger Proposal”);

(2)    The PIPE Proposal — to approve and adopt the Subscription Agreements with the Subscribers in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to (A) issue, and such Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $1.12 per share and/or pre-funded warrants to purchase shares of Company Common Stock, in a private placement (the “PIPE Shares”) and (B) use commercially reasonable efforts to register the resale of PIPE Shares with the SEC within 30 days after closing of the Merger Agreement, seek effectiveness as soon as practicable, and maintain effectiveness until the earlier of (i) the Subscribers no longer holding the PIPE Shares, (ii) all PIPE Shares being freely tradable, or (iii) three years from effectiveness (the “PIPE Proposal”);

(3)    The Share Issuance Proposal — to approve and adopt the issuance of an aggregate of 477,678,286 shares of Company Common Stock at a price per share of $1.12 per share of Company Common Stock, of which 22,321,143 shares of Company Common Stock will be issued to the stockholders of Nakamoto and 455,357,143 shares of Company Common Stock will be issued to the Subscribers to comply with: (A) Section 5635(a) of The Nasdaq Stock Market’s Listing Rules (the “Nasdaq Rules”); (B) Section 5635(b) of the Nasdaq Rules; and (C) Section 5635(d) of the Nasdaq Rules (the “Share Issuance Proposal”);

(4)    The Governance Proposal — to approve and adopt (A) the Second Amended and Restated Articles of Incorporation of the Company (the “Amended Articles”) to, among other things, (i) increase the number of authorized shares of Company Common Stock to 10,000,000,000, (ii) classify the Board so that there are three classes of directors, designated as Class I, Class II, and Class III, with each class consisting, as nearly as may be practicable, of one-third of the total members of the Board, with each class serving staggered 3-year terms, (iii) prohibit actions by written consent of the shareholders of the Company, (iv) permit the Board to change the name of the Company in its sole discretion, and (v) provide that the sole and exclusive forum for certain actions relating to the Company shall be the United States District Court for the District of Utah and any Utah State court sitting in Salt Lake County, State of Utah of the United States of America and (B) the Second Amended and Restated Corporate Bylaws of the Company (the “Amended Bylaws”) to, among other things, (i) remove the provisions prohibiting classes of directors with staggered terms, (ii) state that directors will be elected to serve three-year terms, (iii) impose a minimum and maximum number of directors who may serve on the Board, (iv) establish advance notice requirements relating to business to be brought before the annual meeting of the shareholders of the Company, including director nominees, (v) establish requirements relating to calling special meetings and the conduct at such special meetings by the shareholders of the Company, and (vi) prohibit actions by written consent of the shareholders of the Company (the “Governance Proposal”);

(5)    The New Equity Incentive Plan Proposal — to approve and adopt the Company’s 2025 Equity Incentive Plan and the material terms thereunder (the “New Equity Incentive Plan”) that will go into effect immediately prior to the closing of the Merger Agreement and related transactions to comply with Section 5635(c) of the Nasdaq Rules, which requires stockholder approval for the issuance of securities when a stock option or purchase plan is to be established, pursuant to which stock may be acquired by officers, directors, employees, or consultants (the “New Equity Incentive Plan Proposal”);

(6)    The Convertible Debt Issuance Proposal — to approve and adopt the issuance of shares of Company Common Stock to YA II PN, Ltd., a Cayman Islands exempted limited company (the “Convert Investor”) pursuant to the terms of that certain Debenture Purchase Agreement, to comply with Nasdaq Rule 5635(d) (the “Convertible Debt Issuance Proposal”); and

(7)    The Marketing Agreement Share Issuance Proposal — to approve and adopt the issuance of up to an aggregate of 600,000,000 shares of Company Common Stock at a price per share of $1.12 per share of Company Common Stock, in accordance with the Master Marketing Services Agreement, dated May 12, 2025 (the “Marketing Agreement”) by and between Nakamoto and BTC, Inc., a Delaware corporation (“BTC Inc”), which will be assigned to and assumed by KindlyMD from Nakamoto at the closing of the Merger Agreement pursuant to the Assignment and Assumption Agreement with Novation by and between KindlyMD, Nakamoto, and BTC Inc (the “Assignment Agreement”), to comply with Nasdaq Rules 5635(a), 5635(b), and 5635(d) (the “Marketing Agreement Share Issuance Proposal”).

The Board on June 19, 2025, unanimously (i) determined that the Additional PIPE Financing is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Additional PIPE Financing, (iii) authorized and approved the execution, delivery and performance by the Company of the Additional Subscription Agreements, upon the terms and subject to the conditions set forth in the Additional Subscription Agreements, and (iv) recommended the adoption of the issuance of the Company Common Stock pursuant to the Additional Subscription Agreements. On June 19, 2025, the June 19 Majority Stockholders delivered to the Company a written shareholder consent, in accordance with Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, to adopt and approve the following proposals (the “June Proposals”):

(1)    The Additional PIPE Proposal — to approve and adopt the Additional Subscription Agreements with the Additional Subscribers in an aggregate amount of approximately $51.5 million, pursuant to which the Company agreed to (A) issue, and such Additional Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $5.00 per share in a private placement (the “Additional PIPE Shares”) and (B) use commercially reasonable efforts to register the resale of Additional PIPE Shares with the SEC within 30 days after closing of the Merger Agreement, seek effectiveness as soon as practicable, and maintain effectiveness until the earlier of (i) the Additional Subscribers no longer holding the Additional PIPE Shares, (ii) all additional PIPE Shares being freely tradable, or (iii) three years from effectiveness (the “Additional PIPE Proposal”); and

(2)    The Additional Share Issuance Proposal — to approve and adopt the issuance of an aggregate of 10,300,000 shares of Company Common Stock at a price per share of $5.00 per share of Company Common Stock to the Additional Subscribers to comply with: (A) Section 5635(a) of The Nasdaq Stock Market’s Listing Rules (the “Nasdaq Rules”); (B) Section 5635(b) of the Nasdaq Rules, as applicable; and (C) Section 5635(d) of the Nasdaq Rules (the “Additional Share Issuance Proposal”).

The adoption of the May Proposals and approval of the Merger and related Transactions by the Company’s stockholders required the affirmative vote or consent by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. On May 18, 2025, the Majority Stockholders, which collectively on May 18, 2025 held of record and beneficially owned 3,708,163 shares of Company Common Stock representing approximately 50.76% of the aggregate voting power of the then-issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Proposals (the “Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger and related Transactions, or adopt and approve any of the Proposals, and the Company will not be soliciting your vote for or consent to the Proposals and will not call a stockholders’ meeting for purposes of voting on the adoption of the Proposals, including the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement.

The adoption of the June Proposals and approval of the Additional PIPE Issuance and related transactions by the Company’s stockholders required the affirmative vote or consent by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. On June 19, 2025, the June 19 Majority Stockholders, which collectively on June 19, 2025 held of record and beneficially owned 3,813,927 shares of Company Common Stock representing approximately 50.14% of the aggregate voting power of the then-issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the June Proposals (the “June Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Additional Subscription Agreements (or otherwise) to adopt the additional Subscription Agreements or approve the Additional PIPE Financing and related issuance of shares, or adopt and approve any of the June Proposals, and the Company will not be soliciting your vote for or consent to the June Proposals and will not call a stockholders’ meeting for purposes of voting on the adoption of the June Proposals.

This notice and the accompanying information statement shall constitute notice to you from KindlyMD of the Written Consent contemplated by Section 16-10a-704 of the Utah Revised Business Corporation Act (the “UBCA”).

We urge you to read the entire information statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS,

Tim Pickett Chief Executive Officer and Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger and related Transactions, passed upon the merits or fairness of the Merger and related Transactions or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated July [•], 2025 and is first being mailed to stockholders on July [•], 2025.

i

ii

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as defined and as described below, contemplated by the Agreement and Plan of Merger, dated as of May 12, 2025 (the “Merger Agreement”), by and among Kindly MD, Inc. (“KindlyMD” or the “Company”), a Utah corporation, Kindly Holdco Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Nakamoto Holdings Inc., a Delaware corporation (“Merger Partner” or “Nakamoto”), and Wade Rivers, LLC, a Wyoming limited liability company (“Wade Rivers”), solely for the limited purposes set forth therein, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “KindlyMD,” “Company,” “we,” “us” and “our” refer to Kindly MD, Inc. References in this information statement to terms defined in the notice attached hereto have the meanings provided in such notice. This information statement is dated [•], 2025 and is first being mailed to our stockholders on [•], 2025.

Pursuant to the Merger Agreement, Merger Sub will be merged with and into Nakamoto, with Nakamoto surviving as a wholly owned subsidiary (the “Surviving Corporation”) of KindlyMD (the “Merger”). Upon consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement, the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of the outstanding common stock, par value $0.001 per share (the “Company Common Stock”), based on a price per share of $1.12. Shares of Merger Sub’s common stock will be converted into shares of common stock of the Surviving Corporation. No fractional shares will be issued; instead, cash will be paid in lieu of fractional shares.

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (collectively, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”) in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to issue, and the Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $1.12 per share and/or pre-funded warrants to purchase shares of Company Common Stock (the “Pre-Funded Warrants”), in a private placement (the “Intiial PIPE Financing”). The PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Additionally, the Company entered into a Secured Convertible Debenture Purchase Agreement (the “Debenture Purchase Agreement”) with YA II PN, Ltd., an investment fund managed by Yorkville Advisors (the “Convert Investor”), under which the Company agreed to sell and issue to the Convert Investor a secured convertible debenture (the “Convertible Debenture”) in aggregate principal amount of $200.0 million (the “Principal Amount”) in exchange for cash or bitcoin equal to 96% of the Principal Amount (the “Debt Financing”). The Company expects to close the Debt Financing in connection with the Merger, subject to customary closing conditions. The Convertible Debenture will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Additionally, on June 19, 2025, the Company subsequently entered into additional subscription agreements, (the “Additional Subscription Agreements” and, together with the Initial Subscription Agreements, the “Subscription Agreements”), with certain new and/or existing investors (the “Additional Subscribers” and, together with the Initial Subscribers, the “Subscribers”) in an aggregate amount of $51.5 million. Under these Additional Subscription Agreements, the Company agreed to issue and sell to the Additional Subscribers shares of Company Common Stock at a purchase price of $5.00 per share in a private placement on substantially similar terms as the Initial Subscription Agreements (the “Additional PIPE Financing” and, together with the Initial PIPE Financing, the “PIPE Financings”). The Additional PIPE Financing will each be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Merger Agreement and the transactions contemplated by the Merger Agreement, along with the PIPE Financing and the Debt Financing, are collectively referred to herein as the “Transactions”. The board of directors of the Company (the “Board”) on May 12, 2025, has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the

Company and its stockholders, (ii) determined that the PIPE Financing and the Debt Financing are fair to and in the best interests of the Company and its stockholders (iii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement and the consummation of the Transactions, including the Merger, the PIPE Financing and the Debt Financing, upon the terms and subject to the conditions set forth in the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement, respectively, (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company, (v) recommended the adoption of the issuance of the Company Common Stock pursuant to the Subscription Agreements and Debenture Purchase Agreement by the stockholders of the Company and (vi) recommended each of the adoption of the Governance Proposal, The New Equity Incentive Plan Proposal, the Convertible Share Issuance Proposal and the Marketing Agreement Share Issuance Proposal (each as defined herein). On May 18, 2025, holders of a majority of the issued and outstanding shares of Company Common Stock delivered to the Company a written shareholder consent in connection with the Merger Agreement, in accordance with Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, to adopt and approve the following Proposals:

(1)    The Merger Proposal — to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Nakamoto, with Nakamoto continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger Proposal”);

(2)    The PIPE Proposal — to approve and adopt the Subscription Agreements with the Subscribers in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to (A) issue, and such Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $1.12 per share and/or pre-funded warrants to purchase shares of Company Common Stock, in a private placement (the “PIPE Shares”) and (B) use commercially reasonable efforts to register the resale of PIPE Shares with the Securities and Exchange Commission (the “SEC”) within 30 days after closing of the Merger Agreement, seek effectiveness as soon as practicable, and maintain effectiveness until the earlier of (i) the Subscribers no longer holding the PIPE Shares, (ii) all PIPE Shares being freely tradable, or (iii) three years from effectiveness (the “PIPE Proposal”);

(3)    The Share Issuance Proposal — to approve and adopt the issuance of an aggregate of 477,678,286 shares of Company Common Stock at a price per share of $1.12 per share of Company Common Stock, of which 22,321,143 shares of Company Common Stock will be issued to the stockholders of Nakamoto and 455,357,143 shares of Company Common Stock will be issued to the Subscribers to comply with: (A) Section 5635(a) of the Nasdaq Rules; (B) Section 5635(b) of the Nasdaq Rules; and (C) Section 5635(d) of the Nasdaq Rules (the “Share Issuance Proposal”);

(4)    The Governance Proposal — to approve and adopt (A) the Second Amended and Restated Articles of Incorporation of the Company (the “Amended Articles”) to, among other things, (i) increase the number of authorized shares of Company Common Stock to 10,000,000,000, (ii) classify the Board so that there are three classes of directors, designated as Class I, Class II, and Class III, with each class consisting, as nearly as may be practicable, of one-third of the total members of the Board, with each class serving staggered 3-year terms, (iii) prohibit actions by written consent of the shareholders of the Company, (iv) permit the Board to change the name of the Company in its sole discretion, and (v) provide that the sole and exclusive forum for certain actions relating to the Company shall be the United States District Court for the District of Utah and any Utah State court sitting in Salt Lake County, State of Utah of the United States of America and (B) the Second Amended and Restated Corporate Bylaws of the Company (the “Amended Bylaws”) to, among other things, (i) remove the provisions prohibiting classes of directors with staggered terms, (ii) state that directors will be elected to serve three-year terms, (iii) impose a minimum and maximum number of directors who may serve on the Board, (iv) establish advance notice requirements relating to business to be brought before the annual meeting of the shareholders of the Company, including director nominees, (v) establish requirements relating to calling special meetings and the conduct at such special meetings by the shareholders of the Company, and (vi) prohibit actions by written consent of the shareholders of the Company (the “Governance Proposal”);

(5)    The New Equity Incentive Plan Proposal — to approve and adopt the Company’s 2025 Equity Incentive Plan and the material terms thereunder (the “New Equity Incentive Plan”) that will be go into effect immediately prior to the closing of the Merger Agreement and related transactions to comply with Section 5635(c) of the Nasdaq Rules, which requires stockholder approval for the issuance of securities when a stock option or purchase plan is to be established, pursuant to which stock may be acquired by officers, directors, employees, or consultants (the “New Equity Incentive Plan Proposal”);

(6)    The Convertible Debt Issuance Proposal — to approve and adopt the issuance of shares of Company Common Stock to YA II PN, Ltd., a Cayman Islands exempted limited company (the “Convert Investor”) pursuant to the terms of that certain Debenture Purchase Agreement, to comply with Nasdaq Rule 5635(d) (the “Convertible Debt Issuance Proposal”); and

(7)    The Marketing Agreement Share Issuance Proposal — to approve and adopt the issuance of up to an aggregate of 600,000,000 shares of Company Common Stock at a price per share of $1.12 per share of Company Common Stock, in accordance with the Master Marketing Services Agreement, dated May 12, 2025 (the “Marketing Agreement”) by and between Nakamoto and BTC, Inc., a Delaware corporation (“BTC Inc”), which will be assigned to and assumed by KindlyMD from Nakamoto at the closing of the Merger Agreement pursuant to the Assignment and Assumption Agreement with Novation by and between KindlyMD, Nakamoto, and BTC (the “Assignment Agreement”), to comply with Nasdaq Rules 5635(a), 5635(b), and 5635(d) (the “Marketing Agreement Share Issuance Proposal”).

The Board on June 19, 2025, unanimously (i) determined that the Additional PIPE Financing is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Additional PIPE Financing, (iii) authorized and approved the execution, delivery and performance by the Company of the Additional Subscription Agreements, upon the terms and subject to the conditions set forth in the Additional Subscription Agreements, and (iv) recommended the adoption of the issuance of the Company Common Stock pursuant to the Additional Subscription Agreements. On June 19, 2025, holders of a majority of the issued and outstanding shares of Company Common Stock delivered to the Company a written shareholder consent, in accordance with Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, to adopt and approve the following proposals (the “June Proposals”):

(1)    The Additional PIPE Proposal — to approve and adopt the Additional Subscription Agreements with the Additional Subscribers in an aggregate amount of approximately $51.5 million, pursuant to which the Company agreed to (A) issue, and such Additional Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $5.00 per share in a private placement (the “Additional PIPE Shares”) and (B) use commercially reasonable efforts to register the resale of Additional PIPE Shares with the SEC within 30 days after closing of the Merger Agreement, seek effectiveness as soon as practicable, and maintain effectiveness until the earlier of (i) the Additional Subscribers no longer holding the Additional PIPE Shares, (ii) all additional PIPE Shares being freely tradable, or (iii) three years from effectiveness (the “Additional PIPE Proposal”); and

(2)    The Additional Share Issuance Proposal — to approve and adopt the issuance of an aggregate of 10,300,000 shares of Company Common Stock at a price per share of $5.00 per share of Company Common Stock to the Additional Subscribers to comply with: (A) Section 5635(a) of The Nasdaq Stock Market’s Listing Rules (the “Nasdaq Rules”); (B) Section 5635(b) of the Nasdaq Rules, as applicable ; and (C) Section 5635(d) of the Nasdaq Rules (the “Additional Share Issuance Proposal”).

The adoption of the May Proposals and approval of the Merger and related Transactions by the Company’s stockholders required the affirmative vote or consent by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. On May 18, 2025, holders of approximately 50.76% of the outstanding voting power of the Company, which collectively on May 18, 2025 held of record and beneficially owned 3,708,163 shares of Company Common Stock (the “May 18 Majority Stockholders”), delivered a written consent approving and adopting in all respects the Proposals (the “Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger and related Transactions, or adopt and approve any of the Proposals, and the Company will not be soliciting your vote for or consent to the Proposals and will not call a stockholders’ meeting for purposes of voting on the adoption of the Proposals, including the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement.

The adoption of the June Proposals and approval of the Additional PIPE Issuance and related transactions by the Company’s stockholders required the affirmative vote or consent by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. On June 19, 2025, stockholders which collectively on June 19, 2025 held of record and beneficially owned 3,813,927 shares of Company Common Stock representing approximately 50.14% of the aggregate voting power of the then-issued and outstanding shares of Company Common Stock (the “June 19 Majority Stockholders”), delivered a written consent approving and adopting in all respects the June Proposals (the “June Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Additional Subscription Agreements (or otherwise) to adopt the additional Subscription Agreements or approve the Additional PIPE Financing and related issuance of shares, or adopt and approve any of the June Proposals, and the Company will not be soliciting your vote for or consent to the June Proposals and will not call a stockholders’ meeting for purposes of voting on the adoption of the June Proposals.

The Parties to the Merger Agreement (page 73)

KindlyMD.    We are a patient-first healthcare and healthcare data company redefining value-based care and patient-centered medical services. Formed in 2019, we leverage data analysis to deliver evidence-based, personalized solutions in order to reduce opioid use, improve health outcomes faster, and provide algorithmic guidance on the use of alternative medicine in healthcare. Our principal executive offices are located at 5097 South 900 East, Suite 100, Salt Lake City, UT 84117, and our telephone number is (385) 388-8220. Our website is www.kindlymd.com. Additional information about us is included in documents incorporated by reference into this information statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information,” beginning on page 115.

The Company Common Stock is listed with, and trades on, the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “NAKA.” Our tradeable warrants to purchase Company Common Stock are listed with, and trade on, Nasdaq under the ticker symbol “NAKAW.”

Nakamoto.    Nakamoto is a Delaware corporation that was created to pursue a business strategy of acquiring bitcoin. Following its merger with KindlyMD, the Combined Company intends to implement a bitcoin treasury strategy using the proceeds raised in the concurrent PIPE and Debt Financings, and will focus on long-term bitcoin holdings and related business development. Nakamoto was formed in March 2025 and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and Marketing Agreement, and related transactions, including the PIPE Financing and Debt Financing in connection with the Merger. After the consummation of the Merger, Nakamoto will be a wholly owned subsidiary of the Company. Nakamoto’s principal executive offices are located at 300 10th Avenue S, Nashville TN, 37203, and its telephone number is (615) 212-9515.

Merger Sub.    Merger Sub is a Delaware corporation that was formed by the Company solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned direct subsidiary of KindlyMD and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o KindlyMD, 5097 South 900 East, Suite 100, Salt Lake City, UT 84117, and our telephone number is (385) 388-8220.

The Merger and Related Transactions (page 74)

On May 12, 2025 (the “Agreement Date”), we entered into the Merger Agreement with Merger Partner and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with applicable law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Nakamoto, and Nakamoto will continue as the Surviving Corporation and a wholly owned subsidiary of KindlyMD.

Concurrently with the execution of the Merger Agreement, the Company entered into Subscription Agreements with the Subscribers in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to issue, and the Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $1.12 per share and/or Pre-Funded Warrants to purchase shares of Company Common Stock, in a private placement, referred to as the PIPE Financing. The PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Additionally, the Company entered into the Debenture Purchase Agreement with the Convert Investor, under which the Company agreed to sell and issue to the Convert Investor the Convertible Debenture in the Principal Amount of $200.0 million in exchange for cash or bitcoin equal to 96% of the Principal Amount, referred to as the Debt Financing. The Company expects to close the Debt Financing in connection with the Merger, subject to customary closing conditions. The Convertible Debenture will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Merger Agreement and the transactions contemplated by the Merger Agreement, along with the PIPE Financing and the Debt Financing are collectively referred to herein as the Transactions.

Additionally, on June 19, 2025, the Company subsequently entered into Additional Subscription Agreements, with Additional Subscribers in an aggregate amount of $51.5 million. Under these Additional Subscription Agreements, the Company agreed to issue and sell to the Additional Subscribers shares of Company Common Stock at a purchase price of $5.00 per share in a private placement. The Additional PIPE Financing will each be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Because the Merger consideration will be paid in Company Common Stock, after the Effective Time the existing shareholders of the Company will be diluted by (i) the shares of Company Common Stock issued pursuant to the Merger Agreement and PIPE Financings, (ii) to the extent the shares underlying the Debt Financing are issued, the Debt Financing and (iii) to the extent BTC Inc. is acquired pursuant to the Marketing Agreement, the issuance of Company Common Stock issued in exchange for the outstanding equity of BTC Inc.

The Merger Consideration (page 87)

At the Effective Time, solely by virtue of the Merger and without any action by any stockholder, the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of Company Common Stock based on a price per share of $1.12. Shares of Merger Sub’s common stock will be converted into shares of common stock of the Surviving Corporation. No fractional shares will be issued; instead, cash will be paid in lieu of fractional shares.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the Transactions. We also encourage you to read the Form of Subscription Agreement, which is attached as Annex C to this information statement; the Debenture Purchase Agreement, which is attached as Annex D to this information statement; the Marketing Agreement, which is attached as Annex E to this information statement; the Form of Second Amended and Restated Articles of Incorporation, which is attached as Annex F to this information statement; the Form of Amended and Restated Bylaws, which is attached as Annex G to this information statement and the Form of Kindly MD Inc.’s 2025 Equity Incentive Plan, which is attached as Annex H to this information statement.

Treatment of Company Equity Awards in the Merger (page 87)

As of the date of the Effective Time, the Company has outstanding options to purchase 144,210 shares of Company Common Stock, 3,166,134 shares of Restricted Company Common Stock, and no outstanding restricted stock units. These awards, collectively referred to as “Incentive Awards,” have been granted pursuant to the Company’s equity incentive plans, including the 2022 Equity Incentive Plan (as defined in the Merger Agreement), and are governed by the terms of those plans and the applicable award agreements.

Each Incentive Award, whether outstanding or previously exercised or settled, was duly authorized and granted in accordance with the applicable plan and all relevant laws and regulations. The Merger Agreement requires that, with respect to each Incentive Award, the parties set forth the date of grant, number of awards originally granted, exercise price (if applicable), vesting schedule, current vesting status, and the intended treatment of each award in connection with the Merger in the Company Disclosure Schedule. In connection with the closing of the Merger, the Board adopted the New Equity Incentive Plan, subject to stockholder approval, which will provide for an aggregate share reserve equal to ten percent (10%) of the fully diluted Company Common Stock as of immediately after closing. The Company will file a registration statement on Form S-8 to register the shares reserved under the New Equity Incentive Plan as soon as reasonably practicable after becoming eligible to do so. The treatment of existing Incentive Awards, including any acceleration, conversion, or cancellation, will be carried out in accordance with the terms of the Merger Agreement and the applicable equity plans, ensuring that award holders are treated in a manner consistent with the contractual and legal requirements governing their awards.

Recommendation of the Board; Reasons for the Merger (page 78)

After consideration of various factors as discussed in “The Merger — Recommendation of the Board; Reasons for the Merger,” the Board has unanimously:

•        determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders;

•        determined that the PIPE Financings and the Debt Financing are fair to and in the best interests of the Company and its stockholders;

•        approved and declared advisable the Merger Agreement and the Transactions, including the Merger;

•        authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement and the consummation of the Transactions, including the Merger, the PIPE Financings and the Debt Financing, upon the terms and subject to the conditions set forth in the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement, respectively;

•        recommended the adoption of the Merger Agreement by the stockholders of the Company;

•        recommended the adoption of the issuance of the Company Common Stock pursuant to the Subscription Agreements and Debenture Purchase Agreement by the stockholders of the Company; and

•        recommended each of the adoption of the Governance Proposal, The New Equity Incentive Plan Proposal, the Convertible Share Issuance Proposal, the Marketing Agreement Share Issuance Proposal, the Additional PIPE Proposal and the Additional Share Issuance Proposal.

Required Stockholder Approval for the Merger (page 80)

Under Utah law and the Company’s articles of incorporation, the adoption of the Merger Agreement by our May Majority Stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. On May 18, 2025, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement and related Transactions, there were 7,305,286 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On May 18, 2025, the May Majority Stockholders, which collectively beneficially owned 3,708,163 shares of Company Common Stock representing approximately 50.76% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered a Written Consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any stockholder of KindlyMD is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and KindlyMD will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement.

On June 19, 2025, the June 19 Majority Stockholders, which collectively on June 19, 2025 held of record and beneficially owned 3,813,927 shares of Company Common Stock representing approximately 50.14% of the aggregate voting power of the then-issued and outstanding shares of Company Common Stock, delivered the June Written Consent approving and adopting in all respects the June Proposals. As a result, no further action by any stockholder of the Company is required under applicable law or the Additional Subscription Agreements (or otherwise) to adopt the additional Subscription Agreements or approve the Additional PIPE Financing and related issuance of shares, or adopt and approve any of the June Proposals, and the Company will not be soliciting your vote for or consent to the June Proposals and will not call a stockholders’ meeting for purposes of voting on the adoption of the June Proposals.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Utah law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 16-10a-704 of the Utah Revised Business Corporation Act (the “UBCA”). This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Utah law.

Opinion of Kingswood Capital Partners (page 81 and Annex B)

Kingswood Capital Partners LLC (“Kingswood Capital”) delivered its written opinion on May 11, 2025 to the Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Agreement was fair from a financial point of view to KindlyMD.

The full text of the written opinion of Kingswood Capital, dated May 11, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Kingswood Capital provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. Kingswood Capital’s opinion is not a recommendation as to how any holder of shares of Company Common Stock should vote or provide its consent with respect to the Merger or any other matter. KindlyMD has agreed to pay Kingswood Capital’s fees for its services in connection with the Merger, all of which are contingent upon consummation of the Merger.

For more information, see the section of this information statement titled “The Merger and Related Transactions — Opinion of Kingswood Capital Partners.”

PIPE Financings and Debt Financing (page 83)

PIPE Financings.    Concurrently with the execution of the Merger Agreement, the Company entered into Subscription Agreements with the Subscribers in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to issue, and the Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $1.12 per share and/or Pre-Funded Warrants to purchase shares of Company Common Stock, in a private placement, referred to as the PIPE Financing. The PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The net proceeds from the PIPE Financings are intended to be used by KindlyMD to purchase Bitcoin and for working capital and general corporate purposes.

Additionally, on June 19, 2025, the Company subsequently entered into Additional Subscription Agreements, with Additional Subscribers in an aggregate amount of $51.5 million. Under these Additional Subscription Agreements, the Company agreed to issue and sell to the Additional Subscribers shares of Company Common Stock at a purchase price of $5.00 per share in a private placement. The Additional PIPE Financing will each be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Closing of the PIPE Financings are contingent upon, and will occur substantially concurrently with, the Closing of the Merger and the satisfaction or waiver of customary closing conditions. The Subscribers’ obligation to close is also subject to their consent to any amendments, modifications, or waivers to the terms of the Merger Agreement that would reasonably be expected to materially and adversely affect the economic benefits the Subscribers would reasonably expect to receive under the Subscription Agreements, among other customary closing conditions.

Debt Financing.    The Company entered into the Debenture Purchase Agreement with the Convert Investor, under which the Company agreed to sell and issue to the Convert Investor the Convertible Debenture in the Principal Amount of $200.0 million in exchange for cash or bitcoin equal to 96% of the Principal Amount, referred to as the Debt Financing. The Company expects to close the Debt Financing in connection with the Merger, subject to customary closing conditions. The Convertible Debenture will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Convertible Debenture bears interest at a rate of 0.00% per annum for the first two years, and 6.00% per annum for the third year and is payable on the third year anniversary of the issuance date of the Convertible Debenture (the “Maturity Date”) or earlier redemption date. The interest rate will increase to a rate of 18.0% per annum upon the occurrence and during the continuance of an event of default under the Convertible Debenture. The Convertible Debenture will be secured by Bitcoin having a value of not less than $400 million. For more information, see the section of this information statement titled “PIPE Financings and Debt Financing.”

Working Capital and Promissory Note (page 91)

On May 12, 2025, KindlyMD and its affiliates entered into a non-interest-bearing promissory note (the “Promissory Note”) in favor of BTC Inc. (“Lender”) in the principal amount of up to $1.75 million. The Promissory Note was issued in connection with the Merger Agreement. Under the terms of the Promissory Note, the Lender may make advances to the Company in an aggregate principal amount not to exceed $1.75 million, with individual advances capped at $350,000 in any calendar month. Advances may be requested by the Company in writing prior to September 30, 2025, and are subject to the satisfaction of certain conditions precedent, including the delivery of a monthly budget satisfactory to the Lender and the absence of any default.

The Promissory Note matures on the earliest of (i) November 14, 2025, (ii) the Closing Date (as defined in the Merger Agreement), (iii) the termination of the Merger Agreement, or (iv) the date upon which the obligations become due by required prepayment, declaration, acceleration, demand, or otherwise. The Company may prepay the Promissory Note in whole or in part at any time without premium or penalty, upon at least five business days’ notice. In addition, the Company is required to make mandatory prepayments from the proceeds of any exercise of Public Company Warrants (as defined in the Merger Agreement) up to the outstanding principal amount.

The Promissory Note is secured by an all assets Pledge and Security Agreement, dated as of May 12, 2025, by and among KindlyMD and its affiliates and the Lender. Proceeds of the Promissory Note are to be used for general corporate purposes consistent with the monthly budget approved by the Lender and may not be used to purchase or carry “margin stock” as defined under Regulation U of the Board of Governors of the Federal Reserve System. The Company is subject to customary affirmative and negative covenants, including restrictions on the incurrence of additional indebtedness, creation of liens, mergers or consolidations, formation or acquisition of subsidiaries, and requirements to provide financial reporting and operational information, monthly budgets, and variance reports to the Lender.

The Promissory Note includes customary events of default, such as non-payment, breach of covenants, false representations or warranties, bankruptcy or insolvency events, and other events that would permit the Lender to terminate its obligations under the Merger Agreement. Upon an event of default, the outstanding principal becomes immediately due and payable, and the Lender may exercise rights of set-off and other remedies. For more information, see the section of this information statement titled “Working Capital and Promissory Note.”

The Merger Agreement (page 92 and Annex A)

Conditions to Completion of the Merger (page 107)

The obligations of the parties to the Merger Agreement to effect the Merger are subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the following conditions at or prior to the Closing:

•        the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which was satisfied on May 18, 2025 by virtue of the delivery of the Written Consent);

•        the approval of the Merger Agreement by the requisite approval of the stockholders of Nakamoto under applicable law and Nakamoto’s certificate of incorporation;

•        the absence of any proceeding with respect to this information statement initiated or threatened in writing by the Securities and Exchange Commission or its staff;

•        the expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”);

•        the absence of any law, regulation or order that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger;

•        the Nasdaq Listing Application shall have been approved, and the shares of Company Common Stock to be issued pursuant to the Transactions shall have been approved for listing (subject to official notice of issuance); and

•        this information statement having been mailed to our stockholders at least twenty (20) days prior to the date upon which the Closing shall occur pursuant to the Merger Agreement (the “Closing Date”) and the consummation of the Merger being permitted by Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including Rule 14c-2 promulgated under the Exchange Act).

The obligations of KindlyMD and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by KindlyMD) of the following additional conditions at or prior to the Closing:

•        Nakamoto having performed, or complied with, in all material respects, all of the covenants and other obligations required by the Merger Agreement to be performed or complied with by it prior to or at the Closing;

•        the accuracy of the representations and warranties made by Nakamoto in the Merger Agreement, subject, in most cases, to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made, as described in more detail under “The Merger Agreement — Conditions to Completion of the Merger”;

•        the absence of a Merger Partner Material Adverse Effect (as defined in the Merger Agreement and described in more detail in the section entitled “The Merger Agreement — Representations and Warranties”) since the Agreement Date;

•        our receipt of a certificate, signed for and on behalf of Nakamoto by the President of Nakamoto, certifying that the foregoing conditions have been satisfied; and

•        our receipt of a copy of the Assignment Agreement, duly executed by Nakamoto and BTC.

Our obligations to effect the Merger are further subject to the satisfaction (or waiver by Nakamoto) of the following additional conditions at or prior to the Closing:

•        KindlyMD having performed, or complied with, in all material respects all of the covenants and obligations required by the Merger Agreement to be performed or complied with by KindlyMD at or prior to the Closing Date;

•        the accuracy of the representations and warranties of KindlyMD in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made, as described in more detail under “The Merger Agreement — Conditions to Completion of the Merger”;

•        the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in more detail in the section entitled “The Merger Agreement — Representations and Warranties”) since the Agreement Date;

•        Nakamoto’s receipt of a certificate signed for and on behalf of KindlyMD by the Chief Executive Officer or Chief Financial Officer of KindlyMD, certifying that the foregoing conditions have been satisfied;

•        the receipt by Nakamoto of copies of the resignations, effective as of the Effective Time, of each director of KindlyMD and its subsidiaries, other than a resignation from the individual designated a director to KindlyMD’s Board by KindlyMD in compliance with Section 1.5(a) of the Merger Agreement;

•        the appointment of new directors to KindlyMD’s Board as of the Effective Time as described in Section 1.5(a) of the Merger Agreement, except for the individual designated a director to KindlyMD’s Board by KindlyMD in compliance with Section 1.5(a) of the Merger Agreement;

•        the receipt by Nakamoto of a copy of the Assignment Agreement, duly executed by KindlyMD;

•        the execution of the Subscription Agreements and consummation of the PIPE Financing (both as defined in the Merger Agreement);

•        the approval and adoption by KindlyMD of the Second Amended & Restated Company Bylaws and Second Amended & Restated Company Charter, as applicable, and the Second Amended & Restated Company Bylaws and Second Amended & Restated Company Charter, both of which being in full force and effect;

•        the effectiveness of the Warrant Registration Statement (as defined in the Merger Agreement) and the filing by KindlyMD of all necessary post-effective amendments or supplements to the Warrant Registration Statement or the prospectus therein;

•        our eligibility to register the Company Common Stock to be issued to (i) the investors in the PIPE, (ii) the Convert Investor (as defined in the Merger Agreement), and (iii) the stockholders of Nakamoto for resale by such KindlyMD stockholders on a shelf registration statement on Form S-3 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

•        the effectiveness of the Note Documents (as defined in the Merger Agreement) as of the Closing Date and our compliance, and our causing of the compliance of any other party that becomes a party thereto, with the terms of the Note Documents.

No Solicitation or Negotiation of Takeover Proposals (page 101)

We have agreed that from the Agreement Date until the earlier of the Effective Time, we will not, and we will instruct and use reasonable best efforts to cause our representatives not to, directly or indirectly:

•        solicit, seek, initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement and described in the section entitled “The Merger Agreement — Additional Agreements — No Solicitation”);

•        enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Company or Merger Partner, as applicable, access to such Party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

•        take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

•        publicly propose to do any of the foregoing described in the above clauses.

Pursuant to the Merger Agreement, we were generally allowed to provide information to, and engage or participate in any discussions or negotiations with, a person regarding an Acquisition Proposal if (i) we received an executed confidentiality agreement from the person who was provided information or engaged in discussions with us regarding an Acquisition Proposal, (ii) we have not otherwise materially breached this section of the Merger Agreement with respect to such Acquisition Proposal, and (iii) our Board determined in good faith after consultation with outside legal counsel that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties. This right expired on May 18, 2025.

For more information, see “The Merger Agreement — Additional Agreements — No Solicitation.”

Termination of the Merger Agreement (page 109)

The Merger Agreement may be terminated at any time prior to the Effective Time under the following circumstances:

•        by mutual written consent of the Company and Merger Partner;

•        by either the Company or Merger Partner if:

•        the Effective Time has not occurred on or before November 14, 2025 (the “Outside Date”), provided that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of the failure of the Effective Time to have occurred by the Outside Date (an “Outside Date Termination”); or

•        any law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable at or prior to the Effective Time; or

•        by the Company:

•        if, at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) the Merger Partner has materially breached its obligations under the Merger Agreement; or

•        if the Merger Partner has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would cause the obligation of the Company to close to not be satisfied, and is incapable of being cured by the Merger Partner or is not cured by 30 days after delivery of notice of such breach or failure; provided that the Company is not then in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the related condition of the obligation of Merger Partner to close not being satisfied; or

•        if the Merger Partner Stockholder Approval is not obtained by delivery of the Merger Partner Written Consents by the Merger Partner Stockholder Approval Deadline, as defined in the Merger Agreement, provided that if Merger Partner cures by delivering the Merger Partner Stockholder Approval within three (3) calendar days after the Merger Partner Stockholder Approval Deadline, then Company will not have the right to terminate the Merger Agreement; or

•        by Merger Partner:

•        if the Company has breached or failed to perform any representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would cause the obligation of the Merger Partner to close to not be satisfied, and is incapable of being cured by the Company or is not cured by 30 days after delivery of notice of such breach or inaccuracy; provided that Merger Partner is not then in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the related condition of the obligation of the Company to close not being satisfied (a “Company Breach Termination”); or

•        if, at any time prior to the receipt of the Merger Partner Stockholder Approval, each of the following occurs: (A) Merger Partner receives a Superior Proposal (as defined in the Merger Agreement); (B) Merger Partner complies in all material respects with its obligations under the Merger Agreement with respect to such Superior Proposal; (C) the Merger Partner Board approves, and Merger Partner substantially concurrently with the termination of the Merger Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially with such termination, Merger Partner pays to the Company the Merger Partner Termination Fee (as defined in the Merger Agreement); or

•        if Company (i) files for or enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar person is appointed on behalf of Company under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy or reorganization laws.

The Merger Agreement also includes certain termination rights that are no longer applicable as of the date of this information statement, relating to (i) the delivery of the Merger Partner Stockholder Approval (which was entered into on May 11, 2025) and the Company Stockholder Approval (which was delivered on May 18, 2025), and (ii) certain actions occurring prior to the delivery of the Merger Partner Stockholder Approval and the Company Stockholder Approval.

For more information, see the section of this information statement captioned “The Merger Agreement — Termination and Amendment.”

Termination Fees and Expenses (page 110)

We will be required to pay the Merger Partner a termination fee equal to the sum of $2,500,000 plus the aggregate amount of proceeds we received with respect to any Company Warrants exercised between the date of the Merger Agreement and the termination of the Merger Agreement in the following circumstances:

•        if (i) we file for or enter into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar person is appointed on our behalf under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization laws; or

•        there is an Outside Date Termination or Company Breach Termination (with respect to a breach of the covenants related to Acquisition Proposals or the required stockholder approvals and this information statement) and (i) an offer or proposal for a competing acquisition transaction is made to the Company or the Company Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of the Merger Agreement and (ii) within six (6) months following the termination of the Merger Agreement, the Company consummates or enters into an agreement for a competing acquisition transaction; or

•        certain additional circumstances that are no longer expected to be applicable as of the date of this information statement, as more fully described in “The Merger Agreement — Termination and Amendment.”

Merger Partner will be required to pay us a termination fee of $2,500,000 in the following circumstances:

•        there is an Outside Date Termination or Merger Partner Breach Termination (with respect to a breach of the covenants related to Acquisition Proposals or the required stockholder approvals and this information statement) and (i) an offer or proposal for a competing acquisition transaction is made to the Merger Partner or the Merger Partner Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of the Merger Agreement and (ii) within six (6) months following the termination of the Merger Agreement, the Merger Partner consummates or enters into an agreement for a competing acquisition transaction; or

•        certain additional circumstances that are no longer expected to be applicable as of the date of this information statement, as more fully described in “The Merger Agreement — Termination and Amendment.”

For more information, see the section of this information statement entitled “The Merger Agreement — Termination Fees and Expenses.”

Material U.S. Federal Income Tax Consequences of the Merger (page 89)

The Company, Merger Sub, and Merger Partner each intend that the Merger and the PIPE Financing, together and as part of a single integrated transaction, shall qualify as an exchange by the holders of Merger Partner Common Stock for Company Common Stock pursuant to Section 351(a) of the Code. If the Merger and the PIPE Financing qualify as such, then generally neither gain nor loss will be recognized by U.S. holders of Merger Partner Common Stock that exchange their Merger Partner Common Stock for Company Common Stock in the Merger. However, as discussed in more detail in the section entitled “The Merger and Related Transactions — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89, there is uncertainty as to whether the Merger and the PIPE Financing, together and as part of a single integrated transaction, will qualify under Section 351(a) of the Code. The Merger is not conditioned on the receipt of an opinion of counsel that the Merger and the PIPE Financing, together and as part of a single integrated transaction, will qualify under Section 351(a) of the Code, and there can be no assurance that such an opinion of counsel can or will be obtained. In addition, neither the Company nor Merger Partner has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Accordingly, if there is a final determination that the Merger is a taxable exchange for U.S. federal income tax purposes, then U.S. holders that exchange their Merger Partner Common Stock for Company Common Stock in the Merger generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Effective Time) of the Company Common Stock received, and (ii) the U.S. holder’s adjusted tax basis in the Merger Partner Common Stock exchanged therefor. In addition, a non-U.S. holder that exchanges Merger Partner Common Stock for Common Company Stock in the Merger generally would not be subject to U.S. federal income tax on any gain realized on such exchange, unless (i) the gain, if any, is effectively connected with the Non-U.S. Holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met. For a more complete discussion of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger and Related Transactions — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89.

Regulatory Approvals (page 91)

Each of the parties to the Merger Agreement is required to use its reasonable best efforts to take all actions necessary, proper or advisable to ensure that the conditions to the merger are satisfied and that the merger is consummated as promptly as practicable. In particular, the parties are required to use reasonable best efforts to obtain necessary governmental consents and approvals and make necessary filings, including filings under the Hart-Scott-Rodino Act and appropriate filings under other applicable antitrust or related laws. We are also required to cooperate to obtain necessary or advisable consents, approvals or waivers from third parties and to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any governmental authority vacated or reversed. Notwithstanding the foregoing, no party is required to (and the Company cannot without Merger Party’s consent) commit to any material divestiture transaction or agree to any restriction on its business, or agree to hold separate any part of its or their businesses.

Payment of Per Share Merger Consideration (page 88)

At or immediately prior to the Effective Time of the Merger, the Company will deposit with an exchange agent (the “Exchange Agent”), the shares of Company Common Stock and cash sufficient to pay for any fractional shares and related distributions, for the benefit of holders of Merger Partner Common Stock. Promptly after the Effective Time, the Exchange Agent will send each holder of record instructions and a letter of transmittal for surrendering their stock certificates in exchange for the merger consideration.

Upon surrender of a valid certificate and required documents, each holder will receive: (i) the number of whole shares of Company Common Stock they are entitled to under the Merger Agreement; (ii) cash in lieu of any fractional shares (calculated based on the last reported sale price of Company Common Stock prior to the Effective Time), and (iii) any dividends or distributions declared after the Effective Time with respect to such shares.

No fractional shares will be issued. Any portion of the merger consideration that remains unclaimed one year after the Effective Time will be returned to the Company, and holders will thereafter look only to the Company for payment. The Exchange Agent and Company may deduct and withhold any required taxes from payments. If a certificate is lost, stolen, or destroyed, payment will be made upon receipt of an affidavit and, if required, a bond of indemnity.

Transaction Litigation (page 88)

As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.

Market Information and Dividends (page 112)

Shares of Company Common Stock are listed on the Nasdaq under the trading symbol “NAKA.” As of June 1, 2025, 7,574,486 shares of Company Common Stock were issued and outstanding, held by 47 stockholders of record.

Registration and Listing of Company Common Stock

The Company will continue the listing of Company Common Stock on Nasdaq and cause the shares of Company Common Stock issued in connection with the Merger to be approved for listing on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with the Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to the Company all information concerning Merger Partner and its equityholders that may be required or reasonably requested in connection with the Nasdaq listing.

Effect on KindlyMD if the Merger is Not Completed

If the Merger is not completed for any reason, KindlyMD will not acquire Nakamoto, the PIPE Financings and Debt Financing will be terminated and the cash in escrow will be returned to the Subscribers and the Convert Investor, respectively. KindlyMD will remain an independent public company, the Company Common Stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act and KindlyMD will continue to file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a KindlyMD stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page 115.

Q:     Why did I receive this information statement?

A:     Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Stockholders, as well as other information regarding the Merger and related Transactions and other Proposals, even though your vote or consent is neither required nor requested to approve the Proposals, including the adoption or authorization of the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of (i) the Written Consent as required by Section 16-10a-704 of the Utah Revised Business Corporation Act, which may be accessed without subscription or cost at the following publicly available website: https://le.utah.gov/xcode/Title16/Chapter10A/16-10a-S704.html.

Q:     What is the proposed transaction and what effects will it have on KindlyMD?

A:     The proposed transaction is the acquisition of Nakamoto by KindlyMD, pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into Nakamoto Holdings Inc., making Nakamoto Holdings a wholly owned subsidiary of KindlyMD. Nakamoto Holdings Inc. will be the Surviving Corporation of the Merger and a wholly owned subsidiary of KindlyMD. As a result, stockholders of Nakamoto Holdings will receive shares of Company Common Stock, the board will be reconstituted to include six directors designated by Nakamoto Holdings, Inc. and one by KindlyMD, and the combined company will continue as a publicly traded entity on Nasdaq, with its charter and bylaws amended to reflect the new governance structure. Additionally, KindlyMD intends to change the name of the combined company following the consummation of the Merger.

Q:     What is Nakamoto Holdings Inc.?

A:     Nakamoto is a Delaware corporation that was created to pursue a business strategy of acquiring bitcoin. Following its merger with KindlyMD, quito the Combined Company intends to quickly implement a bitcoin treasury strategy using the proceeds raised in the concurrent PIPE and Debt Financings through Nakamoto, as a wholly-owned subsidiary, and will focus on long-term bitcoin holdings and related business development. Nakamoto was formed in March 2025 and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and Marketing Agreement, and related transactions, including the PIPE Financings and Debt Financing in connection with the Merger. After the consummation of the Merger, Nakamoto will be a wholly owned subsidiary of the Company.

Q:     What will I receive in the Merger?

A:     Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, each stockholder will continue to hold their existing shares of Company Common Stock following the Merger, and their rights as a stockholder will remain unchanged except that the Company’s charter and bylaws will be amended and restated as part of the transaction. The merger does not provide for any cash or new securities to be issued to existing KindlyMD stockholders; instead, shares of Company Common Stock will be issued to Nakamoto Holdings Inc. stockholders as consideration for the merger.

Q:     What happens to the Company Options, Company RSUs and Incentive Awards if the Merger is completed?

A:     Upon completion of the merger, all outstanding options to purchase shares of Company Common Stock (“Company Stock Options”) and all shares of restricted Company Common Stock (“Restricted Company Stock”) will be treated in accordance with the terms set forth in the applicable Company Stock Plans. The Merger itself does not automatically accelerate vesting, increase benefits, or trigger payments under any Company Employee Plan, nor does it provide for any gross-up of taxes under Sections 4999 or 409A of the Code. The treatment of each award will follow the terms of the relevant plan and award agreement.

Q:     When do you expect the Merger to be completed?

A:     We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur 20 days following the date of mailing the definitive information statement, subject to the satisfaction of required regulatory clearances and other customary closing conditions, although the Company cannot assure completion by any particular date, if at all.

Q:     What happens if the Merger is not completed?

A:     If the Merger is not completed for any reason, stockholders will retain their current shares and rights as stockholders of KindlyMD, and no shares of Company Common Stock or other merger consideration will be issued or delivered in exchange for their shares. Kindly MD, Inc. will continue to operate as an independent entity, and the existing organizational structure, governance, and business operations will remain unchanged. The proceeds from the PIPE Financings and Debt Financing held in escrow will be returned to the Subscribers and Convert Investors, respectively.

Q:     Why am I not being asked to vote on the Merger?

A:     Applicable Utah law and KindlyMD’s certificate of incorporation require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. KindlyMD’s certificate of incorporation permits any action which is required or permitted to be taken by KindlyMD’s stockholders to be taken without a meeting if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company Common Stock entitled to vote thereon were present and voted. The requisite stockholder approval for the May Proposals was obtained on May 18, 2025 following the execution of the Merger Agreement, when the May Written Consent was delivered by the May Majority Stockholders, which beneficially owned of record shares of Company Common Stock constituting approximately 50.76% of the aggregate voting power of the issued and outstanding shares of Company Common Stock on that date. The requisite stockholder approval for the June Proposals was obtained on June 19, 2025 following the execution of the Additional Subscription Agreements, when the June Written Consent was delivered by the June 19 Majority Stockholders, which beneficially owned of record approximately 50.14% of the aggregate voting power of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:     Did the Board approve and recommend the Merger Agreement?

A:     Yes. After careful consideration, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement and other related Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) determined that the PIPE Financing and the Debt Financing are fair to and in the best interests of the Company and its stockholders (iii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement and the consummation of the Transactions, including the Merger, the PIPE Financing and the Debt Financing, upon the terms and subject to the conditions set forth in the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement, respectively, and (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company, (v) recommended the adoption of the issuance of the Company Common Stock pursuant to the Subscription Agreements and Debenture Purchase Agreement by the stockholders of the Company and (vi) recommended each of the adoption of the Governance Proposal, The New Equity Incentive Plan Proposal, and the Convertible Share Issuance Proposal (each as defined herein). Please see “The Merger — Recommendation of the Board; Reasons for the Merger.”

Q:     What happens if I sell my shares before completion of the Merger?

A:     If you transfer your shares of Company Common Stock before consummation of the Merger, you will transfer all rights associated with those shares — including voting rights and any rights to participate in corporate actions — to the new owner. No merger consideration is being distributed to the stockholders of KindlyMD.

Q:     What happens to my shares of Company Common Stock held by my broker?

A:     Your shares will remain outstanding and continue to be held in your brokerage account after the merger, subject to any changes in governance or capitalization resulting from the transaction. The merger consideration, which consists of the issuance of new shares of Company Common Stock, is provided to stockholders of Nakamoto, not to existing KindlyMD stockholders. Therefore, your shares of KindlyMD will not be exchanged or converted as a result of the merger, and your broker will continue to hold your shares on your behalf unless you choose to sell or transfer them. Any questions about the handling of your shares or account should be directed to your broker.

Q:     Is the Merger subject to the fulfillment of certain conditions?

A:     Yes. Before the Merger can be completed, KindlyMD, Merger Partner and Merger Sub must fulfill or, if permissible under applicable law, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:     What happens if a third party makes an offer to acquire KindlyMD before the Merger is completed?

A:     Subject to certain limitations, prior to the Merger Partner Approval and the Required Public Company Stockholder Approval, we were generally permitted to provide information to third parties and enter into discussions or negotiations with respect to an unsolicited Acquisition Proposal that the Board determined was, or would reasonably be expected to result in, a Superior Proposal, and the Board determined that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. So long as we complied with Merger Partner’s “match” rights specified in the Merger Agreement, we were also permitted to terminate the Merger Agreement to enter into an acquisition transaction that the Board had determined was a Superior Proposal, subject to the payment of a termination fee (as further described in “The Merger Agreement — No Change in Recommendation or Alternative Acquisition Agreement”).

Q:     Will I owe taxes as a result of the Merger?

A:     Holders of Merger Partner Common Stock should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89 for a more detailed description of the U.S. federal income tax consequences of the Merger.

ALL HOLDERS OF MERGER PARTNER COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER.

Q:     Where can I find more information about KindlyMD?

A:     KindlyMD files periodic reports, proxy statements and other information with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 115.

Q:     Who can help answer my other questions?

A:     If you have more questions about the Merger, please contact our Investor Relations department at kindlymd@kcsa.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts included in this information statement are forward-looking statements, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. For example, all statements we make relating to our current expectations relating to the Merger and the Transactions, estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth initiatives, or strategies, industry, market and macroeconomic expectations, or future business and product capabilities are forward-looking statements. These statements are only predictions. You should not place undue reliance on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties, many of which are beyond our control, or currently unknown to us. Our assumptions may turn out to be inaccurate and actual events or results may differ materially from our expectation or projections. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•        the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of the Company Common Stock;

•        completion of the Merger is subject to a number of conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all;

•        the Merger will involve substantial costs and will require substantial management resources.

•        the termination of the Merger Agreement could require us to pay a termination fee, which could require us to use available cash that would have otherwise been available for general corporate purposes;

•        we have incurred, and will continue to incur, direct and indirect costs as a result of the Merger;

•        while the Merger Agreement is in effect, we are subject to standard restrictions on our conduct and business activities, which could adversely affect our business, financial results and financial condition;

•        the risk that the Merger may create disruption and uncertainty for employees.

•        potential litigation relating to the Merger could result in an injunction preventing completion of the Merger, substantial costs to KindlyMD and/or may adversely affect KindlyMD’s business, financial condition or results of operations following the Merger;

•        the trading price and volume of the Company may be volatile following the Merger and related Transactions;

•        the Company shareholders will experience dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in the Company;

•        the market price for the Company Common Stock following the closing may be affected by factors different from those that historically have affected or currently affect Company Common Stock;

•        uncertainty as to timing of completion of the Merger and related Transactions;

•        risks that the benefits of the Merger and related Transactions are not realized when and as expected;

•        risks associated with our financial condition and results of operations, including revenue, revenue growth, cost of revenue, operating expenses, operating income and capital expenditures;

•        the failure to enforce and maintain our intellectual property rights could adversely affect the value of the Company;

•        laws and regulations affecting the medical cannabis industry are constantly changing, which could detrimentally affect our operation;

•        competitive platforms or other technological breakthroughs for the monitoring, management, treatment, or prevention of medical conditions may adversely affect demand for our offerings;

•        our ability to grow our business effectively, to scale our business and to manage our expenses;

•        the competitiveness of the market in which we operate;

•        our reliance on our management team and other key employees;

•        the impact of potential information technology or data security breaches or other cyberattacks or other disruptions;

•        our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights;

•        our ability to comply with regulations applicable to us;

•        risks related to our estimates of market opportunity and our ability to change our pricing models, if necessary to compete successfully;

•        risks related to implementing a bitcoin treasury operation;

•        risks related to regulatory developments regarding crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations;

•        risks related to the future growth of our business and strategy following the consummation of the Merger and related Transactions; and

•        other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. See “Where You Can Find More Information” beginning on page 115.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this information statement in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this information statement are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

RISK FACTORS

You should consider carefully all of the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 28, 2025 and amended as filed with the SEC on April 17, 2025, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, as filed with the SEC on May 8, 2025, September 30, 2024, as filed with the SEC on November 12, 2024, and June 30, 2024, as filed with the SEC on August 14, 2024, and in other reports we file with the SEC, which are incorporated herein by reference. Furthermore, if any of the following events occur, our business, financial condition and operating results may be materially adversely affected or we could face liquidation. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described in the aforementioned filings and below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business, financial condition and operating results or result in our liquidation.

Risks Related to Our Bitcoin Strategy and Holdings

Our bitcoin strategy exposes us to various risks, including risks associated with bitcoin.

Our bitcoin strategy exposes us to various risks, including the following:

Bitcoin is a highly volatile asset.    Bitcoin is a highly volatile asset that has traded below $50,000 per bitcoin and above $120,000 per bitcoin on the Coinbase exchange (a major U.S.-based crypto exchange) in the 12 months preceding the date of this Information Statement. The trading price of bitcoin significantly decreased during prior periods, and such declines may occur again in the future.

Bitcoin does not pay interest or dividends.    Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

Our bitcoin holdings may significantly impact our financial results and the market price of our listed securities.    Our bitcoin holdings may significantly affect our financial results and if we increase our overall holdings of bitcoin in the future, may have an even greater impact on our financial results and the market price of our listed securities.

Our assets will be concentrated in bitcoin.    The vast majority of our assets will be concentrated in our bitcoin holdings. The concentration of our assets in bitcoin may limit our ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets.

We intend to purchase bitcoin using primarily proceeds from equity and debt financings.    Our ability to achieve the objectives of our bitcoin strategy depends in significant part on our ability to obtain equity and debt financing. If we are unable to obtain equity or debt financing on favorable terms or at all, we may not be able to successfully execute on our bitcoin strategy.

Our bitcoin strategy has not been tested over an extended period of time or under different market conditions.    We will implement a bitcoin strategy following the closing of the Merger. We intend to continually examine the risks and rewards of our strategy to acquire and hold bitcoin. This strategy has not been tested over an extended period of time or under different market conditions. For example, although we believe bitcoin, due to its fixed supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin has declined in recent periods during which the inflation rate increased. If bitcoin prices were to decrease or our bitcoin strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our listed securities would be materially adversely impacted.

We will be subject to counterparty risks, including in particular risks relating to exchanges where we intend to purchase bitcoin and our custodians.    Although we have implemented or intend to implement various measures that are designed to mitigate our counterparty risks, including purchasing bitcoin through reputable U.S.-based third-party exchanges with industry standard policies and procedures and by storing substantially all of the bitcoin we will own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin, or delaying or hindering our access to our bitcoin holdings, and this may ultimately result in the loss of the value related to some or all of such bitcoin, which could have a material adverse effect on our financial condition as well as the market price of our listed securities.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin.    A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of our bitcoin, nor have such events adversely impacted our access to our bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of bitcoin, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

This will be the first digital asset treasury strategy for the Company and our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our treasury strategy and Bitcoin holdings.

Following the closing of the Merger, we intend to implement our treasury strategy immediately. Because we are only beginning to enact our bitcoin strategy, our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of bitcoin. The price of bitcoin has historically been subject to dramatic price fluctuations and is highly volatile.

Additionally, in the future we may expand our operations beyond the legacy KindlyMD medical business operations and the bitcoin treasury strategy to include other income streams and otherwise generate funds using our bitcoin holdings. At this time, we do not have any definitive agreements or plans in place to expand beyond acquiring and holding bitcoin. However, if we do expand such operations, additional risks related to such strategies and business, including counterparty risks, could arise.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin are likely to influence our financial results and the market price of our listed securities.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin are likely to influence our financial results and the market price of our listed securities. Our financial results and the market price of our listed securities would be adversely affected, and our business and financial condition would be negatively impacted, if the price of bitcoin decreased substantially (as it has in the past), including as a result of:

•        decreased user and investor confidence in bitcoin, including due to the various factors described herein;

•        investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of bitcoin by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection and the transfer and sale of bitcoins associated with significant hacks, seizures, or forfeitures; and (iii) actual or perceived manipulation of the spot or derivative markets for bitcoin or spot bitcoin exchange-traded products (“ETPs”);

•        negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, bitcoin or the broader digital assets industry, for example, (i) public perception that bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the bitcoin ecosystem, including the SEC’s enforcement actions against Coinbase, Inc. and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; and (iv) the actual or perceived environmental impact of bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the bitcoin mining process;

•        changes in consumer preferences and the perceived value or prospects of bitcoin;

•        competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•        a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for bitcoin purchase and sale transactions, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of bitcoin or adversely affect investor confidence in digital assets generally;

•        developments relating to the bitcoin protocol, including (i) changes to the bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the bitcoin blockchain, changes to the maximum number of bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect bitcoin;

•        disruptions, failures, unavailability, or interruptions in service of trading venues for bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and has since resulted in Binance discontinuing all fiat deposits and withdrawals in the U.S.;

•        the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in prior years, and the exit of Binance from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

•        regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

•        further reductions in mining rewards of bitcoin, including due to block reward halving events, which are events that occur after a specific period of time (the most recent of which occurred in April 2024) that reduce the block reward earned by “miners” who validate bitcoin transactions, or increases in the costs associated with bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of bitcoin mining, which could further increase the costs associated with bitcoin mining, any of which may cause a decline in support for the bitcoin network;

•        transaction congestion and fees associated with processing transactions on the bitcoin network;

•        macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

•        developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the bitcoin blockchain becoming insecure or ineffective; and

•        changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the broadening of the Israel-Hamas conflict to other countries in the Middle East.

Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For example, within the past several years:

•        President Trump signed an executive order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries;

•        in January 2025, the SEC announced the formation of a “Crypto Task Force,” which was created to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

•        the European Union adopted Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like bitcoin;

•        in June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency;

•        in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency;

•        in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023 (“FSMA 2023”), which regulates market activities in “cryptoassets;”

•        in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States; and

•        in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

In 2025, the SEC dismissed its civil enforcement actions against several major crypto asset trading platforms, including Coinbase, Kraken, and Binance. While these dismissals may signal a shift in regulatory approach or enforcement priorities, there remains significant uncertainty regarding the application of federal securities laws to crypto assets, including bitcoin. Future regulatory actions, changes in interpretation, or new legislation could adversely affect our ability to hold, acquire, or utilize bitcoin and other crypto assets, and could materially impact our business, financial condition, and results of operations.

Furthermore, these types of activities are subject to heightened regulatory scrutiny, and future changes in laws or regulations could restrict our ability to engage in such strategies or impact our ability to recover assets in the event of a counterparty default. If we are unable to recover our bitcoin or funds from a counterparty, or if regulatory changes adversely affect our ability to generate income from our bitcoin holdings, our business, financial condition, and results of operations could be materially and adversely affected.

It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of bitcoin, as well as our ability to hold or transact in bitcoin, and in turn adversely affect the market price of our listed securities.

Moreover, the risks of engaging in a bitcoin strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.

Because bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Actions by U.S. banking regulators, such as the issuance in February 2023 by Federal banking agencies of the “Interagency Liquidity Risk Statement,” which cautioned banks on contagion risks posed by providing services to digital assets customers, and similar actions, have in the past resulted in or contributed to reductions in access to banking services for bitcoin-related customers and service providers, or the willingness of traditional financial institution to participate in markets for digital assets. The liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

The availability of spot ETPs for bitcoin and other digital assets may adversely affect the market price of our listed securities.

Although bitcoin and other digital assets have experienced a surge of investor attention since bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to bitcoin through traditional investment channels, and instead generally were only able to hold bitcoin through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold bitcoin directly, as well as the potential reluctance of financial planners and advisers to recommend direct bitcoin holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to bitcoin through investment vehicles that hold bitcoin and issue shares representing fractional undivided interests in their underlying bitcoin holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to bitcoin.

On January 10, 2024, the SEC approved the listing and trading of spot bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of $4.6 billion on the first trading day. To the extent investors view our common stock as providing exposure to bitcoin, it is possible that the value of our common stock may also have included a premium over the value of our bitcoin due to the prior scarcity of traditional investment vehicles providing investment exposure to bitcoin, and that the value of our common stock may decline due to investors now having a greater range of options to gain exposure to bitcoin and investors choosing to gain such exposure through ETPs rather than our common stock. Additionally, on May 23, 2024, the SEC approved rule changes permitting the listing and trading of spot ETPs that invest in ether, the main crypto asset supporting the Ethereum blockchain. The approved spot ETPs commenced trading directly to the public on July 23, 2024. The listing and trading of spot ETPs for ether offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of bitcoin as well as a decline in the value of our common stock relative to the value of our bitcoin.

Although we are an operating company, and we believe we offer a different value proposition than a bitcoin investment vehicle such as a spot bitcoin ETP, investors may nevertheless view our common stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot bitcoin ETP instead of our common stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to bitcoin that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot bitcoin ETPs, we (i) do not seek for our shares of common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) are a Utah corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our bitcoin holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our common stock. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to bitcoin, such as bitcoin futures exchange-traded funds (“ETFs”), leveraged bitcoin futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in our common stock relative to the value of our bitcoin holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for bitcoin and other digital assets could have a material adverse effect on the market price of our listed securities.

Our bitcoin strategy subjects us to enhanced regulatory oversight.

As noted above, several spot bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though we are not, and do not function in the manner of, a spot bitcoin ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our bitcoin holdings.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While we have implemented or intend to implement and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire our bitcoin through entities subject to anti-money laundering regulation and related compliance rules in the United States, if we are found to have purchased any of our bitcoin from bad actors that have used bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in bitcoin by us may be restricted or prohibited.

Although our bitcoin holdings do not currently serve as collateral securing any of our outstanding indebtedness as of the date hereof, we may incur indebtedness or enter into other financial instruments in the future that may be collateralized by our bitcoin holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings. These types of bitcoin-related transactions are the subject of enhanced regulatory oversight. These and any other bitcoin-related transactions we may enter into, beyond simply acquiring and holding bitcoin, may subject us to additional regulatory compliance requirements and scrutiny, including under Federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX, one of the world’s largest cryptocurrency exchanges, in November 2022. While the financial and regulatory fallout from FTX’s collapse did not directly impact our business, financial condition or corporate assets, the FTX collapse may have increased regulatory focus on the digital assets industry. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting bitcoin, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in bitcoin.

In addition, private actors that are wary of bitcoin or the regulatory concerns associated with bitcoin have in the past taken and may in the future take further actions that may have an adverse effect on our business or the market price of our listed securities.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin.

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading and/or are subject to regulatory oversight, in the event one or more bitcoin trading venues cease or pause for a prolonged period the trading of bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023 complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived wash trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin. Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. As the price of our listed securities is affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our listed securities.

The concentration of our bitcoin holdings enhances the risks inherent in our bitcoin strategy.

We have and intend to purchase bitcoin and increase our overall holdings of bitcoin in the future. The intended concentration of our bitcoin holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our bitcoin strategy. The price of bitcoin experienced a significant decline in 2022, and any similar future significant declines in the price of bitcoin could have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of bitcoin and adversely affect our business.

As a result of our bitcoin strategy, our assets are concentrated in our bitcoin holdings. Accordingly, the emergence or growth of digital assets other than bitcoin may have a material adverse effect on our financial condition. As of May 2025, bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to bitcoin.

Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our bitcoin holdings are and will be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022, although the Coinbase exchange (a major U.S.-based crypto exchange) has, to date, not done so. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we hold with our custodians and transact with our trade execution partners will not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin, enter into additional capital raising transactions, including capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Substantially all of the bitcoin we own will be held in custody accounts at institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. A successful security breach or cyberattack could result in:

•        a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our bitcoin;

•        harm to our reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements since the onset of the COVID-19 pandemic. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our business.

We face risks relating to the use of third-party exchanges in connection with our bitcoin strategy.

We intend to use third-parties exchanges, which we believe are reputable, such as Kraken, Anchorage and Coinbase, to purchase bitcoin for our treasury. As part of our process in determining transactions with third-party exchanges, we search for reputable exchanges that have industry standard policies and procedures in place regarding data security and customer diligence related to anti-money laundering (“AML”), Office of Foreign Assets Control (“OFAC”) and know-your client (“KYC”) rules and regulations. If any of these third-party exchanges no longer meet our standards or if there is a decrease in reputable third-party exchanges, we may need to find additional counterparties and enter into additional agreements that could be on less favorable terms, which could have a material adverse effect on our business, financial condition or the results of our operations.

We may face risks relating to the custody of our bitcoin, including the loss or destruction of private keys required to access our bitcoin and cyberattacks or other data loss relating to our bitcoin.

We intend to hold our bitcoin with regulated custodians at U.S.-based, institutional-grade custodians that have demonstrated records of regulatory compliance and information security. We did not anticipate that our custodial services contracts will restrict our ability to reallocate our bitcoin among our custodians, and our bitcoin holdings may be concentrated with a single custodian from time to time. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

Our insurance may only cover losses of a small fraction of the value of the entirety of our bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we will have or that such coverage will cover losses with respect to our bitcoin. Moreover, our use of custodians exposes us to the risk that the bitcoin our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

Regulatory change determining that bitcoin is being offered and sold as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of bitcoin and the market price of our listed securities.

A significant portion of our assets will be concentrated in our bitcoin holdings. While senior SEC officials have stated their view that bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC, or a determination that our bitcoin is being offered and sold as a security, could lead to our classification as an “investment company” under the Investment Company Act of 1940, which would subject us to significant additional regulatory controls that could have a material adverse effect on our ability to execute on our bitcoin strategy, and our business and operations and may also require us to substantially change the manner in which we conduct our business.

In the future we may expand our operations beyond the legacy Kindly MD medical business operations and the bitcoin treasury strategy to include other income streams and otherwise generate funds using our bitcoin holdings, including acquiring interests in other entities. At this time, we do not have any definitive agreements or plans in place to expand beyond acquiring and holding bitcoin. However, if we do acquire minority interests in other entities, this could lead to our classification as an “investment company”, which would subject us to additional regulatory controls and could have a material adverse impact on our results of operations.

In addition, any additional regulatory restrictions imposed by such a determinations could adversely affect the market price of bitcoin and in turn adversely affect the market price of our listed securities.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our bitcoin strategy, our use of leverage, the manner in which our bitcoin is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our bitcoin holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding bitcoin.

Our bitcoin strategy exposes us to risk of non-performance by counterparties.

Our bitcoin strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of bitcoin, a loss of the opportunity to generate funds, or other losses.

Our primary counterparty risk with respect to our bitcoin is custodian performance obligations under the custody arrangements we have entered into. A series of relatively recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, among others, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of our bitcoin, nor have such events adversely impacted our access to our bitcoin, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While our custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our bitcoin holdings, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we custody substantially all of our bitcoin, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Part of our future business strategy may include acquisitions and investments in companies with bitcoin strategies and there are risks associated with the integration of any assets or operations acquired and our ability to manage those risks. In addition, we may be unable to make attractive acquisitions or successfully integrate acquired businesses, assets or properties, and any inability to do so may disrupt our business and hinder our ability to grow.

We intend to pursue a strategy focused on both bitcoin accumulation and future acquisitions. Accordingly, in the future we may make acquisitions of businesses or assets that we expect to complement or expand our current assets. However, we may not be able to identify attractive acquisition opportunities in the future. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms. No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets.

The success of any acquisition will depend on our ability to integrate effectively the acquired business or asset into our existing operations. The process of integrating acquired businesses and assets may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. The integration of acquisitions is a complex, costly and time-consuming process, and our management may face significant challenges in such process. Some of the factors affecting integration will be outside of our control, and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue.

Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material and adverse effect on our financial condition and results of operations.

Additional ability to achieve the objectives of our business strategy depends in significant part on our ability to obtain equity and debt financing. If we are unable to obtain equity or debt financing on favorable terms or at all, we may not be able to successfully execute on our business strategy.

We have incurred, and may in the future incur significant indebtedness, which may impair our ability to raise further capital or impact our ability to service our debt.

We have incurred significant indebtedness and may incur significant indebtedness in the future. Our indebtedness may impair our ability to raise further capital and restrict our pursuit of certain acquisitions or investments, including to expand our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in the best interests of the Company and our shareholders.

The convertible debenture we entered into in connection with the Merger includes certain restrictions on our ability to incur certain debt in the future and make certain payments, including, without the consent of the holder of the Convertible Debenture or until the Convertible Debenture has been repaid, the Company is restricted from (i) amending its organizational documents in an manner adverse to the holder, (ii) incurring or guaranteeing many forms of additional debt, including debt that is pari passu or senior to the Convertible Debenture, (iii) creating any liens on the property and assets of the Company except in limited circumstances, (iv) making any prepayments in respect of any related party debt, (v) entering into, agreeing to enter into, or effecting certain variable rate transactions other than with the holder of the Convertible Debenture.

Additionally, any future debt arrangements we enter into could place additional restrictions on our ability to operate the Company, make payments or raise further capital. Our business may not generate cash flow from operations in the future sufficient to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, curtailing spending, restructuring debt, or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. Any additional indebtedness may also impact our ability to comply with financial covenants and the other terms of any existing credit arrangements, in which case such lenders might pursue available remedies up to and including terminating such credit arrangements and foreclosing on available collateral.

Risks Related to Merger

Because the exchange ratio of the merger consideration is fixed, the number of shares of Company Common Stock to be received in connection with the Merger will not change between the date of signing and the time the Merger is completed to reflect changes in the trading prices of Company Common Stock.

Because the exchange ratio for the merger consideration is fixed and will not be adjusted to reflect changes in the trading prices of Company Common Stock between the signing of the Merger Agreement and the completion of the Merger, the value of the shares that KindlyMD stockholders receive may be significantly different from the market value of Company Common Stock at the time the transaction is completed. If the market price of Company Common Stock increases prior to the closing, recipients of Company Common Stock in the Merger may receive shares with a market value lower than the prevailing trading price. Conversely, if the market price decreases, the value of the consideration received may be higher than the then-current market price. As a result, the fixed nature of the exchange ratio exposes stockholders and investors to the risk of fluctuations in the market price of Company Common Stock, which could adversely affect the perceived and actual value of their investment at the time of closing.

We intend to use the net proceeds from this offering primarily to purchase bitcoin, the price of which has been, and will likely continue to be, highly volatile.

We intend to use the net proceeds from this offering primarily to purchase bitcoin. The price of bitcoin has historically been, and is expected to continue to be, highly volatile and subject to significant fluctuations over short periods of time. As a result, the value of our bitcoin holdings could decrease substantially after we purchase it, which could have a material adverse effect on our financial condition and results of operations. Factors contributing to bitcoin’s volatility include, but are not limited to, changes in market sentiment, regulatory developments, technological advancements, security breaches, and macroeconomic trends. There can be no assurance that the value of bitcoin will not decline or that we will be able to liquidate our Bitcoin holdings at favorable prices, if at all. Consequently, investors in this offering may be exposed to the risk of significant losses due to the unpredictable nature of bitcoin’s price movements.

We have broad discretion in the use of a portion of the net proceeds from the PIPE Financing and you will not have the opportunity as of this process to assess whether such net proceeds are being used in a manner of which you approve.

We intend to use a majority of the net proceeds from the PIPE and Debt Financings to acquire bitcoin. We will have broad discretion over the use of a portion of the net proceeds from the PIPE Financing, and our management will have significant flexibility in applying those funds. As a result, investors will not have the opportunity, as of the time of this offering, to assess or influence whether the net proceeds are being used in a manner that they consider appropriate or desirable. Our decisions regarding the use of proceeds may not improve our business, financial condition, or results of operations and could be used for purposes that do not yield a favorable return or that increase the risk profile of our company. The failure by management to apply these funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operations.

The Merger Agreement limits KindlyMD’s ability to pursue alternatives to the Merger, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require KindlyMD to pay Nakamoto a termination fee.

The Merger Agreement contains provisions that restrict each party’s ability to solicit, initiate, or encourage competing acquisition proposals from third parties. Under the terms of the Merger Agreement, both KindlyMD and Nakamoto are generally prohibited from engaging in discussions or negotiations with, or providing confidential information to, any third party regarding an alternative transaction, except in limited circumstances where the board of directors of either party determines in good faith that an unsolicited proposal may reasonably be expected to result in a superior offer and that failure to engage in such discussions would be inconsistent with its fiduciary duties.

Even if the board of directors of KindlyMD or Nakamoto changes, withdraws, or modifies its recommendation regarding the Merger in response to a superior proposal or intervening event, unless the Merger Agreement is terminated in accordance with its terms, both parties are still required to submit the merger proposal to a vote of their respective shareholders or members. Additionally, the Merger Agreement typically provides each party with an opportunity to match or improve upon any competing proposal before the other party’s board may change its recommendation.

Furthermore, the Merger Agreement provides that, under specified circumstances — such as if either KindlyMD or Nakamoto terminates the agreement to accept a superior proposal from a third party — the terminating party may be required to pay a termination fee to the other party. The obligation to pay this fee could discourage other companies from making a competing proposal that might otherwise be more favorable to KindlyMD’s shareholders. The payment of a termination fee could also have a material adverse effect on the financial condition of the party required to make such payment.

As a result, these provisions may limit the ability of KindlyMD to pursue alternative transactions that could be more advantageous to their respective shareholders, and may reduce the likelihood of receiving a competing proposal. Investors should be aware that these restrictions and the potential for a termination fee could adversely affect the value they ultimately receive in connection with the Merger.

These provisions could also discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in KindlyMD from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the total value proposed to be paid or received in the Merger. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which KindlyMD or any of its respective subsidiaries or joint ventures is a party.

The completion of the Merger may trigger change in control or other provisions in certain agreements to which KindlyMD or any of their respective subsidiaries or joint ventures is a party. If KindlyMD is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements, or seek monetary damages. Even if KindlyMD is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to KindlyMD or the applicable subsidiary or joint venture.

KindlyMD is expected to incur significant transaction costs in connection with the Merger, which may be in excess of those anticipated by them.

KindlyMD has incurred and is expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Merger, combining the operations of the companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by KindlyMD and Nakamoto whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. KindlyMD will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. KindlyMD will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Merger and the integration of the companies’ businesses. While KindlyMD and Nakamoto have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by KindlyMD or Nakamoto even if the Merger is not completed, could have an adverse effect on KindlyMD’s financial condition and operating results.

The failure to successfully combine the businesses of KindlyMD and Nakamoto in the expected time frame may adversely affect Nakamoto’s future results, which may adversely affect the value of the Company Common Stock that KindlyMD stockholders would receive in the Merger.

The success of the Merger will depend, in part, on the ability of Nakamoto to realize the anticipated benefits from combining the businesses of KindlyMD and Nakamoto. To realize these anticipated benefits, KindlyMD’s and Nakamoto’s businesses must be successfully combined. If the Combined Company is not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Merger.

KindlyMD and Nakamoto, including their respective subsidiaries, have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the Combined Company’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on KindlyMD.

Completion of the Merger is subject to a number of conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all.

The completion of the Merger is contingent upon the satisfaction or waiver of a number of conditions, some of which are beyond our control. These conditions include, but are not limited to securing necessary shareholder consents and the absence of any legal restraints or prohibitions. There can be no assurance that all of these conditions will be satisfied or, if permissible, waived, or that they will be satisfied or waived in a timely manner. Failure to satisfy any of these conditions could result in the Merger being delayed or not being completed at all. Any delay or failure to complete the Merger could result in significant costs, the loss of potential benefits, and could have a material adverse effect on our business, financial condition, and results of operations. Additionally, the uncertainty associated with the pending Merger may disrupt our business or negatively impact our relationships with customers, employees, and other business partners.

There is no guarantee that the Combined Company will acquire either of BTC Inc. or UTXO (through any agreements it has with BTC Inc) at a future date. If the Combined Company acquires BTC Inc. or UTXO at a future date, existing shareholders may experience substantial dilution.

There can be no assurance that the Combined Company will acquire BTC Inc. (or UTXO through any agreements it has with BTC Inc) at any time in the future. The completion of any such acquisition would be subject to the negotiation and execution of definitive agreements, the satisfaction of various closing conditions, and the receipt of any required regulatory or third-party approvals, among other factors, many of which are outside the control of the Combined Company. As a result, there is no guarantee that any acquisition of BTC Inc. or UTXO will occur, or, if it does occur, that it will be completed on terms favorable to the Combined Company or its shareholders.

If the Combined Company does acquire BTC Inc. or UTXO in the future, it is expected that the consideration for such acquisition may include the issuance of additional shares of the Combined Company’s common stock or other equity securities. Any such issuance would dilute the ownership interests of existing shareholders and could adversely affect the market price of the Combined Company’s common stock. Furthermore, the terms of any future acquisition, including the amount and type of consideration to be paid, may not be favorable to existing shareholders and could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations.

The Merger will involve substantial costs and will require substantial management resources.

The Merger will involve significant costs and will require the dedication of substantial management resources. The Combined Company expects to incur a variety of expenses related to the completion of the Merger, including legal, accounting, financial advisory, and other professional fees, as well as costs associated with integrating the businesses, systems, and operations of the merging entities. These expenses may be higher than anticipated and could adversely affect the Combined Company’s financial condition and results of operations.

In addition, the process of planning and implementing the Merger will require significant attention from the Combined Company’s management and key personnel, which may divert their focus from the day-to-day operation of the business and the pursuit of other strategic opportunities. This diversion of resources could negatively impact the Combined Company’s ability to effectively manage its existing operations, respond to market developments, or achieve its business objectives. If the anticipated benefits of the Merger are not realized in a timely manner, or at all, the costs and management resources expended in connection with the Merger could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations.

The termination of the Merger Agreement could require us to pay a termination fee, which could require us to use available cash that would have otherwise been available for general corporate purposes.

If the Merger Agreement is terminated under certain circumstances, the Company may be required to pay a significant termination fee to the other party. The obligation to pay this fee could arise if, for example, the Company decides to enter into an alternative transaction, fails to obtain necessary shareholder or regulatory approvals, or if other specified events occur as outlined in the Merger Agreement.

Payment of a termination fee could have a material adverse effect on the Company’s financial position. The fee may need to be funded from the Company’s available cash or other liquid resources, which would otherwise be used for general corporate purposes, such as funding operations, investing in growth opportunities, or meeting other financial obligations. As a result, the payment of a termination fee could reduce the Company’s financial flexibility, limit its ability to pursue strategic initiatives, and negatively impact its liquidity and capital resources. There can be no assurance that the Company would be able to replace the cash used to pay the termination fee on favorable terms, or at all.

While the Merger Agreement is in effect, we are subject to standard restrictions on our conduct and business activities, which could adversely affect our business, financial results and financial condition.

The Merger Agreement generally requires us to operate our business in the ordinary course, subject to certain exceptions, including as required by applicable law, pending consummation of the Merger, and subjects us to customary interim operating covenants that restrict us, without Nakamoto’s approval, from taking certain specified actions until the Merger is completed or the Merger Agreement is terminated in accordance with its terms. These restrictions could prevent us from pursuing certain business opportunities that may arise prior to the consummation of the Merger and may adversely affect our ability to execute our business strategies and attain financial and other goals and may adversely impact our business, results of operations and financial condition.

The Merger may create disruption and uncertainty for employees.

KindlyMD is dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The Combined Company’s success after the Merger will depend in part upon its ability to retain key management personnel and other key employees of KindlyMD. Current and prospective employees of KindlyMD may experience uncertainty about their roles within the Combined Company following the Merger or other concerns regarding the timing and completion of the Merger or the operations of the Combined Company following the Merger, of which may have an adverse effect on the ability of KindlyMD to retain or attract key management and other key personnel. If KindlyMD is unable to retain personnel, including key management, who are critical to the future operations of the companies, KindlyMD could face disruptions in its operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger. No assurance can be given that the Combined Company, following the Merger, will be able to retain or attract key management personnel and other key employees to the same extent that KindlyMD has previously been able to retain or attract its own employees.

Litigation relating to the Merger could result in an injunction preventing completion of the Merger, substantial costs to KindlyMD and/or may adversely affect KindlyMD’s business, financial condition or results of operations following the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on KindlyMD’s liquidity and financial condition.

Lawsuits that may be brought against KindlyMD or its respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. One of the conditions to the closing of the Merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect KindlyMD’s business, financial position and results of operation.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect KindlyMD’s business, financial condition, results of operations and cash flows.

KindlyMD shareholders will not be entitled to appraisal rights in the Merger.

Under Utah law, holders of KindlyMD common stock do not have appraisal rights in connection with the Merger, as more fully described in “The Merger — No Appraisal Rights.”

The Company may be unable to integrate the businesses of KindlyMD and Nakamoto successfully or realize the anticipated benefits of the Merger and related Transactions.

The Merger involves the combination of two companies that currently operate as independent companies. The combination of two independent businesses is complex, costly and time consuming, and each of KindlyMD and Nakamoto will be required to devote significant management attention and resources to integrating the business practices and operations of KindlyMD and Nakamoto. Potential difficulties that KindlyMD and Nakamoto may encounter as part of the integration process include the following:

•        the inability to successfully combine the business of KindlyMD and Nakamoto in a manner that permits the Combined Company to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the Merger;

•        complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•        the assumption of contractual obligations with less favorable or more restrictive terms; and

•        potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger.

In addition, KindlyMD and Nakamoto have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in:

•        diversion of the attention of each company’s management; and

•        the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the Merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the Combined Company following the Merger.

The trading price and volume of the Company may be volatile following the Merger and related Transactions.

The trading price and volume of the Combined Company common stock may be volatile following completion of the Merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Company Common Stock. As a result, Nakamoto shareholders who receive Company Common Stock may suffer a loss on their investment. Many factors may impair the market for the Company Common Stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for the Company Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Company Common Stock. Many of these factors and conditions are beyond the control of the Combined Company or the Combined Company shareholders.

The unaudited pro forma combined financial statements and the unaudited forecasted financial information prepared by KindlyMD and Nakamoto included in this information statement are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the Combined Company after the Merger may differ materially.

The unaudited pro forma information and the unaudited forecasted financial information in this information statement is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that KindlyMD and Nakamoto believe are reasonable, and is not necessarily indicative of what KindlyMD’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, the Combined Company’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this information statement. The unaudited pro forma combined financial statements have been prepared with

KindlyMD as the accounting acquirer under United States generally accepted accounting principles (“GAAP”) and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

The opinion of KindlyMD’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

KindlyMD has received an opinion from its financial advisor in connection with the signing of the Merger Agreement but has not obtained any updated opinion from its financial advisor as of the date of this information statement. Changes in the operations and prospects of KindlyMD, general market and economic conditions and other factors that may be beyond the control of KindlyMD, and on which KindlyMD’s financial advisors’ opinion was based, may significantly alter the value of KindlyMD or the prices of the shares of KindlyMD common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because KindlyMD does not currently anticipate asking its financial advisor to update its opinion, such opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. The KindlyMD Board’s recommendation that KindlyMD shareholders vote in favor of the Required Public Company Proposals, however, is made as of the date of this information statement.

The synergies attributable to the Merger may vary from expectations.

The Combined Company may fail to realize the anticipated benefits and synergies expected from the Merger, which could adversely affect the Combined Company’s business, financial condition and operating results. The success of the Merger will depend, in significant part, on the Combined Company’s ability to successfully integrate the acquired business, grow the revenue of the Combined Company and realize the anticipated strategic benefits and synergies from the combination. KindlyMD believes that the combination of the companies will provide operational and financial scale, increasing free cash flow, and enhancing the Combined Company’s corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost and commercial synergies expected from the Merger. This growth and the anticipated benefits of the transaction may not be realized fully or at all or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the Combined Company is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Merger within the anticipated timing or at all, the Combined Company’s business, financial condition and operating results may be adversely affected, the Combined Company’s earnings per share may be diluted, the accretive effect of the merger may decrease or be delayed and the share price of the Combined Company may be negatively impacted.

The Company shareholders will experience dilution from the issuance of Company Common Stock and Pre-Funded Warrants, and Convertible Debentures (to the extent converted) and may experience additional dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in the Combined Company.

The percentage ownership of Combined Company shareholders will be diluted pursuant to the Merger and related Transactions and may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Combined Company may grant to its directors, officers and employees. Such issuances may have a dilutive effect on the Combined Company’s earnings per share, which could adversely affect the market price of the Company Common Stock.

It is expected that, from time to time after the closing of the Merger, the Executive Compensation Committee of the Company Board will grant additional equity awards to employees and directors of the Combined Company under the Combined Company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the Combined Company’s earnings per share, which could adversely affect the market price of the Company Common Stock.

In addition, the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”) will authorize the Combined Company to issue, without the approval of shareholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Company Common Stock with respect to dividends and distributions, as the Company Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Company Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the Company Common Stock.

The market price for the common stock of the Combined Company following the closing may be affected by factors different from those that historically have affected or currently affect KindlyMD common stock.

Following the closing of the transaction, the market price of the Combined Company’s common stock may be influenced by a variety of factors that differ from those that have historically impacted or currently impact KindlyMD’s common stock. The business operations, financial condition, and prospects of the Combined Company may differ significantly from those of KindlyMD prior to the transaction, and investors should be aware that the risks and uncertainties associated with the Combined Company may not be the same as those previously associated with KindlyMD.

In addition, the Combined Company may be subject to new or additional risks as a result of the transaction, including integration challenges, changes in management or business strategy, and exposure to new markets or regulatory environments. These factors, among others, could result in increased volatility or changes in the market price of the Company Common Stock that may not have been present with KindlyMD’s common stock prior to the transaction.

Furthermore, the market’s perception of the Combined Company, its growth prospects, and its ability to achieve anticipated synergies or financial results may also impact the trading price of its common stock. As a result, the market price of the Company Common Stock may fluctuate significantly and may be affected by factors unrelated to the historical performance of Company Common Stock, which could adversely affect the value of your investment.

The Merger may be treated as a taxable exchange for U.S. federal income tax purposes.

The Company, Merger Sub, and Merger Partner each intend that the Merger and the PIPE Financing, together and as part of a single integrated transaction, shall qualify as an exchange by the holders of Merger Partner Common Stock for Company Common Stock pursuant to Section 351(a) of the Code. If the Merger and the PIPE Financing qualify as such, then generally neither gain nor loss will be recognized by U.S. holders of Merger Partner Common Stock that exchange their Merger Partner Common Stock for Company Common Stock in the Merger. However, as discussed in more detail in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89, there is uncertainty as to whether the Merger and the PIPE Financing, together and as part of a single integrated transaction, will qualify under Section 351(a) of the Code. The Merger is not conditioned on the receipt of an opinion of counsel that the Merger and the PIPE Financing, together and as part of a single integrated transaction, will qualify under Section 351(a) of the Code, and there can be no assurance that such an opinion of counsel can or will be obtained. In addition, neither the Company nor Merger Partner has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Accordingly, if there is a final determination that the Merger is a taxable exchange for U.S. federal income tax purposes, then U.S. holders that exchange their Merger Partner Common Stock for Company Common Stock in the Merger generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Effective Time) of the Company Common Stock received, and (ii) the U.S. holder’s adjusted tax basis in the Merger Partner Common Stock exchanged therefor. In addition, a non-U.S. holder that exchanges Merger Partner Common Stock for Common Company Stock in the Merger generally would not be subject to U.S. federal income tax on any gain realized on such exchange, unless (i) the gain, if any, is effectively connected with the Non-U.S. Holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met. For a more complete discussion of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89.

ALL HOLDERS OF MERGER PARTNER COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER.

Unrealized fair value gains on the Company’s Bitcoin holdings may cause the Company to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The United States enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the IRS issued proposed regulations with respect to the application of CAMT.

Additionally, the Company may be required to adopt ASU 2023-08, under which the Company’s Bitcoin holdings must be measured at fair value in the Company’s statement of financial position, with gains and losses from changes in the fair value of our Bitcoin recognized in net income each reporting period. When determining whether the Company is subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, the Company’s adjusted financial statement income must include any unrealized gains or losses reported in the applicable tax year.

Accordingly, as a result of the enactment of the IRA and the Company’s potential adoption of ASU 2023-08, the Company may be subject to CAMT in the 2026 taxable year and beyond. If the Company becomes subject to CAMT, it could result in a material tax obligation that the Company would need to satisfy in cash, which could materially affect the Company’s financial results, including its earnings and cash flow, and its financial condition.

INFORMATION ABOUT NAKAMOTO

Overview

Nakamoto is a new holding and operating company that was formed to pursue a business strategy of acquiring bitcoin. Following its Merger with KindlyMD, the Combined Company intends to implement a bitcoin treasury strategy using the proceeds raised in the concurrent PIPE and Debt Financings, and will focus on accumulating a long-term bitcoin position at KindlyMD. Concurrently with the announcement of the Merger, KindlyMD raised significant funds in a private placement of equity, prefunded warrants and convertible debentures, and a majority of those funds will be used to purchase bitcoin as part of the bitcoin treasury strategy. See “The Merger and Related Transactions — PIPE Financings and Debt Financing” for additional information on the terms and use of proceeds of the financings.

The company anticipates a ground swell of publicly traded companies seeking to allocate some or all of their treasuries into bitcoin. Nakamoto is committed to developing the blue-chip standard for bitcoin treasury portfolio construction. What differentiates Nakamoto from other bitcoin treasury strategies is, in addition to developing its own bitcoin treasury, its founder, David Bailey, has a successful track record of implementing this strategy in capital markets around the world.

Nakamoto’s management team is led by David Bailey, the co-founder of BTC Inc., the company behind Bitcoin Magazine, the global annual Bitcoin Conferences, and the bitcoin-focused investment firm UTXO Management.

Nakamoto also has a Marketing Services Agreement with BTC Inc, whereby BTC Inc has been engaged to deliver marketing and advertising services to Nakamoto. In connection with the Merger, KindlyMD will assume the rights and obligations of Nakamoto under the Marketing Services Agreement. See “Merger and Related Transactions — Marketing Services Agreement” for more information.

Following the Merger and the establishment and growth of its bitcoin treasury, the Combined Company will consider raising additional funds and/or leveraging its treasury to acquire and develop bitcoin companies operating in the finance, media and advisory industries, with the ultimate goal of creating a diversified ecosystem of bitcoin companies in the future. Any such expansion would require additional capital to be raised as we are contractually obligated to use a majority of the proceeds from the PIPE and Debt Financings to purchase bitcoin following the closing of the Merger and a portion of the bitcoin purchased following closing will serve as collateral for the Convertible Debenture. See “The Merger and Related Transactions — PIPE and Debt Financings” for more information regarding the terms of such financings. Additionally, at this time, neither KindlyMD or Nakamoto have entered into definitive agreements to acquire and develop bitcoin companies other than in connection with the Merger.

As the Combined Company pursues additional operations beyond the accumulation of bitcoin, additional risks may arise. See “Risk Factors — Regulatory change determining that bitcoin is being offered and sold as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of bitcoin and the market price of our listed securities” and “Risk Factors — Part of our future business strategy may include acquisitions and investments in companies with bitcoin strategies and there are risks associated with the integration of any assets or operations acquired and our ability to manage those risks. In addition, we may be unable to make attractive acquisitions or successfully integrate acquired businesses, assets or properties, and any inability to do so may disrupt our business and hinder our ability to grow.”

Bitcoin Strategy

Nakamoto believes bitcoin is an attractive asset because (i) it can serve as a store of value, supported by a robust and public open-source architecture, that is untethered to sovereign monetary policy, (ii) due to its fixed supply, bitcoin offers the potential to serve as a hedge against inflation in the long-term and, if its adoption increases, the opportunity for appreciation in value, and (iii) the Bitcoin network provides the infrastructure and opportunity for the development of financial and technological innovations.

In connection with the consummation of the Merger, the Board will adopt a Treasury Reserve Policy (the “Treasury Reserve Policy”) that will set forth its treasury management and capital allocation strategies, under which its treasury reserve assets will consist of:

•        cash and cash equivalents and short-term investments (“Cash Assets”) held by the Company that exceed working capital requirements; and

•        bitcoin held by the Company, with bitcoin serving as the primary treasury reserve asset on an ongoing basis, subject to market conditions and anticipated needs of the business for Cash Assets.

At this time, the Company intends to hold more than 90% of its treasury assets in bitcoin. The Company only intends to hold limited amounts of Cash Assets for working capital and general corporate purposes. The management team and Board will review and update its Treasury Reserve Policy from time to time, as they deem necessary.

The Board also intends to adopt a corporate strategy of acquiring and holding bitcoin, including with the proceeds of capital raising transactions.

The Company’s bitcoin strategy will generally involve, from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin and (ii) acquiring bitcoin with our liquid assets that exceed working capital requirements. The Company intends to fund further bitcoin acquisitions primarily through issuances of common stock and a variety of fixed-income instruments, including debt, convertible notes and preferred stock.

The Company views its bitcoin holdings as long-term holdings and expects to continue to accumulate bitcoin in the future. It has not set any specific target for the amount of bitcoin it seeks to hold, and the Company, led by Mr. Bailey, will continue to monitor market conditions in determining whether to engage in additional financings to purchase additional bitcoin. This overall strategy will also contemplate that the Company may (i) enter into additional capital raising transactions that are collateralized by its bitcoin holdings, and (ii) consider pursuing strategies to create income streams or otherwise generate funds using its bitcoin holdings.

Additionally, Nakamoto, through its partnership with BTC Inc, will periodically engage in advocacy and educational activities, including at BTC Inc’s Bitcoin conferences around the world, regarding the continued acceptance and value of bitcoin as an open, secure protocol for an internet-native digital capital asset.

Bitcoin Treasury Implementation

We have established and intend to further develop comprehensive policies and procedures governing the purchase and monetization of bitcoin. Our acquisitions of bitcoin will be executed primarily using proceeds from equity and debt financings, with all transactions conducted through U.S.-based, institutional-grade custodians and reputable third-party exchanges. We will maintain a Treasury Reserve Policy under which excess cash assets will be allocated to bitcoin purchases, subject to market conditions and our working capital requirements. Our process for purchasing bitcoin will involve thorough due diligence on counterparties, execution through regulated exchanges or over-the-counter (OTC) desks, and careful consideration of transaction costs, including exchange fees, spreads, and custody fees. Any monetization of bitcoin will be subject to board oversight and internal risk assessments to ensure alignment with our strategic objectives and risk tolerance.

We intend to use large third-parties U.S. cryptocurrency exchanges, such as Kraken, Anchorage and Coinbase, to purchase bitcoin for our treasury immediately following closing, using the net proceeds from the PIPE and Debt Financings. As part of our process in determining transactions with third-party exchanges, we search for reputable exchanges that have industry standard policies and procedures in place regarding data security and customer diligence such as policies and procedures related to AML, OFAC and KYC rules and regulations, that are similar to the robust policies and procedures we will adopt at the time the bitcoin treasury strategy is first implemented. Such procedures will require that all counterparties involved in our bitcoin transactions are subject to U.S. AML regulations and are screened against relevant sanctions lists, including those maintained by the OFAC. We will only acquire bitcoin through entities that are compliant with applicable laws and regulations, and we will conduct ongoing monitoring to ensure continued compliance. Our internal controls will be designed to identify and prevent transactions with sanctioned individuals or entities, and to ensure that all bitcoin transactions are conducted in accordance with U.S. and international legal requirements. We will also periodically review and update our compliance policies in response to evolving regulatory standards and industry best practices.

At this time, we do not intend to use a liquidity provider as we feel there are sufficient liquidity options through the reputable exchanges we intend to transaction with. However, our board and management team will periodically review the need for such provider.

Custody of the Combined Company’s Bitcoin

The Combined Company intends to hold substantially all of its bitcoin in custody accounts at U.S.-based, institutional-grade custodians that have demonstrated records of regulatory compliance and information security. As a result, the primary counterparty risk it is exposed to with respect to its bitcoin is performance obligations under the various custody arrangements into which the Combined Company has entered. The Combined Company will custody its bitcoin across multiple custodians to diversify its potential risk exposure to any one custodian. The Combined Company intends to enter into custodial services contracts that will not restrict its ability to reallocate its bitcoin among its custodians, and its bitcoin holdings may be concentrated with a single custodian from time to time. In light of the significant amount of bitcoin the Combined Company intends to hold, it expects to continually seek to engage additional digital asset custodians to further diversify the custody of its bitcoin.

The Combined Company will carefully select the custodians that custody its bitcoin after undertaking a due diligence process. As part of its custodian selection process, the Combined Company will evaluate and select custodians that can demonstrate that they operate with strict security protocols, including multifactor authentication procedures designed to safekeep its bitcoin. In addition, the Combined Company’s custodial services agreements will generally specify that the private keys that control the bitcoin will be held in offline or “cold” storage, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. The Combined Company also intends to negotiate liability provisions in its custodial contracts, pursuant to which its custodians will be held liable for their failure to safekeep the bitcoin. In addition to custodial arrangements, the Combined Company will also utilize affiliates of its bitcoin custodians to execute bitcoin acquisition and disposition transactions on its behalf. The Combined Company will leverage the due diligence conducted in connection with its custodial arrangements when conducting due diligence of these trade execution service providers.

The Combined Company will also conduct due diligence reviews during the custodial relationship to monitor the safekeeping of its bitcoin. As part of its process, the Combined Company will obtain and review its custodians’ Services Organization Controls reports. The Combined Company will also be contractually entitled to review its custodians’ relevant internal controls through a variety of methods. The Combined Company expects to conduct supplemental due diligence in the future, when it believes it is warranted by market circumstances or otherwise.

The Combined Company will negotiate specific contractual terms and conditions with its custodians that it believes will help establish, under existing law, that the Combined Company’s property interest in the bitcoin held by its custodians is not subject to the claims of the custodian’s creditors in the event the custodian enters bankruptcy, receivership or similar insolvency proceedings. All of its custodians will be subject to regulatory regimes intended to protect customers in the event that a custodian enters bankruptcy, receivership or similar insolvency proceedings. Based on existing law and the terms and conditions of its contractual arrangements with its custodians, Nakamoto believes that the bitcoin held on the Combined Company’s behalf by its custodians would not be considered part of a custodian’s bankruptcy estate were one or more of Nakamoto’s custodians to enter bankruptcy, receivership or similar insolvency proceedings.

Combined Company’s Plan of Operation for the Next Twelve Months

Following the Merger, KindlyMD will continue is medical business operations. In addition, through Nakamoto, it will implement and grow its business strategy centered around the accumulation of bitcoin as the primary treasury reserve asset.

In the future, the Combined Company intends to raise additional capital to put towards bitcoin accumulation. In addition to direct bitcoin accumulation, the Combined Company intends to evaluate strategic opportunities, including investments in, or acquisitions of, companies that have adopted bitcoin as a core component of their treasury policy. This approach is designed to align Nakamoto, and following the closing of the Merger, the combined company, with macroeconomic tailwinds favoring decentralized monetary assets, enhance balance sheet resilience, and differentiate the combined company within the public markets. At this time, Nakamoto has not invested in any companies with bitcoin treasury strategies, nor entered into any definitive agreements for any acquisitions.

Any such expansion would require additional capital to be raised as we are contractually obligated to use a majority of the proceeds from the PIPE and Debt Financings to purchase bitcoin following the closing of the Merger. As the Combined Company pursues additional operations beyond the accumulation of bitcoin, additional risks may arise, including risks related to the classification as an “investment company” under the Investment Company Act of 1940. See “Risk Factors — Regulatory change determining that bitcoin is being offered and sold as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of bitcoin and the market price of our listed securities” and “Risk Factors — Part of our future business strategy may include acquisitions and investments in companies with bitcoin strategies and there are risks associated with the integration of any assets or operations acquired and our ability to manage those risks. In addition, we may be unable to make attractive acquisitions or successfully integrate acquired businesses, assets or properties, and any inability to do so may disrupt our business and hinder our ability to grow” for additional information on potential risks related to the possible expansion of Nakamoto’s business strategy.

Sources and Uses of Capital for Bitcoin Accumulation

The Company intends to fund its bitcoin acquisitions using the capital raised in connection with the merger, including gross proceeds of approximately $763.2 million from the PIPE and convertible debt financings disclosed elsewhere in this Information Statement. Of this amount, we intend to use more than $710 million of the proceeds (which excludes estimated deal expenses and working capital for the next 12 months) to acquire bitcoin immediately following the closing of the merger. It is probable that we will use the remainder of the net proceeds to acquire additional bitcoin, but we may also use those funds for general corporate purposes and transaction-related expenses.

All proceeds from the initial PIPE financing and the convertible debt issuance are earmarked specifically for bitcoin acquisition. These proceeds will be held in U.S. dollars until deployed and converted to bitcoin in one or more transactions executed following the closing of the Merger.

Current and Projected Bitcoin Holdings

As of the date of this Information Statement:

•        KindlyMD holds 21 bitcoin.

•        Nakamoto does not currently hold any bitcoin.

Following the completion of the merger and deployment of funds from the PIPE and convertible debt financings, the Combined Company expects to acquire more than $710 million worth of bitcoin within the first 30 days. We may use the remainder of the net proceeds to acquire additional bitcoin, but we may also use those funds for general corporate purposes and transaction-related expenses. The final amount of bitcoin acquired will depend on prevailing market prices at the time of such purchases. Market volatility, the timing of capital deployment, and the execution across exchanges or OTC desks are all challenges we may face during the deployment of the proceeds from the financings and going forward. See “Risk Factors” for additional risks related to implementing a bitcoin treasury strategy. Including KindlyMD’s current holdings, we expect that the estimated initial bitcoin treasury of the Combined Company would reflect one of the largest bitcoin holdings by a U.S. public company.

Potential Expansion of Business Strategy

Following the Merger and the establishment and growth of its bitcoin treasury, the Combined Company will consider raising additional capital and/or leveraging its treasury to acquire and develop bitcoin companies operating in the finance, media and advisory industries, with the ultimate goal of creating a diversified ecosystem of bitcoin companies in the future. Any such expansion would require additional capital to be raised as we are contractually obligated to use a majority of the proceeds from the PIPE and Debt Financings to purchase bitcoin following the closing of the Merger. As the Combined Company pursues additional operations beyond the accumulation of bitcoin, additional risks may arise. See “Risk Factors” for additional risks related to the expansion of the Combined Company’s business strategy. The Company is considering two areas of possible expansion of its business operations, including strategic transactions with bitcoin-treasury companies and implementing a bitcoin yield strategy.

Strategic Focus on Bitcoin-Treasury Companies

In addition to direct bitcoin accumulation, the combined company intends to actively evaluate strategic investments in, or acquisitions of, companies that have adopted bitcoin as a core component of their treasury policy. The Company is interested in investing in companies that demonstrate long-term conviction in bitcoin and align operationally with the combined company’s focus on monetary innovation.

To support this strategy, the combined company may look to raise additional capital in various manners, including the public and private markets. The Company could also selectively deploy a portion of its bitcoin holdings or future proceeds into income-generating activities or opportunistic M&A transactions involving bitcoin-aligned businesses.

The Company believes that this strategy positions it as a differentiated public market vehicle for investors seeking exposure to the bitcoin ecosystem, both through direct asset ownership and strategic corporate alignment.

The Company has not invested in any companies with bitcoin treasury strategies, nor entered into any definitive agreements for any acquisitions. At this time, the Company does not plan to deploy any portion of its bitcoin holdings for strategic transactions.

The Company intends to evaluate and execute transactions on a rolling basis as its board and management team determines is in the best interest of the Company and depending on the availability of funds and access to capital necessary to complete such investments and acquisitions. Additionally, the Company may be limited in its ability to fund such investments or acquisitions due to restrictions included in its then-existing debt obligations. See “Risk Factors” for additional risks related to investments and strategic acquisitions of other companies and “The Merger and Related Transactions — PIPE and Debt Financings” for additional disclosure on the restrictions under the Company’s Convertible Debenture. Management will monitor market, regulatory, and counterparty risks on a continuous basis to optimize any expansion in operations.

Bitcoin Yield Strategy

A “BTC Yield” strategy refers to the increase in bitcoin holdings per fully diluted share over time. This metric captures the effective growth of bitcoin-denominated shareholder value.

To achieve BTC Yield, the Company may consider any of the following actions:

1.      Reinvest Operating Cash Flows: Allocate cash generated from operations or divestitures into additional bitcoin purchases.

2.      Raise Strategic Capital: Opportunistically issue equity or debt securities, subject to market conditions, for the purpose of acquiring additional bitcoin.

3.      Deploy Bitcoin into Yield-Generating Opportunities: Evaluate conservative and regulated mechanisms to earn a return on held bitcoin, including implementing volatility strategies such as selling covered calls against bitcoin held on the balance sheet to generate premium income, or Realizing investment returns that exceed the bitcoin price performance over the same time period.

Any such activities will be subject to comprehensive internal risk assessments, regulatory review, and oversight by the combined company’s finance and compliance teams. At this time, the combined company has not implemented any BTC Yield strategy.

The Combined Company does expect to begin evaluating potential bitcoin yield activities following the closing of the Merger and implementation of its bitcoin treasury strategy. The amount and scale of funds the Combined Company can use towards bitcoin yield activities will depend on a variety of factors including available funds, treasury size, price of bitcoin, liquidity needs of the Combined Company and other relevant factors our management team determines. The sources of the funds we will use to fund these activities may include raising additional capital in various manners, including the public and private markets, and selectively deploying a portion of our bitcoin holdings or future proceeds from existing operations, to the extent available. Challenges with these activities may include counterparty risk, regulatory uncertainty around certain activities and technology integration issues. See “Risk Factors” for additional risks related to bitcoin yield activities.

There is no guarantee that the Company will be successful in finding, evaluating and completing opportunities to expand its existing operations on terms favorable to the Combined Company, or at all.

Overview of the Bitcoin Industry and Market

Bitcoin is a digital asset that is issued by and transmitted through an open-source protocol, known as the bitcoin protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the bitcoin blockchain, on which bitcoin holdings and all validated transactions that have ever taken place on the bitcoin network are recorded. Balances of bitcoin are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of bitcoin. The bitcoin blockchain can be updated without any single entity owning or operating the network.

The global bitcoin market has experienced significant expansion in recent years, with the total market capitalization of bitcoin reaching over $2 trillion as of June 2025. This growth reflects both the increasing adoption of bitcoin as a store of value and its emergence as a foundational asset within the broader digital asset ecosystem. The number of people with exposure to bitcoin continues to rise, and daily transaction volumes regularly exceed billions of dollars, underscoring the asset’s liquidity and global reach.

Creation of New Bitcoin and Limits on Supply

The bitcoin protocol limits the total number of bitcoins that can be generated over time to 21 million. As of June 1, 2025, approximately 20.0 million bitcoins have been generated, further highlighting the asset’s scarcity and long-term value proposition. New bitcoins are created and allocated by the bitcoin protocol through a “mining” process that rewards users that validate transactions in the bitcoin blockchain. Validated transactions are added in “blocks” approximately every 10 minutes. The mining process serves to validate transactions and secure the bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work.”

To incentivize miners to incur the costs of mining bitcoin, the bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated bitcoin. The current reward for miners that successfully validate a block of transactions is 3.125 bitcoin per mined block. The mining reward is reduced by half, which is referred to as a bitcoin halving, after every 210,000 blocks are mined. This has historically occurred approximately every four years. The most recent bitcoin halving occurred in April 2024, and the next bitcoin halving is expected to occur sometime in 2028.

Modifications to the Bitcoin Protocol

Bitcoin is an open-source network that has no central authority, so no one person can unilaterally make changes to the software that runs the network. However, there is a core group of developers that maintains the code for the bitcoin protocol, and they can propose changes to the source code and release periodic updates and other changes. Unlike most software that has a central entity that can push updates to users, bitcoin is a peer-to-peer network in which individual network participants, called nodes, decide whether to upgrade the software and accept the new changes. As a practical matter, a modification becomes part of the bitcoin protocol only if the proposed changes are accepted by participants collectively having more than 50% of the processing power, known as hash rate, on the network. If a certain percentage of the nodes reject the changes, then a “fork” takes place, and participants can choose the version of the software they want to run.

Forms of Attack Against the Bitcoin Network and Wallets

Blockchain technology has certain built-in security features that make it difficult for hackers and other malicious actors to corrupt the blockchain or protocol. However, as with any computer network, the bitcoin network may still be subject to certain attacks. Some forms of attack include unauthorized access to wallets that hold bitcoin and direct attacks, like “denial-of-service attacks” or “51% attacks” on the bitcoin network.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. Private keys used to access bitcoin balances are not widely distributed and are typically held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. One form of obtaining unauthorized access to a wallet occurs following a phishing attack where the attacker deceives the victim and manipulates them into sharing their private keys for their digital wallet or other sensitive information. Other similar attacks may also result in the loss of private keys and the inability to access, and effective loss of, the corresponding bitcoin.

A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices, or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of bitcoin. A “51% attack” may occur when a group of miners attain more than 50% of the bitcoin network’s mining power, thereby enabling them to control the bitcoin network and protocol and manipulate the blockchain. See “Risk Factors — Risks Related to Our Bitcoin Strategy and Holdings” for more information on the related risks.

Bitcoin Industry Participants

The primary Bitcoin industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners.    Miners range from bitcoin enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine bitcoin blocks. See “—Creation of New Bitcoin and Limits on Supply” above.

Investors and Traders.    Bitcoin investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell bitcoin or bitcoin-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot bitcoin exchange-traded products (“ETPs”) on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were bitcoin futures contracts, this order represented the first time the SEC approved the listing and trading of ETPs that acquire, hold and sell bitcoin directly. ETPs can be bought and sold on a stock exchange like traditional stocks, and provide investors with another means of gaining economic exposure to bitcoin through traditional brokerage accounts.

Digital Asset Exchanges.    Digital asset exchanges provide trading venues for purchases and sales of bitcoin in exchange for fiat or other digital assets. Bitcoin can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on bitcoin trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for bitcoin also exist. The value of bitcoin within the market is determined, in part, by the supply of and demand for bitcoin in the global bitcoin market, market expectations for the adoption of bitcoin as a store of value, the number of merchants that accept bitcoin as a form of payment, and the volume of peer-to-peer transactions, among other factors.

Service providers.    Service providers offer a multitude of services to other participants in the bitcoin industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by bitcoin collateral, and financial advisory services. If adoption of the bitcoin network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for the bitcoin network.

Other Digital Assets

As of the date of this Information Statement, bitcoin was the largest digital asset by market capitalization. However, numerous alternative digital assets exist, and many entities, including consortia and financial institutions, are actively researching and investing resources in blockchain platforms and digital assets that utilize consensus mechanisms other than proof-of-work mining, which is employed by the bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. Additionally, central banks in some countries have started to introduce digital forms of legal tender.

Competition

Our bitcoin strategy generally involves, from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin and (ii) acquiring bitcoin with our liquid assets that exceed working capital requirements. When we engage in such capital raising transactions, we compete for capital with, among others, ETPs, bitcoin miners, digital assets exchanges, other digital assets service providers, other companies that hold bitcoin or other digital assets as treasury reserve assets, private funds that invest in bitcoin and other digital assets, and similar vehicles. An increase in the competition for sources of capital could adversely affect the availability and cost of financing for our bitcoin purchases, and thereby could adversely affect the market price of our listed securities.

Following the merger, the combined company’s business model will be fundamentally differentiated from bitcoin ETFs, mining companies, and other digital asset firms through a unique combination of direct bitcoin holdings, ownership of operating companies, including KindlyMD’s historic healthcare operations, and public market access. This integrated approach provides investors with a multifaceted exposure to the bitcoin ecosystem that is not available through traditional investment vehicles.

Bitcoin ETFs are designed solely to track the price of bitcoin and provide passive exposure through a regulated fund structure, Nakamoto will directly acquire and hold bitcoin as its primary treasury reserve asset. The combined company’s Treasury Reserve Policy will prioritize the accumulation of bitcoin using excess cash assets and proceeds from capital raising transactions, with a long-term view toward holding and growing its bitcoin reserves. This direct ownership model ensures that shareholders have transparent, verifiable exposure to bitcoin’s price appreciation, while also allowing the combined company to leverage its bitcoin holdings for strategic and operational purposes.

Potential Advantages and Disadvantages of Holding Bitcoin

Nakamoto believes that bitcoin is an attractive asset because it can serve as a store of value, supported by a robust and public open-source architecture, that is untethered to sovereign monetary policy. We also believe that, due to its limited supply, bitcoin offers the potential to serve as a hedge against inflation in the long-term and, if its adoption increases, the opportunity for appreciation in value.

Bitcoin exists entirely in electronic form, as virtually irreversible public transaction ledger entries on the blockchain, and transactions in bitcoin are recorded and authenticated not by a central repository, but by a decentralized peer-to-peer network. This decentralization mitigates the risks of certain threats common to centralized computer networks, such as denial-of-service attacks, and reduces the dependency of the bitcoin network on any single system. The decentralization of user nodes and miners also mitigates the risk of a 51% attack, which would be very costly and difficult to execute with respect to bitcoin because the bitcoin network is open source and widely distributed, and transactions on the blockchain require significant computing power to be validated. However, while the bitcoin network as a whole is decentralized, the private keys used to access bitcoin balances are not widely distributed and are susceptible to phishing and other attacks designed to obtain sensitive information or gain access to password-protected systems. Loss of such private keys can result in an inability to access, and effective loss of, the corresponding bitcoin. Consequently, bitcoin holdings are susceptible to all of the risks inherent in holding any electronic data, such as power failure, data corruption, security breach, communication failure and user error, among others. These risks, in turn, make bitcoin substantially more susceptible to theft, destruction, or loss of value from hackers, corruption, viruses and other technology-specific factors as compared to conventional fiat currency or other conventional financial assets.

In addition, the bitcoin network relies on open-source developers to maintain and improve the bitcoin protocol. Accordingly, bitcoin may be subject to protocol design changes, governance disputes such as “forked” protocols, competing protocols, and other open source-specific risks that do not affect conventional proprietary software.

Government Regulation

The laws and regulations applicable to bitcoin and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (“CFTC”), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau

of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of bitcoin, the markets for bitcoin in general, and Nakamoto’s activities in particular, Nakamoto’s business and bitcoin strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our bitcoin strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider bitcoin to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, since transactions in bitcoin provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of bitcoin and Bitcoin platforms, and there is the possibility that law enforcement agencies could close or blacklist bitcoin platforms or other bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving bitcoin held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms

As noted above, activities involving bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets.

Employees

As of July 15, 2025, Nakamoto has a total of 6 employees, of whom all are based in the United States and U.S. territories. None of Nakamoto’s employees are represented by a labor union. We have not experienced any work stoppages and generally consider our relations among Nakamoto employees to be positive.

Nakamoto recognizes and values the contribution of all Nakamoto employees. Nakamoto’s philosophy is to create an agile, evolving environment that allows all Nakamoto employees to grow and thrive, with initiatives and platforms that reward and recognize employees for their hard work and commitment to delivering personal excellence and creativity at Nakamoto.

Available Information

Nakamoto’s website is located at www.nakamoto.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAKAMOTO

The following should be read in conjunction with our financial statements and related notes appearing elsewhere in this information statement. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expectations. We caution that assumptions, expectations, projections, intentions or beliefs about future events may vary materially from actual results. Some of the key factors which could cause actual results to vary from our expectations include the factors discussed elsewhere in this information statement, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” (included elsewhere in this information statement) contain important information. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Nakamoto is a new holding and operating company that, following the merger with KindlyMD, seeks to build a global portfolio of bitcoin treasury companies. Nakamoto’s primary focus is accumulating its long-term bitcoin position, generating “bitcoin yield,” and building the best performing portfolio of bitcoin-native companies. Bitcoin yield is a measure of the accretion of bitcoin owned by the company on a per-share basis, potentially presenting an attractive investment case for those looking for exposure to bitcoin.

Recent Developments

Merger Agreement

On May 12, 2025, KindlyMD entered into the Merger Agreement with Merger Sub, Nakamoto, and Wade Rivers, LLC. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Nakamoto, with Nakamoto continuing as the Surviving Entity and a wholly-owned subsidiary of KindlyMD, and as a result of which the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of KindlyMD common stock based on a price per share of $1.12. Shares of common stock of Merger Sub will be converted into shares of common stock of the surviving corporation. No fractional shares will be issued; instead, cash will be paid in lieu of fractional shares.

Marketing Services Agreement

In connection with the execution of the Merger Agreement, BTC and Nakamoto also entered into a Marketing Services Agreement. Under this agreement, BTC will provide certain marketing and promotional services to Nakamoto during the period leading up to the closing of the Merger. The Marketing Services Agreement outlines the scope of services to be provided, which may include digital marketing, brand promotion, and customer outreach initiatives designed to enhance the visibility and market presence of Nakamoto’s products and services.

Loan Agreement

On June 6, 2025, Nakamoto entered into a loan agreement (the “Loan Agreement”) with BTC Inc, pursuant to which BTC Inc agreed to loan to Nakamoto up to $500,000.00, to be disbursed in a single installment upon written request by Nakamoto, at its discretion. The Loan Agreement is a non-interest-bearing loan matures on the fifth business day following the receipt of funds received by the Combined Company in the PIPE Financings. On June 10, 2025, Nakamoto requested the disbursement of the funds. As of June 18, 2025, $500,000.00 was outstanding under the Loan Agreement.

Key Factors Affecting Our Performance

Limited Operating History

We have a limited operating history and there is limited historical financial information upon which to base an evaluation of our performance. Our financial statements must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As we are recently incorporated, our audited financial statements for the period from March 6, 2025 (inception) to April 30, 2025 presented in this information statement, does not present results for the full twelve-month period or for any prior periods.

Public Company Expenses

Following the Merger and related Transactions, we expect to incur increased expenses as a result of being a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to our bitcoin treasury strategy. We expect our expenses to increase substantially after the closing of the Merger and related Transactions

Results of Operations and Known Trends or Future Events

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Merger and related Transactions. We currently do not know when we will generate revenues, if ever. Our future operational results and expenses may be subject to fluctuations from period to period.

Liquidity and Capital Resources

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Merger and related Transactions. As indicated in the accompanying financial statements, at April 30, 2025, we had $10,000 in cash. Our liquidity needs have been satisfied prior to the completion of this offering through the sale of common stock.

Loan Agreement

On June 6, 2025, Nakamoto entered into a Loan Agreement with BTC Inc, pursuant to which BTC Inc agreed to loan to Nakamoto up to $500,000.00, to be disbursed in a single installment upon written request by Nakamoto, at its discretion. The Loan Agreement is a non-interest-bearing loan matures on the fifth business day following the receipt of funds received by the Combined Company in the PIPE Financings. On June 10, 2025, Nakamoto requested the disbursement of the funds. As of June 18, 2025, $500,000.00 was outstanding under the Loan Agreement.

We estimate that the net proceeds from the sale of equity and convertible debt in connection with the Merger, after deducting offering expenses and placement agent fees, will be sufficient to fund our near-term operations following the consummation of the Merger. We do not believe we will need to raise additional funds following the Merger in order to meet the expenditures required for operating our business for the next twelve months. However, if our estimates of the costs of are less than the actual amount necessary to do so, we may have insufficient funds available, and these estimates may differ materially from our actual expenses. In order to fund working capital deficiencies or finance transactions in connection we may need to raise additional equity or debt.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting under Section 404 until our second annual report after becoming a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Summary — Emerging Growth Company Status.”

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of April 30, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

Emerging Growth Company and Smaller Reporting Company Status

We expect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

See Note 2 to our audited financial statements included elsewhere in this information statement for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition of results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes.

We are exposed to the impact of market price changes in bitcoin and foreign currency fluctuations.

Market Price Risk of Bitcoin.    We will use a significant portion of our cash, including cash generated from capital raising transactions, to acquire bitcoin. We will account for our bitcoin as indefinite lived intangible assets, which are subject to impairment losses if the fair value of our bitcoin decreases below their carrying value at any time since their acquisition. Impairment losses cannot be recovered for any subsequent increase in fair value. Negative swings in the market price of bitcoin could have a material impact on our earnings and on the carrying value of our digital assets. Positive swings in the market price of bitcoin are not reflected in the carrying value of our digital assets and impact earnings only when the bitcoin is sold at a gain.

EXECUTIVE COMPENSATION

Nakamoto

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to named executive officers (“NEOs”) which are the individuals who served as principal executive officers and the next two most highly compensated executive officers at the end of the most recent fiscal year.

The Company and its accounting predecessor were formed in 2025 and, therefore, did not have executive compensation for the year ended December 31, 2024.

Nakamoto has one named executive officers:

•        David Bailey — Chief Executive Officer

•        Didier Lewis — President

Combined Company

Following the Closing of the Merger, the Company expects to implement an executive compensation program that is designed to align the executive officers’ compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the compensation committee of the Company Board.

KindlyMD

We incorporate by reference in this information statement the executive compensation disclosure of KindlyMD disclosed in their Annual Report on Form 10-K for the year ended 2024. Additionally, we are including two sections from Section 402 of Regulation S-K that were not included in the Form 10-K that was previously filed for the year ended 2024.

Section 402(t)

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the following table shows the amounts of payments and benefits that each executive officer of KindlyMD would receive that are based on or otherwise related to the Merger that may become payable to each of KindlyMD’s named executive officers. The amounts reflect the terms of the executive officers’ compensation arrangements with KindlyMD as in effect on the date of this information statement/prospectus.

In addition to the payments and benefits described in this section, KindlyMD may take certain compensation actions prior to the Closing that will affect KindlyMD’s named executive officers, although these determinations have not been made as of the date of this information statement/prospectus, and the impact of any future determinations is not reflected in the amounts estimated below. Among other actions, KindlyMD may make cash retention grants or long-term incentive grants, or may determine to adjust existing awards to accelerate the vesting of such awards or make other changes, subject to certain conditions.

The tables assume that the consummation of the Merger occurs on November 14, 2025, the Outside Date pursuant to the Merger Agreement. The amounts indicated below are estimates of the amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Named Executive Officer	Cash ($)		Equity ($)(1)	Pension/ NQDC ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Tim Pickett	—		—	—	—	—	—	—
Jared Barrera	$107,500	(5)	—	—	—	—	—	$107,500
Adam Cox	$112,500	(6)	—	—	—	—	—	$112,500

____________

(1)      No acceleration of unvested equity is triggered by the Merger.

(2)      KindlyMD does not sponsor any pension plans or non-qualified deferred compensation plans in which the named executive officers participate.

(3)      There are no other perquisites or personal benefits or property obligated to the named executive officers included here.

(4)      There are no tax reimbursements obligated to the named executive officers included here.

(5)      Following his resignation upon the Closing of the Merger, Mr. Cox is entitled six months of his minimum annual compensation.

(6)      Following his resignation upon the Closing of the Merger, Mr. Barrera is entitled six months of his minimum annual compensation.

Section 402(x)

In accordance with Item 402(x) of Regulation S-K, the Company’s policy on a go-forward basis will be to grant equity awards, including stock options and stock appreciation rights, at times that are not proximate to the release of material nonpublic information. The Compensation Committee of the Company Board intends to schedule meetings to approve equity awards in advance and without regard to the timing of the release of earnings or other material nonpublic information. The Company does not intend to time the granting of equity awards to take advantage of any material nonpublic information.

If equity awards ultimately are granted at a time when the Company is in possession of material nonpublic information, such awards will only be made after careful consideration is given by the Compensation Committee, and the good-faith rationale and legitimate business reasons for the timing of making the award are documented in the Committee’s minutes. The Company does not intend to have a practice of coordinating the timing of equity award grants with the release of material nonpublic information, and any such coincidence would be incidental.

The exercise price of all stock options and stock appreciation rights shall be set at the closing price of the Company Common Stock on the date preceding the date of the grant, which is the date the Compensation Committee approves the award. The Company does not and will not have a policy or practice of retroactively selecting grant dates or of granting equity awards with exercise prices that are based on a date other than the actual grant date.

MANAGEMENT FOLLOWING THE MERGER

Nakamoto

David Bailey, 34, serves as the Chief Executive Officer and co-founder of Nakamoto. Mr. Bailey has served as the co-founder and chief executive officer of BTC Inc, since it was founded in 2013. BTC Inc is the company behind Bitcoin Magazine, the global annual Bitcoin Conferences, and the bitcoin-focused investment firm UTXO Management. Additionally, Mr. Bailey recently led bitcoin and crypto initiatives for the Trump 2024 campaign, leveraging his experience and network to assist in shaping the administration’s bitcoin vision.

Combined Company

Mr. Bailey will become the Chief Executive Officer at the Closing of the Merger.

Pursuant to the Merger Agreement, the Company shall use reasonable best efforts and take all action necessary (including to the extent necessary procuring the resignation or removal of any directors on the Board) so that, immediately after the Effective Time of the Merger, the number of directors that comprise the full Board shall be seven (7), divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three (3)-year terms.

The Board shall consist of (i) six (6) directors designated by Nakamoto (or if any such person is unable or unwilling to serve as a director on the Board immediately following the Effective Time, then another person designated by Nakamoto prior to the Effective Time), and (ii) one (1) director designated by KindlyMD (or if such person is unable or unwilling to serve as a director on the Board immediately following the Effective Time, then another person that is designated by KindlyMD prior to the Effective Time), with at least a majority of the directors qualifying as “independent” under the rules and regulations of the SEC and Nasdaq. The term of the initial Class I members of the Board shall expire at the first annual meeting of the shareholders of the Company following the Closing, the term of the initial Class II members of the Board shall expire at the second annual meeting of the shareholders of the Company following the Closing and the term of the initial Class III member of the Board shall expire at the third annual meeting of the shareholders of the Company following Closing. At each succeeding annual meeting of the shareholders of the Company, beginning with the first annual meeting of the shareholders of the Company following Closing, each of the successors elected to replace the class of members of the Board whose term expires at that annual meeting shall be elected for a three (3)-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Nakamoto shall assign, in its sole discretion, those members of the Board to serve in each initial class.

The Company shall also use reasonable best efforts and take all action necessary (including to the extent necessary procuring the resignation (to the extent limited to positions held by such officers and not employment) or removal of any officer of the Company) so that the officers of Nakamoto immediately prior to the Effective Time shall be the officers of the Company immediately after the Effective Time, each having the same title as he or she had as an officer of Nakamoto immediately prior to the Effective Time.

PROPOSAL 1 — THE MERGER PROPOSAL

The May 18 Majority Stockholders have approved by written consent to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Nakamoto, with Nakamoto continuing as the surviving entity and a wholly-owned subsidiary of the Company.

Transaction Summary

The Company entered into the Merger Agreement, dated as of May 12, 2025. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

Pursuant to the Merger Agreement, Merger Sub will be merged with and into Nakamoto, with Nakamoto surviving as a wholly owned subsidiary of KindlyMD. Upon consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement, the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22,321,143 shares of the Company Common Stock based on a price per share of $1.12 in exchange for their interests in Nakamoto. Shares of Merger Sub’s common stock will be converted into shares of common stock of the Surviving Corporation. No fractional shares will be issued; instead, cash will be paid in lieu of fractional shares. See “Merger and Related Transactions” for more information on the Merger Agreement and Related Transacitons.

This summary is intended to provide you with basic information concerning the Merger Agreement. The full text of the Merger Agreement is attached as Annex A to this information statement.

Interests of Certain Persons

None of the Company’s directors or executive officers have any interest in the transaction approved by the May 18 Majority Stockholders and described in this Information Statement except in their capacity as holders of Common Stock.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, if due to a potential issuance of the common stock listed on Nasdaq, such common stock to be issued either (i) will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock, or (ii) will equal or exceed 20% of the number of shares of common stock outstanding before the issuance of such common stock (each, an “Acquisition Issuance”).

Nasdaq Listing Rule 5635(d), in relevant part, requires stockholder approval prior to the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement. Therefore, under the Merger Agreement, and in connection with the Subscription Agreement and the Debenture Purchase Agreement, the parties agreed not to issue and sell shares in excess of 19.99% of the Company Common Stock as calculated as of May 12, 2025 (the “Exchange Cap”), unless we sought and obtained the approval of our stockholders to issue and sell shares in excess of such Exchange Cap.

On May 12, 2025, our Board approved by unanimous written consent the issuance of shares of Company Common Stock in excess of the Exchange Cap as of the date of the Merger Agreement, at prices that are less than the lower of (i) the closing price of the Company Common Stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry into the Merger Agreement, pursuant to Nasdaq Listing Rules 5635(a) and (d).

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to an Acquisition Issuance. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance of common stock if the issuance will result in the issuance of 20% or more of the Company Common Stock outstanding before the issuance. For purposes of Nasdaq Listing

Rules 5635(a) and (d), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rules 5635(a) and 5635(d), the May 18 Majority Stockholders, on May 18, 2025, approved and adopted the Merger Agreement and the transactions contemplated thereby, along with the issuance of shares of Company Common Stock to the holders of Nakamoto in excess of the Exchange Cap in accordance with the terms of the Merger Agreement, the Subscription Agreement sand the Debenture Purchase Agreement.

Effect on Current Stockholders

The issuance of the Company Common Stock as Merger Consideration in accordance with the terms of the Merger Agreement, will increase the number of shares of Common Stock outstanding by a total of 22,321,143 shares of Common Stock (excluding the PIPE Financings and conversion of the Convertible Debenture), and our existing stockholders will incur a resulting dilution of their ownership percentage.

Additionally, in connection with the Merger, the equityholders of Nakamoto will receive certain registration rights as described under “The Merger and Related Transactions — Ancillary Agreements — Registration Rights Agreement.”

PROPOSAL 2 — THE PIPE PROPOSAL

The May 18 Majority Stockholders have approved by written consent to approve the Subscription Agreements with the Subscribers in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to (A) issue, and such Subscribers agreed to purchase, shares of Company Common Stock and Pre-Funded Warrants in an aggregate amount of 456,870,141 shares of Company Common Stock at a purchase price of $1.12 per share in a private placement and (B) use commercially reasonable efforts to register the resale of Initial PIPE Shares with the SEC within 30 days after closing of the Merger, seek effectiveness as soon as practicable, and maintain effectiveness until the earlier of (i) the Subscribers no longer holding the Initial PIPE Shares, (ii) all Initial PIPE Shares being freely tradable, or (iii) three years from effectiveness.

Transaction Summary

The Company entered into the Initial Subscription Agreements with certain Initial Subscribers, dated as of May 12, 2025, in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to issue, and the Initial Subscribers agreed to purchase, the Initial PIPE Shares at a purchase price of $1.12 per share and/or Pre-Funded Warrant, in the Initial PIPE Financing. The Initial PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This summary is intended to provide you with basic information concerning the Subscription Agreement. A copy of the form of the Subscription Agreement is attached as Annex C to this information statement.

Interests of Certain Persons

None of the Company’s directors or executive officers have any interest in the transaction approved by the May 18 Majority Stockholders and described in this Information Statement except in their capacity as holders of Company Common Stock.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if due to a potential issuance of the common stock listed on Nasdaq, such common stock to be issued either (i) will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock, or (ii) will equal or exceed 20% of the number of shares of common stock outstanding before the issuance of such common stock.

Nasdaq Listing Rule 5635(d), in relevant part, requires stockholder approval prior to the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement. Therefore, under the Subscription Agreements, and in connection with the Merger Agreement and the Debenture Purchase Agreement, the parties agreed not to issue and sell shares in excess of the Exchange Cap, unless we sought and obtained the approval of our stockholders to issue and sell shares in excess of such Exchange Cap.

On May 12, 2025, our Board approved by unanimous written consent the issuance of shares of Common Stock in excess of the Exchange Cap as the date of the Merger Agreement, at prices that are less than the lower of (i) the closing price of the Company Common Stock immediately preceding the signing of the binding agreements for the issuance of such securities and (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry into the Merger Agreement, Initial Subscription Agreements and Debenture Purchase Agreements, pursuant to Nasdaq Listing Rules 5635(a) and (d).

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to an Acquisition Issuance. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance of common stock if the issuance will result in the issuance of 20% or more of the Company Common Stock outstanding before the issuance. For purposes of Nasdaq Listing

Rules 5635(a) and 5635(d), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rules 5635(a) and 5635(d), the May 18 Majority Stockholders, on May 18, 2025, approved the issuance of shares of Common Stock to the Subscribers in excess of the Exchange Cap under the terms of the Initial Subscription Agreements, the Debenture Purchase Agreement and the Merger Agreement.

Effect on Current Stockholders

The issuance of the Company Common Stock pursuant to the Initial Subscription Agreements, will increase the number of shares of Company Common Stock outstanding by a total of 456,870,141 shares of Company Common Stock (assuming the exercise of all Pre-Funded Warrants and excluding the issuance of the Merger Consideration in accordance with the Merger Agreement and Additional Subscriptions, and the conversion of the Convertible Debenture), and our existing stockholders will incur a resulting dilution of their ownership percentage.

The Company expects to file a registration statement to permit the public resale of the Company Common Stock issued in the Initial PIPE Financing and the shares of Company Common Stock issuable upon a Subscriber’s exercise of the Pre-Funded Warrants issued to such Subscribers in accordance with the Subscription Agreements. The exercise of the Subscribers Pre-Funded Warrant is subject to certain beneficial ownership limitations. The sale of such shares could cause the market price of the Company Common Stock to decline.

PROPOSAL 3 — THE SHARE ISSUANCE PROPOSAL

The May 18 Majority Stockholders have approved by written consent to approve and adopt the issuance of an aggregate of 479,191,284 shares of Company Common Stock at a price per share of $1.12 per share of Company Common Stock, of which 22,321,143 shares of Company Common Stock will be issued to the stockholders of Nakamoto and 456,870,141 shares of Company Common Stock will be issued to the Initial Subscribers to comply with: (A) Section 5635(a) of the Nasdaq Rules; (B) Section 5635(b) of the Nasdaq Rules; and (C) Section 5635(d) of the Nasdaq Rules.

Transaction Summary

Upon consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement, the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of the Company Common Stock based on a price per share of $1.12. Shares of Merger Sub’s common stock will be converted into shares of common stock of the Surviving Corporation. No fractional shares will be issued; instead, cash will be paid in lieu of fractional shares.

Concurrently with the execution of the Merger Agreement, the Company entered into Initial Subscription Agreements with certain Initial Subscribers in an aggregate amount of approximately $511.7 million, pursuant to which the Company agreed to issue, and the Initial Subscribers agreed to purchase, shares of Company Common Stock and/or Pre-Funded Warrants at a purchase price of $1.12 per share and/or Pre-Funded Warrants. The Initial PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Interests of Certain Persons

None of the Company’s directors or executive officers have any interest in the transaction approved by the May 18 Majority Stockholders and described in this information statement except in their capacity as holders of Common Stock.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if due to a potential issuance of the common stock listed on Nasdaq, such common stock to be issued either (i) will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock, or (ii) will equal or exceed 20% of the number of shares of common stock outstanding before the issuance of such common stock.

Nasdaq Listing Rule 5635(d), in relevant part, requires stockholder approval prior to the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement. Therefore, under the Merger Agreement and the Subscription Agreements, the parties agreed not to issue and sell shares in excess of the Exchange Cap, unless we sought and obtained the approval of our stockholders to issue and sell shares in excess of such Exchange Cap.

On May 12, 2025, our Board approved by unanimous written consent the issuance of shares of Company Common Stock in excess of the Exchange Cap as the date of the Merger Agreement, at prices that are less than the lower of (i) the closing price of the Company Common Stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry into the Merger Agreement, pursuant to Nasdaq Listing Rule 5635(d).

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to an Acquisition Issuance. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance of common stock if the issuance will result in the issuance of 20% or more of the Company Common Stock outstanding before the issuance. For purposes of Nasdaq Listing Rules 5635(a) and 5635(d), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rules 5635(a) and 5635(d), the May 18 Majority Stockholders, on May 18, 2025, approved the issuance of shares of Common Stock to the Initial Subscribers pursuant to the Initial Subscription Agreements and the stockholders of Nakamoto pursuant to the Merger Agreement, in excess of the Exchange Cap.

Effect on Current Stockholders

The issuance of the Company Common Stock as Merger Consideration in accordance with the terms of the Merger Agreement and the issuance of shares of Company Common Stock pursuant to the Initial Subscription Agreements, will increase the number of shares of Common Stock outstanding by a total of 479,191,284 shares of Common Stock (including the issuance of Merger Consideration, the issuance of the Initial PIPE Financing and the exercise of Pre-Funded Warrants), and our existing stockholders will incur a resulting dilution of their ownership percentage.

The Company expects to file a registration statement to permit the public resale of the Company Common Stock issued in the Initial PIPE Financing, and shares issuable upon the Initial Subscribers’ exercise of the Pre-Funded Warrants. Any such sales could cause the market price of our Common Stock to decline.

PROPOSAL 4 — THE GOVERNANCE PROPOSAL

The May 18 Majority Stockholders have approved by written consent to approve and adopt the Second Amended and Restated Articles of Incorporation of the Company (the “Amended Articles”) to, among other things:

(i)     increase the number of authorized shares of Company Common Stock to 10,000,000,000,

(ii)    classify the Board so that there are three classes of directors, designated as Class I, Class II, and Class III, with each class consisting, as nearly as may be practicable, of one-third of the total members of the Board, with each class serving staggered 3-year terms,

(iii)   prohibit actions by written consent of the shareholders of the Company,

(iv)   permit the Board to change the name of the Company in its sole discretion, and

(v)    provide that the sole and exclusive forum for certain actions relating to the Company shall be the United States District Court for the District of Utah and any Utah State court sitting in Salt Lake County, State of Utah of the United States of America.

The May 18 Majority Stockholders have also approved by written consent to approve and adopt the Second Amended and Restated Corporate Bylaws of the Company (the “Amended Bylaws”) to, among other things, (i) remove the provisions prohibiting classes of directors with staggered terms, (ii) state that directors will be elected to serve three-year terms, (iii) impose a minimum and maximum number of directors who may serve on the Board, (iv) establish advance notice requirements relating to business to be brought before the annual meeting of the shareholders of the Company, including director nominees, (v) establish requirements relating to calling special meetings and the conduct at such special meetings by the shareholders of the Company, and (vi) prohibit actions by written consent of the shareholders of the Company.

Transaction Summary

In connection with the Merger and related Transactions, the Board deemed it in the best interest of the Company to approve and adopt each of the Amended Articles and the Amended Bylaws, in the forms included in the information statement as Annex F and Annex G, respectively.

Interests of Certain Persons

None of the Company’s directors or executive officers have any interest in the transaction approved by the May 18 Majority Stockholders and described in this Information Statement except in their capacity as holders of Common Stock.

Reasons for Stockholder Approval

The approval of the Amended Articles requires the affirmative vote of a majority of the shares of common stock entitled to vote. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

On May 12, 2025, our Board approved by unanimous written consent the approval and adoption of the Amended Articles and the Amended Bylaws, in the forms included in the information statement as Annex F and Annex G, respectively.

On May 18, 2025, the May 18 Majority Shareholders approved and adopted each of the Amended Articles and the Amended Bylaws, in the forms included in the information statement as Annex F and Annex G, respectively.

Effect on Current Stockholders

The Amended Articles will (i) increase the number of authorized shares of Company Common Stock to 10,000,000,000, (ii) classify the Board so that there are three classes of directors, designated as Class I, Class II, and Class III, with each class consisting, as nearly as may be practicable, of one-third of the total members of the Board, with each class serving staggered 3-year terms, (iii) prohibit actions by written consent of the shareholders of the Company, (iv) permit the Board to change the name of the Company in its sole discretion, and (v) provide that the sole and exclusive forum for certain actions relating to the Company shall be the United States District Court for the District of Utah and any Utah State court sitting in Salt Lake County, State of Utah of the United States of America. The Amended Bylaws will (i) remove the provisions prohibiting classes of directors with staggered terms, (ii) state that directors will be elected to serve three-year terms, (iii) impose a minimum and maximum number of directors who may serve on the Board, (iv) establish advance notice requirements relating to business to be brought before the annual meeting of the shareholders of the Company, including director nominees, (v) establish requirements relating to calling special meetings and the conduct at such special meetings by the shareholders of the Company, and (vi) prohibit actions by written consent of the shareholders of the Company.

PROPOSAL 5 — THE NEW EQUITY INCENTIVE PLAN PROPOSAL

The May 18 Majority Stockholders have approved by written consent the adoption of the Company’s New Equity Incentive Plan and the material terms thereunder that will be go into effect immediately prior to the closing of the Merger Agreement and related transactions to comply with Section 5635(c) of the Nasdaq Rules, which requires stockholder approval for the issuance of securities when a stock option or purchase plan is to be established, pursuant to which stock may be acquired by officers, directors, employees, or consultants.

On May 18, 2025, the May 18 Majority Stockholders consented to the New Equity Incentive Plan, which is included as Annex H to this information statement.

Interests of Certain Persons

Members of our Board of Directors and our executive officers are eligible to receive awards under the terms of the New Equity Incentive Plan.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules. Nasdaq Listing Rule 5635(c), in relevant part, requires stockholder approval prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants.

For purposes of Nasdaq Listing Rule 5635(c), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rule 5635(c), the May 18 Majority Stockholders, on May 18, 2025, approved the New Equity Incentive Plan.

Summary of Material Features of the Plan

The following summary of the material terms of the New Equity Incentive Plan is qualified in its entirety by the full text of the Plan, a copy of which is attached as Annex H to this Information Statement. You also may obtain a copy of the New Equity Incentive Plan, free of charge, by writing to the Company, Kindly MD, Inc. Investor Relations, 5097 South 900 East, Suite #100, Salt Lake City, Utah 84117.

Authorized Shares

Effective as of one (1) day prior to the Closing Date, the New Equity Incentive Plan shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the fully diluted Company Common Stock as of immediately after the closing of the Merger. The Company shall file a registration statement on Form S-8 registering the shares of Company Common Stock reserved for issuance under the New Equity Incentive Plan as soon as reasonably practicable after Company closes the Merger.

PROPOSAL 6 — THE CONVERTIBLE DEBT ISSUANCE PROPOSAL

The May 18 Majority Stockholders have approved by written consent to approve and adopt the Debenture Purchase Agreement and the issuance of shares of Company Common Stock to the Convert Investor issuable upon conversion of such Convertible Debenture pursuant to the terms of that certain Debenture Purchase Agreement, to comply with Nasdaq Rule 5635(d).

Transaction Summary

In connection with the Merger and the PIPE Financing, the Company entered into a Debenture Purchase Agreement with the Convert Investor, under which the Company agreed to sell and issue to the Convert Investor a secured Convertible Debenture in aggregate Principal Amount of $200.0 million in exchange for cash or bitcoin equal to 96% of the Principal Amount. The Company expects to close the Debt Financing in connection with the Merger, subject to customary closing conditions. The Convertible Debenture will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Convertible Debenture provides that the Convert Investor may convert all or any portion of the principal amount of the Convertible Debenture, together with any accrued and unpaid interest thereon, at an initial conversion price of $2.80 (the “Fixed Price”), which is subject to a one-time, downward only reset equal to 130% of the volume weighted average price reported by Bloomberg as of the last trading day prior to the date of effectiveness of the registration statement with respect to the resale of the Company Common Stock issuable upon conversion of the Convertible Debenture or, if the Company has an effective shelf registration statement on Form S-3, on the Closing Date, subject to a $2.00 floor price. The Convert Investor is not permitted to convert the Convertible Debenture to the extent that the shares of Company Common Stock deliverable upon conversion thereof would exceed the Exchange Cap without prior stockholder approval.

The Company has the right to redeem the Convertible Debenture if (i) the volume-weighted average price of the Common Stock is less than the Fixed Price and it provides the Convert Investor at least 10 trading days’ notice, or (ii) the volume-weighted average price of the Common Stock is equal to or greater than $4.50 and it provides the Convert Investor at least 30 trading days’ notice, and in each case, at a redemption price equal to 101.5% of the principal amount redeemed plus accrued and unpaid interest thereon if redeemed within the first twelve months, 103.0% if redeemed between twelve and twenty-four months, and 105.0% if redeemed between twenty-four and third-six months (the “Payment Premium”). Following such notice and prior to the respective redemption, the Convert Investor shall have the right to elect to convert all or any portion of the outstanding principal plus all accrued and unpaid interest, plus the Payment Premium.

This summary is intended to provide you with basic information concerning the issuance of shares in connection with the Debt Financing. The Debenture Purchase Agreement is included in this information statement in Annex D.

Interests of Certain Persons

None of the Company’s directors or executive officers have any interest in the transaction approved by the May 18 Majority Stockholders and described in this Information Statement except in their capacity as holders of Common Stock.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if due to a potential issuance of the common stock listed on Nasdaq, such common stock to be issued either (i) will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock, or (ii) will equal or exceed 20% of the number of shares of common stock outstanding before the issuance of such common stock.

Nasdaq Listing Rule 5635(d), in relevant part, requires stockholder approval prior to the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement. Therefore, under the Debenture Purchase Agreement, the Merger Agreement and the Subscription Agreements, the parties agreed not to issue and sell shares in excess of the Exchange Cap, unless we sought and obtained the approval of our stockholders to issue and sell shares in excess of such Exchange Cap.

On May 12, 2025, our Board approved by unanimous written consent the issuance of shares of Common Stock in excess of the Exchange Cap as the date of the Merger Agreement, at prices that are less than the lower of (i) the closing price of the Company Common Stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry into the Merger Agreement, pursuant to Nasdaq Listing Rule 5635(d).

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to an Acquisition Issuance. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance of common stock if the issuance will result in the issuance of 20% or more of the Company Common Stock outstanding before the issuance. For purposes of Nasdaq Listing Rules 5635(a) and 5635(d), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rules 5635(a) and 5635(d), the May 18 Majority Stockholders, on May 18, 2025, approved the issuance of shares of Common Stock to the Subscribers pursuant to the Subscription Agreements, to the stockholders of Nakamoto pursuant to the Meger Agreement and to the Convert Investor pursuant to the Debenture Purchase Agreement, in excess of the Exchange Cap.

Effect on Current Stockholders

The issuance of the Company Common Stock as Merger Consideration in accordance with the terms of the Merger Agreement and the issuance of shares of Company Common Stock pursuant to the Subscription Agreements, will increase the number of shares of Common Stock outstanding by a total of 479,191,284 shares of Common Stock (including the issuance of Merger Consideration, the issuance of the PIPE Financing and the exercise of Pre-Funded Warrants), and our existing stockholders will incur a resulting dilution of their ownership percentage.

The Company expects to file a registration statement to permit the public resale of the Company Common Stock underlying the Convertible Debenture, in accordance with the Debenture Purchase Agreement. Upon conversion, the Convert Investor may resell some or all of the Company Common Stock issuable upon conversion of the Convertible Debenture, subject to beneficial ownership limitations, and such sales could cause the market price of the Company Common Stock to decline.

PROPOSAL 7 — THE MARKETING AGREEMENT SHARE ISSUANCE PROPOSAL

The May 18 Majority Stockholders have approved by written consent the issuance of up to an aggregate of 600,000,000 shares of Company Common Stock at a price per share of $1.12 per share of Company Common Stock and subject to further determinations and agreements between the parties thereto, in accordance with the Marketing Services Agreement, dated May 12, 2025, by and between Nakamoto and BTC Inc, which will be assigned to and assumed by KindlyMD from Nakamoto at the closing of the Merger pursuant to the Assignment and Assumption Agreement with Novation by and between KindlyMD, Nakamoto, and BTC Inc, to be dated as of the Closing Date (the “Assignment Agreement”), in order to comply with Nasdaq Rules 5635(a), 5635(b), and 5635(d).

Transaction Summary

On May 12, 2025, the Company entered into the Merger Agreement, Subscription Agreements and Debenture Purchase Agreement, among other agreements. In connection with the Closing of the Merger, the Company will enter into the Assignment Agreement, pursuant to which Nakamoto will assign to the Company all of its rights and delegate all of its obligations under that certain Marketing Services Agreement. The Company will accept the assignment and agree to assume and perform all obligations of Nakamoto under the Marketing Services Agreement from and after the Closing Date.

The Assignment Agreement provides that KindlyMD will assume Nakamoto’s obligation to issue equity consideration for an acquisition of BTC and that any equity consideration to be issued pursuant to the put-call option under the Marketing Services Agreement will have a per share price equal to $1.12, or the price per share of Company Common Stock issued in the PIPE Financing (the “PIPE Price Per Share”). The aggregate consideration to be received by the stockholders of BTC Inc. upon exercise of any call or put rights under the Marketing Services Agreement (i) will not exceed 600.0 million shares of Company Common Stock and (ii) will be calculated based on an industry standard multiple, not to be less than 10, of the earnings before interest, taxes, depreciation, and amortization (“EBITDA”) of BTC Inc. and its subsidiaries, with such EBITDA to equal or exceed $4,500,000, divided by the PIPE Price Per Share, as determined by a mutually agreed upon investment bank.

This summary is intended to provide you with basic information concerning the Marketing Services Agreement, and the Assignment Agreement. The full text of each of these agreements was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 12, 2025. Additionally, the Marketing Services Agreement is included in this information statement as Annex E.

Interests of Certain Persons

None of the Company’s existing directors or executive officers have any interest in the transaction approved by the May 18 Majority Stockholders and described in this information statement except in their capacity as holders of Common Stock.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if due to a potential issuance of the common stock listed on Nasdaq, such common stock to be issued either (i) will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock, or (ii) will equal or exceed 20% of the number of shares of common stock outstanding before the issuance of such common stock.

On May 12, 2025, our Board by unanimous written consent approved the issuance of up to an aggregate of 600,000,000 shares of Company Common Stock at the PIPE Price Per Share that could occur in connection with an exercise of the put-call option in the Marketing Service Agreement (the “Marketing Services Agreement Issuance”) The Marketing Services Agreement may qualify as an Acquisition Issuance.

Nasdaq Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company (each, a “Change of Control Issuance”). On May 12, 2025, our Board by unanimous written consent approved the Marketing Services Agreement Issuance, which may qualify as a Change of Control Issuance to the extent BTC is issued a certain number of shares of Company Common Stock pursuant to the Marketing Services Agreement Issuance such that a change of control of the Company occurs.

Nasdaq Listing Rule 5635(d), in relevant part, requires stockholder approval prior to” the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement.

On May 12, 2025, our Board approved by unanimous written consent the issuance of shares of Common Stock in excess of the Exchange Cap as the date of the Merger Agreement, at prices that are less than the lower of (i) the closing price of the Company Common Stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry into the Merger Agreement, pursuant to Nasdaq Listing Rules 5635(a), (b) and 5635(d).

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to an Acquisition Issuance. Nasdaq Listing Rule 5635(b) requires stockholder approval prior to a Change of Control Issuance. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance of common stock if the issuance will result in the issuance of 20% or more of the Company Common Stock outstanding before the issuance. For purposes of Nasdaq Listing Rule 5635(d), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rules 5635(a), 5635(b), and 5635(d), the May 18 Majority Stockholders, on May 18, 2025, approved the Marketing Services Issuance, with such final amount issuable pursuant to the Marketing Services Agreement to be subject to further negotiations, determinations and agreements between the Company and BTC Inc, in accordance with the Marketing Services Agreement, in order to comply with Nasdaq Rules 5635(a), 5635(b), and 5635(d).

Effect on Current Stockholders

If a final definitive agreement is entered into in accordance with the Marketing Services Agreement and based on further negotiations by and between KindlyMD and BTC Inc, the issuance of the Company Common Stock, in accordance with the terms of the Marketing Services Agreement and any related definitive agreements, will increase the number of shares of Common Stock outstanding in an amount not to exceed 600,000,000 shares of Company Common Stock, and our existing stockholders will incur a resulting dilution of their ownership percentage. Because additional factors need to be determined and there is no guarantee the parties will exercise their rights to acquire BTC Inc. pursuant to the Marketing Services Agreement, the ultimate dilutive effect cannot be conclusively determined other than a maximum amount of 600,000,000 shares.

The existing shareholders of Nakamoto, which include David Bailey and certain other employees of Nakamoto, which are also equity holders of BTC Inc, will beneficially own approximately 3.8% of the outstanding shares of Company Common Stock at Closing (including shares of Company Common Stock to be issued in connection with the Merger, the PIPE Financings and the Debt Financing but excluding any shares of Company Common Stock issued in the acquisition of BTC Inc). Assuming the maximum issuance of 600,000,000 shares under this Proposal 7, the holders of BTC Inc would beneficially own approximately 50.2% of the Company (or 53.1% including the shared held by the shareholders of Nakamoto that are also equity holders in BTC Inc) following the Closing of the Transactions. Additionally, Mr. Bailey would beneficially own approximately 13.8% of the outstanding shares of Common Stock of the Company. As a result, the acquisition of BTC Inc pursuant to the approval under this Proposal 7, along with the consummation of the Merger and related Transactions, when taken together, may be deemed a change of control requiring stockholder approval under Nasdaq Rules 5635(b). This concentration of share ownership could limit trading activity in the Company Common Stock and make it more difficult for stockholders to sell the Company Common Stock at prevailing market prices or at all. Additionally, and so long as Mr. Bailey, legacy holders of BTC Inc and their respective affiliates hold a significant amount of our voting power, they will have significant influence over the outcome of all matters requiring stockholder approval, and they may vote their shares in a manner that may conflict with our interests or those of our other stockholders.

PROPOSAL 8 — THE ADDITIONAL PIPE PROPOSAL

The June 19 Majority Stockholders have approved by written consent to approve the Additional Subscription Agreements with the Additional Subscribers in an aggregate amount of approximately $51.5 million, pursuant to which the Company agreed to (A) issue, and such Subscribers agreed to purchase, shares of Company Common Stock in an aggregate amount of 10,300,000 shares of Company Common Stock at a purchase price of $5.00 per share in a private placement (the “Additional PIPE Shares”) and (B) use commercially reasonable efforts to register the resale of Additional PIPE Shares with the SEC within 30 days after closing of the Merger, seek effectiveness as soon as practicable, and maintain effectiveness until the earlier of (i) the Subscribers no longer holding the Additional PIPE Shares, (ii) all Additional PIPE Shares being freely tradable, or (iii) three years from effectiveness.

Transaction Summary

The Company entered into the Additional Subscription Agreements with certain Additional Subscribers, dated as of June 19, 2025, in an aggregate amount of approximately $51.5 million, pursuant to which the Company agreed to issue, and the Additional Subscribers agreed to purchase, the Additional PIPE Shares at a purchase price of $5.00 per share in the Additional PIPE Financing. The Additional PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This summary is intended to provide you with basic information concerning the Additional Subscription Agreement. A copy of the form of the Subscription Agreement is attached as Annex C to this information statement.

Interests of Certain Persons

None of the Company’s directors or executive officers have any interest in the transaction approved by the June 19 Majority Stockholders and described in this Information Statement except in their capacity as holders of Common Stock.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if due to a potential issuance of the common stock listed on Nasdaq, such common stock to be issued either (i) will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock, or (ii) will equal or exceed 20% of the number of shares of common stock outstanding before the issuance of such common stock.

Nasdaq Listing Rule 5635(d), in relevant part, requires stockholder approval prior to the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement. Therefore, under the Subscription Agreements, and in connection with the Merger Agreement and the Debenture Purchase Agreement, the parties agreed not to issue and sell shares in excess of the Exchange Cap, unless we sought and obtained the approval of our stockholders to issue and sell shares in excess of such Exchange Cap.

On June 19, 2025, our Board approved by unanimous written consent the issuance of shares of Company Common Stock in excess of the Exchange Cap, in each case as of the date of the Merger Agreement and as of the date of the Additional Subscription Agreements, at prices that are less than the lower of (i) the closing price of the Company Common Stock immediately preceding the signing of the binding agreements for the issuance of such securities and (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry, pursuant to Nasdaq Listing Rules 5635(a) and (d).

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to an Acquisition Issuance. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance of common stock if the issuance will result in the issuance of 20% or more of the Company Common Stock outstanding before the issuance. For purposes of Nasdaq Listing

Rules 5635(a) and 5635(d), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rules 5635(a) and 5635(d), the June 19 Majority Stockholders, on June 19, 2025, approved the issuance of shares of Company Common Stock to the Additional Subscribers in excess of the Exchange Cap under the terms of the Additional Subscription Agreements.

Effect on Current Stockholders

The issuance of the Company Common Stock, pursuant to the Additional Subscription Agreements, will increase the number of shares of Company Common Stock outstanding by a total of an additional 10,300,000 shares of Company Common Stock, and our existing stockholders will incur a resulting dilution of their ownership percentage.

The Company expects to file a registration statement to permit the public resale of the Company Common Stock issued in the Additional PIPE Financing issued to such Additional Subscribers in accordance with the Additional Subscription Agreements. The sale of such shares could cause the market price of the Company Common Stock to decline.

PROPOSAL 9 — THE ADDITIONAL SHARE ISSUANCE PROPOSAL

The June 19 Majority Stockholders have approved by written consent to approve and adopt the additional issuance of an aggregate of 10,300,000 shares of Company Common Stock at a price per share of $5.00 per share of Company Common Stock to the Additional Subscribers to comply with Sections 5635(a) and 5635(d) of the Nasdaq Rules.

Transaction Summary

Upon consummation of the Additional PIPE Financing, the Additional Subscribers will receive an aggregate 10.3 million shares of the Company Common Stock based on a price per share of $5.00.

On Jun 19, 2025, the Company entered into Additional Subscription Agreements with certain Additional Subscribers in an aggregate amount of approximately $51.5 million, pursuant to which the Company agreed to issue, and the Additional Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $5.00 per share. The Additional PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Interests of Certain Persons

None of the Company’s directors or executive officers have any interest in the transaction approved by the June 19 Majority Stockholders and described in this Information Statement except in their capacity as holders of Common Stock.

Reasons for Stockholder Approval

Our Common Stock is currently listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if due to a potential issuance of the common stock listed on Nasdaq, such common stock to be issued either (i) will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock, or (ii) will equal or exceed 20% of the number of shares of common stock outstanding before the issuance of such common stock.

Nasdaq Listing Rule 5635(d), in relevant part, requires stockholder approval prior to the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement. Therefore, under the Subscription Agreements, and in connection with the Merger Agreement and the Debenture Purchase Agreement, the parties agreed not to issue and sell shares in excess of the Exchange Cap, unless we sought and obtained the approval of our stockholders to issue and sell shares in excess of such Exchange Cap.

On June 19, 2025, our Board approved by unanimous written consent the issuance of shares of Company Common Stock in excess of the Exchange Cap, in each case as of the date of the Merger Agreement and as of the date of the Additional Subscription Agreements, at prices that are less than the lower of (i) the closing price of the Company Common Stock immediately preceding the signing of the binding agreements for the issuance of such securities and (ii) the average closing price of the Company Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry, pursuant to Nasdaq Listing Rules 5635(a) and (d).

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to an Acquisition Issuance. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance of common stock if the issuance will result in the issuance of 20% or more of the Company Common Stock outstanding before the issuance. For purposes of Nasdaq Listing Rules 5635(a) and 5635(d), written consent of the holders of a majority of the shares of common stock entitled to vote constitutes stockholder approval. Under Section 16-10a-704 of the Utah Revised Business Corporations Act and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing.

Therefore, to ensure compliance with Nasdaq Listing Rules 5635(a) and 5635(d), the June 19 Majority Stockholders, on June 19, 2025, approved the issuance of shares of Company Common Stock to the Additional Subscribers in excess of the Exchange Cap under the terms of the Additional Subscription Agreements.

Effect on Current Stockholders

The issuance of the Company Common Stock, pursuant to the Additional Subscription Agreements, will increase the number of shares of Company Common Stock outstanding by a total of an additional 10,300,000 shares of Company Common Stock, and our existing stockholders will incur a resulting dilution of their ownership percentage.

The Company expects to file a registration statement to permit the public resale of the Company Common Stock issued in the Additional PIPE Financing issued to such Additional Subscribers in accordance with the Additional Subscription Agreements. The sale of such shares could cause the market price of the Company Common Stock to decline.

THE PARTIES TO THE MERGER AGREEMENT

Company
Kindly MD, Inc.

KindlyMD is a healthcare company focused on providing innovative medical solutions and services, with an emphasis on compliance, patient care, and operational excellence. KindlyMD and its subsidiaries are committed to maintaining the highest standards in healthcare delivery, regulatory compliance, and data protection, including robust HIPAA compliance programs and adherence to all applicable healthcare laws. The company’s operations are supported by a dedicated team and a strong governance structure, ensuring the integrity and security of patient information and the quality of its healthcare services. KindlyMD’s principal executive offices are located at 5097 South 900 East, Suite #100, Salt Lake City, Utah 84117, and its telephone number is (385) 388-8220. Additional information about Kindly MD is included in documents incorporated by reference into this information statement and in its filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information.”

The Company Common Stock is listed with, and trades on, Nasdaq under the symbol “NAKA.”

Merger Partner
Nakamoto Holdings Inc.

Nakamoto, a Delaware corporation, was created to pursue a business strategy of acquiring bitcoin. Following its merger with KindlyMD, Nakamoto seeks to build a global portfolio of Bitcoin-native companies, with a focus on long-term bitcoin holdings and related business development. Nakamoto was formed in March 2025 and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and Marketing Agreement, and related transactions, including the PIPE Financing and Debt Financing in connection with the Merger. After the consummation of the Merger, Nakamoto will be a wholly owned subsidiary of the Company. Nakamoto’s principal executive offices are located at 300 10th Avenue S, Nashville TN, 37203, and its telephone number is (615) 212-9515.

Merger Sub
Kindly Holdco Corp.

Merger Sub is a Delaware corporation that was formed by KindlyMD solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the Transactions. Merger Sub is a wholly owned subsidiary of KindlyMD and has not carried on any business activity other than in connection with the Transactions. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o 5097 South 900 East, Suite #100, Salt Lake City, Utah 84117, and its telephone number is (385) 388-8220.

THE MERGER AND RELATED TRANSACTIONS

Background of the Merger

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of KindlyMD and Nakamoto. The following is a summary of the events leading up to the signing of the Merger Agreement and the key meetings, negotiations, discussions and actions by and between KindlyMD and Nakamoto and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of KindlyMD, Nakamoto and other parties.

KindlyMD’s management and Board regularly review operational and strategic opportunities to enhance their long-term strategy and increase value for their investors. In January 2025, KindlyMD began exploring potential merger candidates.

In January 2025, David Bailey and Andrew Creighton, each a co-founder of Nakamoto, held preliminary discussions about a potential bitcoin treasury strategy and engaged with members of Cohen & Company Capital Markets (“Cohen”) regarding potential merger partners. In January 2025, Nakamoto engaged Reed Smith LLP (“Reed Smith”) as its legal counsel. Cohen and Reed Smith began preliminary diligence on four potential public companies, including KindlyMD.

On February 3, 2025, Christian Lopez of Cohen contacted KindlyMD’s Chief Executive Officer, Tim Pickett to discuss interest in partnering with the founders of Nakamoto on a bitcoin treasury strategy through a potential merger or similar structure. This was initially done on a no-names basis. An executed NDA was put in place between Cohen and KindlyMD on February 3, 2025.

On February 11, 2025, KindlyMD and the founders of Nakamoto executed an NDA. On the same day, Mr. Pickett had an introductory call with the founders of Nakamoto, including David Bailey and Andrew Creighton.

On March 6, 2025, Mr. Lopez of Cohen sent a proposed letter of intent on behalf of Nakamoto to Mr. Pickett of KindlyMD. Cohen also sent out proposed letters of intent to two other potential public company merger partners on behalf of Nakamoto.

The letter of intent sent to KindlyMD contemplated the acquisition of approximately 95% of KindlyMD’s issued and outstanding shares of Company Common Stock, with the purchase price to be determined based on the 20-day volume weighted average price of Company Common Stock, calculated as of the last trading day prior to the execution of definitive transaction agreements. The proposal also included a concurrent private placement of Company Common Stock in an approximate amount of $100 million (a “PIPE”). The proposal was expressly subject to the completion of Nakamoto’s due diligence and the negotiation and execution of definitive agreements. The proposal was non-binding as to principal deal terms but did establish a binding exclusivity period, confidentiality provisions, and certain other obligations.

KindlyMD and its representatives responded to this initial proposal by requesting certain modifications, including the addition of mutual termination fee and exclusivity provisions, as well as a reservation of $1.5 million from the PIPE proceeds to be allocated for the post-closing working capital needs of the combined company. Nakamoto agreed to these requests, and circulated a revised non-binding term sheet, which KindlyMD executed on March 6, 2025, and Nakamoto countersigned March 7, 2025 (the “Term Sheet”). Cohen immediately withdrew the other two proposed letters of intent sent to the two other public companies on behalf of the founders of Nakamoto.

With the Term Sheet in place, the parties moved quickly to initiate legal and business due diligence. On March 7, 2025, Reed Smith was introduced to KindlyMD’s legal counsel, Brunson Chandler & Jones, PLLC (“BCJ”). Reed Smith sent initial legal due diligence requests to BCJ on March 9, 2025, requesting various materials in connection with its review of the proposed transaction. Shortly thereafter, on March 12, 2025, representatives from KindlyMD, Highgate Capital, KindlyMD’s financial advisor (“Highgate Capital”), BCJ, Nakamoto, Cohen, and Reed Smith convened an introductory call to introduce the respective deal teams, present the various transaction workstreams and discuss the anticipated transaction timeline. The parties collectively targeted the signing of a merger agreement by the end of March 2025 and a closing in July 2025.

On March 10, 2025, KindlyMD began populating the virtual data room (“VDR”) with materials responsive to Reed Smith’s due diligence requests. Beginning on March 10, 2025, KindlyMD granted representatives from Reed Smith, Cohen and Nakamoto access to the VDR. Reed Smith began its review of certain due diligence materials responsive to its requests. On March 14, 2025, representatives of KindlyMD returned the due diligence request list to Reed Smith with their written responses.

On March 19, 2025, Reed Smith circulated the first draft of the proposed Merger Agreement to KindlyMD and BCJ. This draft established the contemplated dual class structure and provided that, at closing of the Merger, each outstanding share of class A common stock of Nakamoto and class B common stock of Nakamoto would be converted into the right to receive a certain number of shares Company Common Stock, with the precise exchange ratios among the two classes of Nakamoto common stock to be determined at a later stage. The draft also included customary representations and warranties, an indemnification provision for Wade Rivers (as later defined) and other shareholders of KindlyMD, and covenants regarding KindlyMD’s eligibility to use a Registration Statement on Form S-3.

On March 25, 2025, after a review of the initial due diligence materials, Reed Smith provided supplemental diligence requests to KindlyMD. KindlyMD and its representatives promptly responded to Reed Smith’s supplemental requests on March 26, 2025, by returning the supplemental request list and engaging in correspondence with Reed Smith regarding the outstanding requests. KindlyMD and its representatives responded to outstanding requests on March 27, 2025, by sending Reed Smith an edited diligence request list and further uploading responsive materials to the VDR.

The period from late March through April 2025 was marked by negotiations and the exchange of multiple drafts of the Merger Agreement and related ancillary documents, including, among others, the Shareholder Support Agreement to be signed by a majority of KindlyMD’s stockholders (the “KindlyMD Majority Stockholders”), the Lock-Up Agreement to be signed by the KindlyMD Majority Stockholders, the shareholders of Nakamoto, and the officers and directors of both KindlyMD and Nakamoto (the “Lock-Up Agreement”), the Marketing Agreement by and between Nakamoto and BTC, Inc. (the “Marketing Agreement”), and the Assignment and Assumption Agreement with Novation (the “Assignment Agreement”), which Reed Smith initially sent to KindlyMD and BCJ on March 25, 2025, March 25, 2025, and April 17, 2025, respectively. On March 26, 2025, BCJ delivered a revised draft of the Merger Agreement on behalf of KindlyMD (the “March 26 Merger Agreement Draft”). This March 26 Merger Agreement Draft included, among other revisions, deletion of the indemnification provisions by certain shareholders in connection with the Merger and requested that certain indemnification provisions be made mutual, rather than specific to KindlyMD. Additionally, in its comments regarding the Merger Agreement, KindlyMD’s representatives also modified certain representations regarding securities and expenditures, commented on the proposed 50% break-up fee split, and raised questions regarding the appropriate amount for a potential termination fee, but did not propose an amount.

Nakamoto, Cohen, and Reed Smith reviewed and considered the March 26 Merger Agreement Draft shared by BCJ on behalf of KindlyMD. On March 28, 2025, Mr. Lopez held a call with Mr. Pickett to discuss the indemnification provisions and the deal break fee. The parties deliberated over a proposed termination fee of $2.5 million and considered multiple approaches to the indemnity issue. Later that day, Reed Smith and BCJ held a call to further address KindlyMD’s indemnification comments. Reed Smith advocated for indemnity by Wade Rivers, a limited liability company that is beneficially owned by The Wade Rivers Trust, for which Mr. Pickett and his spouse serve as trustees, due to KindlyMD’s “quasi-private” characteristics and Mr. Pickett’s controlling position. Reed Smith proposed to cap Wade Rivers’ liability at the value of the shares of KindlyMD or cash proceeds received by Wade Rivers. Representatives from BCJ and Highgate Capital pushed back noting that such indemnity is highly unusual for public company transactions, especially since Mr. Pickett already certified KindlyMD’s filings with the SEC. The parties agreed to revise the indemnification provisions to include a narrower scope and clearer liability limits, reflecting a compromise between the parties’ respective positions.

Nakamoto and Reed Smith incorporated these discussions into an updated draft of the Merger Agreement, which Reed Smith delivered to BCJ and KindlyMD on April 2, 2025 (the “April 2 Merger Agreement Draft”). The April 2 Merger Agreement Draft, among other things, included edits requiring KindlyMD to purchase a six-year “tail” policy for directors and officers, and specifying that certain indemnification rights will survive the Merger. Additionally, the April 2 Merger Agreement Draft included expanded representations and warranties, including with respect to compliance with laws, employee matters, and intellectual property, as well as more robust covenants regarding the conduct of KindlyMD’s business between signing of the Merger Agreement and prior to closing.

On April 2, 2025, after reviewing additional materials provided in the VDR and previous responses from KindlyMD, representatives from Reed Smith sent additional due diligence requests to KindlyMD. KindlyMD promptly responded to these requests on April 3, 2025, and uploaded responsive documentation to the VDR.

On April 5, 2025, recognizing the need for additional time to resolve outstanding issues related to provision on share price and indemnification, the parties mutually agreed to extend the exclusivity period through May 6, 2025.

On April 9, 2025, representatives from Reed Smith and KindlyMD participated in a diligence call focused on healthcare regulatory matters, including FDA and HIPAA compliance.

On April 14, 2025, Reed Smith and BCJ held a collaborative call to discuss various matters, including: the potential use of $3.75 million of proceeds from the PIPE for holders of warrants of KindlyMD (“KindlyMD Warrants”) who may elect to redeem their KindlyMD Warrants for cash within a 30-day period post-closing of the Merger and certain rebranding matters related to KindlyMD’s stock ticker symbol. In addition, the parties discussed the potential for pre-closing financing whereby BTC Inc., an affiliate of Nakamoto would lend KindlyMD funds for KindlyMD to use as working capital through the closing (“Working Capital”) and that the definitive documents for such financing would include certain restrictions on the use of the funds. KindlyMD brought up that it typically issued restricted stock and stock options at the end of each quarter and was planning on issuing certain shares and options to key individuals according to its usual practice. It was decided by the parties, due to the status of the negotiations, that KindlyMD would hold off on those issuances in the short term.

On April 16, 2025, Mr. Pickett sent an email to Nakamoto principals that disclosed KindlyMD was negotiating amended employment agreements with certain key KindlyMD employees (the “Key Individual Addenda”). On the same date, BCJ sent a draft of the disclosure schedules and an updated draft of the Merger Agreement to Nakamoto and Reed Smith for review. Among other edits, KindlyMD added a value threshold of $25,000 for the disclosure of contracts that imposed indemnification obligations on the Company, struck certain representations related to regulatory matters, and included various knowledge qualifiers. The disclosure schedules delivered by KindlyMD included the proposed terms of the Key Individual Addenda. On April 18, 2025, KindlyMD followed up with updated drafts of certain ancillary documents, including note to the Shareholder Support Agreement and Lock-Up Agreement indicating which KindlyMD shareholders had agreed to be party to such agreements.

On April 17, 2025, Reed Smith circulated a revised version of the Marketing Agreement between Nakamoto and BTC, which updated the terms of the marketing relationship between Nakamoto and BTC. BCJ confirmed KindlyMD had no additional comments to the Marketing Agreement later that day. Also on April 17, 2025, Reed Smith shared initial drafts of the Subscription Agreement for the PIPE with BCJ. After a thorough review, KindlyMD and its representatives requested no material changes. On April 30, 2025, Cohen distributed the Subscription Agreement to investors and began receiving investor comments on May 2, 2025.

On April 23, 2025, after reviewing the due diligence provided by KindlyMD, Reed Smith sent an email to KindlyMD regarding the terms of the Key Employee Addenda and requesting certain other documents, and the parties had multiple email discussions regarding these matters. On April 24, 2025, BCJ notified Nakamoto and Reed Smith that KindlyMD wanted to discuss certain operational matters regarding employee matters, including the Key Employee Addenda, and the parties agreed to set a call to discuss. On that day, Mr. Pickett and Mr. Lewis went through KindlyMD financial matters and the Key Employee Addenda. In addition, the parties traded minimal comments of the form of escrow agreement to be used in connection with the PIPE and mutually agreed to the form that day.

As negotiations progressed, the parties revisited the transaction structure and certain key terms. On April 25, 2025, representatives from Reed Smith and Cohen held a call with Mr. Pickett, and BCJ to discuss key deal terms. KindlyMD sought additional Working Capital and an increased PIPE price per share offer. Reed Smith communicated that Nakamoto would not increase the PIPE per share offer price.

On April 30, 2025, Reed Smith circulated updated drafts of the Merger Agreement and ancillary documents, including the Shareholder Support Agreement, the Assignment Agreement, the Lock-Up Agreement, and the Marketing Agreement, reflecting the new deal terms to KindlyMD and BCJ. The updates included, among other things, (i) the replacement of the dual class structure with a classified board consisting of seven directors serving staggered three-year terms, with one director selected by KindlyMD and the remaining six (including four independent directors) appointed by Nakamoto; (ii) the agreed price per share for KindlyMD Common Stock to be issued to Nakamoto shareholders and PIPE investors was set at $1.12, to remain fixed regardless of the PIPE size; and (iii) a cap with a forfeiture clause relating to some of Wade Rivers’ KindlyMD Common Stock was established for claims against representations. The documents also contemplated that directors’ and officers’ insurance would be in place post-closing, with Nakamoto agreeing to cover half the D&O tail policy premium, and Wade Rivers’ indemnification cap was removed.

On May 1, 2025, Mr. Pickett delivered email correspondence to Cohen that described the latest Merger Agreement draft as placing undue personal liability on Wade Rivers and an objection to uncapped dilution. Mr. Pickett also requested additional protections for key personnel and a clear commitment from Nakamoto to cover operating costs between signing and closing of the Merger Agreement. Mr. Pickett and Mr. Bailey held a phone call and discussed these concerns and other major deal points including the proposal of pre-closing financing to be funded by BTC on May 2, 2025. Specifically, they discussed Working Capital, the use of warrant funds, transaction expenses and management of KindlyMD post-transaction.

On May 3, 2025, BCJ returned an updated draft of the Merger Agreement. The revisions included acceptance of the classified board structure and the $1.12 price per share of KindlyMD Common Stock to be issued to Nakamoto shareholders and PIPE investors. BCJ’s principal edits included moving the outside date for closing from November 14, 2025, to December 31, 2025, capping Wade Rivers’ indemnification obligations at $250,000, and increasing the transaction expense cap from $2,345,800 to $5,500,000. On that same date, Mr. Pickett delivered an Executive Summary of the Key Employee Addenda to Mr. Lewis.

On May 5, 2025, based on a mutual recognition of transaction progress, the parties agreed to extend the exclusivity period under the Term Sheet through May 12, 2025. Mr. Pickett and Mr. Bailey discussed the Key Employee Addenda and Reed Smith requested further information about those agreements for further discussion. On May 7, 2025, Mr. Pickett and Reed Smith had a conference call regarding the Key Employee Addenda.

On May 7, 2025, Nakamoto and Reed Smith received a convertible note term sheet from Yorkville Advisers Ltd. (“Yorkville”) based on and drafted to reflect prior discussions between Cohen and Yorkville. The term sheet provided for $80 million in secured convertible debentures to KindlyMD, secured by bitcoin collateral at 2X the outstanding balance, with a 36-month maturity, zero coupon for two years, and 6% interest thereafter. The debentures were convertible at $2.80 per share (subject to a one-time downward reset, with a $2.00 floor), and repayment in cash included a premium of up to 5% depending on timing. Nakamoto and Reed Smith sent comments on the term sheet to Yorkville’s counsel, clarifying that the 5% premium would not apply at maturity, that shareholder consent would be sought pre-closing, and that 18% interest “upon” an event of default would be changed to “during a continuing event of default.” Yorkville’s counsel then prepared and sent to Reed Smith drafts of the definitive convertible note documentation on May 8, 2025. Reed Smith reviewed the drafts and shared with KindlyMD and BCJ on May 9, 2025. BCJ reviewed the documentation and reverted with the convertible note disclosure schedules and worked with Reed Smith to complete the schedules, before sharing with Yorkville counsel on May 10, 2025.

Reed Smith circulated updated drafts of the definitive convertible note documentation to Yorkville counsel on May 10, 2025. These drafts reflected an increased threshold for cross-defaults and judgment defaults, an extended cure period for payment defaults, and a requirement that the Company use commercially reasonable efforts to provide legal opinions for legend removal, qualifying this requirement.

On May 8, 2025, Mr. Pickett sent an email to Nakamoto and Reed Smith outlining that certain restricted shares and stock options would need to be issued based on the Company’s usual practice to issue shares at the end of each quarter (but that didn’t occur due to the parties ongoing negotiations). He also further outlined future equity option awards and discussed the timeline of getting the Key Employee Addenda signed. Reed Smith responded with questions about the issuances and grants and Mr. Pickett responded, and Reed Smith requested that KindlyMD wait to issue any restricted stock or options until the parties were able to further discuss.

Between May 9, 2025 and May 12, 2025, the parties continued to negotiate and discuss deal terms through numerous meetings, calls, and email exchanges. Mr. Pickett sent email correspondence to Nakamoto and its representatives emphasizing KindlyMD’s commitment to the transaction and requesting increased Company operating funds, mutual agreement for various employee matters, including the Key Employee Addenda, and no personal clawbacks or liability for Wade Rivers with respect to transaction expenses and indemnification.

Reed Smith updated the Marketing Agreement on May 9, 2025, and circulated to KindlyMD and BCJ. These updates include: (i) a requirement that BTC shareholders vote in favor of any merger recommended by the board of directors of BTC in connection with the exercise of a put or call right; (ii) a provision that EBITDA must equal or exceed $4,500,000 in the calculation of BTC’s valuation under the agreement; and (iii) a requirement that the parties must cooperate to ensure a transaction under a call right exercise constitutes a “Qualifying Tax Transaction” under the Internal Revenue Code. Reed Smith sent this draft to KindlyMD and its representatives approved of the revisions to the Marketing Agreement on May 10, 2025.

On May 10, 2025, Reed Smith circulated to BCJ a revised Merger Agreement that reduced the transaction expense cap from $5,500,000 to $2,022,900, added provisions related to the then-new convertible note documentation, added provisions related to the revised Marketing Agreement, and clarified the resignations required for closing would be certain members of the board of directors of KindlyMD. Later that day, KindlyMD and BCJ returned the Merger Agreement with further updates, including an updated share count, revised timing for indebtedness repayment, and a modest increase in the transaction expense cap. Mr. Pickett, KindlyMD and Reed Smith had a call regarding the share issuances and option grants pursuant to the Key Employee Addenda and settlement agreements with KindlyMD’s financial advisors. The disclosure schedules were further updated and revised to include the issuance of certain shares and grant of certain options under the Key Employee Addenda to occur after signing and before the Closing of the Merger Agreement. On May 11, 2025, the parties mutually agreed that the Merger Agreement and the disclosure schedules were in final form.

On May 10, 2025, KindlyMD had a conference call with Kingswood Capital to review the proposed Merger Agreement and ancillary documents and to discuss KindlyMD’s financial position, including its cash flow needs and expense obligations to continue as a public company. KindlyMD provided to Kingswood Capital due diligence on its business, including cash flow reports, budgets, Board discussions regarding potential acquisitions, client reports, letters from its officers regarding the potential Merger, and other documents that were requested by Kingswood Capital. On May 11, 2025, after discussions with Mr. Pickett and after reviewing the documents provided, Kingswood Capital delivered a draft fairness opinion to KindlyMD, which was then presented to KindlyMD’s Board of Directors for review and discussion at a Board Meeting. A final, signed version of the fairness opinion was delivered by Kingswood Capital to KindlyMD once payment was made following the signing of the Merger Agreement.

Following the finalization of the Merger Agreement, the Board convened to consider the terms of the transaction. After careful review of the Merger Agreement, the fairness opinion, the process leading to its negotiation, and the advice of outside legal and financial advisors, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and its stockholders. The Board approved the Merger Agreement and recommended its adoption by the stockholders of the Company.

On May 12, 2025, Kindly and Nakamoto issued a joint press release announcing the execution of the Merger Agreement.

On May 18, 2025, the principal stockholders of KindlyMD, holding a majority of the voting power of the outstanding shares of KindlyMD Common Stock, delivered a written consent approving and adopting the Merger Agreement and the transactions contemplated thereby. This action satisfied the requisite stockholder approval under Utah law and the Company’s articles of incorporation.

Recommendation of the Board; Reasons for the Merger

After consideration of various factors as discussed below, on May 11, 2025, the Board has unanimously:

•        determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders;

•        determined that the PIPE Financing and the Debt Financing are fair to and in the best interests of the Company and its stockholders;

•        approved and declared advisable the Merger Agreement and the Transactions, including the Merger;

•        authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement and the consummation of the Transactions, including the Merger, the PIPE Financing and the Debt Financing, upon the terms and subject to the conditions set forth in the Merger Agreement, the Subscription Agreements and the Debenture Purchase Agreement, respectively;

•        recommended the adoption of the Merger Agreement by the stockholders of the Company;

•        recommended the adoption of the issuance of the Company Common Stock pursuant to the Subscription Agreements and Debenture Purchase Agreement by the stockholders of the Company; and

•        recommended each of the adoption of the Governance Proposal, The New Equity Incentive Plan Proposal, and the Convertible Share Issuance Proposal.

In evaluating the Merger Agreement, the Merger and the Transactions, the Board consulted with the Company’s senior management, as well as outside legal counsel and financial advisors. In the course of making its determination (1) that the Merger is fair to and in the best interests of the Company and its stockholders; (2) to approve and declare advisable the Merger Agreement and the Transactions, including the Merger; and (3) to recommend the adoption of the Merger Agreement by the stockholders of the Company, the Board considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Board believed supported its determination and recommendation and are not presented in any relative order of importance:

Business and Financial Condition.    The Board considered the Company’s business, financial performance and condition and future prospects and the risks and uncertainties attendant thereto.

Risks and Uncertainties.    The Board considered, among other factors, that the Company’s business and that its stockholders would continue to be subject to significant risks and uncertainties if the Company remained an independent public company, including:

•        risks and uncertainties related to the Company’s business, financial performance and condition and future prospects, including economic uncertainties, unfavorable conditions in the Company’s industry;

•        the current industry, economic and market conditions and trends in the markets in which the Company competes, including the on-going changes in such markets and the Company’s business and the risks and uncertainties attendant thereto, including evolving customer requirements and operating in a highly competitive and fragmented industry;

•        the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•        ongoing costs and expenses of remaining a public company.

Board Independence.    The Board considered the fact that the Board approved the Transactions following extensive discussions with the Company’s management team, financial advisors and outside legal counsel. Additionally, all of the directors on the Board were actively involved throughout the sale transaction process.

Strategic Alternatives.    The Board considered:

•        the results of the Company’s prior sale processes and discussions and its process of exploring, analyzing and evaluating its strategic alternatives, including remaining as an independent public company and pursuing the Company’s long-term business plan;

•        the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board, and with the assistance of independent financial advisors and outside legal counsel;

•        that, should any potential counterparty have been interested in pursuing a transaction with the Company prior to the Specified Time (as defined in the Merger Agreement), the Merger Agreement provided for the right, under certain circumstances, to furnish information to, and conduct negotiations with, third parties prior to the Specified Time, as more fully described below under the heading “Other Terms of the Merger Agreement — Ability to Respond to Unsolicited Acquisition Proposals;”

•        alternative means of creating stockholder value and pursuing the Company’s strategic goals (including pursuing the Company’s long-term business plan as an independent company) and the risks and uncertainties attendant thereto, and the Board’s belief that the Merger represents the best available alternative for maximizing value for the Company’s stockholders.

Financial Analyses and Opinion of Financial Advisor.    The Board considered the oral opinion of Kingswood Capital, subsequently confirmed in Kingswood Capital’s written opinion dated as of the same date on which the oral opinion was provided, to the Board, with respect to the fairness as of such date, from a financial point of view, to holders of Company Common Stock, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Kingswood Capital in rendering its opinion, as more fully described below in the section titled “The Merger and Related Transactions — Opinion of Kingswood Capital Partners.”

Majority Stockholder Consent.    The Board considered that the Majority Stockholders, which collectively controlled more than 50% of the aggregate voting power of the issued and outstanding shares of Company Common Stock as of May 12, 2025, had indicated that they would be willing to provide consent to the Transactions if requested and that the Company would solicit consent immediately following entry into the Merger Agreement.

Likelihood of Completion; Certainty of Payment.    The Board considered its belief that the Merger represented a transaction that would likely be consummated based on, among other factors:

•        the absence of any financing condition to the consummation of the Merger and Merger Partner’s delivery of the Promissory Note;

•        the fact that the Merger Agreement requires Merger Partner to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the Merger as further described below under the heading “The Merger Agreement — Efforts to Consummate; Legal Conditions to Merger;”

•        the exceptions contained within the “Public Company Material Adverse Effect” definition, which generally defines the standard for closing risk; and

•        the fact that the conditions to the closing of the Merger are specific and limited in scope.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the Transactions, including the costs of the Merger, interim operating covenants, and other risks of the type and nature described under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion is not meant to be exhaustive, but summarizes certain material factors considered by the Board in its evaluation of the Merger. After considering these and other factors, the Board concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Upon due consideration of these and other factors, the Board believed that, overall, the potential benefits of the Merger to the Company’s stockholders outweighed the risks and uncertainties of the Merger and adopted and approved the Merger Agreement, the Merger and the other Transactions and recommended that the stockholders adopt the Merger Agreement and approve the Merger based upon the totality of the information presented to and considered by the Board. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Required Stockholder Approval for the Merger and Related Transactions

Under Utah law and the Company’s certificate of incorporation, the adoption of the Merger Agreement and related Transactions by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of May 18, 2025, the date the May 18 Majority Stockholders delivered the May Written Consent, there were 7,305,286 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On May 18, 2025, following the execution of the Merger Agreement, the May 18 Majority Stockholders, which collectively beneficially owned 3,708,163 shares of Company Common Stock representing approximately 50.76% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered the

May Written Consent. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger or related Transactions and the May Proposals, and the Company will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the Transactions and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement, the approval of the Transactions or the approval of the May Proposals. No action by the stockholders of Merger Sub is required to complete the Merger and all requisite corporate action by and on behalf of Merger Partner required to complete the Merger has been taken.

As of June 19, 2025, the date the June 19 Majority Stockholders delivered the June Written Consent, there were 7,606,320 shares of Company Common Stock outstanding. On June 19, 2025, following the execution of the Additional Subscription Agreements, the June 19 Majority Stockholders, which collectively beneficially owned 3,813,927 shares of Company Common Stock representing approximately 50.14% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered the June Written Consent. As a result, no further action by any stockholder of the Company is required under applicable law or the Additional Subscription Agreements (or otherwise) to adopt the June Proposals, and the Company will not be soliciting your vote for or consent to the adoption or approval of the June Proposals and will not call a stockholders’ meeting for purposes of voting on the June Proposals.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Utah law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 16-10a-704 of the UBCA. This information statement and the notice attached hereto constitute notice to you from the Company of the May Written Consent and the June Written Consent as required by Utah law.

Opinion of Kingswood Capital Partners

Pursuant to an engagement letter, the Company retained Kingswood Capital as a financial advisor in connection with the Merger.

On May 11, 2025, Kingswood Capital delivered to the Board a draft written opinion that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger was fair, from a financial point of view, to the Company. Kingswood Capital later delivered to the Board a final written opinion dated May 11, 2025 with the same conclusion.

The full text of the written opinion of Kingswood Capital dated May 11, 2025, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this information statement and is incorporated herein by reference. The summary of the opinion of Kingswood Capital set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety.

Kingswood Capital’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger and related transactions related to the Merger, including the PIPE, and addressed, as of the date of the opinion, the fairness, from a financial point of view, of the Merger and related transactions and did not address any other aspect of the Merger. The issuance of Kingswood Capital’s opinion was approved by a fairness committee of Kingswood Capital. The opinion does not constitute a recommendation to the Board of the Company as to how it should vote with respect to the Merger or any other matter.

In arriving at its opinion, Kingswood Capital, among other things:

•        reviewed a draft dated May 10, 2025 of the Agreement and Plan of Merger;

•        reviewed and analyzed certain publicly available financial and other information for the Company, including filings with the SEC;

•        reviewed and analyzed certain relevant historical financial and operating data concerning the Company;

•        reviewed and analyzed certain internal financial analyses, including the cash burn model over the next year, projections as to cost and expenses;

•        reviewed and analyzed including equity research on comparable companies and certain other relevant financial and operating data furnished to us by the management of the Company;

•        discussed with certain members of the management of the Company the historical and current financial condition, business operations and prospects of the Company;

•        reviewed and analyzed certain operating results of each of the Company as compared to operating results and the reported price and trading histories of certain comparable publicly traded companies that it deemed relevant;

•        reviewed certain pro forma financial effects of the Merger;

•        reviewed and analyzed certain financial terms of the Agreement as compared to the publicly available financial terms of certain selected comparable business combinations that it deemed relevant; and

•        reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations as Kingswood Capital deemed relevant for the purposes of rendering its opinion.

In addition, Kingswood Capital held discussions with certain members of the management of the Company and Parent with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters Kingswood Capital believed necessary or appropriate to its inquiry.

In giving its opinion, Kingswood Capital relied upon the assumption that all information and documents provided to Kingswood Capital by the Company were accurate, genuine and complete in all material respects. Kingswood Capital did not conduct or was not provided with any valuation or appraisal of any assets or liabilities of the Company and assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since its last financial statement. Kingswood Capital also assumed that the Merger and the other transactions contemplated by the Agreement and Plan of Merger will be consummated as described in the Agreement and Plan of Merger and that the final form of the Agreement and Plan of Merger would not differ in any material respect from the draft thereof furnished to Kingswood Capital. Kingswood Capital also assumed that the representations and warranties made by each party in the Agreement and Plan of Merger Agreement and Plan of Merger are true and correct in all respects material to its analysis. The opinion of Kingswood Capital did not address any legal, regulatory, tax or accounting matters related to the Merger as assumed the Company received advice made by advisors to the Company with respect to such issues. Kingswood Capital further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the Company, or the contemplated benefits of the Merger.

The projections furnished to Kingswood Capital were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to Kingswood Capital in connection with Kingswood Capital’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Kingswood Capital’s opinion was necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated as of the date of such opinion. Kingswood Capital’s opinion noted that subsequent developments may affect Kingswood Capital’s opinion, and that Kingswood Capital does not have any obligation to update, revise, or reaffirm such opinion and expressly disclaims any responsibility to do so. Kingswood Capital’s opinion is limited to the fairness, from a financial point of view, of the Merger, and Kingswood Capital has expressed no opinion on the Company’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to the Company. Furthermore, Kingswood Capital expressed no opinion with respect to the prices or ranges of prices at which shares or the securities will trade at any time, including following the announcement or consummation of the Merger, or as to the potential effects of volatility in the credit, financial, and stock markets on the Company or the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger with respect to the fairness of any such compensation.

The terms of the Agreement and Plan of Merger were determined through arm’s length negotiations, and the decision to enter into the Agreement and Plan of Merger was solely that of the Board. Kingswood Capital’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management with respect to the Merger.

As a part of its investment banking business, Kingswood Capital is regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Kingswood Capital was selected to advise the Company with respect to the Merger on the basis of, among other things, such experience, its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates. For its financial advisory services, the Company agreed to pay Kingswood Capital a total fee in the amount of $110,000, which has been fully paid by the Company.

PIPE Financings and Debt Financing

Contemporaneously with the execution of the Merger Agreement, certain Subscribers entered into Subscription Agreements with KindlyMD in an aggregate amount of approximately $511.7 million, pursuant to which KindlyMD agreed to issue, and the Subscribers agreed to purchase, shares of Company Common Stock at a purchase price of $1.12 per share and/or Pre-Funded Warrants, in the PIPE Financing. The PIPE Financing will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Additionally, on June 19, 2025, the Company subsequently entered into Additional Subscription Agreements, with Additional Subscribers in an aggregate amount of $51.5 million. Under these Additional Subscription Agreements, the Company agreed to issue and sell to the Additional Subscribers shares of Company Common Stock at a purchase price of $5.00 per share in a private placement on substantially similar terms as the Initial Subscription Agreements. (The Additional PIPE Financing will each be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The net proceeds from the PIPE Financings are intended to be used by KindlyMD to purchase Bitcoin and for working capital and general corporate purposes.

The Closing of the PIPE Financings are contingent upon, and will occur substantially concurrently with, the Closing of the Merger and the satisfaction or waiver of customary closing conditions. The Subscribers’ obligation to close is also subject to their consent to any amendments, modifications, or waivers to the terms of the Merger Agreement that would reasonably be expected to materially and adversely affect the economic benefits the Subscribers would reasonably expect to receive under the Subscription Agreements, among other customary closing conditions.

Pursuant to the Subscription Agreements, KindlyMD has agreed to use commercially reasonable efforts to file with the SEC, within thirty (30) calendar days after the consummation of the PIPE Financings, a registration statement registering the resale of the Registrable Securities (as defined in the Subscription Agreement). KindlyMD shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies KindlyMD that it will review the registration statement) following the Closing. KindlyMD is also obligated to maintain the effectiveness of the registration statement for a period ending on the earlier of (A) the date the Subscriber ceases to hold any Registrable Securities, (B) the date all Registrable Securities held by the Subscriber may be sold without restriction under Rule 144, or (C) three years from the effective date of the registration statement.

Each Subscription Agreement shall terminate and be void and of no further force and effect upon the earliest to occur of (1) such date and time as the Merger Agreement is validly terminated in accordance with its terms; (2) the mutual written agreement of the respective parties to terminate such agreement; (3) if any of the conditions to closing are not satisfied or capable of being satisfied on or prior to the Closing and, as a result, the transactions contemplated by the Subscription Agreement will not be or are not consummated at Closing; or (4) at the election of the Subscriber, on or after November 14, 2025.

The form of Subscription Agreement is included as Annex C to this information statement, and the foregoing description thereof is qualified in its entirety by reference to the full text of the form of Subscription Agreement and the terms of which are incorporated by reference herein.

Secured Convertible Debenture Purchase Agreement

On May 12, 2025, KindlyMD entered into the Debenture Purchase Agreement with the Convert Investor, under which the Company agreed to sell and issue to the Convert Investor a Convertible Debenture in aggregate Principal Amount of $200.0 million (in exchange for cash or bitcoin equal to 96% of the Principal Amount. The Company expects to close the issuance of the Convertible Debenture in connection with the Merger, subject to customary closing conditions. The Convertible Debenture will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act.

The Convertible Debenture bears interest at a rate of 0.00% per annum for the first two years, and 6.00% per annum for the third year and is payable on the Maturity Date or earlier redemption date. The interest rate will increase to a rate of 18.0% per annum upon the occurrence and during the continuance of an event of default under the Convertible Debenture. The Convertible Debenture will be secured by Bitcoin having a value of not less the $400 million.

The Convertible Debenture provides that the Investor may convert all or any portion of the principal amount of the Convertible Debenture, together with any accrued and unpaid interest thereon, at an initial conversion price of $2.80 (the “Fixed Price”), which is subject to a one-time, downward only reset equal to 130% of the volume weighted average price reported by Bloomberg as of the last trading day prior to the date of effectiveness of the registration statement with respect to the resale of the Company Common Stock issuable upon conversion of the Convertible Debenture or, if the Company has an effective shelf registration statement on Form S-3, on the Closing Date, subject to a $2.00 floor price. The Investor is not permitted to convert the Convertible Debenture to the extent that the shares of Company Common Stock deliverable upon conversion thereof would exceed the Exchange Cap without prior stockholder approval.

The Company has the right to redeem the Convertible Debenture if (i) the volume-weighted average price of the Company Common Stock is less than the Fixed Price and it provides the Investor at least 10 trading days’ notice or (ii) the volume-weighted average price of the Company Common Stock is equal to or greater than $4.50 and it provides the Investor at least 30 trading days’ notice, and in each case, at a redemption price equal to 101.5% of the principal amount redeemed plus accrued and unpaid interest thereon if redeemed within the first twelve months, 103.0% if redeemed between twelve and twenty-four months, and 105.0% if redeemed between twenty-four and third-six months (the “Payment Premium”). Following such notice and prior to the respective redemption, the Investor shall have the right to elect to convert all or any portion of the outstanding principal plus all accrued and unpaid interest, plus the Payment Premium.

The Convertible Debenture includes customary covenants and events of default that are typical for transactions of this type and certain affirmative and negative covenants. Additionally, the Company agreed to use proceeds from PIPE and Debt Financings first, to purchase bitcoin in the marketplace in the amount of $400 million, which amount will serve as collateral to the Convertible Debenture, before being used for general corporate purposes. Additionally, the Company agreed to use a majority of the net proceeds in the initial PIPE Financing to purchase bitcoin. The company also agreed that, without the consent of the holder of the Convertible Debenture or until the Convertible Debenture has been repaid, the Company will not, among other things, (i) amend its organizational documents in an manner adverse to the holder, (ii) incur or guarantee certain debt other than what is permitted under the Convertible Debenture, (iii) create any liens on the property and assets of the company other than was is permitted under the Convertible Debenture, (iv) make any prepayments in respect of any related party debt, (v) enter into, agree to enter into, or effect certain variable rate transactions other than with the holder of the Convertible Debenture. The closing of the Debt Financing is subject to customary closing conditions, in addition to: (1) the consummation of the Merger and the Investor’s consent to any amendments, modifications, or waivers to the terms of the Merger Agreement that would reasonably be expected to materially and adversely affect the economic benefits of the Investor, (2) the approval of KindlyMD’s stockholders for the issuance of the shares in excess of the Exchange Cap pursuant to the Debt Financing, and (3) the completion of a common equity financing of at least $500.0 million.

Pursuant to the Debenture Purchase Agreement, KindlyMD has agreed to certain obligations to register and maintain the registration of the secured convertible debenture and the shares of Company Common Stock underlying the debenture, including that, on or before the Closing Date, KindlyMD and the Investor will execute and deliver a

Registration Rights Agreement. Under this agreement, KindlyMD shall be required to provide certain registration rights under the Securities Act and applicable state securities laws for the resale of the secured convertible debenture and the shares of Company Common Stock issuable upon conversion of the debenture.

The Debenture Purchase Agreement may be terminated and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) August 31, 2025.

At closing, in connection with the issuance of the Notes, (i) KindlyMD and YA II PN, Ltd., as collateral agent, will enter into a Pledge and Security Agreement, and (ii) KindlyMD will enter into a Bitcoin Escrow Account Control Agreement. In addition, a global guaranty agreement will be entered into by certain subsidiaries of KindlyMD in favor of the Investor. In addition, KindlyMD will issue 3.0 million unregistered shares of its Common Stock to the Investor as fee shares, and will pay a one-time due diligence and structuring fee, as well as reimburse the Investor for certain legal expenses.

The form of Secured Convertible Debenture Purchase Agreement is included as Annex D to this information statement, and the foregoing description thereof is qualified in its entirety by reference to the full text of the form of Secured Convertible Debenture Purchase Agreement and the terms of which are incorporated by reference herein.

Ancillary Agreements

Registration Rights Agreement

On the Closing Date, the Company will enter into a Registration Rights Agreement (the “RRA”) with the Nakamoto Stockholders pursuant to which, among other things and subject to certain limitations set forth therein, certain Holders have customary demand registration rights and the Company is obligated to prepare and file a registration statement registering the offer and sale of all of their Company Common Stock.

In addition, pursuant to the RRA, Mr. Bailey will have the right to require the Company, subject to certain limitations set forth therein, to effect a distribution of any or all of their shares of Company Common Stock by means of an underwritten offering. The Company is not obligated to effect any underwritten offering unless the dollar amount of Mr. Bailey’s registrable securities is reasonably likely to result in gross sale proceeds of at least $25 million. The RRA also provides the Nakamoto Stockholders with certain customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances.

The form of RRA is filed as Exhibit 10.5 to this Current Report, and the foregoing description thereof is qualified in its entirety by reference to the full text of the form of RRA and the terms of which are incorporated by reference herein.

Marketing Services Agreement

The Master Marketing Services and Strategic Partnership Agreement, dated May 12, 2025 (the “Marketing Services Agreement”), was entered into by BTC Inc., Nakamoto, the Seller Representative (as defined in the Marketing Services Agreement), and certain Sellers named therein, under which BTC Inc. agreed to provide certain marketing and advertising services to Nakamoto.

Pursuant to the Marketing Services Agreement, BTC Inc. was engaged to deliver marketing and advertising services to Nakamoto, with the specifics of each engagement to be outlined in individual SOWs. The Marketing Services Agreement has an initial term of four years, after which it automatically renews for successive one-year periods unless either party provides at least sixty days’ written notice of non-renewal. After the initial term, either party may terminate the Marketing Services Agreement for convenience with thirty days’ written notice. The Marketing Services Agreement also provides for termination for cause, such as a material breach that remains uncured after notice, or in connection with certain closing events related to the sale or transfer of shares. Upon termination, BTC Inc. is required to deliver all work product and materials to Nakamoto, and Nakamoto must pay for authorized work performed up to the effective date of termination.

With respect to intellectual property, the Marketing Services Agreement stipulates that all materials and work product created by BTC Inc. in connection with the services are the sole and exclusive property of BTC Inc. However, Nakamoto is granted a perpetual, worldwide, royalty-free, fully paid-up, non-exclusive license to use, modify, display, distribute, and create derivative works from the work product. Nakamoto retains ownership of its pre-existing intellectual property, and any of Nakamoto’s proprietary information incorporated into the work product remains the property of Nakamoto, subject to a license back to BTC Inc. for use in connection with the services.

The Marketing Services Agreement imposes strict confidentiality obligations on both parties, requiring them to protect each other’s proprietary and confidential information with at least the same degree of care as they use for their own similar information. The parties are also required to comply with all applicable data privacy laws regarding any personal information exchanged in connection with the services. BTC Inc. may only use Nakamoto’s personal information as necessary to fulfill its obligations under the Marketing Services Agreement and is required to implement appropriate security measures to protect such information.

A significant feature of the Marketing Services Agreement is the establishment of a strategic relationship between the parties, which includes the grant of certain option rights. Following a “Qualifying Event,” which is defined as either a firm commitment underwritten initial public offering of Nakamoto or a transaction resulting in Nakamoto becoming a subsidiary of a publicly traded company, Nakamoto is granted a call right, and the Sellers are granted a put right, to require the purchase or sale of all shares of BTC Inc. (“Option Shares”). The valuation of BTC Inc. for purposes of these option rights is determined based on a formula involving BTC Inc’s then-current EBITDA for a specified measurement period and a multiple reflecting market comparables, as determined by an agreed-upon investment bank. The Marketing Services Agreement sets forth detailed procedures for the exercise of these rights, including the delivery of valuation statements, periods for objection and negotiation, and, if necessary, resolution of disputes by an independent accounting firm whose determinations are final and binding.

The parties further agree to cooperate and take all necessary actions to effectuate the transfer of Option Shares if the call or put rights are exercised. This includes entering into definitive agreements containing customary representations, warranties, and covenants, as well as complying with tax structuring requirements to ensure the intended tax treatment of the transaction. BTC is also required to provide Nakamoto with regular financial statements and other information as reasonably requested.

The Marketing Services Agreement is governed by the laws of the State of Tennessee, with disputes subject to a process of good faith negotiation and mediation, and, if unresolved, litigation in the courts of New York. Liability under the Marketing Services Agreement is limited, with the exception of indemnification obligations, to the aggregate amounts paid or payable in the preceding year, and excludes indirect, incidental, or consequential damages.

Assignment Agreement

Concurrently with the Closing, each of KindlyMD, Nakamoto, and BTC Inc will enter an Assignment Agreement. Pursuant to the Assignment Agreement, Nakamoto will assign to KindlyMD all of its rights and delegate all of its obligations under that certain Marketing Services Agreement. KindlyMD will accept the assignment and agree to assume and perform all obligations of Nakamoto under the Marketing Services Agreement from and after the effective date of the Assignment Agreement.

The Assignment Assumption Agreement provides that the per share price for any equity consideration to be issued under the Marketing Services Agreement will be equal to the PIPE Price Per Share. The aggregate consideration to be received by the stockholders of BTC Inc. upon exercise of any call or put rights under the Marketing Services Agreement (i) will not exceed 600.0 million shares of Company Common Stock and (ii) will be calculated based on an industry standard multiple, not to be less than 10, of the EBITDA of BTC Inc. and its subsidiaries, with such EBITDA to equal or exceed $4,500,000, divided by the PIPE Price Per Share, as determined by a mutually agreed upon investment bank.

The Assignment Assumption Agreement includes customary representations and warranties from each of Nakamoto and KindlyMD regarding their authority and capacity to enter into the agreement, the status of the Assigned Contract, and the absence of outstanding liabilities as of the effective date. The parties also agreed to mutual indemnification for breaches of the agreement, subject to customary exceptions and limitations.

Promissory Note

On the May 12, 2025, KindlyMD and its affiliates entered into a Promissory Note in favor of the Lender in the principal amount of up to $1.75 million. The Promissory Note will be issued in connection with the Merger Agreement. Under the terms of the Promissory Note, the Lender may make advances to the Company in an aggregate principal amount not to exceed $1.75 million, with individual advances capped at $350,000 in any calendar month. Advances may be requested by the Company in writing prior to September 30, 2025, and are subject to satisfaction of certain conditions precedent, including the delivery of a monthly budget satisfactory to the Lender and the absence of any default.

The Promissory Note matures on the earliest of (i) November 14, 2025, (ii) the Closing Date (as defined in the Merger Agreement), (iii) the termination of the Merger Agreement, or (iv) the date upon which the obligations become due by required prepayment, declaration, acceleration, demand, or otherwise. The Company may prepay the Promissory Note in whole or in part at any time without premium or penalty, upon at least five business days’ notice. In addition, the Company is required to make mandatory prepayments from the proceeds of any exercise of Public Company Warrants (as defined in the Merger Agreement), up to the outstanding principal amount.

The Promissory Note is secured by an all assets Pledge and Security Agreement, dated as of May 12, 2025, by and among KindlyMD and its affiliates and the Lender. Proceeds of the Promissory Note are to be used for general corporate purposes consistent with the monthly budget approved by the Lender, and may not be used to purchase or carry “margin stock” as defined under Regulation U of the Board of Governors of the Federal Reserve System. The Company is subject to customary affirmative and negative covenants, including restrictions on the incurrence of additional indebtedness, creation of liens, mergers or consolidations, formation or acquisition of subsidiaries, and requirements to provide financial reporting and operational information, monthly budgets, and variance reports to the Lender.

The Promissory Note includes customary events of default, such as non-payment, breach of covenants, false representations or warranties, bankruptcy or insolvency events, and other events that would permit the Lender to terminate its obligations under the Merger Agreement. Upon an event of default, the outstanding principal becomes immediately due and payable, and the Lender may exercise rights of set-off and other remedies.

The Merger Consideration

At the Effective Time, solely by virtue of the Merger and without any action by any stockholder, the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of Company Common Stock based on a price per share of $1.12. Shares of Merger Sub’s common stock will be converted into shares of common stock of the Surviving Corporation. No fractional shares will be issued; instead, cash will be paid in lieu of fractional shares.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the Transactions. We also encourage you to read the Form of Subscription Agreement, which is attached as Annex C to this information statement; the Debenture Purchase Agreement, which is attached as Annex D to this information statement; the Marketing Agreement, which is attached as Annex E to this information statement; the Form of Second Amended and Restated Articles of Incorporation, which is attached as Annex F to this information statement; the Form of Amended and Restated Bylaws, which is attached as Annex G to this information statement and the Form of Kindly MD Inc.’s 2025 Equity Incentive Plan, which is attached as Annex H to this information statement.

Treatment of Company Equity Awards in the Merger

Company Options, Company RSUs and Incentive Awards

As of the date of the Effective Time, the Company has outstanding options to purchase 144,210 shares of Company Common Stock, 3,166,134 shares of Restricted Company Common Stock, and no outstanding restricted stock units. These awards, collectively referred to as “Incentive Awards,” have been granted pursuant to the Company’s equity incentive plans, including the 2022 Equity Incentive Plan (as defined in the Merger Agreement), and are governed by the terms of those plans and the applicable award agreements.

Each Incentive Award, whether outstanding or previously exercised or settled, was duly authorized and granted in accordance with the applicable plan and all relevant laws and regulations. The Merger Agreement requires that, with respect to each Incentive Award, the parties set forth the date of grant, number of awards originally granted, exercise price (if applicable), vesting schedule, current vesting status, and the intended treatment of each award in connection with the Merger in the Company Disclosure Schedule. In connection with the closing of the Merger, the Board adopted the New Equity Incentive Plan, subject to stockholder approval, which will provide for an aggregate share reserve equal to ten percent (10%) of the fully diluted Company Common Stock as of immediately after closing. The Company will file a registration statement on Form S-8 to register the shares reserved under the New Incentive Plan as soon as reasonably practicable after becoming eligible to do so. The treatment of existing Incentive Awards, including any acceleration, conversion, or cancellation, will be carried out in accordance with the terms of the Merger Agreement and the applicable equity plans, ensuring that award holders are treated in a manner consistent with the contractual and legal requirements governing their awards.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the Merger Agreement, directors and officers of KindlyMD will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this information statement entitled “The Merger Agreement — Survival; Indemnification.”

Registration and Listing of Company Common Stock

The Company will continue the listing of Company Common Stock on Nasdaq and cause the shares of Company Common Stock issued in connection with the Merger to be approved for listing on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with the Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to the Company all information concerning Merger Partner and its equityholders that may be required or reasonably requested in connection with the Nasdaq listing.

Payment of Per Share Merger Consideration

At or immediately prior to the Effective Time of the Merger, the Company will deposit with an exchange agent (the “Exchange Agent”), the shares of Company Common Stock and cash sufficient to pay for any fractional shares and related distributions, for the benefit of holders of Merger Partner Common Stock. Promptly after the Effective Time, the Exchange Agent will send each holder of record instructions and a letter of transmittal for surrendering their stock certificates in exchange for the merger consideration.

Upon surrender of a valid certificate and required documents, each holder will receive: (i) the number of whole shares of Company Common Stock they are entitled to under the Merger Agreement; (ii) cash in lieu of any fractional shares (calculated based on the last reported sale price of Company Common Stock prior to the Effective Time), and (iii) any dividends or distributions declared after the Effective Time with respect to such shares.

No fractional shares will be issued. Any portion of the merger consideration that remains unclaimed one year after the Effective Time will be returned to the Company, and holders will thereafter look only to the Company for payment. The Exchange Agent and Company may deduct and withhold any required taxes from payments. If a certificate is lost, stolen, or destroyed, payment will be made upon receipt of an affidavit and, if required, a bond of indemnity.

Transaction Litigation

As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the anticipated U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of Merger Partner Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this information statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretations could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (“IRS”) or courts will not adopt a position that is contrary to the description included in the following summary.

This discussion is limited to U.S. Holders who hold their Merger Partner Common Stock as a “capital asset” (generally, property held for investment) purposes. This summary does not address all tax considerations that may be relevant to a particular type of person in light of their particular circumstances. In particular, this summary does not address the U.S. federal income tax consequences of the Merger to persons subject to special treatment under the U.S. federal income tax laws, such as:

•        partnerships and other pass-through entities;

•        banks and other financial institutions;

•        tax-exempt organizations and pension funds;

•        individual retirement accounts;

•        insurance companies;

•        brokers, dealers or traders in securities;

•        real estate investment trusts and regulated investment companies;

•        persons who own, or are deemed to own, 5% or more, by voting power or value, of stock of Merger Partner, including the Merger Partner Common Stock;

•        persons who acquired their Merger Partner Common Stock through the exercise of options or similar derivative securities or otherwise as compensation or in connection with the performance of services;

•        persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•        persons who hold their Merger Partner Common Stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

•        persons who have entered into a constructive sale of their Merger Partner Common Stock under the Code;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        corporations that accumulate earnings to avoid U.S. federal income tax; and

•        U.S. expatriates.

In addition, the following summary does not address (i) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Merger, or (iii) the tax on net investment income or the alternative minimum tax. If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Merger Partner Common Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their own tax advisors about the tax consequences of the Merger to them.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Merger Partner Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or a resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        a trust that (i) is subject to the supervision of a court within the United States and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•        an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “Non-U.S. Holder” means a beneficial owner of Merger Partner Common Stock that is neither a U.S. Holder nor a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

U.S. Federal Income Tax Consequences of the Merger Generally

The Company, Merger Sub, and Merger Partner each intend that the Merger and the PIPE Financing, together and as part of a single integrated transaction, shall qualify as an exchange by the holders of Merger Partner Common Stock for Company Common Stock pursuant to Section 351(a) of the Code (the “Intended Tax Treatment”). However, Section 351(e)(1) of the Code provides that even if an exchange otherwise satisfies all the requirements of Section 351(a) of the Code, Section 351 of the Code shall not apply to a transfer of property to an “investment company”. Whether the Company is an investment company for purposes of Section 351(e)(1) of the Code will depend in part on the gross value of the assets of the Company immediately after the Merger and whether Bitcoin is treated as a “security” for purposes of Section 351(e)(1) of the Code, each of which is uncertain.

The Merger is not conditioned on the receipt of an opinion of counsel that the Merger and the PIPE Financing, together and as part of a single integrated transaction, will qualify for the Intended Tax Treatment, and there can be no assurance that such an opinion of counsel can or will be obtained. In addition, neither Merger Partner nor the Company has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the Merger to holders of Merger Partner Common Stock. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the Intended Tax Treatment.

ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER.

U.S. Federal Income Tax Consequences to U.S. Holders if the Intended Tax Treatment Applies

If the Intended Tax Treatment applies, the following U.S. federal income tax consequences would result for U.S. Holders of Merger Partner Common Stock:

•        gain or loss generally will not be recognized upon the exchange of Merger Partner Common Stock for Company Common Stock in the Merger;

•        the aggregate basis of the Company Common Stock received in the Merger by such U.S. Holder generally will be the same as the aggregate basis of the Merger Partner Common Stock exchanged therefor; and

•        the holding period of the Company Common Stock received in the Merger by such U.S. Holder generally will include the holding period of the Merger Partner Common Stock exchanged therefor.

U.S. Federal Income Tax Consequences to U.S. Holders if the Intended Tax Treatment Does Not Apply

If the Intended Tax Treatment does not apply, then a U.S. Holder that exchanges Merger Partner Common Stock for Company Common Stock in the Merger generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Effective Time) of the Company Common Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the Merger Partner Common Stock exchanged therefor. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Merger Partner Common Stock exceeds one year. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

A Non-U.S. Holder that exchanges Merger Partner Common Stock for Common Company Stock in the Merger generally is not expected to be subject to U.S. federal income tax on any gain realized on such exchange, unless the Intended Tax Treatment does not apply, and:

•        the gain, if any, is effectively connected with the Non-U.S. Holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•        the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met.

Regulatory Approvals

Each of the parties to the Merger Agreement is required to use its reasonable best efforts to take all actions necessary, proper or advisable to ensure that the conditions to the merger are satisfied and that the merger is consummated as promptly as practicable. In particular, the parties are required to use reasonable best efforts to obtain necessary governmental consents and approvals and make necessary filings, including filings under the Hart-Scott-Rodino Act and appropriate filings under other applicable antitrust or related laws. We are also required to cooperate to obtain necessary or advisable consents, approvals or waivers from third parties and to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any governmental authority vacated or reversed. Notwithstanding the foregoing, no party is required to (and the Company cannot without Merger Party’s consent) commit to any material divestiture transaction or agree to any restriction on its business, or agree to hold separate any part of its or their businesses.

Working Capital and Promissory Note

On May 12, 2025, KindlyMD and its affiliates entered into a non-interest-bearing promissory note (the “Promissory Note”) in favor of BTC Inc. (“Lender”) in the principal amount of up to $1.75 million. The Promissory Note was issued in connection with the Merger Agreement. Under the terms of the Promissory Note, the Lender may make advances to the Company in an aggregate principal amount not to exceed $1.75 million, with individual advances capped at $350,000 in any calendar month. Advances may be requested by the Company in writing prior to September 30, 2025, and are subject to the satisfaction of certain conditions precedent, including the delivery of a monthly budget satisfactory to the Lender and the absence of any default.

The Promissory Note matures on the earliest of (i) November 14, 2025, (ii) the Closing Date (as defined in the Merger Agreement), (iii) the termination of the Merger Agreement, or (iv) the date upon which the obligations become due by required prepayment, declaration, acceleration, demand, or otherwise. The Company may prepay the Promissory Note in whole or in part at any time without premium or penalty, upon at least five business days’ notice. In addition, the Company is required to make mandatory prepayments from the proceeds of any exercise of Public Company Warrants (as defined in the Merger Agreement) up to the outstanding principal amount.

The Promissory Note is secured by an all assets Pledge and Security Agreement, dated as of May 12, 2025, by and among KindlyMD and its affiliates and the Lender. Proceeds of the Promissory Note are to be used for general corporate purposes consistent with the monthly budget approved by the Lender and may not be used to purchase or carry “margin stock” as defined under Regulation U of the Board of Governors of the Federal Reserve System. The Company is subject to customary affirmative and negative covenants, including restrictions on the incurrence of additional indebtedness, creation of liens, mergers or consolidations, formation or acquisition of subsidiaries, and requirements to provide financial reporting and operational information, monthly budgets, and variance reports to the Lender.

The Promissory Note includes customary events of default, such as non-payment, breach of covenants, false representations or warranties, bankruptcy or insolvency events, and other events that would permit the Lender to terminate its obligations under the Merger Agreement. Upon an event of default, the outstanding principal becomes immediately due and payable, and the Lender may exercise rights of set-off and other remedies.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this information statement are not complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about the Company, Merger Partner or Merger Sub. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, as described under the heading “Where You Can Find More Information” beginning on page 115.

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The rights and obligations of the parties under the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this information statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Merger Partner, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Merger Partner by the Company and Merger Sub in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Merger Partner and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the Agreement Date. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Merger Partner and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential Company disclosure schedules to the Merger Agreement (the “Company Disclosure Schedules”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Merger Partner, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

The Merger

Effects of the Merger; Certificate of Incorporation; Bylaws; Officers and Directors

Upon the terms and subject to the conditions of the Merger Agreement, as of and at the Effective Time, Merger Sub will merge with and into Merger Partner in accordance with the Delaware General Corporate Law (“DGCL”). Merger Partner will be the Surviving Corporation, will become a wholly owned direct subsidiary of the Company and will continue to exist following the Merger and the separate existence of Merger Sub will cease.

The certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time will be amended and restated, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in the applicable provisions of the DGCL. The directors and officers of Merger Partner immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation as of the Effective time.

Closing and Effective Time

The Closing will take place at 10:00 a.m., New York City time, on a date to be specified by Merger Partner and the Company, which will be no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to Closing (described under the caption “Conditions to Completion of the Merger”) (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at the Closing) or such other time mutually agreed to in writing by Merger Partner and the Company. The date upon which the Closing shall actually occur pursuant to the Merger Agreement is referred to herein as the “Closing Date.” At the Closing, the Company will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger or at such later time or date as is agreed by Merger Partner and the Company and specified in the certificate of merger.

Treatment of the Parties’ Common Stock

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, solely by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner’s common stock or any shares of capital stock of Merger Sub:

(i)     each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(ii)    all shares of Class A common stock, par value $0.01 per share of Merger Partner (“Merger Partner Class A Common Stock”), and Class B common stock, par value $0.01 per share of Merger Partner (“Merger Partner Class B Common Stock” and, together with Merger Partner Class A Common Stock, “Merger Partner Common Stock”) that are held in treasury immediately prior to the Effective Time will be cancelled and will cease to exist and no stock of the Company or other consideration will be delivered in exchange therefor.

(iii)   each share of Merger Partner Class A Common Stock (other than shares to be cancelled in accordance with the preceding clause (ii) and any Dissenting Shares (as defined in the Merger Agreement)) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive from us the number of validly issued, fully paid and nonassessable shares of the Company Common Stock equal to the Class A Exchange Ratio (as defined in the Merger Agreement).

(iv)   each share of Merger Partner Class B Common Stock (other than shares to be cancelled in accordance with the preceding clause (ii) and any Dissenting Shares (as defined in the Merger Agreement)) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive from us the number of validly issued, fully paid and nonassessable shares of the Company Common Stock equal to the Class B Exchange Ratio (as defined in the Merger Agreement).

Treatment of Company Equity Awards and Adoption of a New Equity Incentive Plan

As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:

Existing Company Equity Awards

Each Incentive Award, whether outstanding or previously exercised or settled, was duly authorized and granted in accordance with the applicable plan and all relevant laws and regulations. The treatment of existing Incentive Awards, including any acceleration, conversion, or cancellation, will be carried out in accordance with the terms of the Merger Agreement and the applicable equity plans, ensuring that award holders are treated in a manner consistent with the contractual and legal requirements governing their awards.

New Incentive Plan

Pursuant to the Merger Agreement, on May 18, 2025, our Board adopted and our stockholders approved the New Equity Incentive Plan, the form of which is included as Annex H in this information statement. The New Equity Incentive Plan will be effective as of one (1) day prior to the Closing Date, which provides for an aggregate share reserve thereunder equal to ten percent (10%) of the fully diluted Company Common Stock as of immediately after Closing. Pursuant to the Merger Agreement, we will file a registration statement on Form S-8 registering the shares of Company Common Stock reserved for issuance under the New Plan as soon as reasonably practicable after we become eligible to use such form.

Exchange of Certificates

At or immediately prior to the Effective Time and in accordance with the terms of the Merger Agreement, we will deposit with an Exchange Agent designated by us and reasonably acceptable to Merger Partner, for the benefit of the holders of shares of Merger Partner Common Stock, for exchange, through the Exchange Agent, (i) certificates representing the shares of Company Common Stock (such shares of Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, the “Exchange Fund”) issuable in exchange for outstanding shares of Merger Partner Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares and (iii) any dividends or distributions to which holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock (the “Certificates”), whose shares were converted into the right to receive shares of Company Common Stock, may be entitled.

As soon as reasonably practicable after the Effective Time and in accordance with the terms of the Merger Agreement, the Exchange Agent will mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock (plus cash in lieu of fractional shares, if any, of Company Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and us, the holder of such Certificate will be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole shares of Company Common Stock which such holder has the right to receive plus cash in lieu of fractional shares and any dividends or distributions then payable, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Merger Partner Common Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of whole shares of Company Common Stock plus cash in lieu of fractional shares and any dividends or distributions may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock, and from and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in the Merger Agreement, subject to applicable law in the case of Dissenting Shares.

To the extent permitted by applicable law, none of the Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Merger Partner Common Stock or Company Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate will not have been surrendered immediately prior to such date on which any shares of Company Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to the Merger Agreement would otherwise escheat to or become the property of any Governmental Entity, such Certificate and any such shares of Company Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

Appraisal Rights

No appraisal or dissenters’ rights are available to our stockholders under Utah law, our certificate of incorporation or bylaws with respect to the corporate actions described herein.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Merger Partner and Merger Sub.

Some of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Material Adverse Effect” or words of similar import. For purposes of the Merger Agreement, “Public Company Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur:

(i)     changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or any other jurisdiction;

(ii)    changes or events after the date of the Merger Agreement affecting the industry or industries in which the Company and its subsidiaries operate generally;

(iii)   changes after the date of the Merger Agreement in generally accepted accounting principles or requirements or the interpretation thereof, regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world generally or acts of war (whether or not declared), armed or unarmed hostilities or attacks (including any widespread cybersecurity breaches, social unrests and protests, generally), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(iv)   changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in the Merger Agreement);

(v)    any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism;

(vi)   a change in the public trading price of Company Common Stock or the implications hereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur);

(vii)  a change in the trading volume of Company Common Stock, the announcement of the Merger Agreement or the pendency of the transactions contemplated hereby;

(viii) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or

(ix)   any failure by the Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;

except, in each case of clauses (i), (ii), (iii), (iv), and (v), to the extent that such changes or events have had a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industry or industries in which the Company and its subsidiaries operate. Provided, in the case of clauses (vi), (vii), (viii), and (ix), the underlying cause of such changes or failures shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from the definition of Public Company Material Adverse Effect as defined in the Merger Agreement.

For purposes of the Merger Agreement, “Merger Partner Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Merger Partner, taken as a whole; provided, however, that none of the following shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur:

(i)     changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or any other jurisdiction;

(ii)    changes or events after the date of the Merger Agreement affecting the industry or industries in which Merger Partner operates generally;

(iii)   changes after the date of the Merger Agreement in generally accepted accounting principles or requirements or the interpretation thereof;

(iv)   changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity;

(v)    any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism;

(vi)   the announcement of the Merger Agreement or the pendency of the transactions contemplated hereby; or

(vii)  any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (vii), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);

except, in each case of clauses (i), (ii), (iii), (iv), and (v), to the extent that such changes or events have had a disproportionate effect on Merger Partner, taken as a whole, relative to the other participants in the industry or industries in which Merger Parter operates.

In the Merger Agreement, the Company and Merger Sub have made customary representations and warranties to Merger Partner that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the Company Disclosure Schedule. These representations and warranties relate to, among other things:

•        due organization, valid existence, good standing, and authority to conduct business with respect to the Company and its subsidiaries and Merger Sub;

•        capitalization;

•        the Company’s and Merger Sub’s corporate or other power and authority to enter into the Merger Agreement and consummate the Transactions, and the enforceability of the Merger Agreement;

•        the Written Consent will satisfy the necessary vote of the Company’s stockholders in connection with the Merger Agreement;

•        the adoption of the Merger Agreement by the Company in its capacity as the sole stockholder of Merger Sub;

•        the necessary approval of the Board;

•        required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereunder;

•        the absence of conflicts with, or violations of, organizational documents, laws, orders, or material contracts, in each case as a result of the Company’s execution, delivery and performance of the Merger Agreement;

•        the Company’s SEC filings and financial statements;

•        the Company’s internal controls over financial reporting and disclosure controls and procedures;

•        the absence of undisclosed liabilities;

•        between December 31, 2024 and the Agreement Date, KindlyMD and its subsidiaries have conducted their respective businesses only in the Ordinary Course of Business (as defined in the Merger Agreement) and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to the Merger Agreement had such action or event occurred after the date of this Agreement;

•        the absence of legal proceedings and orders;

•        the absence of broker’s or finder’s fees payable in connection with the Transactions other than to Kingswood Capital, Wallachbeth Capital, LLC, J.V.B. Financial Group, LLC, and Highgate Capital Partners;

•        operations of Merger Sub;

•        delivery of the opinion of Kingswood Capital to the Company;

•        employee benefit plans;

•        tax matters;

•        the Company’s compliance with laws and possession of governmental permits;

•        trademarks, patents, copyrights and other intellectual property and data privacy matters;

•        labor and employment matters;

•        insurance;

•        environmental matters;

•        material contracts;

•        real property owned, leased or subleased by the Company and its subsidiaries;

•        certain business relationships with affiliates; and

•        the accuracy of certain information used herein.

In the Merger Agreement, Merger Partner has made customary representations and warranties to the Company and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, good standing and authority to conduct business with respect to Merger Partner;

•        Merger Partner’s corporate authority to enter into the Merger Agreement and consummate the Transactions, and the enforceability of the Merger Agreement;

•        Capitalization;

•        required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereunder;

•        the absence of conflicts with, or violations of, organizational documents, laws, orders, or contracts, in each case as a result of Merger Partner’s execution, delivery and performance of the Merger Agreement;

•        employee benefit plans;

•        compliance with laws;

•        approval of Merger Partner’s Board of Directors;

•        the Merger Partner Stockholder Approval (as defined in the Merger Agreement) is the only approval necessary to approve and adopt the Merger Agreement;

•        Merger Partner’s and their affiliates’ lack of ownership of Company Common Stock;

•        the absence of broker’s or finder’s fees payable in connection with the Transactions other than to J.V.B. Financial Group, LLC; and

•        the accuracy of certain information supplied by Merger Partner for use herein.

The representations and warranties of the Company in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date, except for the Public Company Fundamental Representations (as defined in the Merger Agreement) which shall survive the Closing until the earlier of (x) the four (4) year anniversary of the Closing Date and (y) the expiration of the applicable statute of limitations (other than the representations set forth in Section 4.8 of the Merger Agreement (Taxes), which shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations.

The covenants and agreements of the Company set forth in the Merger Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, and in the absence of any specified time period, for the maximum duration permitted by Law (including Del. C. 8106(c)).

Conduct of Business Prior to Effective Time

The Merger Agreement provides that, except (i) as expressly provided therein or expressly permitted by the Merger Agreement or any Ancillary Document (as defined in the Merger Agreement), (ii) as required by applicable law, (iii) as disclosed in the applicable sections of the Company Disclosure Schedules or (iv) as consented to in writing in by Merger Partner (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the Agreement Date and the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, the Company will and will cause each of its subsidiaries to:

•        conduct their respective businesses in the Ordinary Course of Business (as defined in the Merger Agreement), pay its debts and taxes and perform its other obligations when due (subject to good faith disputes over such debts, taxes or obligations); and

•        use commercially reasonable efforts to maintain and preserve its and each of its subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.

In addition, the Company has also agreed that, except (i) as expressly required or expressly permitted by the Merger Agreement or any Ancillary Document (as defined in the Merger Agreement), (ii) as required by applicable law, (iii) as disclosed in the applicable sections of the Company Disclosure Schedules or (iv) as consented to in writing by Merger Partner, during the period of time between the Agreement Date and the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, directly or indirectly, among other things:

•        (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of shares upon exercise or conversion of any convertible securities of the Company; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•        issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

•        amend, supplement, restate or otherwise modify the Warrant Agent Agreement (as defined in the Merger Agreement), its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

•        acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

•        initiate, consummate or take any action in respect of the Reorganization (as defined in the Merger Agreement);

•        sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its subsidiaries;

•        whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its subsidiaries);

•        enter into any material transactions;

•        license any material intellectual property rights to or from any third party;

•        (i) incur or suffer to exist any Indebtedness (as defined in the Merger Agreement) for borrowed money or guarantee any such Indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates;

•        enter into any financing arrangement, including any equity and/or debt financing or any commitments or other contract for the purchase of any debt securities, convertible debt securities or other equity securities of the Company;

•        to the extent any of the Company’s warrants are exercised prior to Closing, use the proceeds from any such exercise in a manner other than in accordance with the Note Documents (as defined in the Merger Agreement);

•        enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any of the Company’s lease, sublease, license or other occupancy agreements;

•        make (A) any capital expenditures or (B) other expenditures in excess of $15,000 in the aggregate, except as otherwise approved in the monthly budget of the Company pursuant to Section 4(h) of the Note Documents;

•        make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•        except for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which the Company or any of its subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its subsidiaries;

•        (i) enter into any contract or agreement outside of the Ordinary Course of Business or in excess of $15,000, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or any of its subsidiaries or (ii) license any Intellectual Property rights to or from any third party;

•        except as otherwise approved in the monthly budget of the Company pursuant to Section 4(h) of the Note Documents, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any Public Company Employee Plan (as defined in the Merger Agreement) (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any benefit not provided for as of the date of this Agreement under any benefit plan under any Public Company Employee Plan, (v) grant any awards under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement);

•        make, revoke or amend any tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended tax returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future tax liability or decreasing any present or future tax benefit for the Company or any of its subsidiaries, or Merger Partner or its Affiliates;

•        commence any offering of shares of Company Common Stock, including pursuant to any employee stock purchase plan;

•        initiate, threaten, compromise or settle any litigation or arbitration proceeding;

•        fail to use commercially reasonable efforts to maintain insurance levels substantially comparable to levels existing as of the date of the Merger Agreement;

•        open or close any clinics or office;

•        fail to pay accounts payable and other obligations when due; or

•        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of the Company in the Merger Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions to the Merger.

No Solicitation or Negotiation of Takeover Proposals

From the Agreement Date until the Effective Time, each of Merger Partner and the Company have agreed that each of Merger Partner, the Company, and their respective subsidiaries will not, and each of Merger Partner and the Company will use reasonable best efforts to cause their respective directors, officers, employees, attorneys, accountants, consultants, agents, financial advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly:

•        solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

•        enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than the Company or Merger Partner, as applicable, access to such Party’s property, books or records (except pursuant to a request by a governmental entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

•        take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

•        publicly propose to do any of the foregoing.

Exceptions

Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, prior to the Specified Time, each of the Company and Merger Partner, and their respective Representatives, may (A) furnish non-public information with respect to the Company and its subsidiaries or Merger Partner, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided, (x) that either Merger Partner or the Company (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and, if entered into after the date of this Agreement, containing additional provisions that expressly permit such party to comply with the terms of this provision of the Merger Agreement (a copy of which shall be provided to the other party), (y) the Party seeking to make use of this proviso has not otherwise materially breached this provision of the Merger Agreement with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Merger Partner Board or the Company Board (as applicable) has determined (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this provision of the Merger Agreement (or action that, if taken by the Company or Merger Partner, as applicable, would constitute such a violation) by any director, officer, attorney, or financial advisor of the Company or Merger Partner shall be deemed to be a breach of this provision of the Merger Agreement by the Company or Merger Partner, as applicable.

For purposes of this information statement and the Merger Agreement:

•        “Acquisition Proposal” means, with respect to the Company or Merger Partner, (a) any inquiry, proposal or offer for a merger, consolidation, liquidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement.

•        “Qualified Person” means any person making an unsolicited Acquisition Proposal that the Company Board or the Merger Partner Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by the Company or Merger Partner, as applicable, of its obligations under the non-solicitation or non-negotiation provisions of the Merger Agreement.

•        “Superior Proposal” means, with respect to the Company or Merger Partner, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of the Merger Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

No Change in Recommendation or Alternative Acquisition Agreement

Merger Partner Board and each committee of Merger Partner Board may not (with any action described in the following bullets being referred to as a “Merger Partner Board Recommendation Change”):

•        withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger;

•        fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement; or

•        propose publicly to approve, adopt or recommend any Acquisition Proposal;

The Company Board and each committee of the Company Board may not (with any action described in the following bullets being referred to as a “Company Board Recommendation Change”):

•        fail to include its approval of the Required Public Company Proposals in the Information Statement or withdrawn or modified, in a manner adverse to Merger Partner, its approval of the Required Public Company Proposals;

•        withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Company Board with respect to the Required Public Company Proposals;

•        after the receipt by Company of an Acquisition Proposal, Merger Partner requests in writing that the Company Board reconfirm its recommendation of the Required Public Company Proposals and the Company Board fails to do so within ten (10) Business Days after its receipt of Merger Partner’s request;

•        fail to recommend publicly against acceptance of a tender offer within ten (10) Business Days after commencement; or

•        propose publicly to approve, adopt or recommend, or has approved, adopted, or recommended any Acquisition Proposal.

In addition, each of the Company and Merger Partner may not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal. Each of the Company Board and Merger Partner Board (and each respective committee of the Company Board and Merger Partner Board) may not adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Fiduciary Exception

Notwithstanding the foregoing,

•        at any time prior to the Specified Time, the Company Board or the Merger Partner Board, as the case may be, may effect a Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (as defined in the Merger Agreement) (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) such Party has provided at least four (4) Business Days prior written notice to the other Party that it intends to effect a Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of the Merger Agreement); (iii) such Party has complied in all material respects with the requirements of this section in connection with any potential Superior Proposal or Intervening Event; and (iv) if the other Party shall have delivered to such Party a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during the four (4) Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined (after consultation with outside legal counsel), after considering the terms of such offer by the other Party, that the failure to effect a Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such Party’s stockholders would receive as a result of such potential Superior Proposal), such Party shall be required to provide the other Party with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the parties shall comply again with the requirements of this section and the board of directors of such Party shall not make a Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended; and

•        if the Company Board would have been permitted to make a Company Board Recommendation Change pursuant to clause (A) of the preceding paragraph (assuming for this purpose only that the Written Consent had not been delivered to the Company as of such relevant time), the Company may, at any time prior to Specified Time, (x) make a Company Board Recommendation Change with respect to an Acquisition Proposal that did not arise from a violation of the restriction against soliciting Acquisition Proposals described above and which the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and (y) terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal;

provided, however, that neither the Board nor the Company shall take any of the foregoing actions unless:

•        such Acquisition Proposal did not arise from a violation of the restriction against soliciting Acquisition Proposals described above and the Company shall have complied in all material respects with its obligations pursuant to this section;

•        the Company shall have provided prior written notice to Merger Partner at least four (4) business days in advance to the effect that the Company Board intends to take such action (which notice will include in reasonable detail the circumstances giving rise to such proposed action);

•        the Company shall have during such four (4) business day period (x) negotiated with Merger Partner and its representatives in good faith (to the extent Merger Partner desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby so that with respect to (A) an Intervening Event, the Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable law, or (B) such Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal and the need to effect a Company Board Recommendation Change or terminate the Merger Agreement is obviated; and (y) permitted Merger Partner and its representatives to make a presentation to the Board regarding adjustments with respect to the Merger Agreement that are contemplated by the foregoing clause (x) (to the extent that Merger Partner requests to make such a presentation); provided, however, that in the event of any material revision, update or supplement to the terms of such Superior Proposal, then in each case the Company shall be required to deliver a new written notice within two (2) business days to Merger Partner with respect to such revised, updated or supplemented Superior Proposal contemplated thereby.

Certain Permitted Disclosure

Nothing in the Merger Agreement will be deemed to prohibit the Company, the Company Board, Merger Partner or Merger Partner Board from (i) complying with its disclosure obligations under applicable law with regard to an Acquisition Proposal, or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders).

Existing Discussions

(i) Immediately following the execution and delivery of the Merger Agreement, each of the Company and Merger Partner were required to, and direct their respective Representatives to, (i) cease immediately all discussions and negotiations that commenced prior to the date of the Merger Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Company and Merger Partner; (ii) promptly revoke or withdraw access of any person (other than the Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company that was established or shared in connection with any potential Acquisition Proposal and request from each third party (other than the Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to the Company or Merger Partner, as applicable, previously provided to such person.

Written Consent

Per the terms of the Merger Agreement, the Written Consent was delivered to the Company on May 18, 2025. The Company provided a copy of the Written Consent to Merger Partner on May 18, 2025, shortly after its receipt of the Written Consent.

Efforts to Complete the Merger; Regulatory Approvals

The Company and Merger Partner agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to ensure that the conditions to the merger are satisfied and that the merger is consummated as promptly as practicable. In particular, the parties are required to use reasonable best efforts to obtain necessary governmental consents and approvals and make necessary filings, including filings under the Hart-Scott-Rodino Act and appropriate filings under other applicable antitrust or related laws. We are also required to cooperate to obtain necessary or advisable consents, approvals or waivers from third parties and to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any governmental authority vacated or reversed. Notwithstanding the foregoing, no party is required to (and the Company cannot without Merger Party’s consent) commit to any material divestiture transaction or agree to any restriction on its business, or agree to hold separate any part of its or their businesses.

Indemnification and Insurance

For a period of six (6) years commencing on the Effective Time, the Company and Merger Partner shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or the Merger Partner or any of their respective subsidiaries (collectively, the “D&O Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines, and reasonable fees, costs, and expenses, including attorneys’

fees and disbursements, incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising from or relating to the individual’s role or status as a current or former officer, director, employee, or agent of the Company, Merger Partner, or any of their respective subsidiaries, or from the individual’s service, at the request of the Company, Merger Partner, or any of their respective subsidiaries, as a director, officer, employee, or agent of another entity, regardless of whether the claim is made or asserted before, at, or after the Effective Time, and in each case to the maximum extent allowed by the applicable certificate of incorporation and bylaws.

Each D&O Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding, or investigation from each of the Company and Merger Partner following receipt by the Company and Merger Partner from the D&O Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

From the Effective Time through the sixth anniversary of the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to indemnification, advancement of expenses, and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of the Company and Merger Partner immediately prior to the Effective Time. Such provisions shall not be repealed, amended, or otherwise modified in any manner adverse to any D&O Indemnified Person except as required by applicable law.

Prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with terms, conditions, retentions, and limits of liability to be mutually agreed by Public Company and Merger Partner prior to the Closing (which approval will not be unreasonably withheld, conditioned, or delayed), but that are no more favorable than the coverage provided under Company’s existing policies as of May 12, 2025, with respect to coverage of any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the Merger).

Prior to the Effective Time, the Merger Partner shall purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with terms, conditions, retentions, and limits of liability that are no less favorable than the coverage provided under the Merger Partner’s existing policies as of May 12, 2025, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director or officer of the Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the Merger).

The Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a person in successfully enforcing such person’s rights provided in this section. All rights to exculpation, indemnification, and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, now existing in favor of the current or former directors, officers, or employees, as the case may be, of the Company, Merger Company, or any of their respective subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect.

The obligations set forth in this section shall not be terminated, amended, or otherwise modified in any manner that adversely affects any D&O Indemnified Person, or any person who is a beneficiary under the policies referred to in this section and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Person or other person.

If the Company or the Merger Partner or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such person shall assume all of the obligations set forth in this section.

The provisions of this section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company, Merger Partner, or any of their respective subsidiaries by law, charter, statute, bylaw, or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons, their heirs, and their representatives.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants related to:

•        each of the Company (and the Company’s subsidiaries) and Merger Partner affording each other reasonable access during normal business hours to their properties, books, contracts, commitments, personnel and records, and, during such period, each party shall furnish promptly to the other all information concerning its business, properties, assets, and personnel as the other party may reasonably request in furtherance of the consummation of the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that:

•        a party may restrict such access to the extent that (a) any applicable law requires such restriction, (b) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine, or other applicable privilege, or (c) such access would be in breach of any confidentiality obligation or similar obligation;

•        each party will (and the Company will cause its subsidiaries to) hold any such nonpublic information in confidence in accordance with the Confidentiality Agreement (as defined in the Merger Agreement) previously executed between the parties;

•        no information or knowledge obtained in any investigation pursuant to this access provision or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger;

•        any information obtained pursuant to this access right shall be subject to the Confidentiality Agreement; and

•        any access to any facilities of Merger Partner, the Company, or any of their subsidiaries shall be subject to the reasonable security measures and insurance requirements of the relevant part.

•        cooperation between the parties to list the shares of Company Common Stock issued in connection with the Merger to be approved for listing on Nasdaq at or prior to the Effective Time;

•        the parties using reasonable best efforts to complete the Merger, including obtaining all required consents, approvals, and making necessary regulatory filings;

•        cooperation between the parties in connection with public announcements;

•        the Company reserving a portion of PIPE Financing proceeds for the working capital needs of the Surviving Corporation, subject to board approval;

•        the Company and Merger Partner (A) providing each other with notice of any legal proceedings arising from or otherwise relating to the Merger, (B) providing each other with the opportunity to participate in (but not control) the defense of any such legal proceedings, (C) consulting with each other with respect to the settlement or prosecution of any such legal proceedings, subject to certain conditions and (D) giving each other the opportunity to review and propose comments with respect to any written filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company or the Merger Partner prior to such filing or submission, and the Company or Merger Partner shall consider such comments in good faith.

Conditions to Completion of the Merger

The obligations of each of the Company, Merger Partner and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the following conditions:

•        the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which was satisfied on May 18, 2025, by virtue of the delivery of the Written Consent);

•        the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

•        the approval of the Nasdaq Listing Application and the approval of the shares of the Company Common Stock to be issued pursuant to the Share Issuance (as defined in the Merger Agreement) for listing (subject to official notice of issuance) on Nasdaq;

•        the absence of any law, regulation or order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger; and

•        this information statement having been mailed to the Company’s stockholders and at least twenty (20) days having elapsed since the date of the mailing and the consummation of the Merger being permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

The obligations of Merger Partner to effect the Merger are further subject to the satisfaction (or waiver by Merger Partner) of the following additional conditions at or prior to the Closing:

•        the Company and Merger Sub shall have performed, or complied with, in all material respects all of the covenants and other obligations required by the Merger Agreement to be performed or complied with by the Company and Merger Sub at or prior to the Closing;

•        the representations and warranties of the Company (A) set forth in the Public Company Fundamental Representations (as defined in the Merger Agreement) shall be true and correct in all material aspects, and (B) related to there having not been or occurred any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect shall be true and correct in all respects, in each case, as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except for any de minimis inaccuracies as of such particular date);

•        the representations and warranties relating to the Company’s organization, capitalization, authorization, the absence of broker’s or finder’s fees and the inapplicability of anti-takeover statutes to the Merger that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects or in all respects, as applicable, as of such particular date);

•        the other representations and warranties of the Company set forth in the Merger Agreement (other than those described in the two bullets above) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect);

•        the receipt by the Merger Partner of a copy of the Assignment Agreement, duly executed by the Company;

•        the Company have entered into the Subscription Agreements and consummated the PIPE;

•        the Company Board and the stockholders of the Company approving of and adopting the Second Amended & Restated Public Company Bylaws (as defined in the Merger Agreement) and Second Amended & Restated Public Company Charter (as defined in the Merger Agreement), as applicable, and the Second Amended & Restated Public Company Bylaws and Second Amended & Restated Public Company Charter being in full force and effect;

•        the receipt by the Merger Partner of copies of the resignations, effective as of the Effective Time, of each director of the Company and its subsidiaries, other than a resignation from the individual designated a director to the Company Board by the Company in compliance with the Merger Agreement and new directors having been appointed to the Company Board as of the Effective Time, except for the individual designated a director to the Company Board by the Company in compliance with the Merger Agreement;

•        the effectiveness of the Warrant Registration Statement (as defined in the Merger Agreement) and the Company having filed all necessary post-effective amendments or supplements to the Warrant Registration Statement or the prospectus therein, so that the Warrant Registration Statement is available for the issuance of the shares of Company Common Stock underlying the Public Company Warrants following Closing;

•        the Company shall be eligible to register the Company Common Stock to be issued to (i) the investors in the PIPE, (ii) the Convert Investor, and (iii) the stockholders of Merger Partner for resale by such Company stockholders on a shelf registration statement on Form S-3;

•        the Note Documents shall remain in full force and effect as of the Closing Date, and the Company shall have maintained and remain in compliance with, and shall have caused any other party that becomes party thereto to have maintained and remained in compliance with, the terms of the Note Documents;

•        since the Agreement Date, there shall not have occurred any Company Material Adverse Effect; and

•        the receipt by the Merger Partner of an officers’ certificate duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the conditions described in the preceding five bullets have been satisfied.

In addition, the obligations of the Company and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by the Company) of the following additional conditions at or prior to the Closing:

•        Merger Partner shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by Merger Partner at or prior to the Closing Date;

•        since the Agreement Date, there shall not have occurred any Merger Partner Material Adverse Effect;

•        the receipt by the Company of a copy of the Assignment Agreement, duly executed by Merger Partner and BTC Inc.;

•        the representations and warranties of Merger Partner set forth in the Merger Agreement shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (A) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Partner to consummate the Transactions in accordance with the terms of the Merger Agreement, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Partner to consummate the Transactions in accordance with the terms of the Merger Agreement); and

•        the receipt by the Company of a certificate, signed for and on behalf of Merger Partner by the President of Merger Partner, certifying that the conditions described in the preceding bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, only as follows:

•        by mutual written agreement of Merger Partner and the Company; or

•        by either Merger Partner or the Company if:

•        the Merger shall not have been consummated by the Outside Date(provided that the right to terminate hereunder shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date); or

•        a governmental entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate hereunder if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in the Merger Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time; or

•        if the Required Public Company Stockholder Approval is not obtained by delivery of the Public Company Written Consents on or prior to 5:00 p.m., New York City time on the date that is seven (7) Business Days after the date hereof.

•        by the Company if:

•        at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) Merger Partner shall have materially breached certain obligations under the Merger Agreement;

•        there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in the Merger Agreement (other than those referred to elsewhere in this provision) on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or (b) therein not to be satisfied; provided that neither the Company nor Merger Sub is then in material breach of any representation, warranty or covenant under the Merger Agreement and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Merger Partner of such breach or failure and it being understood that the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective (“Merger Partner Breach Termination”);

•        the Merger Partner Stockholder Approval is not obtained by delivery of the Merger Partner Written Consents on or prior to 5:00 p.m., New York City time, on the date that is seven (7) Business Days after the date of the Merger Agreement (the “Merger Partner Stockholder Approval Deadline”); provided that if Merger Partner cures by delivering the Merger Partner Stockholder Approval within three (3) calendar days after Merger Partner Stockholder Approval Deadline, then Company shall not have the right to terminate the Merger Agreement pursuant to this provision;

•        at any time prior to the receipt of the Required Public Company Stockholder Approval, each of the following occur: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under the Merger Agreement with respect to such Superior Proposal, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (C) the Public Company Board approves, and the Company substantially concurrently with the termination of the Merger Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, the Company pays to Merger Partner the Company Termination Fee (as defined below).

•        by Merger Partner if:

•        at any time prior to the receipt of the Required Public Company Stockholder Approval, if: (i) the Company Board shall have effected a Company Board Recommendation Change or (ii) the Company shall have materially breached certain obligations under the Merger Agreement; or

•        there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in the Merger Agreement (other than those referred to elsewhere in this provision) on the part of the Company; provided that Merger Partner is not then in material breach of any representation, warranty or covenant under the Merger Agreement and provided, further, that if such breach or failure to perform is curable by the Company, then the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to the Company of such breach or failure and it being understood that the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective; or

•        at any time prior to the receipt of the Merger Partner Stockholder Approval, each of the following occur: (A) Merger Partner shall have received a Superior Proposal; (B) Merger Partner shall have complied in all material respects with its obligations under the Merger Agreement with respect to such Superior Proposal, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (C) the Merger Partner Board approves, and Merger Partner substantially concurrently with the termination of the Merger Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, Merger Partner pays to the Company the Merger Partner Termination Fee (as defined below); or

•        the Company (i) files for or enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar Person is appointed on behalf of the Company under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization laws.

Termination Fees and Expenses

The Company must pay Merger Partner a termination fee of $2,500,000 plus the aggregate amount of proceeds received by the Company in respect of any Public Company Warrants exercised between the Agreement Date and the date of termination of the Merger Agreement (the “Company Termination Fee”) in the event of the termination of the Merger Agreement:

•        by Merger Partner, at any time prior to the receipt of the Required Public Company Stockholder Approval, if: (i) the Company Board shall have effected a Company Board Recommendation Change or (ii) the Company shall have materially breached certain obligations under the Merger Agreement.

•        by Merger Partner, if the Company (i) files for or enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar Person is appointed on behalf of the Company under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization laws;

•        by the Company if, at any time prior to the receipt of the Required Public Company Stockholder Approval, each of the following occur: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under the Merger Agreement with respect to such Superior Proposal, including with respect to making a Company Board Recommendation Change with respect to such Superior Proposal; (C) the Company Board approves, and the Company substantially concurrently with the termination of the Merger Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, the Company pays to Merger Partner the Company Termination Fee.

•        Merger Partner effects a Change of Recommendation Termination.

Merger Partner must pay the Company a termination fee of $2,500,000 (i) if the Company effects a Merger Partner Breach Termination or (ii) pursuant to an Outside Date Termination, if, at the time of such termination, the Company would have been entitled to terminate the Merger Agreement pursuant to a Merger Partner Breach Termination.

Modification or Amendment

The Merger Agreement may be amended in writing by the Parties at any time prior to the Effective Time. The Merger Agreement may not be amended except by an instrument in writing signed by each of the Parties thereto.

Specific Performance

The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

No Third Party Beneficiaries

The Merger Agreement is not intended to and does not confer any rights or remedies upon any person other than the parties thereto and their respective successors and permitted assigns, except for limited exceptions expressly provided for therein.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET INFORMATION AND DIVIDENDS

Company Common Stock began trading on Nasdaq under the symbol “NAKA” on May 31, 2024. Prior to that, there was no public market for Company Common Stock. As of June 1, 2025, 7,574,486 shares of Company Common Stock were issued and outstanding, held by 47 stockholders of record.

The terms of the Merger Agreement do not allow us to declare or pay a dividend between May 12, 2025 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the completion of the Merger, the Company Common Stock will continue to trade on Nasdaq under the symbol “NAKA.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company

The following table sets forth information about the beneficial ownership of Company Common Stock as of June 1, 2025 for:

(i)     each person or group known to us who beneficially owns more than 5% of the Company Common Stock;

(ii)    each of our directors;

(iii)   each of our named executive officers; and

(iv)   all of our directors and executive officers as a group.

The numbers of shares of Company Common Stock beneficially owned and percentages of beneficial ownership are based on 7,547,486 shares of Company Common Stock outstanding as of June 1, 2025.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Company Common Stock subject to options or Company RSUs that are currently exercisable or exercisable or will vest within 60 days of June 1, 2025 are deemed to be outstanding and beneficially owned by the person holding the options or Company RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all Company Common Stock shown as beneficially owned by the stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Kindly MD, Inc., 5097 South 900 East Suite #100, Salt Lake City, Utah 84117.

Name of Beneficial Owner	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Shares Outstanding of Company Common Stock Outstanding
5% Stockholders
Wade Rivers LLC(1)	2,886,744	38.11%

Directors and Named Executive Officers
Tim Picket(2)	2,985,769	39.42%
Adam Cox	72,834	*
Jared Barerra	15,842	*
Amy Powell	5,114	*
Christian Robinson	5,114	*
Gary Seelhorst	5,114	*
All Directors and Executive Officers as a Group (6 Individuals)	3,089,787	40.79%

____________

(1)      Tim Pickett and his spouse serve as the co-investment trustees of The Wade Rivers Trust (the Trust), which is the sole Member of Wade Rivers, LLC.

(2)      Includes shares directly owned by Wade Rivers LLC.

*        Indicates less than 1%

Nakamoto

The following table sets forth information about the beneficial ownership of Nakamoto common stock as of June 1, 2025 for:

(i)     each person or group known to us who beneficially owns more than 5% of the Company Common Stock;

(ii)    each of our directors;

(iii)   each of our named executive officers; and

(iv)   all of our directors and executive officers as a group.

The numbers of shares of common stock of Nakamoto beneficially owned and percentages of beneficial ownership are based on 100,000 shares of common stock of Nakamoto outstanding as of June 1, 2025. Each share of Class A common stock and Class B common stock vote at all times together as a single class on all matters. Each share of Class A common stock has the right to 1 vote per share and each share of Class B common stock has the right to 100 votes per share. The shares of common stock noted in the table below refer to shares of Class A common stock unless specifically noted.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Nakamoto Holdings Inc., 300 10th Avenue South, Nashville, TN 37203.

Name of Beneficial Owner	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Shares Outstanding of Company Common Stock Outstanding
5% Stockholders
Brandon Green	10,000	10.0%
John Christovich	10,000	10.0%
Tyler Evans	10,000	10.0%
Directors and Named Executive Officers
David Bailey(1)	50,000	50.0%
Didier Lewis	10,000	10.0%
Andrew Creighton	10,000	10.0%
All Directors and Executive Officers as a Group (3 Individuals)	70,000	70.0%

____________

(1)      David Bailey holds 50,000 shares of Class B common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about us. Our SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of our website at https://investors.kindlymd.com/sec-filings. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this information statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

We incorporate by reference in this information statement each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement until the earlier of the Effective Time and termination of the Merger Agreement, other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein. We also incorporate by reference in this information statement the following documents filed by us with the SEC under the Exchange Act:

Company Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2024, as filed April 17, 2025
Current Report on Form 10-Q	Quarter ended March 31, 2025, as filed May 8, 2025
Current Reports on Form 8-K	Filed May 12, 2025; May 16, 2025; May 20, 2025; and May 23, 2025, May 27, 2025 and June 20, 2025
Definitive Proxy Statement	Filed September 19, 2024

We undertake to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by telephone at (385) 388-8220 or by writing to us at:

Kindly MD, Inc. Investor Relations
5097 South 900 East, Suite #100
Salt Lake City, Utah 84117
e-mail: kindlymd@kcsa.com

Merger Partner and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Merger Partner and Merger Sub.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated [•], 2025. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

HOUSEHOLDING OF INFORMATION STATEMENT

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, we deliver a single copy of this information statement to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.

If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. If you wish to receive a separate copy of this information statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact by telephone at (385) 388-8220 or by writing to us at:

Kindly MD, Inc. Investor Relations
5097 South 900 East, Suite #100
Salt Lake City, Utah 84117
e-mail: kindlymd@kcsa.com

NAKAMOTO HOLDINGS INC.
INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2025 combines (i) the historical March 31, 2025 balance sheet of Kindly MD, Inc. (“KindlyMD”) and the historical April 30, 2025 balance sheet of Nakamoto Holdings, Inc. (“Nakamoto”) (ii) the required asset acquisition adjustments made in accordance with ASC 805-50 (iii) the PIPE #1 agreement (iv) the PIPE #2 agreement and (v) the convertible debt issuance as if the transactions occurred on March 31, 2025. Further, the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2025 combines (i) the historical financial information of KindlyMD for the three months ended March 31, 2025 and the historical financial information of Nakamoto from their inception date on March 6, 2025 through April 30, 2025 as if the transaction occurred on January 1, 2025 and (ii) the PIPE agreements and the convertible debt issuance as if those transactions occurred on January 1, 2024. Finally, the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2024 combines (i) the historical financial information of KindlyMD for the annual period ended December 31, 2024, (ii) the PIPE agreements and (iii) the convertible debt issuance as if the transactions occurred on January 1, 2024.

As it pertains to the proforma statements of operations, the Company is aware that, in accordance with Rule 11-02(c)(2)(i) of Regulation S-X, all of the transactions should be presented as if they occurred on January 1, 2024. However, as Nakamoto was incepted on March 6, 2025, and therefore only had seven weeks of operating history (as of April 30, 2025), the Company has reflected the merger transaction (for purposes of the proforma statement of operations) as if it occurred on January 1, 2025.

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2025

	As of March 31, 2025		Transaction Accounting Adjustments							As of March 31, 2025
	Kindly MD, Inc.	Nakamoto Holdings, Inc. (1)	(A) - Merger Consideration	Subtotal including Adjustment (A)	(B) - Convertible Debt	Subtotal including Adjustments (A) and (B)	(C) - Private Placement #1	Subtotal including Adjustments (A), (B) and (C)	(D) - Private Placement #2	Total Pro Forma Combined (including Adjustments (A), (B), (C) and (D)
ASSETS
Current assets:
Cash and cash equivalents	$1,140,574	$10,000	$—	$1,150,574	$—	$1,150,574	$—	$1,150,574	$—	$1,150,574
Accounts receivable, net	13,614	—	—	13,614	—	13,614	—	13,614	—	13,614
Inventories, net	1,595	—	—	1,595	—	1,595	—	1,595	—	1,595
Prepaid expenses and other current assets	138,836	—	—	138,836	—	138,836	—	138,836	—	138,836
Total current assets	1,294,619	10,000	—	1,304,619	—	1,304,619	—	1,304,619	—	1,304,619
Non-current assets:
Property and equipment, net	105,184	—	—	105,184	—	105,184	—	105,184	—	105,184
Capitalized software	561,786	—	—	561,786	—	561,786	—	561,786	—	561,786
Intangible assets	—	—	36,000,000	36,000,000	192,000,000	228,000,000	494,200,000	722,200,000	51,500,000	773,700,000
Operating lease right-of-use assets	582,606	—	—	582,606	—	582,606	—	582,606	—	582,606
Security deposits	19,396	—	—	19,396	—	19,396	—	19,396	—	19,396
TOTAL ASSETS	$2,563,591	$10,000	$36,000,000	$38,573,591	$192,000,000	$230,573,591	$494,200,000	$724,773,591	$51,500,000	$776,273,591

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$366,348	$2,048,233	1,000,000	3,414,581	—	3,414,581	—	3,414,581	—	3,414,581
Customer deposits	1,800	—	—	1,800	—	1,800	—	1,800	—	1,800
Current portion of operating lease liabilities	131,253	—	—	131,253	—	131,253	—	131,253	—	131,253
Current portion of finance lease liabilities	2,040	—	—	2,040	—	2,040	—	2,040	—	2,040
Current portion of notes payable, net of discount	60,968	—	—	60,968	192,000,000	192,060,968	—	192,060,968	—	192,060,968
Convertible debt, net	—	—	—	—	—	—	—	—	—	—
Total current liabilities	562,409	2,048,233	1,000,000	3,610,642	192,000,000	195,610,642	—	195,610,642	—	195,610,642

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)

As of March 31, 2025

	As of March 31, 2025		Transaction Accounting Adjustments							As of March 31, 2025
	Kindly MD, Inc.	Nakamoto Holdings, Inc. (1)	(A) - Merger Consideration	Subtotal including Adjustment (A)	(B) - Convertible Debt	Subtotal including Adjustments (A) and (B)	(C) - Private Placement #1	Subtotal including Adjustments (A), (B) and (C)	(D) - Private Placement #2	Total Pro Forma Combined (including Adjustments (A), (B), (C) and (D)
Non-current liabilities:
Operating lease liabilities, net of current portion	465,031	—	—	465,031	—	465,031	—	465,031	—	465,031
Finance lease liabilities, net of current portion	7,101	—	—	7,101	—	7,101	—	7,101	—	7,101
TOTAL LIABILITIES	1,034,541	2,048,233	1,000,000	4,082,774	192,000,000	196,082,774	—	196,082,774	—	196,082,774

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity (deficit):
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding as of March 31, 2025	—	—	—	—	—	—	—	—	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 6,050,148 shares issued and 6,022,148 outstanding as of March 31, 2025 on a historical basis; 356,176,000 outstanding on a proforma basis as of March 31, 2025	6,050	—	22,000	28,050	—	28,050	317,826	345,876	10,300	356,176
Class A Common Stock ($0.01 par value, 800,000 shares authorized, 50,000 shares issued and outstanding)	—	500	—	500	—	500	—	500	—	500
Class B Common Stock ($0.01 par value, 200,000 shares authorized, 50,000 shares issued and outstanding)	—	500	—	500	—	500	—	500	—	500
Treasury stock, at cost; 28,000 shares as of March 31, 2025	(31,702)	—	—	(31,702)	—	(31,702)	—	(31,702)	—	(31,702)
Additional paid-in capital	10,368,414	9,000	34,978,000	45,355,414	—	45,355,414	493,882,174	539,237,588	51,489,700	590,727,288
Accumlated deficit	(8,813,712)	(2,048,233)	—	(10,861,945)	—	(10,861,945)	—	(10,861,945)	—	(10,861,945)
Total stockholders’ equity (deficit)	1,529,050	(2,038,233)	35,000,000	34,490,817	—	34,490,817	494,200,000	528,690,817	51,500,000	580,190,817
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,563,591	$10,000	$36,000,000	$38,573,591	$192,000,000	$230,573,591	$494,200,000	$724,773,591	$51,500,000	$776,273,591

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)

As of March 31, 2025

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2025, are as follows:

(A)    Represents i) $35 million in consideration paid by the acquirer for the completion of the asset acquisition and ii) an estimated $1 million in transaction costs incurred (which have been accounted for in accordance with ASC 805-50-30). The fair value of the consideration transferred was calculated based on the approximate 22 million shares transferred by KindlyMD at their approximate trading price of $1.60 as of the March 31, 2025 date of the proforma balance sheet. The full $36 million transaction price was allocated to an intangible asset representing Nakamoto’s marketing agreement with BTC, Inc. and the corresponding call option.

(B)    Represents a $200 million convertible debt issuance resulting in gross proceeds of $192 million. The note has a three-year term. The $8 million note discount will be amortized to interest expense over the three-year life of the loan on a straight-line basis. Further, the loan has an annual interest rate of 6% that does not begin accruing until the second anniversary date. All of the proceeds from the loan were used to purchase Bitcoin and, therefore, the cash impact was net zero and resulted in an increase to intangible assets.

(C)    Represents an increase to equity based on the $511.7 million raised in a private placement. Total proceeds received were $494.2 million after deducting expenses paid of approximately $17.5 million, which were charged against the gross proceeds of the offering. In addition, approximately 457 million shares were issued based upon the $1.12 issuance price outlined in the PIPE agreement. All of the proceeds were used to purchase Bitcoin and therefore the cash impact was net zero and resulted in an increase to intangible assets for the net offering amount.

(D)    Represents an increase to equity based on $51.5 million in gross proceeds raised in a private placement. In addition, 10.3 million shares were issued based upon the $5.00 issuance price outlined in the PIPE agreement. All of the proceeds were used to purchase Bitcoin and therefore the cash impact was net zero and resulted in an increase to intangible assets for the offering amount.

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2025

	Three Months Ended March 31, 2025		Transaction Accounting Adjustments		Three Months Ended March 31, 2025
	Kindly MD, Inc.	Nakamoto Holdings, Inc.(1)			Pro Forma Combined
Net revenues	$579,655	$—	$—		$579,655

Operating expenses:
Cost of revenues	7,914	—	—		7,914
Salaries and wages	1,003,177	—	—		1,003,177
General and administrative	592,437	2,048,233	—		2,640,670
Research and development	97	—	—		97
Depreciation and amortization	17,771	—	—		17,771
Total operating costs and expenses	1,621,396	2,048,233	—		3,669,629
					—
Income (loss) from operations	(1,041,741)	(2,048,233)	—		(3,089,974)

Other income (expense):
Other income	10,060	—	—		10,060
Change in fair value of intangible assets	—	—			—
Interest expense	(6,330)	—	(666,667)	AA	(672,997)
Total other income (expense)	3,730	—	(666,667)		(662,937)
Net income (loss) from continuing operations	(1,038,011)	(2,048,233)	(666,667)		(3,752,911)
Income (loss) per common share – basic and diluted	(0.17)	(20.48)			(0.10)
Weighted average number of shares outstanding – basic and diluted	6,024,980	100,000			355,791,067

____________

(1)      The statement of operations for Nakamoto Holdings, Inc. included above includes activity from March 6, 2025 (inception) through April 30, 2025.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

There were no material pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2025, except for the following:

(AA) Represents amortization of the $8 million debt discount on the convertible note payable for the three months ended March 31, 2025. The debt discount is being amortized over the three-year term of the loan on a straight-line basis. Interest does not begin accruing until the second anniversary date of the loan and is therefore not included in the proforma financial information.

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

	Year Ended December 31, 2024		Transaction Accounting Adjustments		Year Ended December 31, 2024
	Kindly MD, Inc.	Nakamoto Holdings, Inc.			Pro Forma Combined
Net revenues	$2,719,840	$—	$—		$2,719,840

Operating expenses:
Cost of revenues	82,814	—	—		82,814
Salaries and wages	3,562,405	—	—
General and administrative	1,907,055	—	—
Research and development	377,731	—	—
Depreciation	136,606	—	—
Total operating costs and expenses	6,066,611	—	—		82,814
					—
Income (loss) from operations	(3,346,771)	—	—		(3,346,771)

Other income (expense):
Other income	100,410	—	—		100,410
Interest expense	(393,448)	—	(2,666,667)	BB	(3,060,115)
Loss on extinguishment of debt	(38,889)	—	—		(38,889)
Gain on change in fair value of derivative liabilities	61,051	—	—		61,051
Total other income (expense)	(270,876)	—	(2,666,667)		(2,937,543)
Net income (loss) from continuing operations	(3,617,647)	—	(2,666,667)		(6,284,314)
Income (loss) per common share – basic and diluted	(0.67)	—			(0.02)
Weighted average number of shares outstanding – basic and diluted	5,391,433	—			333,157,520

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

There were no material pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024, except for the following:

(BB) Represents amortization of the $8 million debt discount on the convertible note payable for the year ended December 31, 2024. The debt discount is amortized over the three-year life of the loan on a straight-line basis. Interest does not begin accruing until the second anniversary date and is therefore not included in the proforma financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Income (loss) per share

Income (loss) per share represents (i) the income (loss) per share calculated using the historical weighted average shares outstanding, (ii) the issuance of additional shares in connection with the private placements, assuming the shares were outstanding since January 1, 2024, and (iii) the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2025. As the transaction is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the transaction have been outstanding for the entirety of the period presented.

Three Months Ended March 31, 2025
Pro forma net loss from continuing operations – basic and diluted	$(3,752,911)
Weighted average shares outstanding of common stock – basic and diluted	355,791,067
Net income (loss) per share attributable to common stockholders – basic and diluted	$(0.10)
Three Months Ended March 31, 2025
Kindly MD, Inc. historical weighted average shares outstanding – basic and diluted	6,024,980
Shares issued in private placement #1	317,826,087
Shares issued in private placement #2	9,940,000
Shares issued as consideration	22,000,000
Pro forma shares outstanding – basic and diluted	355,791,067
Year Ended December 31, 2024
Pro forma net loss from continuing operations	$(6,284,314)
Weighted average shares outstanding of common stock – basic and diluted	333,157,520
Net income (loss) per share attributable to common stockholders – basic and diluted	$(0.02)
Year Ended December 31, 2024
Kindly MD, Inc. historical weighted average shares outstanding	5,391,433
Shares issued in private placement #1	317,826,087
Shares issued in private placement #2	9,940,000
Pro forma shares outstanding – basic and diluted	333,157,520

2.      Consideration Transferred

KindlyMD has agreed to transfer 22 million shares to Nakamoto shareholders as consideration for the acquisition. As of March 31, 2025, the closing price of the KindlyMD shares was approximately $1.60. As such, the Company determined the fair value of the 22 million shares to be equal to $35 million for purposes of determining the fair value of the acquired assets and liabilities and the corresponding preparation of the pro forma financial statements. Further, as the Company has concluded that the transaction should be accounted for as an asset acquisition in accordance with ASC 805-50, i) the estimated $1 million in transaction costs has been included as part of the fair value allocation and ii) no goodwill has been recognized. The entire $36 million acquisition cost was allocated to an intangible asset representing Nakamoto’s marketing agreement with BTC, Inc. and corresponding call option.

Independent Auditor’s Report

To the Shareholders and the Board of Directors of Nakamoto Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Nakamoto Holdings, Inc. (the “Company”) as of April 30, 2025, the related statement of operations, stockholders’ deficit and cash flows for the period from March 6, 2025 (inception) through April 30, 2025, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2025, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient resources to meet its current obligations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

Boston, Massachusetts

June 17, 2025

NAKAMOTO HOLDINGS INC.
BALANCE SHEET

April 30, 2025
ASSETS
Current assets:
Cash	$10,000
Total assets	$10,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,048,233
Total liabilities	$2,048,233

Commitments and contingencies

Stockholders’ Deficit
Class A Common Stock ($0.01 par value, 800,000 shares authorized, 50,000 shares issued and outstanding)	500
Class B Common Stock ($0.01 par value, 200,000 shares authorized, 50,000 shares issued and outstanding)	500
Additional paid-in capital	9,000
Accumulated deficit	(2,048,233)
Total stockholders’ deficit	$(2,038,233)

Total liabilities and stockholders’ deficit	$10,000

The accompanying notes are an integral part of these financial statements.

NAKAMOTO HOLDINGS INC.
STATEMENT OF OPERATIONS

For the Period from March 6, 2025 (Inception) to April 30, 2025
Operating expenses:
General and administrative expenses	$2,048,233
Total operating expenses	2,048,233

Net loss	$(2,048,233)

Basic and diluted net loss per common share	$(20.48)

Weighted average number of common shares outstanding – basic and diluted	100,000

The accompanying notes are an integral part of these financial statements.

NAKAMOTO HOLDINGS INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 6, 2025 (INCEPTION) TO APRIL 30, 2025

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated’ Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 6, 2025 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock	50,000	500	50,000	500	9,000	—	10,000
Net loss	—	—	—	—	—	(2,048,233)	(2,048,233)
Balance as of April 30, 2025	50,000	$500	50,000	$500	$9,000	$(2,048,233)	$(2,038,233)

The accompanying notes are an integral part of these financial statements.

NAKAMOTO HOLDINGS INC.
STATEMENT OF CASH FLOWS

For the Period from March 6, 2025 (Inception) to April 30, 2025
OPERATING ACTIVITIES
Net loss	$(2,048,233)
Change in operating assets and liabilities:
Accounts payable and accrued expenses	2,048,233
Net cash provided by operating activities	—

FINANCING ACTIVITIES
Class A common stock subscription	5,000
Class B common stock subscription	5,000
Net cash provided by financing activities	10,000

Net increase in cash during period	10,000
Cash, beginning of period	—
Cash, end of period	$10,000

The accompanying notes are an integral part of these financial statements.

NAKAMOTO HOLDINGS INC.
NOTES TO FINANCIAL STATEMENTS
For the Period from March 6, 2025 (Inception) to April 30, 2025

NOTE 1 — Organization and Description of Business

Organization and Nature of Operations

Nakamoto Holdings Inc. (the “Company”) was incorporated in the State of Delaware under General Corporation Law on March 6, 2025. The Company was incorporated for the purpose of bitcoin treasury management.

As of April 30, 2025, the Company had not commenced any operations.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, as of April 30, 2025, the Company does not have sufficient liquidity to meet its current obligations. However, management expects that the Company will have access to funds from anticipated future debt or equity financing.

NOTE 2 — Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). These financial statements include all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading.

Recently Issued Accounting Pronouncements

Management has considered all recent accounting pronouncements issued and their potential effect on the financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company had $10,000 in cash and no cash equivalents as of April 30, 2025.

Income Taxes

The Company provides for income taxes in accordance with ASC Topic 740, Income Taxes, under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax asset or liability represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is established for any deferred tax asset for which it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

NAKAMOTO HOLDINGS INC.
NOTES TO FINANCIAL STATEMENTS
For the Period from March 6, 2025 (Inception) to April 30, 2025

NOTE 2 — Summary of Significant Accounting Policies (cont.)

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority.

The second step is to measure the tax benefit as the largest amount that is more likely than not to be realized upon settlement with a taxing authority. There were no amounts recorded as of April 30, 2025, related to uncertain tax positions.

Net Earnings (Loss) Per Share

The Company computes basic and diluted net earnings (loss) per share in accordance with ASC Topic 260, Earnings Per Share. Basic net earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted net earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the net earnings (loss) of the Company.

The Company did not have any potentially dilutive instruments as of April 30, 2025.

NOTE 3 — Commitments and Contingencies

The Company follows ASC Topic 450, Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred, and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of April 30, 2025.

NOTE 4 — Income Taxes

There is no provision for income tax expense (benefit) in the period from March 6, 2025 (Inception) to April 30, 2025.

The differences between the federal tax expense (benefit) at the U.S. statutory rate and the Company’s effective income tax rate is as follows:

For the Period from March 6, 2025 (Inception) to April 30, 2025
Federal tax benefit	$(430,127)
State tax benefit	(140,774)
Change in deferred tax asset valuation allowance	570,901
Total	$—

NAKAMOTO HOLDINGS INC.
NOTES TO FINANCIAL STATEMENTS
For the Period from March 6, 2025 (Inception) to April 30, 2025

NOTE 4 — Income Taxes (cont.)

The tax effects of temporary differences that give rise to a deferred tax asset consist of the following:

For the Period from March 6, 2025 (Inception) to April 30, 2025
Deferred income tax asset:
Transaction Costs	$570,901
Less: Valuation allowance	(570,901)
Total	$—

NOTE 5 — Stockholders’ Deficit

Class A Common Stock

The Company is authorized to issue 800,000 shares designated as Class A Common Stock with a par value of $0.01. Holders are entitled to one vote for each share of Class A Common Stock. As of April 30, 2025, there were 50,000 shares of Class A Common Stock issued and outstanding.

Class B Common Stock

The Company is authorized to issue 200,000 shares designated as Class B Common Stock with a par value of $0.01. Holders are entitled to 100 votes for each share of Class B Common Stock. As of April 30, 2025, there were 50,000 shares of Class B Common Stock issued and outstanding.

Except as otherwise required by applicable law or in the By-Laws, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company, (b) be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Company and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise provided or required by applicable law or in the By-Laws, (i) each holder of Class A Common Stock shall have the right to one vote per share of Class A Common Stock held of record by such holder and (ii) each holder of Class B Common Stock shall have the right to 100 votes per share of Class B Common Stock held of record by such holder.

NOTE 6 — Subsequent Events

The Company has evaluated subsequent events through June 17, 2025, the date the audited financial statements for the period from March 6, 2025 (Inception) to April 30, 2025, were available to be issued.

On May 12, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kindly MD, Inc., a Utah corporation (“Kindly”), Kindly Holdco Corp, a Delaware corporation and a direct, and wholly-owned subsidiary of Kindly (“Merger Sub”), and Wade Rivers, LLC, a Wyoming limited liability company.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of Kindly. As a result, the holders of the Company’s Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of Kindly common stock based on a price per share of $1.12. Shares of Merger Sub common stock will be converted into shares of common stock of the Company.

NAKAMOTO HOLDINGS INC.
NOTES TO FINANCIAL STATEMENTS
For the Period from March 6, 2025 (Inception) to April 30, 2025

NOTE 6 — Subsequent Events (cont.)

On May 12, 2025, the Company, Kindly, and certain stockholders of Kindly entered into a Support Agreement (the “Support Agreement”) in connection with the Merger, pursuant to the Merger Agreement. Under the Support Agreement, each signing stockholder has agreed, among other things, to:

•        Vote all shares of Kindly common stock beneficially owned by such stockholder in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, and against any alternative acquisition proposals;

•        Not transfer, sell, pledge, or otherwise dispose of any shares of Kindly common stock during the period from the execution of the Support Agreement until the earlier of the consummation of the Merger or the termination of the Merger Agreement, subject to certain limited exceptions;

•        Grant an irrevocable proxy to the Company to vote such shares in accordance with the Support Agreement if the stockholder fails to do so;

•        Not enter into any other voting arrangements or grant any proxy or power of attorney with respect to such shares that would be inconsistent with the Support Agreement; and

•        Permit the Company and Kindly to disclose the stockholder’s identity, ownership, and commitments under the Support Agreement in public filings and other disclosures as necessary in connection with the Merger.

The Support Agreement will terminate upon the earlier of (1) the valid termination of the Merger Agreement, (2) the effective time of the Merger, or (3) the date a Public Company Board Recommendation Change or a Merger Partner Board Recommendation Change is made.

On May 12, 2025, the Company entered into a Marketing Services Agreement with BTC Inc. (“BTC”) under which BTC, a premier media and marketing organization in the Bitcoin industry, will deliver services aimed at increasing visibility, credibility, and market positioning for the Company.

In accordance with the Marketing Services Agreement, the Company is granted the right and option, but not the obligation, to purchase from the stockholders of BTC all, but not less than all, of the issued and outstanding shares of capital stock of BTC (the “Call Right”). The Call Right is exercisable for the thirty-six (36) month period commencing on the date of a Qualifying Event, defined as the earlier of the closing of an IPO or consummation of a merger agreement pursuant to which the Company becomes a subsidiary of a publicly traded company. Simultaneously, BTC is granted the right and option, but not the obligation, to sell and transfer to the Company all, but not less than all, of the issued and outstanding shares of capital stock of BTC (the “Put Right”) for a period of thirty-six (36) months commencing on the date of a Qualifying Event.

In connection with the Closing of the Merger, the Company will enter into an Assignment and Assumption Agreement, pursuant to which the Company will assign to Kindly all of its rights and delegate all of its obligations under the Marketing Services Agreement. Kindly will accept the assignment and agree to assume and perform all obligations of the Company under the Marketing Services Agreement from and after the effective date of the Assignment and Assumption Agreement.

The Assignment and Assumption Agreement provides that the per share price for any equity consideration to be issued under the Marketing Services Agreement will be equal to the price per share of Kindly Common Stock issued in the PIPE Financing (the “PIPE Price Per Share”). The aggregate consideration to be received by the stockholders of BTC upon exercise of any call or put rights under the Marketing Services Agreement (i) will not exceed 600.0 million shares of Kindly Common Stock and (ii) will be calculated based on an industry standard multiple, not to be less than 10, of the earnings before interest, taxes, depreciation, and amortization (“EBITDA”) of BTC and its subsidiaries, with such EBITDA to equal or exceed $4,500,000, divided by the PIPE Price Per Share, as determined by a mutually agreed upon investment bank.

On June 6, 2025, the Company entered into a non-interest-bearing senior loan with a principal amount of Five Hundred Thousand Dollars ($500,000.00).

Annex A

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

AGREEMENT AND PLAN OF MERGER

by and among

NAKAMOTO HOLDINGS INC.,

KINDLY HOLDCO CORP.

and

KINDLY MD, INC.

Dated as of May 12, 2025

Annex A Page Nos.
Article I THE MERGER		A-2
1.1	Effective Time of the Merger	A-2
1.2	Closing	A-2
1.3	Effects of the Merger	A-2
1.4	Directors and Officers of the Surviving Corporation	A-3
1.5	Public Company Matters	A-3
1.6	Governing Documents of Public Company	A-3

Article II CONVERSION OF SECURITIES; Exchange Procedures		A-3
2.1	Conversion of Capital Stock	A-3
2.2	Exchange of Certificates	A-4
2.3	Dissenting Shares	A-6
2.4	Further Assurances	A-7

Article III REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER		A-7
3.1	Organization, Standing and Power	A-7
3.2	Capitalization	A-7
3.3	Subsidiaries	A-7
3.4	Authority; No Conflict; Required Filings and Consents	A-8
3.5	Information Provided	A-9
3.6	Employee Benefit Plans	A-9
3.7	Compliance With Laws	A-9
3.8	Brokers; Fees and Expenses	A-9
3.9	Books and Records	A-9
3.10	Ownership of Public Company Common Stock	A-9
3.11	No Other Representations or Warranties	A-10

Article IV REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY AND MERGER SUB		A-10
4.1	Organization, Standing and Power	A-10
4.2	Capitalization	A-10
4.3	Subsidiaries	A-11
4.4	Authority; No Conflict; Required Filings and Consents	A-12
4.5	SEC Filings; Financial Statements; Information Provided	A-13
4.6	No Undisclosed Liabilities	A-14
4.7	Absence of Certain Changes or Events	A-14
4.8	Taxes	A-14
4.9	Owned and Leased Real Properties	A-16
4.10	Intellectual Property	A-16
4.11	Contracts	A-18
4.12	Litigation	A-20
4.13	Environmental Matters	A-20
4.14	Employee Benefit Plans	A-20
4.15	Compliance With Laws	A-21
4.16	Permits and Regulatory Matters	A-22
4.17	Employees	A-24
4.18	Insurance	A-25
4.19	Opinion of Financial Advisor	A-25
4.20	Brokers; Fees and Expenses	A-25
4.21	Operations of Merger Sub	A-25

Annex A-i

Annex A Page Nos.
4.22	Certain Business Relationships With Affiliates	A-25
4.23	Controls and Procedures, Certifications and Other Matters	A-26
4.24	Books and Records	A-26
4.25	Data Protection	A-26
4.26	No Other Representations or Warranties	A-28

Article V CONDUCT OF BUSINESS		A-28
5.1	Conduct of Business of Merger Partner	A-28
5.2	Conduct of Business of Public Company	A-29
5.3	Confidentiality	A-31

Article VI ADDITIONAL AGREEMENTS		A-31
6.1	No Solicitation	A-31
6.2	Stockholder Approval	A-34
6.3	Information Statement	A-34
6.4	Nasdaq Listing	A-35
6.5	Access to Information	A-35
6.6	Efforts to Consummate; Legal Conditions to Merger	A-36
6.7	Public Disclosure	A-37
6.8	Intended Tax Treatment	A-37
6.9	Restrictive Legends	A-38
6.10	D&O Indemnification	A-38
6.11	Notification of Certain Matters	A-39
6.12	FIRPTA Tax Certificates	A-39
6.13	State Takeover Laws	A-40
6.14	Transaction Litigation	A-40
6.15	Section 16 Matters	A-40
6.16	New Incentive Plan	A-40
6.17	Exercise of Public Company Warrants	A-40
6.18	Warrant Exercise Registration Statement	A-40
6.19	Good Standing of Public Company	A-41
6.20	Solvency	A-41
6.21	Existing Indebtedness Agreements	A-41
6.22	Note Documents	A-41
6.23	Public Company Transaction Expenses Cap	A-41
6.24	Convert Documents	A-41
6.25	PIPE Proceeds	A-41
6.26	280G Analysis	A-41

Article VII CONDITIONS TO MERGER		A-41
7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-41
7.2	Additional Conditions to the Obligations of Public Company and Merger Sub	A-42
7.3	Additional Conditions to the Obligations of Merger Partner	A-42
7.4	Frustration of Closing Conditions	A-43

Article VIII TERMINATION AND AMENDMENT		A-44
8.1	Termination	A-44
8.2	Effect of Termination	A-45
8.3	Fees and Expenses	A-45
8.4	Amendment	A-47
8.5	Extension; Waiver	A-47

Annex A-ii

Annex A Page Nos.
Article IX SURVIVAL; INDEMNIFICATION		A-47
9.1	Survival	A-47
9.2	Indemnification	A-47
9.3	Limitations on Indemnification	A-48
9.4	Indemnification Claim Process for Third Party Claims	A-48
9.5	Indemnification Procedures for Non-Third Party Claims	A-49
9.6	Effect of Investigation	A-49
9.7	Clawback of Public Company Common Stock	A-50
9.8	Exclusive Remedy	A-50
9.9	Tax Treatment of Indemnity Payments	A-50

Article X MISCELLANEOUS		A-50
10.1	Notices	A-50
10.2	Entire Agreement	A-51
10.3	No Third Party Beneficiaries	A-51
10.4	Assignment	A-51
10.5	Severability	A-52
10.6	Counterparts and Signature	A-52
10.7	Interpretation	A-52
10.8	Governing Law	A-52
10.9	Remedies	A-52
10.10	Consent to Jurisdiction and Service of Process	A-53
10.11	WAIVER OF JURY TRIAL	A-53
10.12	Disclosure Schedule	A-53
10.13	Defined Terms	A-53

EXHIBITS:

Exhibit A	Form of Public Company Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D-1	Form of Secured Convertible Debenture Purchase Agreement
Exhibit D-2	Form of Secured Convertible Debenture
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Assignment Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 12, 2025, is entered into by and among Kindly MD, Inc., a Utah corporation (“Public Company”), Kindly Holdco Corp., a Delaware corporation and a direct, and wholly owned subsidiary of Public Company (the “Merger Sub”), Nakamoto Holdings Inc., a Delaware corporation (“Merger Partner”), and Wade Rivers, LLC, a Wyoming limited liability company (“Wade Rivers”), solely for the limited purposes set forth herein. Public Company, Merger Sub and Merger Partner shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 10.13.

WHEREAS, the Board of Directors of Public Company (the “Public Company Board”) and the Board of Directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) unanimously approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, the approval of the issuance of shares of Public Company Common Stock in connection with the Merger and the PIPE (the “Share Issuance”);

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Public Company, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with Merger Partner as the surviving company in such merger and, after giving effect to the Merger, Merger Partner will be a direct, and wholly owned subsidiary of Public Company;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner’s willingness to enter into this Agreement, the Majority Public Company Stockholders have entered into a support agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A (the “Public Company Support Agreement”), pursuant to which each such Majority Public Company Stockholder will agree to, among other things, (i) support, vote, and consent in favor of this Agreement, the Ancillary Documents to which the Public Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (ii) not transfer any of his, her or its capital stock of Public Company, in each case, on the terms and subject to the conditions set forth in the Public Company Support Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner and Public Company to enter into this Agreement, the Majority Public Company Stockholders and certain stockholders of Merger Partner have entered into a lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”);

WHEREAS, the Parties intend that the Merger and the PIPE (defined below), together and as part of a single integrated transaction, shall qualify as an exchange within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company has entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “Investors”) in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, such Investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for and purchase, and Public Company has agreed to issue and sell to the Investors, an aggregate number of shares of Public Company Common Stock set forth in the Subscription Agreements in a private placement or placements (the “PIPE”) to be consummated immediately prior to the Effective Time;

Annex A-1

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company has entered into that certain Secured Convertible Debenture Purchase Agreement with YA II PN, Ltd., a Cayman Islands exempted limited company (the “Convert Investor”), in substantially the form attached hereto as Exhibit D-1 (the “Convertible Purchase Agreement”), and that certain Secured Convertible Debenture in favor of the Convert Investor, in substantially the form attached hereto as Exhibit D-2 (the “Convertible Debenture,” and, together with the Convertible Purchase Agreement, the “Convert Documents”), pursuant to which, among other things, Public Company has agreed to issue to the Convert Investor a number of shares of Public Company Common Stock as set forth in the Convert Documents (the “Convert Shares”);

WHEREAS, as inducement for Merger Partner to enter into this Agreement, at the Closing, Public Company and all of the stockholders of Merger Partner will enter into a registration rights agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the Closing, the stockholders of Merger Partner will be granted certain registration rights with respect to the shares of Public Company Common Stock they receive pursuant to the Merger; and

WHEREAS, as inducement for Public Company to enter into this Agreement, at the Closing, Merger Partner and Public Company will enter into the Assignment and Assumption Agreement with Novation, in substantially the form attached hereto as Exhibit F (the “Assignment Agreement”), whereby (i) Merger Partner will assign its rights, and Public Company will assume Merger Partner’s obligations, under the Marketing Agreement effective as of the Effective Time as set forth in the Marketing Agreement and (ii) Public Company will issue up to 600,000,000 shares of Public Company Common Stock at the Public Company Per Share Purchase Price that it will assume from Merger Partner pursuant to the Assignment Agreement (the “Marketing Agreement Shares”), subject to, and only in the event that, the BTC Valuation (as defined therein) is agreed upon pursuant to the terms set forth in the Marketing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
THE MERGER

1.1 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2 Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions), by remote exchange of electronic documents, unless another date, place or time is agreed to in writing by Public Company and Merger Partner.

1.3 Effects of the Merger. At the Effective Time, (i) Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and the separate existence of Merger Sub shall cease and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated in a form reasonably acceptable to Merger Partner, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated in a form reasonably acceptable to Merger Partner, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Annex A-2

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Partner immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Partner immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Public Company Matters.

(a) Board of Directors. Public Company shall use reasonable best efforts and take all action necessary (including to the extent necessary procuring the resignation or removal of any directors on the Public Company Board) so that, immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be seven (7), divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three (3)-year terms, and shall consist of (i) six (6) directors designated by Merger Partner (or if any such person is unable or unwilling to serve as a director on the Public Company Board immediately following the Effective Time, then another person designated by Merger Partner prior to the Effective Time), and (ii) one (1) director designated by Public Company (or if such person is unable or unwilling to serve as a director on the Public Company Board immediately following the Effective Time, then another person that is designated by Public Company prior to the Effective Time), with at least a majority of the directors qualifying as “independent” under the rules and regulations of the SEC and Nasdaq. The term of the initial Class I members of the Public Company Board shall expire at the first annual meeting of the shareholders of Public Company following the Closing, the term of the initial Class II members of the Public Company Board shall expire at the second annual meeting of the shareholders of Public Company following the Closing and the term of the initial Class III member of the Public Company Board shall expire at the third annual meeting of the shareholders of Public Company following Closing. At each succeeding annual meeting of the shareholders of Public Company, beginning with the first annual meeting of the shareholders of Public Company following Closing, each of the successors elected to replace the class of members of the Public Company Board whose term expires at that annual meeting shall be elected for a three (3)-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Merger Partner shall assign, in its sole discretion, those members of the Public Company Board to serve in each initial class.

(b) Officers. Public Company shall use reasonable best efforts and take all action necessary (including to the extent necessary procuring the resignation (to the extent limited to positions held by such officers and not employment) or removal of any officer of Public Company) so that the officers of Merger Partner immediately prior to the Effective Time shall be the officers of Public Company immediately after the Effective Time, each having the same title as he or she had as an officer of Merger Partner immediately prior to the Effective Time.

(c) Lock-up Agreements. Public Company and Merger Partner shall use reasonable best efforts to have each individual who will serve as a director or officer of Public Company following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

1.6 Governing Documents of Public Company. Prior to the Effective Time and subject to obtaining approval of the Other Public Company Proposals, (a) the Amended & Restated Public Company Charter shall be amended and restated in a form reasonably acceptable to Merger Partner (the “Second Amended & Restated Public Company Charter”) and (b) the Amended & Restated Public Company Bylaws shall be amended and restated in a form reasonably acceptable to Merger Partner (the “Second Amended & Restated Public Company Bylaws”).

Article II
CONVERSION OF SECURITIES; Exchange Procedures

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

Annex A-3

(b) Cancellation of Treasury Stock. All shares of Class A common stock, par value $0.01 per share of Merger Partner (“Merger Partner Class A Common Stock”), and Class B common stock, par value $0.01 per share of Merger Partner (“Merger Partner Class B Common Stock” and, together with Merger Partner Class B Common Stock, “Merger Partner Common Stock”) that are held in treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Partner Class A Common Stock. Subject to Section 2.2, each share of Merger Partner Class A Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive from Public Company the number of validly issued, fully paid and nonassessable shares of Public Company Common Stock equal to the Class A Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Class A Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Conversion of Merger Partner Class B Common Stock. Subject to Section 2.2, each share of Merger Partner Class B Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive from Public Company the number of validly issued, fully paid and nonassessable shares of Public Company Common Stock equal to the Class B Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Class B Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.1(d) and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Common Stock for Public Company Common Stock pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, Public Company shall deposit with an exchange agent designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Public Company Common Stock (such shares of Public Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Merger Partner Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c) and (iii) any dividends or distributions to which holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1 into the right to receive shares of Public Company Common Stock, may be entitled pursuant to Section 2.2(d).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Public Company Common Stock (plus cash in lieu of fractional shares, if any, of Public Company Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Public Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole shares of Public Company Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Certificate

Annex A-4

so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Merger Partner Common Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of whole shares of Public Company Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive shares of Public Company Common Stock pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c) No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Merger Partner Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Public Company Common Stock multiplied by the last reported sale price of Public Company Common Stock at 4:00 p.m., New York City time, end of regular trading hours on The Nasdaq Stock Market (“Nasdaq”) on the last trading day prior to the Effective Time.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Public Company Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Public Company Common Stock.

(e) No Further Ownership Rights in Merger Partner Common Stock. All shares of Public Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or Section 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Common Stock for one (1) year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Common Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Stock, any cash in lieu of fractional shares of Public Company Common Stock and any dividends or distributions with respect to Public Company Common Stock.

(g) No Liability. To the extent permitted by applicable Law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Common Stock or Public Company Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of Public Company Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to

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the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, such Certificate and any such shares of Public Company Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Merger Partner Common Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law, including, for the avoidance of doubt, with respect to any withholding obligation that arises in respect of the Incentive Awards in connection with the transactions contemplated by this Agreement. The applicable withholding agent shall use commercially reasonable efforts to provide prior notice to any holder of shares of Merger Partner Common Stock (other than with respect to any holders of Incentive Awards) of its intent to deduct or withhold Taxes on payments for Merger Partner Common Stock and shall reasonably cooperate with such person in obtaining any available exemption or reduction of such withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation or Public Company, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Common Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Public Company, the posting by such person of a bond in such reasonable amount as the Public Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Public Company Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Public Company Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” shall mean shares of Merger Partner Common Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not approved of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the DGCL to a holder thereof and shall not be converted into or represent the right to receive Public Company Common Stock unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Public Company Common Stock issuable in respect of such Merger Partner Common Stock pursuant to Section 2.1(c) or Section 2.1(d), as the case may be, without interest, and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing Public Company Common Stock to which such stockholder is entitled pursuant to Section 2.1(c) or Section 2.1(d), as well as any cash or other distributions to which such holder of Merger Partner Common Stock may be entitled under this Article II if not previously delivered to the Exchange Agent.

(b) Merger Partner shall give Public Company (i) prompt notice of any written demands for appraisal of any Merger Partner Common Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the DGCL. Merger Partner shall not, except with the prior written consent of Public Company, make any payment with respect to any demands for appraisal of Merger Partner Common Stock or settle or offer to settle any such demands.

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2.4 Further Assurances. If, at any time after the Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, Public Company, Merger Sub, Merger Partner and Surviving Corporation (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Except as set forth herein, Merger Partner hereby represents and warrants to Public Company and Merger Sub as follows:

3.1 Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws existing as of the date of this Agreement and copies of any amendments thereto entered into after the date of this Agreement and is not in material default under or in material violation of any provision of either such document.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Merger Partner consists of 1,000,000 shares of Merger Partner Common Stock, comprised of 800,000 shares of Merger Partner Class A Common Stock and 200,000 shares of Merger Partner Class B Common Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation. As of the date of this Agreement, (i) 50,000 shares of Merger Partner Class A Common Stock were issued and outstanding and (ii) 50,000 shares of Merger Partner Class B Common Stock were issued and outstanding.

(b) As of the date of this Agreement, (i) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner is bound obligating Merger Partner to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner is not a party to or is bound by any, and to the Knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. There are no registration rights to which Merger Partner is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.

(c) All outstanding shares of Merger Partner Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of Merger Partner Common Stock. All outstanding shares of Merger Partner Common Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities Laws.

3.3 Subsidiaries. Merger Partner does not have any subsidiaries and does not otherwise own any shares of capital stock or any interest in any other person. Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

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3.4 Authority; No Conflict; Required Filings and Consents.

(a) Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Proposal”) by Merger Partner’s stockholders under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, by unanimous written consent of all directors (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholders of Merger Partner resolve to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company and Merger Sub, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of Lien on Merger Partner’s assets, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Merger Partner or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Merger Partner in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of any Information Statement with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (iv) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) any such filing(s) or submission(s) required under Health Care Laws to update the Public Company’s Medicare and Utah Medicaid enrollments, including any changes to ownership information, and (vi) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Merger Partner Material Adverse Effect.

(d) The affirmative consent in favor of the Merger Partner Proposal by the holders of a majority of the outstanding shares of Merger Partner Common Stock, acting together as a single class, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “Merger Partner Written Consents”), is the only approval of the holders of any class or series of Merger Partner’s capital stock or other securities necessary to approve and adopt this Agreement and for consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other Indebtedness of Merger Partner having the right to approve (or convertible into, or exchangeable for, securities having the right to approve) any matters on which stockholders of Merger Partner may approve.

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3.5 Information Provided. The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, as applicable (each a “Regulation M-A Filing”), shall not at the time such Regulation M-A Filing is filed with the SEC or at any time it is amended or supplemented, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the information statement (the “Information Statement”) to be sent to the stockholders of Public Company in connection with the transactions contemplated hereby and the approval by the requisite Public Company Written Consents of (i) the Share Issuance under Nasdaq rules, (ii) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger), (iii) the adoption and approval of the Amended & Restated Public Company Charter and Amended & Restated Public Company Bylaws, (iv) the approval of the PIPE (such proposals in clauses (i) through (iv), the “Required Public Company Proposals”), (v) the adoption and approval of the New Plan, (vi) the issuance of the Convert Shares pursuant to the Convert Documents, (vii) the issuance of up to 600,000,000 Marketing Agreement Shares at the Per Share Purchase Price and in connection therewith a change of control transaction in accordance with the Nasdaq rules, subject to, and only in the event that, the BTC Valuation (as defined therein) is agreed upon pursuant to the terms set forth in the Marketing Agreement, (viii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Information Statement or in correspondence related thereto, (ix) the adoption and approval of each other proposal reasonably agreed to by Public Company and Merger Partner as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (such proposals in clauses (v)) through (ix), collectively, the “Other Public Company Proposals”), which information shall be deemed to include all information about or relating to Merger Partner and/or the Merger Partner Proposal, shall not, at the time of receiving the requisite Public Company Written Consents, or on the date the Information Statement is first mailed to stockholders of Public Company or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to obtaining the Public Company Written Consents that has become false or misleading.

3.6 Employee Benefit Plans. As of the date hereof, Merger Partner is not party to any written Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Merger Partner for the benefit of any current or former employee or other individual service provider of Merger Partner (or such employee or other individual service provider’s beneficiary) or with respect to which Merger Partner has any liability.

3.7 Compliance With Laws. Merger Partner has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.8 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except J.V.B. Financial Group, LLC.

3.9 Books and Records. The minute books and other similar records of Merger Partner contain complete and accurate records of all actions taken at any meetings of Merger Partner’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Merger Partner have been maintained in accordance with good business and bookkeeping practices.

3.10 Ownership of Public Company Common Stock. Merger Partner does not and, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL.

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3.11 No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company or Merger Sub or their respective financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) or any representations and warranties of a signatory to any Public Company Support Agreement or the Lock-Up Agreement) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, Representatives or advisors, or any other person, has relied on any representations, warranties, statements or information (including the accuracy or completeness thereof).

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC
COMPANY AND MERGER SUB

Except (a) as disclosed in the Public Company SEC Reports filed prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”), Public Company and Merger Sub hereby represent and warrant to Merger Partner as follows:

4.1 Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction) under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Public Company has made available to Merger Partner complete and accurate copies of its articles of incorporation and bylaws existing as of the date of this Agreement and copies of any amendments thereto entered into after the date of this Agreement and is not in material default under or in material violation of any provision of any such documents.

4.2 Capitalization.

(a) The authorized capital stock of Public Company consists of 100,000,000 shares of Public Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s articles of incorporation. As of the close of business on the Business Day prior to the date of this Agreement, (i) 6,022,148 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by subsidiaries of Public Company, and (iii) no shares of Public Company Preferred Stock were issued or outstanding.

(b) As of the date of this Agreement, there are outstanding options to purchase 144,210 shares of Public Company Common Stock (each, a “Public Company Stock Option”), 3,166,134 shares of restricted Public Company Common Stock (the “Restricted Public Company Stock”), and no restricted stock units with respect to shares of Public Company Common Stock (the “Public Company RSUs”, and, along with the Public Company Stock Options, and the Restricted Public Company Stock, the “Incentive Awards”). Public Company has provided to Merger Partner complete and accurate copies of all stock or equity related plans, agreements, or arrangements of Public Company, including the Public Company’s 2022 Equity Incentive Plan (collectively, the “Public Company Stock Plans”) and all award agreements evidencing such awards. As of the date of this Agreement, Public Company has reserved 1,604,102 shares of Public Company Common Stock for issuance to employees, officers, directors and consultants pursuant to Public Company Stock Plans of which 1,038,883 shares remain available for issuance thereunder as of the date hereof. With respect to each Incentive Award (whether outstanding or previously exercised or settled, as applicable) (i) each grant of an Incentive Award was duly authorized no later than the date on which the grant of such Incentive Award was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public

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Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry. Section 4.2(b) of the Public Company Disclosure Schedule sets forth, with respect to each Incentive Award, (i) the date of grant, (ii) number of Incentive Awards originally granted, (iii) the exercise price of the Incentive Award (if applicable), (iv) the vesting schedule of each Incentive Award, (v) the current vesting status of each Incentive Award, and (vi) the intended treatment of each Incentive Award in connection with the transactions set forth in this Agreement.

(c) Section 4.2(c) of the Public Company Disclosure Schedule lists the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than with respect to the Incentive Awards) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof.

(d) Except (i) as set forth in this Section 4.2 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the close of business on the Business Day prior to the date of this Agreement and (iii) for the rights to acquire shares pursuant to the Public Company Stock Plans, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its subsidiaries is a party or by which Public Company or any of its subsidiaries is bound obligating Public Company or any of its subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Other than the Public Company Support Agreement or pursuant to any Public Company Stock Plan, Public Company is not a party to or is bound by any, and to the Knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.2(d), there are no registration rights to which Public Company or any of its subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.

(e) Except as set forth in Section 4.2(e) of the Public Company Disclosure Schedule, all outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Utah Revised Business Corporation Act, Public Company’s articles of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.

4.3 Subsidiaries.

(a) Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each subsidiary of Public Company (other than Merger Sub): (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b) Each subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not

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had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any subsidiary of Public Company.

(c) Public Company has made available to Merger Partner complete and accurate copies of the charter, bylaws or other organizational documents of each subsidiary of Public Company.

(d) Public Company does not own any shares of capital stock or any interest in any other person. Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a subsidiary of Public Company.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the approval by the stockholders of Public Company of the Required Public Company Proposals (the “Required Public Company Stockholder Approval”) and the Other Public Company Proposals (collectively, with the Required Public Company Stockholder Approval, the “Public Company Stockholder Approval”) and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a meeting duly called and held, by the unanimous vote of all directors present and voting, (i) determined that the Merger is fair to, and in the best interests of Public Company and its stockholders and (ii) directed that the Required Public Company Proposals and, as applicable, the Other Public Company Proposals be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of Required Public Company Proposals and, as applicable, the Other Public Company Proposals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Public Company Stockholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Except as set forth on Section 4.4(b) of the Public Company Disclosure Schedule, the execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or Merger Sub or of the charter, bylaws or other organizational document of any other subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(c) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Public Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Public Company

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or any of its subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Information Statement with the SEC in accordance with the Exchange Act, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the Public Company Common Stock to be issued pursuant to this Agreement (the “Nasdaq Listing Application”), (vi) the pre-merger notification requirements under the HSR Act, and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Public Company Material Adverse Effect.

(d) The affirmative consent in favor of the Required Public Company Proposals by the holders of a majority of the shares of Public Company Common Stock, acting together as a single class, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “Public Company Written Consents”), is the only approval of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve and adopt the Required Public Company Proposals. There are no bonds, debentures, notes or other Indebtedness of Public Company having the right to approve (or convertible into, or exchangeable for, securities having the right to approve) on any matters on which stockholders of Public Company may consent.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company with the SEC that it was required to file since May 13, 2024. All such registration statements, forms, reports and other documents, as amended prior to the date hereof, and those that Public Company may file after the date hereof until the Closing, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the condensed financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the condensed financial position of Public Company and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Public Company as of December 31, 2024 is referred to herein as the “Public Company Balance Sheet.”

(c) The information supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing shall not at the time any such Regulation M-A filing is filed with the SEC, or at any time it is amended or supplemented, as applicable, contain any untrue statement of a material fact or omit to state any material fact required

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to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Information Statement to be sent to the stockholders of Public Company and Merger Partner in connection with the transactions contemplated hereby, which information shall be deemed to include all information about or relating to Public Company, the Required Public Company Proposals, the Other Public Company Proposals (as applicable) or the Public Company Written Consents, shall not, at the time of receipt of the requisite Public Company Written Consents, or on the date the Information Statement is first mailed to stockholders of Public Company or Merger Partner or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to obtaining the Public Company Written Consents that has become false or misleading.

4.6 No Undisclosed Liabilities. Public Company does not have any material Liability, except for (a) Liabilities shown on the Public Company Balance Sheet, (b) Liabilities of a type required to be shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (c) liabilities for Public Company Transaction Expenses, and (d) executory performance obligations under Contracts.

4.7 Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.8 Taxes.

(a) Each of Public Company and its subsidiaries has: (i) timely filed all Income and other material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable (other than Taxes which, individually and in the aggregate, are not reasonably expected to be material).

(b) The Liability of Public Company and its subsidiaries for unpaid Taxes did not exceed the reserve for Tax Liabilities (excluding any reserve for deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the condensed financial statements of Public Company set forth in the Public Company SEC Reports (rather than any notes thereto). Since the date of the date of the Public Company Balance Sheet, neither Public Company nor its subsidiaries have incurred any liability for Taxes other than in the Ordinary Course of Business.

(c) Each of Public Company and its subsidiaries has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and each of Public Company and its subsidiaries has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(d) Public Company has delivered or made available to Merger Partner (i) complete and correct copies of all income and other material Tax Returns of Public Company and any of its subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Public Company or any of its subsidiaries.

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(e) There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of any of Public Company or its subsidiaries, except for statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the condensed financial statements of Public Company set forth in the Public Company SEC Reports. There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the Public Company Common Stock (or other equity interests) in any of Public Company or its subsidiaries.

(f) Neither Public Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g) There are no: (i) pending or threatened claims by any Governmental Entity with respect to Taxes relating or attributable to any of Public Company or its subsidiaries; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of any of Public Company or its subsidiaries claimed, issued or raised by any Taxing Authority that has not been properly reflected in the condensed financial statements of Public Company set forth in the Public Company SEC Reports.

(h) Neither Public Company nor any of its subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(i) Neither Public Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vi) the application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Code Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) election made under Section 108(i) of the Code prior to the Closing Date.

(j) Neither Public Company nor any of its subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement; or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(k) No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of Public Company or any its subsidiaries.

(l) Neither Public Company nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is or was Public Company.

(m) Neither Public Company nor any of its subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law); (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”; or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

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(n) Neither Public Company nor any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(o) Neither Public Company nor any of its subsidiaries (i) is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes; or (ii) has made an entity classification election under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(p) Neither Public Company nor any of its subsidiaries have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Taxing Authority in a jurisdiction where any of Public Company or any of its subsidiaries does not file Tax Returns and pay Taxes that Public Company or any of its subsidiaries is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(q) Neither Public Company nor any of its subsidiaries is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297(a) of the Code) or a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(r) Neither Public Company nor any of its subsidiaries have any liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each of Public Company and its subsidiaries has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).

(s) Neither Public Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.9 Owned and Leased Real Properties.

(a) Neither Public Company nor any of its subsidiaries owns or has ever owned any real property, nor is either party to any agreement to purchase or sell any real property.

(b) Except as set forth on Section 4.9(b) of the Public Company Disclosure Schedule, neither the Public Company nor any of its subsidiaries as of the date of this Agreement leases, subleases, licenses or otherwise occupies any real property nor is party to any lease, sublease, license or any other occupancy agreement (collectively, the “Public Company Leases”) and all of its previous Public Company Leases have been terminated and neither Public Company nor any of its subsidiaries has any remaining affirmative obligations under such Public Company Leases and termination agreements. Neither the Public Company nor any of its subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. Neither Public Company nor any of its subsidiaries nor, to the Knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the Knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its subsidiaries. Neither Public Company nor any of its subsidiary’s leases, subleases or licenses any real property to any person other than Public Company and its subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Public Company Disclosure Schedule completely and accurately lists all Public Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable, except that, for any Public Company Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable

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account name or number, the domain registrar or social media company and the registered owner(s). All assignments of Public Company Registrations to Public Company have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Public Company. To the Knowledge of Public Company, all Public Company Registrations are subsisting, in full force and effect, valid and enforceable. Section 4.10(a) of the Public Company Disclosure Schedule also completely and accurately lists all other Intellectual Property owned or purported to be owned by Public Company or any of its subsidiaries, in whole or in part, that is material to the operations of Public Company and its subsidiaries.

(b) There are no inventorship challenges, inter partes Proceedings, opposition or nullity Proceedings or interferences declared, commenced or provoked, or, to the Knowledge of Public Company, threatened, with respect to any Patent Rights included in the Public Company Registrations. There are no inter partes Proceedings, opposition Proceedings, nullity Proceedings, expungement or reexamination Proceedings, or cancellation Proceedings declared, commenced, or provoked, or, to the Knowledge of Public Company, threatened, with respect to any Trademarks included in the Public Company Registrations. None of the Patent Rights or Trademarks included in the Public Company Registrations have been abandoned. Public Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and all relevant state, government or other public legal authorities in all jurisdictions with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications. Public Company has no knowledge of any information that would preclude Public Company from having clear title to the Public Company Registrations.

(c) Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than any owners of the Public Company Owned Intellectual Property listed in Section 4.10(c) of the Public Company Disclosure Schedule. None of the Public Company Intellectual Property is subject to any orders, decrees, judgments, rulings, writs, or injunctions. Public Company and its subsidiaries have the valid, enforceable and sufficient right in and to all Public Company Intellectual Property and all other Intellectual Property used or held for use in, or necessary for, the conduct of the business of Public Company and its subsidiaries.

(d) Public Company has taken reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To the Knowledge of Public Company, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company.

(e) To the Knowledge of Public Company, the operations of Public Company and its subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate and have not in the past six (6) years infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Knowledge of Public Company, no Person has infringed, misappropriated or otherwise violated any Public Company Owned Intellectual Property or any rights under the Public Company Licensed Intellectual Property that are exclusively licensed to Public Company or any of its subsidiaries, and neither Public Company nor any of its subsidiaries has filed or threatened in writing any claims alleging that any Person has infringed, misappropriated or otherwise violated any Public Company Intellectual Property. No Person has filed and served upon Public Company or any of its subsidiaries or, to the Knowledge of Public Company, threatened or otherwise filed, any action or Proceeding alleging that Public Company or any of its subsidiaries has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights nor has Public Company or any of its subsidiaries received any written notification that a license under any other Person’s Intellectual Property is or may be required.

(f) Public Company has made available to Merger Partner copies of all written complaints, claims, notices or threats, and disclosed to Merger Partner all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, misappropriation, or other violation of any Public Company Intellectual Property.

(g) Section 4.10(g) of the Public Company Disclosure Schedule identifies each (i) license or other agreement pursuant to which Public Company has granted rights to any Public Company Licensed Intellectual Property and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has granted any ownership interest in or to each item of Public Company Owned Intellectual Property.

(h) Section 4.10(h) of the Public Company Disclosure Schedule identifies (i) each license or agreement pursuant to which Public Company has obtained rights to any Public Company Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Public Company pursuant

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to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has obtained any ownership interest in or to each item of Public Company Owned Intellectual Property.

(i) To the Knowledge of Public Company, no Worker of Public Company or any of its subsidiaries is in default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Public Company or any of its subsidiaries, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Public Company Intellectual Property. To the extent that any Intellectual Property has been conceived, reduced to practice, invented, authored, developed or created for or on behalf of Public Company or any of its subsidiaries by any individual while a Worker, Public Company or such subsidiary has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j) The execution and delivery of this Agreement by Public Company does not, and the consummation by Public Company of the transactions contemplated by this Agreement shall not, result in (i) a breach of or default under any agreement governing any Public Company Intellectual Property; (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Public Company Intellectual Property; (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Public Company Intellectual Property; or (iv) Public Company or any of its Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.

(k) Neither Public Company nor any of its subsidiaries is or has been, and to the Knowledge of Public Company, no previous owner of any Public Company Owned Intellectual Property has been, a member or promoter of, or a contributor to or made any commitments or agreements regarding, any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Public Company or any of its subsidiaries to grant or offer to any other Person any license or right to any Intellectual Property. No funding, facilities or personnel of any Governmental Entity, university, college, other educational institution, or research center were used, directly or indirectly, in the conception, reduction to practice, invention, authorship, development or creation of any Public Company Owned Intellectual Property.

(l) Public Company and each of its subsidiaries own or have valid, enforceable and sufficient rights to use all software, hardware, firmware, networks, platforms, databases, websites and related systems, voice and data circuits (including hubs and routers), telecommunications systems and services, and other computer and information technology systems and services owned, leased, licensed or otherwise relied on or used by them (all of the foregoing collectively, the “Company Systems”) and have materially complied with the terms and conditions of the Contracts corresponding to such Company Systems. In the past three (3) years, there have been no failures, crashes, breakdowns, continued substandard performance, security breaches or similar adverse events affecting any Company System that have caused any material disruption or interruption in or to the operations of Public Company and its subsidiaries. Public Company and each of its subsidiaries have taken commercially reasonable actions to protect the confidentiality, security and integrity of the Company Systems, have implemented and maintain commercially reasonable back-up, disaster recovery and business continuity procedures for the Company Systems, and act in compliance therewith. The Company Systems are sufficient and in good working condition for the needs of Public Company and each of its subsidiaries.

4.11 Contracts.

(a) Except as provided on Section 4.11(a) of the Public Company Disclosure Schedule, as of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Public Company, other than those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof.

(b) Public Company has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K other than as disclosed in a Public Company SEC Report filed prior to the date hereof.

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(c) Section 4.11(c) of the Public Company Disclosure Schedule lists the following Contracts (and each amendment and modification thereto) of Public Company and its subsidiaries, or by which any of Public Company’s assets or properties are bound or subject to as of the date of this Agreement (collectively, the “Material Contracts”):

(i) all Contracts pursuant to which the Public Company or its subsidiaries (i) made payments to any third party in the twelve (12) month period prior to the date hereof, in excess of $25,000; or (ii) received payments from any third party in the twelve (12) month prior to the date hereof, in excess of $25,000;

(ii) any Contract under which Public Company has granted to a third party a license under, or option or covenant not to sue with respect to, any Public Company Intellectual Property;

(iii) all Contracts that contain or provide for “most favored nations” terms or under which Public Company or any of its subsidiaries is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(iv) any strategic alliance, reseller, referral, dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement or any Tax Sharing Agreements or similar agreements involving a share of profits, losses, costs or Liabilities between Public Company or its subsidiaries, on the one hand, and a third party, on the other hand;

(v) all Contracts over $15,000 that impose surety, guaranty or indemnification obligations on Public Company or any of its subsidiaries;

(vi) any and all employment agreements to which Public Company is a party that cannot be terminated with less than sixty (60) days’ advanced written notice;

(vii) all collective bargaining or similar agreements;

(viii) (i) any indenture, mortgage, pledge, security agreement, note or other Contract evidencing Indebtedness of Public Company or any of its subsidiaries or otherwise placing an Lien on any asset or property of Public Company or any of its subsidiaries, (ii) any guaranty or any other evidence of Liability for any Indebtedness or obligation of any other Person, or (iii) any letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which Public Company or any its subsidiaries is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);

(ix) all Contracts with a Governmental Entity;

(x) all outstanding powers-of-attorney granted by Public Company or any of its subsidiaries for any purpose whatsoever;

(xi) each form of Contract used by Public Company or any of its subsidiaries as a standard form in the Ordinary Course of Business;

(xii) all Contracts related to capital projects and capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(xiii) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its subsidiaries;

(xiv) any Contract that involved or would reasonably be expected to result in (i) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Public Company Intellectual Property, (ii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to any Public Company Intellectual Property, or (iii) Public Company or any of its subsidiaries being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property; and

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(xv) each other Contract to which Public Company or any of its subsidiaries is a party or by which it or its assets are otherwise bound which is reasonably likely to involve the payment to or by Public Company or any of its subsidiaries of more than $25,000 in the aggregate.

(d) Public Company has made available to Merger Partner true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). Neither Public Company nor any of its subsidiaries nor, to the Knowledge of Public Company, any other party thereto, is in breach of or default under (or is alleged to be in breach or default under) or has provided or received any notice of any intention to terminate any Material Contract. Each Material Contract to which Public Company or any of its subsidiaries is a party (x) is a legal and binding obligation of Public Company or any of its subsidiaries, as applicable, and, to the Knowledge of Public Company, the other relevant parties thereto and (y) is in full force and effect, enforceable against Public Company or its subsidiaries, as applicable, and, to the Knowledge of Public Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Bankruptcy and Equity Exceptions. No occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

4.12 Litigation. There is no action, suit, Proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its subsidiaries that seeks either damages in excess of $500,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except, in each case, for such actions, suits, Proceedings, claims, arbitrations or investigations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Public Company or any of its subsidiaries.

4.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:

(i) Public Company and its subsidiaries have complied with all applicable Environmental Laws;

(ii) the properties currently or formerly owned, leased or operated by Public Company and its subsidiaries (including soils, groundwater, surface water, buildings or other structures) are or were not contaminated with any Hazardous Substances;

(iii) neither Public Company nor any of its subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(iv) neither Public Company nor any of its subsidiaries have released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, neither Public Company nor any of its subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c) Neither Public Company nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

4.14 Employee Benefit Plans.

(a) Public Company has provided to Merger Partner a complete and accurate copy, as of the date of this Agreement, of all written material Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Public Company or any of its subsidiaries for the benefit of any current or former employee or other individual service provider of Public Company or any of its subsidiaries (or such employee or other individual service provider’s beneficiary) or with respect to which Public Company or any of its subsidiaries have any liability (collectively, the “Public Company Employee Plans”). All arrangements entered into with a professional employer organization or any other similar entity is disclosed on Section 4.14(a) of the Public Company Disclosure Schedule.

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(b) Each Public Company Employee Plan is and has been established and administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms and each of Public Company and its subsidiaries has in all material respects met its obligations with respect to such Public Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Public Company Balance Sheet). There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan, and to the Knowledge of Public Company, no such audit, investigation or other proceeding is threatened.

(c) With respect to Public Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company or any of its subsidiaries.

(d) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and, to the Knowledge of Public Company, no revocation has been threatened.

(e) Neither Public Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Public Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan is funded with or otherwise holds securities issued by Merger Partner or any of its subsidiaries. No Public Company Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f) No Public Company Employee Plan provides post-termination health or life insurance benefits to any individual, except as required by (i) COBRA or similar state Law or (ii) contractually required subsidies for COBRA coverage during severance.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will (A) result in any payment (including any severance or bonus payment) becoming due to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, (B) result in any forgiveness of Indebtedness to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, (C) increase, or result in an acceleration of the time of payment or vesting of, the compensation or benefits otherwise due to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, or (D) trigger any payment or funding of any compensation or benefits under any Public Company Employee Plan. No Public Company Employee Plan provides for the gross-up of Taxes with respect to Section 4999 or 409A of the Code.

(h) Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in all respects and has complied in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. Since January 1, 2005, no stock option or equity unit option granted under any Public Company Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would cause an excise tax to apply to payments to plan participants.

4.15 Compliance With Laws. Public Company and each of its subsidiaries are, and since their formation have been, in compliance with, and, as of the date of this Agreement, has not received any official written notice alleging any violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

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4.16 Permits and Regulatory Matters.

(a) Public Company and each of its subsidiaries have all required Permits that are material to the conduct of their businesses as currently conducted, including (i) all such Permits required by any Governmental Entity, and (ii) all Permits required under applicable Health Care Laws and necessary for the current operation of its business (collectively, the “Public Company Authorizations”). None of the Public Company Authorizations have been subject to probation, limitation, suspension, revocation, or termination, and, to the Knowledge of Public Company, there is no current action to limit, suspend, revoke, or terminate a required Public Company Authorization.

(b) Public Company and its subsidiaries are in compliance with the terms of the Public Company Authorizations. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. All Public Company Authorizations are in full force and effect, and no violations or notices of failure to comply have been issued or recorded in respect of any such Public Company Authorizations. All applications, reports, notices and other documents required to be filed by Public Company and its subsidiaries with all Governmental Entities have been timely filed and are complete and correct as of the date filed or as amended prior to the date of this Agreement.

(c) Public Company is and at all times has been in compliance with all Laws, (including all requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices), guidance, policies, or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority, applicable to the ownership, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product promoted, marketed or distributed by Public Company. Neither Public Company nor any of its subsidiaries has received any notices or correspondence from the FDA or any other Governmental Entity, including but not limited to FDA Form 483 or other notice of inspectional observations, “warning letters,” “untitled letters,” requests to make changes to and products, processes, operations, or similar correspondence alleging or asserting any noncompliance with any Public Company Authorizations or Laws; has not received notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Public Company Authorizations; and there is no action or proceeding pending or threatened against Public Company (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its subsidiaries is in material noncompliance with any and all applicable Laws implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Public Company nor any of its subsidiaries nor any of their respective officers, employees or agents have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity or failed to disclose a fact required to be disclosed to any Governmental Entity.

(d) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products, including any cannabidiol (“CBD”), tetrahydrocannabinol (“THC”) or related products, marketed or sold by Public Company or any of its subsidiaries being conducted, requested in writing or threatened by the FDA, DEA, or any other Governmental Entity exercising comparable authority. Public Company has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products, including any CBD, THC or related products, marketed or sold by Public Company or any of its subsidiaries.

(e) The studies, tests, and preclinical and clinical trials, if any, conducted by or on behalf of Public Company within the last five (5) years are being conducted or have been conducted in accordance with approved study protocols and all applicable Laws. The descriptions of, protocols for, and material data and other results of, any such studies, tests and/or trials that have been furnished or made available to Merger Partner are accurate and complete in all respects. Public Company is not aware of any studies, test or trials the results of which would cause Public Company to believe the results would have an adverse effect on the studies, tests and trials conducted by or on behalf of Public Company, and Public Company has not received any notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or modification of any IND, or clinical trials conducted by or on behalf of Public Company.

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(f) Public Company and each of its subsidiaries is (and at all times has been) in compliance with all Health Care Laws that are applicable to it or to the conduct of its business. No Proceeding is or has been pending, threatened in writing, or to the Knowledge of Public Company, threatened verbally against Public Company or any of its subsidiaries alleging any breach or violation of, non-compliance with, or default under any such Health Care Laws. None of Public Company or any of its subsidiaries has received any written notice, warning, or other communications from any Governmental Entity, customer, employee, or any other third party alleging a violation, breach or noncompliance with, or threatening any investigation under, any applicable Health Care Laws. There is no act, omission, misrepresentation, event, or circumstance which, to Knowledge of Public Company, would reasonably be expected to give rise to or form the basis for any Proceeding against Public Company or any of its subsidiaries for failure to comply with Health Care Laws. None of Public Company or any of its subsidiaries is currently, nor has it ever been, the subject of a Proceeding or an investigation by any Governmental Entity related to an alleged or actual violation of any Health Care Laws. None of Public Company or any of its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreement, consent decrees, settlement orders, or similar agreements.

(g) All contracts and other financial arrangements and relationships entered into by Public Company or any of its subsidiaries with customers, vendors, pharmacy providers, health care professionals, physicians or physician practice groups, hospitals, clinical laboratories, durable medical equipment suppliers, home health service providers, physical therapy, occupational therapy, skilled nursing facilities, other skilled care service providers, brokers, distributors, pharmaceutical, biological, or medical device manufacturers, pharmaceutical wholesalers, pharmacy benefit managers, group purchasing organizations, Payors (including workers’ compensation and no-fault insurance plans), third-party payment aggregators, employees and contractors are and have been in compliance in all material respects with all applicable Health Care Laws.

(h) Public Company is and has been in material compliance with all applicable Health Care Laws governing product promotion and advertising, including Section 5 of the FTC Act.

(i) Each of Public Company and its subsidiaries, and any director, officer, employee, agent, and representative thereof, is and has been in material compliance with Health Care Laws, and (i) no investigation by any Governmental Entity with respect to Public Company or any of its subsidiaries is active or pending, and (ii) no Governmental Entity has indicated an intention to conduct an investigation.

(j) There is no civil, criminal, administrative or other proceeding, notice or demand pending, received, or threatened against Public Company or any of its subsidiaries that relates to an alleged violation of any Health Care Law and none of Public Company or any of its subsidiaries is in receipt of a notice of any civil, criminal, administrative or other proceeding, notice or demand that relates to an alleged violation of any Health Care Law. None of Public Company, its subsidiaries, or any director, officer, employee, and agent thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law, or authorized by 21 U.S.C. § 335a(b) or any similar Law. None of Public Company or any of its subsidiaries are currently, nor have ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of the Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Entity.

(k) None of Public Company, any of its subsidiaries, or any director, officer, employee, or agent thereof, has been investigated for, charged with or convicted of a Medicare, Medicaid or other federal or state health program related offense, or convicted of, charged with or, to the Knowledge of Public Company, investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity. None of Public Company or any of its subsidiaries have arranged or contracted with (by employment or otherwise) any individual or entity that has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. No exclusion, suspension, or debarment claims, actions, proceedings, or investigation is pending or threatened against Public Company, any of its subsidiaries, or the officers, directors, equity holders, employees, or agents thereof.

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4.17 Employees.

(a) All current employees of Public Company have entered into confidentiality and assignment of inventions agreements with Public Company, a copy or form of which has previously been made available to Merger Partner. To the Knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its subsidiaries because of the nature of the business currently conducted by Public Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. To the Knowledge of Public Company, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Public Company or its subsidiaries.

(b) Neither Public Company nor any of its subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the Knowledge of Public Company and its subsidiaries, have there been any labor organizing activities with respect to any employees of Public Company or any of its subsidiaries in the past three (3) years. Neither Public Company nor any of its subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the Knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its subsidiaries.

(c) Except as set forth on Section 4.17(c) of the Public Company Disclosure Schedule, Public Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, all applicable Laws relating to terms and conditions of employment, equal pay, compensation, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), employment discrimination, harassment, and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment And Retraining Notification Act of 1988 (the “WARN Act”) or any similar Laws), occupational safety and health, workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(d) Neither Public Company nor any of its subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Public Company or any of its subsidiaries, nor, to the Knowledge of Public Company, has any such charge been threatened. No current or former employee of Public Company or any of its subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to the Knowledge of Public Company, has an oral complaint of any of the foregoing been made within the preceding twelve (12) months.

(e) Neither Public Company nor any of its subsidiaries has caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

(f) Section 4.17(f) of the Public Company Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of the employees of Public Company, including for each individual: (i) the name and title or nature of services; (ii) date of hire or engagement, as applicable; (iii) the rate of all current compensation payable by Public Company to such individual, including a description of each such individual’s bonus and commission eligibility or other contingent or deferred compensation, if any; (iv) whether each such individual is classified as exempt or non-exempt under the federal Fair Labor Standards Act; and (v) primary work location.

(g) Public Company has no material Liability for (i) any unpaid wages, salaries, wage premiums, overtime, commissions, bonuses, fees, or other compensation to any employees, former employees and current or former independent contractors under applicable Law, Contract or policy of Public Company; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

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(h) All employees who are or have been classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at any time in the past three (3) years were or are properly classified as exempt at all times so classified. All individuals who are or have been classified as independent contractors at any time in the past three (3) years have been properly classified as independent contractors under all applicable Laws at all times so classified.

(i) To the Knowledge of Public Company, no allegations of sexual harassment or sexual misconduct have been made involving any employee or former employee, or any current or former director or officer at the level of vice president or above, or independent contractor of Public Company. None of Public Company nor any of its Affiliates have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any employee or former employee, or any current or former director or officer at the level of vice president or above, or independent contractor of Public Company in the past three (3) years.

(j) Public Company has taken all legally required steps to verify the identity and legal entitlement to work of each of its employees in the U.S. and has retained completed copies of Form I-9s for each of its employees in the U.S. No employee of Public Company, resident in the U.S., is employed under a work visa.

4.18 Insurance. Public Company and its subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. None of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

4.19 Opinion of Financial Advisor. A financial advisor of Public Company, Kingswood Capital Partners, LLC (the “Public Company Financial Advisor”), will deliver to Public Company within forty-eight (48) hours of execution of this Agreement to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the transactions contemplated by this Agreement are fair, from a financial point of view, to Public Company, a signed copy of which opinion will be delivered to Merger Partner within forty-eight (48) hours of execution of this Agreement.

4.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Public Company Financial Advisor, WallachBeth Capital, LLC, J.V.B. Financial Group, LLC, and Highgate Capital Partners.

4.21 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the transactions hereunder.

4.22 Certain Business Relationships With Affiliates. No Affiliate of Public Company (other than a wholly owned subsidiary of Public Company) (a) owns any material property or right, tangible or intangible, which is used in the business of Public Company or any of its subsidiaries, (b) has any material claim or cause of action against Public Company or any of its subsidiaries or (c) owes any material money to, or is owed any material money by, Public Company or any of its subsidiaries. Section 4.22 of the Public Company Disclosure Schedule describes any material Contracts between Public Company and any Affiliate thereof (other than a wholly owned subsidiary of Public Company) which were entered into or have been in effect at any time since January 1, 2021, other than (i) any employment or service Contracts, invention assignment agreements and other Contracts entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation, or (ii) any arms-length agreements with any portfolio company of any venture capital firm, private equity firm, angel investor, or similar investor of Public Company.

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4.23 Controls and Procedures, Certifications and Other Matters.

(a) Public Company and each of its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the condensed financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c) Neither Public Company nor any of its subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company or any of its subsidiaries. Section 4.23(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company or any subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(d) Public Company is, and has been at all times since its initial listing, in compliance in all material respects with all applicable Nasdaq listing standards, including, without limitation, all corporate governance, financial, and reporting requirements imposed by Nasdaq. Except as set forth on Section 4.23(d) of the Public Company Disclosure Schedule, to the Knowledge of Public Company, there are no facts or circumstances that would reasonably be expected to result in any non-compliance with such Nasdaq listing standards.

4.24 Books and Records. The minute books and other similar records of Public Company contain complete and accurate records of all actions taken at any meetings of Public Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Public Company have been maintained in accordance with good business and bookkeeping practices.

4.25 Data Protection.

(a) Public Company and each of its subsidiaries has at all times complied with all (i) Privacy Laws, (ii) privacy- or information security-related terms of any Contract by which Public Company is bound (including, but not limited to, data processing agreements), (iii) industry standards relating to privacy or information security, and (iv) Privacy Policies (collectively, the “Privacy Requirements”). Public Company and each of its subsidiaries has implemented and maintained reasonable and appropriate measures to ensure that Public Company and each of its subsidiaries complies with such Privacy Requirements. Without limiting the foregoing, Public Company maintains a HIPAA compliance program, which includes, but is not limited to: (a) conducting regular HIPAA Security Rule Risk Assessments; (b) appointment of HIPAA Security and Privacy officers; (c) execution of business associate agreements with applicable third parties; (d) maintenance of HIPAA Privacy and Security policies; and (e) workforce HIPAA training conducted at time of hire and annually thereafter.

(b) Public Company has provided legally adequate notice of its privacy practices in its Privacy Policies, and Public Company’s privacy and security practices conform, and at all times have conformed, to all of its Privacy Policies. No disclosure made or contained in any Privacy Policy is, or has been, inaccurate, misleading, or deceptive in any way or has violated Privacy Requirements (including by omission). Public Company has, at all times, posted Privacy Policies on websites, mobile applications, or where otherwise required under applicable Privacy Laws, of the Public Company and each of its subsidiaries. Public Company has made available to Merger Partner true, correct and complete copies of all Privacy Policies.

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(c) Public Company has contractually obligated all third parties, including, without limitation, customers, suppliers, and service providers, that have access to Sensitive Data or Company Systems to (i) comply with Privacy Laws; (ii) act only in accordance with the instructions of Public Company; (iii) comply with Privacy Policies; (iv) take appropriate steps to protect and secure Personal Data; and (v) restrict use of Personal Data to those authorized or required under the servicing, outsourcing, Processing, or similar arrangement. To the Knowledge of Public Company, no third party with access to Sensitive Data has failed to comply with any such obligations. Public Company does not, and does not permit any third parties with access to Personal Data to, sell, lease rent, make available, or otherwise disclose any Personal Data for monetary or other consideration; or re-identify or attempt to re-identify information that has been de-identified or aggregated.

(d) Public Company and each of its subsidiaries has sufficient rights and authority to permit the use and other Processing of Personal Data by or for Public Company and each of its subsidiaries, including in connection with the development, offering, and provision of its services. Public Company has: (i) provided adequate notice and obtained any necessary consents required for the Processing of Personal Data under applicable Privacy Requirements (including without limitation all required authorizations from individuals for the use or disclosure of health information in compliance with HIPAA), (ii) obtained all applicable permits and licenses, and made all governmental filings, required under applicable Privacy Laws to Process Personal Data; (iii) complied with any contractual obligation, agreement, permit, license, government filing or other obligation regarding the Processing of Personal Data; and (iv) abided by any applicable opt-outs related to Personal Data. All Sensitive Data will continue to be available for processing by Merger Partner following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor the disclosure or transfer of Sensitive Data to Merger Partner, will result in any violation of the Privacy Laws, require notice to any Person or result in any order or contract with any Governmental Entity becoming applicable to Merger Partner. Public Company is not subject to any order or contract with any Governmental Entity or other Person which restricts, impairs, encumbers, hinders, or imposes requirements in connection with its Processing of any Personal Data.

(f) There is not, and has not been, any Proceeding or other allegation involving the Public Company, any of its subsidiaries, or any of their service providers (in the case of service providers, relating to any services provided for or on behalf of the Public Company or its subsidiaries) by any Governmental Entity or other Person relating to Public Company’s privacy or data security practices, the security of any systems or the Processing of Personal Data, and there are no current or historic facts or circumstances that would reasonably be expected to give rise to any such Proceeding. Without limiting the generality of the foregoing, there are no, and have been no, actual or threatened Proceedings contesting or challenging the rights or abilities of Public Company or any of its subsidiaries to engage in any Processing of Personal Data.

(g) Public Company has implemented and at all times maintained a Security Program that complies with all Privacy Requirements. The Security Program and the implementations of such Security Program: (i) identifies internal and external risks to the security of Company Systems and Sensitive Data; and (ii) complies with all applicable Privacy Laws. Public Company has at all times implemented, maintained, and monitored adequate and effective safeguards and measures to preserve and protect the confidentiality, availability, security, and integrity of all systems and Sensitive Data. Such safeguards and measures have complied at all times with Privacy Laws and have (x) included steps to protect systems from any Security Incident, contaminants, loss, theft and interruption, and any unauthorized Processing, access, use, disclosure or modification; (y) provided for the performance and documentation of risk assessments and management procedures of Public Company and each of its subsidiaries; and (z) adhered to industry best practices pertaining to secure programming techniques. Public Company has made available to Merger Partner a true, correct and complete copy of the Security Program.

(h) All employees and contractors of Public Company and each its subsidiaries who have access to Sensitive Data or Company Systems have received professional and appropriate training with respect to compliance with applicable Privacy Laws and Public Company’s Security Program. Public Company has promptly investigated and addressed any material deviations from its Security Program and taken corrective and mitigating actions designed to prevent the recurrence of any such deviations.
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(i) Public Company has not experienced a Security Incident. Public Company has not received any claim or notice from any party that a Security Incident may have occurred or is being investigated. No circumstance has arisen in which any applicable Privacy Law would require Public Company to notify a Governmental Entity, data subject, Person, or other third party of a Security Incident. Public Company is not aware of any circumstance that may result in any of the foregoing. Public Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

(j) Public Company has taken and, if applicable, is currently taking prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats and vulnerabilities identified in assessments and analyses performed by or for Public Company or any of its subsidiaries or about which the Public Company is aware. Public Company has not identified and is not aware of any security vulnerabilities affecting its systems that have not been remediated.

4.26 No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Merger Partner set forth in Article III) none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any representations, warranties, statements, or information (including the accuracy or completeness thereof).

Article V
CONDUCT OF BUSINESS

5.1 Conduct of Business of Merger Partner. Except as expressly provided herein or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall use commercially reasonable efforts to, act and carry on its business in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly provided herein, or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of shares upon exercise or conversion of any convertible securities of Merger Partner; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

(d) acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(e) except in the ordinary course of business, sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or assets of Merger Partner;

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(f) except in the ordinary course of business, sell, dispose of or otherwise transfer any assets material to Merger Partner;

(g) enter into any material transaction other than in the ordinary course of business;

(h) (i) incur any Indebtedness for borrowed money other than pursuant to Contracts existing as of the date of this Agreement or any refinancings with respect thereto, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, or (iii) make any loans, advances or capital contributions to, or investment in, any other person; or

(i) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Merger Partner in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.2 Conduct of Business of Public Company. Except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or any Ancillary Document (including entering into (i) various Subscription Agreements and consummating the PIPE and (ii) the Convert Documents and issuing the Convert Shares) or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), and, use commercially reasonable efforts to maintain and preserve its and each of its subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or any Ancillary Document (including entering into (i) various Subscription Agreements and consummating the PIPE and (ii) the Convert Documents and issuing the Convert Shares) or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of shares upon exercise or conversion of any convertible securities of Public Company; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c) amend, supplement, restate or otherwise modify the Warrant Agent Agreement, its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Public Company and its subsidiaries, taken as a whole;

(e) initiate, consummate or take any action in respect of the Reorganization;

(f) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its subsidiaries;

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(g) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its subsidiaries);

(h) enter into any material transaction;

(i) license any material Intellectual Property rights to or from any third party;

(j) (i) incur or suffer to exist any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its subsidiaries against fluctuations in commodities prices or exchange rates;

(k) enter into any financing arrangement, including any equity and/or debt financing or any commitments or other Contract for the purchase of any debt securities, convertible debt securities or other equity securities of Public Company;

(l) to the extent any Public Company Warrants are exercised prior to Closing, use the proceeds from any such exercise in a manner other than in accordance with the Note Documents;

(m) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Public Company Lease;

(n) make (A) any capital expenditures or (B) other expenditures in excess of $15,000 in the aggregate, except as otherwise approved in the monthly budget of Public Company pursuant to Section 4(h) of the Note Documents;

(o) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(p) except for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its subsidiaries);

(q) (i) enter into any contract or agreement outside of the Ordinary Course of Business or in excess of $15,000, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its subsidiaries or (ii) license any Intellectual Property rights to or from any third party;

(r) except as otherwise approved in the monthly budget of Public Company pursuant to Section 4(h) of the Note Documents, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any Public Company Employee Plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any benefit not provided for as of the date of this Agreement under any benefit plan under any Public Company Employee Plan, (v) grant any awards under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under

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any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement);

(s) make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for Public Company or any of its subsidiaries, or the Merger Partner or its Affiliates;

(t) commence any offering of shares of Public Company Common Stock, including pursuant to any employee stock purchase plan;

(u) initiate, threaten, compromise or settle any litigation or arbitration proceeding;

(v) fail to use commercially reasonable efforts to maintain insurance levels substantially comparable to levels existing as of the date of this Agreement;

(w) open or close any clinics or office;

(x) fail to pay accounts payable and other obligations when due; or

(y) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.3 Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a confidentiality agreement, dated as of February 11, 2025 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

Article VI
ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Effective Time, each of Merger Partner, Public Company and their respective subsidiaries shall not, and each of Merger Partner and Public Company shall use reasonable best efforts to cause their respective directors, officers, employees, attorneys, accountants, consultants, agents, financial advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Public Company or Merger Partner, as applicable, access to such Party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

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Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, each of Public Company and Merger Partner, and their respective Representatives, may (A) furnish non-public information with respect to Public Company and its subsidiaries or Merger Partner, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided, (x) that either Merger Partner or Public Company (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and, if entered into after the date of this Agreement, containing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) the Party seeking to make use of this proviso has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board (as applicable) has determined (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any director, officer, attorney, or financial advisor of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.1 by Public Company or Merger Partner, as applicable.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:

(i) (A) Merger Partner Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, (2) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, or (3) propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) fail to include its approval of the Required Public Company Proposals in the Information Statement or withdrawn or modified, in a manner adverse to Merger Partner, its approval of the Required Public Company Proposals, (2) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Required Public Company Proposals, (3) after the receipt by Public Company of an Acquisition Proposal, Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Required Public Company Proposals and Public Company Board fails to do so within ten (10) Business Days after its receipt of Merger Partner’s request, (4) fail to recommend publicly against acceptance of a tender offer within ten (10) Business Days after commencement or (5) propose publicly to approve, adopt or recommend, or has approved, adopted, or recommended any Acquisition Proposal (each a “Public Company Board Recommendation Change”);

(ii) each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be, may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; (ii) such Party has provided at least four (4) Business Days prior written notice to the other Party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior

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Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such Party has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal or Intervening Event; and (iv) if the other Party shall have delivered to such Party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four (4) Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined (after consultation with outside legal counsel), after considering the terms of such offer by the other Party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such Party’s stockholders would receive as a result of such potential Superior Proposal), such Party shall be required to provide the other Party with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the board of directors of such Party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

(c) Notices of Proposals. Each Party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other Party of its receipt of any Acquisition Proposal and (ii) provide to the other Party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications and materials from such person with respect to such actual or potential Acquisition Proposal. Such Party in receipt of an Acquisition Proposal shall notify the other Party, in writing, of its first decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Such Party in receipt of an Acquisition Proposal will (A) provide the other Party with written notice setting forth such information as is reasonably necessary to keep such other Party reasonably informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto made by the person making an Acquisition Proposal, and (B) prior to, or substantially concurrently with, the provision of any material non-public information of such Party to any such person, provide such information the other Party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other Party.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner, Public Company, Public Company Board or Merger Partner Board, as applicable, from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner, Public Company, Public Company Board or Merger Partner Board, as applicable, pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable Board of Directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless such communication expressly reaffirms its recommendation for the Merger and the other transactions contemplated hereby in such communication.

(e) Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any Party hereto under the other provisions of this Section 6.1. Public Company and Merger Partner will each promptly revoke or withdraw access of any person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company that was established or shared in connection with any potential Acquisition Proposal and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such person.

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6.2 Stockholder Approval.

(a) No later than the seventh (7th) Business Day after the date hereof, Merger Partner shall obtain the Merger Partner Stockholder Approval by the Merger Partner Written Consents (in a form reasonably acceptable to Public Company) to be executed and delivered by Merger Partner’s stockholders for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Merger Partner Written Consent, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger such Merger Partner stockholder is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Common Stock under Section 262 the DGCL. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable Laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any disclosure circulated to Merger Partner’s stockholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s stockholders consent to the adoption of this Agreement and approval of the Merger.

(b) No later than the seventh (7th) Business Day after the date hereof, Public Company shall obtain the Public Company Stockholder Approvals by the Public Company Written Consents (in a form reasonably acceptable to Merger Partner) to be executed and delivered by Public Company’s stockholders for the purposes of considering and approving the Required Public Company Proposals and, as applicable, the Other Public Company Proposals. Subject to Section 6.1(b), Public Company shall take all action that is both reasonable and lawful to obtain from its stockholders the Public Company Written Consents in favor of the Required Public Company Proposals and, as applicable, the Other Public Company Proposals. The Public Company Written Consents shall be obtained as promptly as practicable after the effective date of this Agreement, but in no event no later than seven (7) Business Days after the date hereof.

(c) Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.1 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.1, Public Company’s obligation to obtain the Public Company Written Consents in accordance with Section 6.2(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Public Company Board Recommendation Change.

(d) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.1, Public Company agrees that the Public Company Board shall recommend that the stockholders of Public Company approve the Required Public Company Proposals and Public Company shall include such recommendation and the Public Company Board’s statement of approval in the Information Statement.

(e) No later than the seventh (7th) Business Day after the date hereof, Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

(f) Notwithstanding the foregoing, nothing herein shall limit a Party’s right to terminate this Agreement pursuant to Section 8.1.

6.3 Information Statement.

(a) As promptly as practical after the execution of this Agreement and contingent upon receipt from Merger Partner of the information required by the following sentence, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC the Information Statement. Merger Partner, Merger Sub and Public Company shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Public Company as such other parties may reasonably request for preparation of the Information Statement and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Information Statement, including by causing such

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accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Information Statement and to the reference to such accountant firm as an “expert” therein. Public Company shall cause the Information Statement to be mailed to its stockholders at the later of the expiration of the 10-day period set forth in Rule 14c-5 of the Exchange Act or at such time that the SEC confirms to Public Company or its employees that it has no additional comments. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or any filing pursuant to Section 6.3(b) or for additional information and shall supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Information Statement, the Merger or any filing pursuant to Section 6.3(b). Public Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Information Statement or any filing pursuant to Section 6.3(b), Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Public Company and Merger Partner, such amendment or supplement.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing of the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner. Public Company will advise Merger Partner, promptly after Merger Partner receives notice thereof, of the expiration of the 10-day period set forth in Rule 14c-5 of the Exchange Act or at such time that the SEC confirms to Public Company or its employees that it has no additional comments to the Information Statement, or any supplement or amendment thereto has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Information Statement or for additional information.

(c) Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger and the Share Issuance under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.4 Nasdaq Listing. Public Company agrees to continue the listing of Public Company Common Stock on Nasdaq during the term of this Agreement and to cause the shares of Public Company Common Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Public Company all information concerning Merger Partner and its equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4.

6.5 Access to Information. Each of Public Company and Merger Partner shall (and Public Company shall cause its subsidiaries to) afford to the other Party’s Representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and Public Company shall cause its subsidiaries to) furnish promptly to the other Party all information concerning its business, properties, assets and personnel as the other Party may reasonably request in furtherance of the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that a Party may restrict the foregoing access to the extent that (a) any applicable Law requires such restriction, (b) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege, or (c) such access would be in breach of any confidentiality obligation or similar obligation. Each of Public Company and Merger Partner will (and Public Company will cause its subsidiaries to) hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Any information obtained pursuant to the access contemplated by this Section 6.5 shall be subject to the Confidentiality Agreement. Any access to any facilities of Merger Partner, Public Company, or any of their subsidiaries, shall be subject to the reasonable security measures and insurance requirements of Merger Partner, Public Company, or any of their subsidiaries, as applicable. Without

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limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other Party with copies of any material notice, report or other document received from any Governmental Entity in connection with the Merger or any of the transactions contemplated by this Agreement.

6.6 Efforts to Consummate; Legal Conditions to Merger.

(a) Subject to the terms hereof, including Section 6.6(b), Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and its implementing regulations, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Information Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Public Company and Merger Partner agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Each of Merger Partner and Public Company shall use reasonable best efforts to give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Effective Time. Notwithstanding the foregoing, each Party shall bear its own out-of-pocket costs and expenses of attorneys and other advisors incurred in connection with the preparation of or seeking any such third-party consents.

(c) Subject to the terms hereof, Public Company and Merger Partner agree, and shall cause each of their respective subsidiaries, to (i) cooperate and to use their respective commercially reasonable efforts to achieve expiration or termination of the waiting periods under the HSR Act, including any extensions thereof, and to obtain any other required government clearances or approvals under any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), and (ii) respond to any government requests for information under any Antitrust Law. Public Company and Merger Partner shall use reasonable best efforts to file no later than ten (10) Business Days after the date of this Agreement the Notification and Report Forms required by the HSR Act. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything to the contrary in this Section 6.6, neither Public Company nor any of its subsidiaries nor Merger Partner shall be under any obligation to (A) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Public Company, any of its Affiliates or Merger Partner or any of its subsidiaries or the holding separate of the shares of Merger Partner Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Public Company or any of its subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Merger Partner Common Stock (or shares of stock of the Surviving Corporation) or (B) take any action under this Section 6.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

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6.7 Public Disclosure. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by Merger Partner and Public Company prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is not a Business Day, on the first Business Day following execution of this Agreement). Promptly after the execution of this Agreement, Public Company shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the securities Laws, which Merger Partner shall have the opportunity to review and comment upon prior to filing and Public Company shall consider such comments in good faith. Merger Partner, on the one hand, and Public Company, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Merger Partner or Public Company, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Public Company and Merger Partner prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Public Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by securities Laws, which Closing Filing shall be in a form to be mutually agreed between Public Company and Merger Partner (such agreement not to be unreasonably withheld, conditioned or delayed). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and, in the case of Public Company, its equityholders, and such other matters as may be reasonably necessary for such press release or filing. No Party shall issue any other press release or otherwise make any public statement with respect to the Merger or this Agreement unless required by applicable Law or stock exchange rule, in which case the Party required to make such disclosure shall use commercially reasonable efforts to consult with the other Party before making any such press release or public statement.

6.8 Intended Tax Treatment.

(a) The Parties intend that the Merger and the PIPE, together and as part of a single integrated transaction, shall qualify for the Intended Tax Treatment. Each of Public Company, Merger Sub and Merger Partner shall use reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which to its knowledge would reasonably be expected to prevent or impede the Merger and the PIPE from qualifying for the Intended Tax Treatment. If the Parties cannot achieve the Intended Tax Treatment, notwithstanding anything to the contrary set forth in this Agreement, (i) each of the Parties shall, and shall cause their Affiliates to, (A) cooperate with each other and their respective counsel and (B) take any and all reasonable actions, in each case, to the extent necessary to ensure that each of the Merger and the PIPE, either alone or together and as part of an integrated transaction, will, at a “more likely than not” (or higher) level of comfort, be treated as a Qualifying Tax Transaction.

(b) Neither Public Company, Merger Sub, or and Merger Partner shall take any Tax position on any Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax, or otherwise inconsistent with the Intended Tax Treatment unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). If any Taxing Authority disputes the Intended Tax Treatment, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Information Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Public Company and Merger Partner shall each use their respective reasonable best efforts to deliver to Brunson Chandler & Jones, PLLC, counsel to Public Company, and to Reed Smith LLP, counsel to Merger Partner, customary Tax representation letters satisfactory to each such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Information Statement or any other filing required by applicable Law, (ii) Public Company shall use its reasonable best efforts to cause Brunson Chandler & Jones PLLC to furnish a Tax Opinion addressed to Public Company, subject to customary assumptions

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and limitations, satisfactory to the SEC and (iii) Merger Partner shall use its reasonable best efforts to cause Reed Smith LLP to furnish a Tax Opinion addressed to Merger Partner, subject to customary assumptions and limitations, satisfactory to the SEC.

6.9 Restrictive Legends. The offer and sale of the Public Company Common Stock to the stockholders of Merger Partner pursuant to this Agreement shall be made in a private placement in reliance on Section 4(a)(2) of the Securities Act. The certificates or book entry notations representing the shares of Public Company Common Stock issued to the stockholders of Merger Partner pursuant to this Agreement will be imprinted with a legend in substantially the following form:

THE OFFER AND SALE OF THE SECURITIES EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.

6.10 D&O Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective subsidiaries (the “D&O Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the applicable certificate of incorporation and bylaws. Each D&O Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the D&O Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.

(b) Prior to the Effective Time, Public Company shall purchase a six (6)-year prepaid “D&O tail policy” (the “D&O Public Company Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Public Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability to be mutually agreed by Public Company and Merger Partner prior to the Closing (which approval will not be unreasonably withheld, conditioned or delayed), but that are no more favorable than the coverage provided under Public Company’s existing policies as of the date of this Agreement with respect to coverage of any actual or alleged error, misstatement,

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misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Public Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(c) Prior to the Effective Time, Merger Partner shall purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Merger Partner’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(d) Public Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a person in successfully enforcing such person’s rights provided in this Section 6.10.

(e) Public Company and Merger Partner agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Public Company, Merger Partner or any of their respective subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the current officers and directors of Public Company, Merger Partner or any of their respective subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Person, or any person who is a beneficiary under the policies referred to in this Section 6.10 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Person or other person.

(f) If the Surviving Corporation or Public Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such person shall assume all of the obligations of such person set forth in this Section 6.10.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner, Public Company or any of their respective subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11 Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate which would cause the failure of a condition set forth in Article VII, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.12 FIRPTA Tax Certificates. On or prior to the Closing, Merger Partner shall deliver to Public Company a properly executed certification that shares of Merger Partner Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) of the Treasury Regulations.

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6.13 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.14 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Public Company, on the one hand, and Merger Partner, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Public Company, any of Public Company, Merger Sub or any of their respective Representatives (in their capacity as a Representative of Public Company) or, in the case of Merger Partner, Merger Partner or any of its Representatives (in their capacity as a Representative of Merger Partner). Public Company and Merger Partner shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (x) Public Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Merger Partner (such consent not to be unreasonably withheld, conditioned or delayed), or (y) Merger Partner or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Public Company (such consent not to be unreasonably withheld, conditioned or delayed).

6.15 Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 New Incentive Plan. Prior to the Effective Time, the Public Company Board shall approve and adopt, subject to approval by the stockholders of Public Company, an equity incentive plan in a form to be mutually agreed between Merger Partner and Public Company (such agreement not to be unreasonably withheld, conditioned or delayed) in a form reasonably acceptable to Merger Partner (the “New Plan”), effective as of one (1) day prior to the Closing Date, which shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the fully diluted Public Company Common Stock of Public Company as of immediately after Closing. If the New Plan is approved by stockholders of Public Company and becomes effective, Public Company shall file a registration statement on Form S-8 registering the shares of Public Company Common Stock reserved for issuance under the New Plan as soon as reasonably practicable after Public Company becomes eligible to use such form.

6.17 Exercise of Public Company Warrants. To the extent any Public Company Warrants are exercised between the date hereof and the Closing, Public Company shall deliver monthly reports to Merger Partner setting forth the holders of Public Company Warrants who exercised their Public Company Warrants, the aggregate number of Public Company Warrants that have been exercised and the aggregate proceeds from any such exercise (“Monthly Warrant Proceeds”). Public Company (i) shall use the Monthly Warrant Proceeds to pay any amounts due and payable under the Note Documents and (ii) to the extent there are any Monthly Warrant Proceeds in excess of the amounts due and payable as described in clause (i), Public Company shall not to use any such excess Monthly Warrant Proceeds without Merger Partner’s prior written consent. To the extent any Public Company Warrants are exercised following the Closing, all proceeds from any such exercise of the Public Company Warrants shall be used as determined in the sole discretion of the Public Company Board, with $7,886,326 of such proceeds reserved for up to thirty (30) days following the Closing for payment of any redemptions of the Public Company Warrants.

6.18 Warrant Exercise Registration Statement. During the period between the date hereof and the Closing, Public Company shall maintain the effectiveness of the Warrant Registration Statement, as amended, including filing any post-effective amendments or supplements to the Warrant Registration Statement or prospectuses therein, and keep the Warrant Registration Statement free of any material misstatements or omissions.

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6.19 Good Standing of Public Company. Public Company shall deliver to Merger Partner a good standing certificate for Public Company from the Secretary of State of Utah, dated no earlier than five (5) Business Days prior to the Closing Date.

6.20 Solvency. Assuming (a) the accuracy of the representations and warranties of Merger Partner set forth in Article III hereof and (b) compliance by Merger Partner with their covenants and agreements set forth in this Agreement, as of the date hereof, Public Company is not considered a Going Concern under General Accounting Principles.

6.21 Existing Indebtedness Agreements. Public Company shall repay within three business days from the date hereof the outstanding balance of that certain Loan Agreement, dated December 25, 2023, by and among Public Company, Square Financial Services, Inc. (“Square”), and Block, Inc. (“Block”). Public Company acknowledges and agrees that it shall continue to pay the balance of and otherwise remain in compliance with the terms of (i) that certain Loan Agreement, dated December 26, 2023, by and among Public Company, Square, and Block, and (ii) that certain equipment purchase agreement, dated April 22, 2024, by and between Public Company and Marlin Leasing Corporation (d/b/a PEAC Solutions) (collectively, the “Existing Indebtedness Agreements”).

6.22 Note Documents. From and after the date of this Agreement, Public Company shall comply and maintain compliance with, and shall cause any other party that becomes party thereto to comply and maintain compliance with, the terms of the Note Documents.

6.23 Public Company Transaction Expenses Cap. From and after the date of this Agreement and without the prior written consent of Merger Partner, Public Company shall not incur any Public Company Transaction Expenses such that the aggregate amount of Public Company Transaction Expenses exceeds the Public Company Transaction Expenses Cap by an amount equal to or greater than $15,000 (the “Overage Expenses”). To the extent Public Company fails to obtain Merger Partner’s prior written consent with respect to any such Overage Expenses, Wade Rivers acknowledges and agrees to forfeit a number of shares of Public Company Common Stock equal to the quotient of the Overage Expenses divided by the volume-weighted adjusted closing price of a share of Public Company Common Stock for the five (5) trading days immediately preceding the date such Overage Expenses are incurred.

6.24 Convert Documents. From and after the date of this Agreement, Public Company shall comply and maintain compliance with, and shall cause any other party that becomes party thereto to comply and maintain compliance with, the terms of the Convert Documents.

6.25 PIPE Proceeds. Public Company hereby agrees to reserve an amount from the proceeds it receives from the PIPE to be available for the working capital needs of Kindly LLC (the “Working Capital Reserve Amount”); provided, however, that Kindly LLC’s use of the Working Capital Reserve Amount shall be subject to monthly budget approvals by the Public Company Board. The Working Capital Reserve Amount shall be an amount equal to (i) $5,500,000 minus (ii) the sum of (x) the Public Company Transaction Expenses plus (y) any amounts payable to BTC pursuant to the Note Documents.

6.26 280G Analysis. Within thirty (30) days from the date of this Agreement, Public Company shall undertake and complete an analysis to determine whether Public Company or any of its subsidiaries has made any payment or provided any benefit, is obligated to make any payment or provide any benefit, or is a party to any plan, program, policy, agreement or arrangement that could obligate it to make any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

Article VII
CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Merger Partner Proposal shall have been approved by means of the Merger Partner Written Consents by the requisite approval of the stockholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Required Public Company Proposals shall have been approved by means of the Public Company Written Consents by the requisite approval of the stockholders of Public Company under applicable Law, stock market regulations, and the Amended & Restated Public Company Charter.

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(b) Information Statement. No proceeding with respect to the Information Statement shall have been initiated or threatened in writing by the SEC or its staff.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Nasdaq Notification. (i) The Nasdaq Listing Application shall have been approved, and (ii) the shares of the Public Company Common Stock to be issued pursuant to the Share Issuance shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(e) HSR Act. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable Antitrust Laws set forth on Schedule 7.1(e) of the Public Company Disclosure Schedules shall have expired and all other necessary consents of any Governmental Entity shall have been obtained, made or expired, as applicable.

7.2 Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The Merger Partner Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) and the representations and warranties of Merger Partner set forth in Article III (other than the Merger Partner Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Merger Partner Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Merger Partner Material Adverse Effect.

(b) Performance of Covenants. Merger Partner shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c) No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Assignment Agreement. Public Company shall have received a copy of the Assignment Agreement, duly executed by Merger Partner and BTC.

(e) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by the President of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

7.3 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The Public Company Fundamental Representations (other than the representations and warranties set forth in Section 4.7(i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.7(i) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iii) the representations and warranties of Public Company set forth in Article IV

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(other than the Public Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Public Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Public Company Material Adverse Effect.

(b) Performance of Covenants. Public Company and Merger Sub shall have performed in all material respects all of the covenants and obligations required to be performed by Public Company and Merger Sub under this Agreement prior to or at the Closing.

(c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Resignations of and Appointments to Public Company Board. (i) Merger Partner shall have received copies of the resignations, effective as of the Effective Time, of each director of Public Company and its subsidiaries, other than a resignation from the individual designated a director to Public Company Board by the Public Company in compliance with Section 1.5(a) and (ii) new directors shall have been appointed to Public Company Board as of the Effective Time as described in Section 1.5(a), except for the individual designated a director to Public Company Board by Public Company in compliance with Section 1.5(a).

(e) Assignment Agreement. Merger Partner shall have received a copy of the Assignment Agreement, duly executed by Public Company.

(f) Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by the Chief Executive Officer or Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.

(g) Consummation of PIPE. Public Company shall have entered into the Subscription Agreements and consummated the PIPE.

(h) Public Company Governing Documents. The Public Company Board and the stockholders of Public Company shall have approved and adopted the Second Amended & Restated Public Company Bylaws and Second Amended & Restated Public Company Charter, as applicable, and the Second Amended & Restated Public Company Bylaws and Second Amended & Restated Public Company Charter shall be in full force and effect.

(i) Warrant Exercise Registration Statement. The Warrant Registration Statement shall be effective and Public Company shall have filed all necessary post-effective amendments or supplements to the Warrant Registration Statement or the prospectus therein, so that the Warrant Registration Statement is available for the issuance of the shares of Public Company Common Stock underlying the Public Company Warrants following Closing.

(j) Form S-3 Registration Statement. Public Company shall be eligible to register the Public Company Common Stock to be issued to (i) the investors in the PIPE, (ii) the Convert Investor, and (iii) the stockholders of Merger Partner for resale by such Public Company stockholders on a shelf registration statement on Form S-3 promulgated under the Securities Act.

(k) Note Documents. The Note Documents shall remain in full force and effect as of the Closing Date, and Public Company shall have maintained and remain in compliance with, and shall have caused any other party that becomes party thereto to have maintained and remained in compliance with, the terms of the Note Documents.

7.4 Frustration of Closing Conditions. Public Company may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by Public Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.6, or a breach of this Agreement. Merger Partner may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by Merger Partner’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.6, or a breach of this Agreement.

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Article VIII
TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(k), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Proposal by the stockholders of Merger Partner or approval of the Required Public Company Proposals by the stockholders of Public Company:

(a) by mutual written consent of Public Company and Merger Partner;

(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by November 14, 2025 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date);

(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d) by either Public Company or Merger Partner if at the Required Public Company Stockholder Approval is not obtained by delivery of the Public Company Written Consents on or prior to 5:00 p.m., New York City time on the date that is seven (7) Business Days after the date hereof;

(e) by Public Company, if at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) Merger Partner shall have materially breached its obligations under Section 6.1 or Section 6.2(a) of this Agreement;

(f) by Merger Partner, at any time prior to the receipt of the Required Public Company Stockholder Approval, if: (i) Public Company Board shall have effected a Public Company Board Recommendation Change or (ii) Public Company shall have materially breached its obligations under Section 6.1 or Section 6.2(b) of this Agreement;

(g) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied; provided that neither Public Company nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(h) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied; provided that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

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(i) by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Merger Partner Written Consents on or prior to 5:00 p.m., New York City time, on the date that is seven (7) Business Days after the date hereof (the “Merger Partner Stockholder Approval Deadline”); provided that if Merger Partner cures by delivering the Merger Partner Stockholder Approval within three (3) calendar days after Merger Partner Stockholder Approval Deadline, then Public Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(i);

(j) by Merger Partner if, at any time prior to the receipt of the Merger Partner Stockholder Approval, each of the following occur: (A) Merger Partner shall have received a Superior Proposal; (B) Merger Partner shall have complied in all material respects with its obligations under Section 6.1 with respect to such Superior Proposal, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (C) the Merger Partner Board approves, and Merger Partner substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, Merger Partner pays to the Public Company the amount contemplated by Section 8.3(b);

(k) by Public Company if, at any time prior to the receipt of the Required Public Company Stockholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under Section 6.1 with respect to such Superior Proposal, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (C) the Public Company Board approves, and Public Company substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, Public Company pays to Merger Partner the amount contemplated by Section 8.3(c); or

(l) by Merger Partner, if Public Company (i) files for or enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar Person is appointed on behalf of Public Company under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any material and willful breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 5.3 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. A “material and willful breach” by a party of a provision of this Agreement means that the party knowingly undertook an action, or knowingly failed to undertake an action, with the understanding that the action, or failure to act, was a material breach by such party of the applicable provisions of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a material and willful breach hereunder.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Merger Partner will pay (i) all fees and expenses of the Exchange Agent, (ii) the filing fees under the HSR Act, if any, and (iii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Information Statement (including any related preliminary materials) and any amendments or supplements thereto; provided further, however, that the Transaction Expenses advanced shall be reimbursed from the proceeds of the PIPE if the Merger is consummated, and to the extent the Merger is not consummated, then the Transaction Expenses shall be paid by the party incurring such Transaction Expenses.

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(b) Merger Partner shall pay Public Company a termination fee of $2,500,000 (the “Merger Partner Termination Fee”) in the event of the termination of this Agreement:

(i) by Public Company pursuant to Section 8.1(e);

(ii) by Merger Partner pursuant to Section 8.1(j); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Section 8.1(b), Section 8.1(g) or Section 8.1(i) so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Merger Partner; and (B) within six (6) months after such termination Merger Partner enters into a definitive agreement to consummate (which is consummated, whether or not within or after the six (6) month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c) Public Company shall pay Merger Partner a termination fee equal to the sum of $2,500,000 plus the aggregate amount of proceeds received by Public Company in respect of any Public Company Warrants exercised between the date hereof and the date of termination of this Agreement (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Merger Partner pursuant to Section 8.1(f) or Section 8.1(l);

(ii) by Public Company pursuant to Section 8.1(k); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(h), so long (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within six (6) months after such termination Public Company enters into a definitive agreement to consummate (which is consummated, whether or not within or after the six (6) month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d) Any fee due under Section 8.3(b)(i), Section 8.3(b)(ii), Section 8.3(c)(i) or Section 8.3(c)(ii) shall be paid by wire transfer of immediately available funds within four (4) Business Days of the termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under Section 8.3(b)(iii) or Section 8.3(c)(iii) shall be paid by wire transfer of immediately available funds within four (4) Business Days after the date on which the transaction referenced in clause (B) of such Section 8.3(b)(iii) or Section 8.3(c)(iii), as applicable, is consummated. If one party fails to promptly pay to the other any fee due pursuant to Section 8.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this Section 8.3 shall constitute the sole and exclusive remedy of Public Company or Merger Partner, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Merger Partner shall receive the payment of a termination fee under the circumstances provided for in this Section 8.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Merger Partner and any of its Affiliates, as applicable, or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Public Company, Merger Sub any of their respective Affiliates or Merger Partner or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Partner, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

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(f) The parties hereto acknowledge and agree that (i) in no event shall Merger Partner be required to pay Merger Partner Termination Fee on more than one occasion, nor shall Public Company be required to pay Public Company Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.4 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX
SURVIVAL; INDEMNIFICATION

9.1 Survival. Subject to Section 9.3(d), the representations and warranties of Public Company in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date, except for the Public Company Fundamental Representations which shall survive the Closing until the earlier of (x) the four (4) year anniversary of the Closing Date and (y) the expiration of the applicable statute of limitations with respect to the subject matter of such representation and warranty (other than the representations set forth in Section 4.8 (Taxes), which shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the subject matter of such representation and warranty, including all periods of extension, whether automatic or permissive). The covenants and agreements of Public Company set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, and in the absence of any specified time period, for the maximum duration permitted by Law (including Del. C. 8106(c)). Notwithstanding the foregoing, if prior to the expiration of the claims periods specified above, an Indemnified Party shall have asserted a claim in writing and made in good faith for indemnity hereunder and such claim shall not have been fully resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof (whether or not the claim has been filed with the applicable Governmental Entity at the expiration of the specified period of survival). It is the express intent of the Parties that, if the applicable survival period for a representation or warranty or covenant as contemplated by this Section 9.1 is different than the statute of limitations period that would otherwise have been applicable to such representation or warranty or covenant, then by virtue of this Agreement, the applicable statute of limitations period with respect to such representation or warranty or covenant shall be revised to the survival period contemplated by this Section 9.1. The Parties acknowledge and agree that the time period set forth in this Section 9.1 for the assertion of claims under this Agreement is the result of arm’s-length negotiations among the Parties and that they intend for such time period to be enforced as agreed among the Parties.

9.2 Indemnification. Subject to the limitations set forth herein, from and after the Closing, Wade Rivers hereby agrees to indemnify and hold harmless Merger Partner, its Affiliates (including, after the Closing, Public Company) and their respective Representatives, successors and assigns (each, an “Indemnified Party”), from and against and in respect of any and all losses, Liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification hereunder and all reasonable amounts paid to investigation, defense or settlement), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines, whether or not relating to or arising out of any claims by or on behalf of a third party (collectively, “Losses”) arising from, based upon or otherwise in connection with any:

(a) breach or inaccuracy of any Public Company Fundamental Representations, any representation or warranty made by Public Company contained in Section 4.16, or in any certificate delivered by Public Company hereto; or

(b) breach or nonfulfillment of any covenant or agreement of Public Company that is required to be performed pursuant to this Agreement.

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9.3 Limitations on Indemnification.

(a)

(i) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of (A) fraud, (B) a breach of the Public Company Fundamental Representations, or (C) a breach of the representations and warranties set forth in Section 4.8 (Taxes), Wade Rivers shall not have any obligation to indemnify the Indemnified Parties pursuant to Section 9.2(a), until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 9.2(a) exceeds $100,000 (the “Basket Amount”), whereupon the Indemnified Parties, shall be entitled to receive amounts for all of its Losses (including the Basket Amount); and

(ii) except in the case of fraud, in no event shall the cumulative indemnification obligations of Wade Rivers pursuant to this Agreement in the aggregate exceed two hundred and fifty thousand dollars ($250,000).

(b) Subject to Section 9.3(d), any amounts owing to any Indemnified Party pursuant to Losses claimed under Section 9.2 shall be recovered directly from Wade Rivers and shall, subject to Section 9.7, be paid by wire transfer of immediately available funds to a bank account designated in writing by Wade Rivers within five (5) Business Days of the final resolution of such claim in accordance with the terms of this Article IX.

(c) For purposes of determining the failure of any representations or warranties to be true and correct or the breach of any covenant and for calculating the amount of any Losses under this Article IX, each such representation and warranty or covenant shall be read without regard to any qualification or reference to “materiality”, “material”, “Public Company Material Adverse Effect” or other similar materiality qualifications or references contained in or otherwise applicable to such representation or warranty or covenant.

(d) The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by any insurance proceeds actually received by an Indemnified Party under insurance policies in respect of such indemnifiable Losses (net of collection costs, enforcement costs, deductibles, premium increases and similar items incurred in connection with claiming and collecting such proceeds and net of any costs and expenses incurred by any Indemnified Party in analyzing coverage availability and pursuing any claims made under any insurance policy). To the extent that any amount is recovered by any Indemnified Party under an insurance policy or any other source of indemnification after the date that an indemnity payment is made hereunder, then such Indemnified Party shall pay over to Wade Rivers such amounts (less any costs of collection, enforcement and increases in premium) no later than ten (10) Business Days after such proceeds are received. Notwithstanding anything in this Agreement to the contrary, in no event shall any provision of this Agreement limit or restrict the rights or remedies of any Indemnified Party or other Person for, and the foregoing limitations in this Section 9.3 shall not apply in the case of fraud. In the event of any breach of a representation, warranty, covenant or agreement by Wade Rivers arising from or relating to fraud, such representation, warranty, covenant or agreement shall survive consummation of the transactions contemplated hereby and continue in full force and effect without any time, economic, procedural or any other limitation.

9.4 Indemnification Claim Process for Third Party Claims.

(a) If any Indemnified Party receives notice of the assertion of any claim for Losses or the commencement of any Proceeding by a third party with respect to a matter subject to indemnity hereunder (a “Claim”), notice thereof (a “Third Party Claim Notice”) shall promptly be given to Wade Rivers. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent Wade Rivers forfeits rights or defenses by reason of such delay or failure, and the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Third Party Claim Notice been timely delivered. After receipt of a Third Party Claim Notice, if (x) Wade Rivers produces a notice of election within fifteen (15) days of receiving the Third Party Claim Notice, and (y) acknowledges in writing that it would be required to indemnify the Indemnified Party for all Losses in connection with such Third Party Claim Notice, Wade Rivers shall have the right, but not the obligation to (i) take control of the defense and investigation of such Claim, (ii) employ and engage attorneys of its, his or her own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at Wade Rivers’ sole cost and expense, and (iii) compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if such settlement (x) includes an irrevocable and unconditional release of the Indemnified Party, (y) provides solely for payment of monetary damages

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for which the Indemnified Party will be indemnified in full and (z) does not require or involve any admission of wrong doing. Notwithstanding the foregoing, Wade Rivers will not have the right to assume the defense of a Claim if (1) Wade Rivers fails to actively and diligently conduct the defense of the Claim (after notice of such failure from the Indemnified Party), (2) the Indemnified Party has received written advice from outside counsel that an actual or potential conflict exists between the Indemnified Party and Wade Rivers in connection with the defense of such Claim, (3) such Claim seeks a finding or admission of a violation of any criminal Law by the Indemnified Party or includes potential regulatory or tax matters, (4) such Claim seeks an injunction or other equitable remedies in respect of an Indemnified Party or its business, (5) such Claim relates to a material customer or material supplier or other significant relationship of the Indemnified Party, or (6) such Claim is reasonably likely to result in Losses that, taken with any other then existing claims under this Article IX, would not be not be fully indemnified hereunder or the Indemnified Party reasonably determines that Wade Rivers does not have sufficient resources to satisfy its indemnity obligations or collecting on such obligations in full would be unlikely or impose a significant burden on the Indemnified Party.

(b) In the event that Wade Rivers defends the Indemnified Party against a Claim, the Indemnified Party shall cooperate in all reasonable respects, at Wade Rivers’ request, with Wade Rivers and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom, including, if appropriate and related to such Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of Wade Rivers. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Claim and any appeal arising therefrom.

(c) Notwithstanding anything to the contrary herein, if Wade Rivers does not assume such defense and investigation or does not acknowledge in writing within a reasonable period, but no later than fifteen (15) days, after receipt of the Third Party Claim Notice its obligation to indemnify the Indemnified Party against any Losses arising from such Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Claim and have the sole power to direct and control such defense (all at the cost and expense of Wade Rivers if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); it being understood that the Indemnified Party’s right to indemnification for a Claim shall not be adversely affected by assuming the defense of such Claim. If Wade Rivers does not have the right to control the defense of a Claim or otherwise does not retain control of the defense of any such Claim pursuant to this Section 9.4, then the Indemnified Party shall have the right to control the defense of such Claim. Notwithstanding anything herein to the contrary, whether or not Wade Rivers shall have assumed the defense of such Claim, the Indemnified Party shall not settle, compromise or pay such Claim for which it seeks indemnification hereunder without the prior written consent of Wade Rivers, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Indemnified Party and Wade Rivers shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

9.5 Indemnification Procedures for Non-Third Party Claims. If a Claim is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Direct Claim Notice”) to Wade Rivers. If Wade Rivers notifies the Indemnified Party that they do not dispute the claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of Wade Rivers under Section 9.2. If Wade Rivers rejects such claim or fails to respond during such thirty (30) day period (in which case the Wade Rivers shall be deemed to have rejected such claim), then the Indemnified Party and Wade Rivers shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the Indemnified Party and Wade Rivers cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.

9.6 Effect of Investigation. The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

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9.7 Clawback of Public Company Common Stock.

(a) In the event that an indemnification claim of an Indemnified Party has not been satisfied within thirty (30) days of such claim being deemed final pursuant to this Agreement, Merger Partner may elect, in its sole discretion, to have all or any portion of such Losses (the “Elected Amount of Losses”) satisfied through a cancellation and forfeiture of such number of shares of Public Company Common Stock held by Wade Rivers equal to the quotient obtained by dividing (i) the Elected Amount of Losses, by (ii) the volume-weighted adjusted closing price of a share of Public Company Common Stock for the five (5) trading days immediately preceding the date of the indemnification demand by Merger Partner. The rights of Merger Partner pursuant to this Section 9.7 shall be exercised by providing written notice to Wade Rivers and without any action required on the part of Wade Rivers. For purposes of this Section 9.7, Wade Rivers hereby irrevocably constitutes and appoints each of Merger Partner and Public Company, with full power of substitution and resubstitution, as its true and lawful attorney to cancel and forfeit shares of Public Company Common Stock subject to this Section 9.7 on the books of Merger Partner.

(b) Wade Rivers acknowledges and agrees that in connection with Closing, Public Company will instruct the transfer agent to make a book entry notation in the transfer agent’s account for Wade Rivers regarding the clawback of the shares of Public Company Public Stock equal to $250,000 divided by the Public Company Per Share Purchase Price held by Wade Rivers (or up to 223,214 shares of Public Company Common Stock) until the eighteen (18) month anniversary of the Closing Date, at which time the shares shall be automatically returned to Wade Rivers. Wade Rivers, Merger Partner, and Public Company shall take all such actions as are necessary, proper or advisable under applicable Laws for the purposes of implementing this Section 9.7.

(c) In the event that Wade Rivers does not have a sufficient number of shares of Public Company Common Stock to satisfy the Elected Amount of Losses, Wade Rivers shall pay any remaining amounts owed to the applicable Indemnified Party pursuant to Section 9.3(b) up to the maximum amount set forth in Section 9.3(a)(ii).

9.8 Exclusive Remedy. Except (a) in the case where a Party seeks to obtain specific performance, injunctive relief or other equitable relief and (b) in the case of fraud, the rights of the Parties to indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedy for the Parties hereto with respect to this Agreement.

9.9 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all Parties as an adjustment to the aggregate consideration paid under this Agreement for all federal, state, local and foreign Tax purposes.

Article X
MISCELLANEOUS

10.1 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated, (c) as of the date received for electronic mail sent before 5:00 P.M. New York City time, or (d) on the day following receipt for electronic mail sent after 5:00 P.M. New York City time:

(a)	if to Public Company or Merger Sub, to

Kindly MD, Inc.
5097 South 900 East
STE #100
SLC, Utah 84117
Attention: Tim Pickett, CEO
Email: [***]

with a copy (which shall not constitute notice) to:

Brunson Chandler & Jones, PLLC
175 South Main Street
Suite 1410
Salt Lake City, UT 84111
callie@bcjlaw.com

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(b)	if to Merger Partner, to

Nakamoto Holdings Inc.
[***]
Attention: Didier Lewis, President
Email: [***]

with a copy (which shall not constitute notice) to:

Reed Smith LLP
200 South Biscayne Boulevard
Suite 2600
Miami, FL 33131
Attention: Constantine Karides
Email: CKarides@ReedSmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

If to Wade Rivers, to the address of Wade Rivers set forth on the signature page hereto.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.1.

10.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.3 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement; except as set forth in or contemplated by the terms and provisions of Section 6.11. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the parties hereto and may represent an allocation of risk among the parties hereto associated with particular matters regardless of the knowledge of any of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.4 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

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10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which (when executed) shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.7 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least three (3) Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system, but at least three (3) Business Days prior to the date of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement.

10.8 Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.

10.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

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10.10 Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the state of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such Proceeding. Each Party waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court. Each Party hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable Law in accordance with Section 10.1.

10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Disclosure Schedule. The Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Public Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

10.13 Defined Terms.

(a) For purposes of this Agreement:

“Acquisition Proposal” means, with respect to Public Company or Merger Partner, (a) any inquiry, proposal or offer for a merger, consolidation, liquidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, when used with respect to any party, any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Amended & Restated Public Company Bylaws” means the Amended & Restated Corporate Bylaws of Public Company dated June 7, 2023.

“Amended & Restated Public Company Charter” means the Amended & Restated Articles of Incorporation of Public Company dated July 1, 2022.

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“Ancillary Documents” means the Public Company Support Agreements, the Lock-Up Agreement, the Subscription Agreements, the Convert Documents, the Registration Rights Agreement, the Assignment Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby (including the Merger).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Basket Amount” has the meaning set forth in Section 9.3(a)(i).

“Block” has the meaning set forth in Section 6.21.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or permitted by Law to be closed or other day on which the Delaware Secretary of State is closed.

“BTC” means BTC INC., a Delaware corporation.

“CBD” has the meaning set forth in Section 4.16(d).

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning set forth in Section 2.2(a).

“Claim” has the meaning set forth in Section 9.4(a).

“Class A Exchange Ratio” means (a)(i) Equity Value divided by (ii) Public Company Per Share Purchase Price divided by (b) the total number of issued and outstanding shares of Merger Partner Common Stock.

“Class B Exchange Ratio” means (a)(i) Equity Value divided by (ii) Public Company Per Share Purchase Price divided by (b) the total number of issued and outstanding shares of Merger Partner Common Stock.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 6.7.

“Closing Press Release” has the meaning set forth in Section 6.7.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Systems” has the meaning set forth in Section 4.10(l).

“Contract” shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable Law.

“Convert Documents” has the meaning set forth in the recitals.

“Convert Investor” has the meaning set forth in the recitals.

“Convertible Debenture” has the meaning set forth in the recitals.

“Convertible Purchase Agreement” has the meaning set forth in the recitals.

“Convert Shares” has the meaning set forth in the recitals.

Annex A-54

“D&O Indemnified Persons” has the meaning set forth in Section 6.10(a).

“D&O Public Company Tail Policy” has the meaning set forth in Section 6.10(b).

“DEA” means the Drug Enforcement Administration.

“DGCL” has the meaning set forth in the recitals.

“Direct Claim Notice” has the meaning set forth in Section 9.5.

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“Effective Time” has the meaning set forth in Section 1.1.

“Elected Amount of Losses” has the meaning set forth in Section 9.7.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement, program, policy or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, including, with respect to the Public Company employees, any Public Company Stock Plan.

“Environmental Law” means any law, regulation, order, decree, permit, authorization, common Law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances) or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Equity Value” means $25,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” or under common control with Merger Partner or Public Company, as applicable, or with any of such person’s subsidiaries within the meaning of

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Existing Indebtedness Agreements” has the meaning set forth in Section 6.21.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. § 1320a-7b(f).

“FTC Act” means the Federal Trade Commission Act of 1914.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Good Clinical Practices” means applicable ethical and quality standards and rules for designing, conducting, monitoring, recording, reporting, auditing, and analyses of trials that involve the participation of human subjects, including without limitation 21 CFR Parts 11, 50, 54, 56, and 312, and 45 CFR 46.

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“Good Manufacturing Practices” means applicable standards, quality management system regulations, and rules for ensuring that products are consistently produced and controlled according to quality standards, including without limitation requirements for methods, facilities, and controls in manufacturing, processing, packing, storing, labeling, and monitoring of the identity, strength, quality, and purity of drug products, including without limitation 21 CFR Parts 210, 211, 314, and 600, as applicable.

“Good Laboratory Practices” means applicable standards, rules and criteria, including 21 CFR Part 58, relating to a quality system and controls concerned with the organizational process, the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, reported and archived, and the integrity of data collected in such studies.

“Governmental Entity” means any means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic, (ii) any government or political subdivision of the foregoing or (iii) any entity, authority, agency, department, ministry, or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, or instrumentality of such government or political subdivision, including any arbitrator, court, administrative hearing body, commission, tribunal, contractor, or other dispute-resolving panel or body of competent jurisdiction.

“Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Health Care Law” means any and all applicable criminal or civil health care Laws, including, for example and without limitation, (a) the U.S. federal Anti-Kickback Statute which prohibits, among other things, individuals or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or reward, either the referral of an individual, or the purchase, lease, order, arrangement for or recommendation of the purchase, lease, order, arrangement for any good, facility, item, or service, for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare and Medicaid; (b) U.S. civil and criminal false claims laws, including the civil United States False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious, or fraudulent; (c) the Stark Law, which is a set of federal laws that prohibit physician self-referral for the provision of designated health services paid by federal health care programs such as Medicare and Medicaid; the U.S. Physician Payments Sunshine Act, or Open Payments program, created under the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments, including certain product development activities such as clinical trials, and other transfers of value made by that entity to covered recipients, currently defined to include doctors, dentists, optometrists, podiatrists, chiropractors, teaching hospitals, physician assistants, nurse practitioners, and certain other healthcare providers and requires certain manufacturers and applicable group purchasing organizations to report ownership and investment interests held by physicians or their immediate family members; (d) any other state or federal or foreign Laws that govern activities in the healthcare industry, including analogous state and foreign laws and regulations, which may be broader in scope than their federal equivalents; and (e) all Laws relating to health care Permits.

“HIPAA” means Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and all implementing regulations. HIPAA imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services. HIPAA also imposes obligations with respect to safeguarding the

Annex A-56

privacy, security, and transmission of individually identifiable information that constitutes protected health information, including mandatory contractual terms and restrictions on the use and/or disclosure of such information without proper authorization.

“HSR Act” has the meaning set forth in Section 3.4(c).

“Incentive Awards” has the meaning set forth in Section 4.2(b).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 9.2.

“Information Statement” has the meaning set forth in Section 3.5.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Intellectual Property” shall mean all intellectual property and proprietary rights and all other similar or associated rights throughout the world: (A) Patent Rights; (B) Trademarks and all goodwill in the Trademarks; (C) copyrights, works of authorship, content, software, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (D) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technologies, medical, clinical, toxicological and other scientific data, processes, algorithms, techniques, methodologies, protocols, formulae, recipes, compositions, industrial models, architectures, configurations, layouts, diagrams, drawings, schematics, plans, specifications, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (F) rights of privacy and publicity, including rights to the use of any Person’s identity, name, likeness, voice, and biographical information; and (G) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and all rights to sue for past, present or future misuses, misappropriations, infringements, or other violations of any of the foregoing.

“Intellectual Property Registrations” shall mean Patent Rights, applications and registrations for Trademarks (including renewals, subsequent designations, and extensions of protection), applications and registrations for copyrights, works of authorship, and designs, mask work registrations and applications for each of the foregoing, which are issued by, filed with, or recorded by any state, government or other public legal authority at any time in any jurisdictions, or, in the case of Internet domain names and social media accounts and identifiers, which are issued by, filed with, or recorded by any third party.

“Intervening Event” means a material Effect (other than any Effect resulting from a material breach of this Agreement by the party seeking to claim an Intervening Event) that (a) was not known to or reasonably foreseeable by the Public Company Board (with respect to Public Company) or the Merger Partner Board (with respect to Merger Partner) and (b) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.

“Investors” has the meaning set forth in the recitals.

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“Kindly LLC” means a Utah limited liability company and wholly-owned subsidiary of Public Company

“Knowledge of Merger Partner” or any similar phrase means the actual knowledge of each of Didier Lewis, Andrew Creighton and David Bailey and the knowledge such persons would have after reasonable due inquiry.

“Knowledge of Public Company” or any similar phrase means the actual knowledge of each of Tim Pickett, Jared Barrera, and Adam Cox and the knowledge such persons would have after reasonable due inquiry.

“Law” shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

“Liability” means, with respect to any person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such person or any of its subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, right to purchase, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Majority Public Company Stockholders” means, collectively, Tim Pickett, Wade Rivers, Jared Barrera, and Adam Cox.

“Marketing Agreement” means that certain Marketing Services Agreement, dated as of May 12, 2025, by and between Merger Partner and BTC.

“Marketing Agreement Shares” has the meaning set forth in the recitals.

“Material Contracts” has the meaning set forth in Section 4.11(c).

“Merger” has the meaning set forth in the recitals.

“Merger Partner” has the meaning set forth in the preamble.

“Merger Partner Board” has the meaning set forth in the recitals.

“Merger Partner Class A Common Stock” has the meaning set forth in Section 2.1(b).

“Merger Partner Class B Common Stock” has the meaning set forth in Section 2.1(b).

“Merger Partner Common Stock” has the meaning set forth in Section 2.1(b).

“Merger Partner Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Capitalization), Section 3.4 (Authority; No Conflict; Required Filings and Consents) and Section 3.8 (Brokers; Fees and Expenses).

“Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Merger Partner, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining

Annex A-58

whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (B) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner operates generally (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (F) the announcement of this Agreement or the pendency of the transactions contemplated hereby or (G) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Merger Partner Proposal” has the meaning set forth in Section 3.4(a).

“Merger Partner Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Merger Partner Stockholder Approval Deadline” has the meaning set forth in Section 8.1(i).

“Merger Partner Termination Fee” has the meaning set forth in Section 8.3(b).

“Merger Partner Transaction Expenses” shall mean, with respect to Merger Partner, the sum of (a) fifty percent (50%) of all premiums, underwriting costs, brokerage commissions, costs, expenses, and other amounts in respect of the D&O Public Company Tail Policy, (b) all costs, fees and expenses incurred by Merger Partner or its Affiliates at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any Ancillary Document and the consummation of the Merger or the other transactions contemplated hereby, and (c) all investment banking, brokerage fees and commissions, finders’ fees or financial advisory fees, legal accounting, consulting, advisory or other expert fees, costs and expenses payable by Merger Partner at or prior to the Effective Time.

“Merger Partner Written Consents” has the meaning set forth in Section 3.4(d).

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” has the meaning set forth in Section 2.2(c).

“Nasdaq Listing Application” has the meaning set forth in Section 4.4(c).

“New Plan” has the meaning set forth in Section 6.16.

“Note Documents” means, collectively, (i) that certain Pledge and Security Agreement, dated on or about the date hereof, by and among Public Company, BTC, and any other party that becomes party thereto, (ii) that certain Promissory Note, dated on or about the date hereof, by and among Public Company, BTC, and any other party that becomes party thereto, in favor of BTC and (iii) any other agreement or instrument entered into in connection with the foregoing.

“Ordinary Course of Business” means, with respect to Public Company, in the ordinary course of business consistent in all respects with past practice of Public Company.

“Other Public Company Proposals” has the meaning set forth in Section 3.5.

Annex A-59

“Outside Date” has the meaning set forth in Section 8.1(b).

“Overage Expenses” has the meaning set forth in Section 6.24.

“Payor” means any commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, or other third-party payor programs.

“Parties” has the meaning set forth in the preamble.

“Patent Rights” shall mean all patents, patent applications, patent disclosures, utility models, industrial designs, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, and counterparts).

“Permits” means any consents, authorizations, registrations, waivers, licenses, permits, franchises, approvals, certificates, registrations, orders, rights, privileges or other similar authorizations.

“Permitted Liens” means, (a) statutory Liens for current Taxes, assessments and other government charges not yet due and payable, and (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to Public Company.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Entity.

“Personal Data” shall mean any information or data that either (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person or a particular computing system or device, including, but not limited to, a natural person’s name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking or financial information relating to any natural person, or passport number, client or account identifier, or credit card number, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts, or race, ethnic origin/nationality, mental or physical health or medical information, or one or more factors specific to the physical, physiological, generic, mental, economic, cultural or social identity of a natural person; or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” “protected health information,” or other similar terms, by any applicable Privacy Law.

“PIPE” has the meaning set forth in the recitals.

“Privacy Laws” shall mean (a) each Law concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and Security Incident notification requirements regarding Personal Data, including but not limited to (i) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, Personal Data protection, and data protection authorities; (ii) Canada’s Personal Data Protection and Electronic Documents Act (“PIPEDA”); (iii) state Laws applicable to Personal Data, including without limitation the California Consumer Privacy Act of 2018 (“CCPA”), the California Privacy Rights Act of 2020 (“CPRA”), the Virginia Consumer Data Protection Act (“VCPDA”), the Colorado Privacy Act (“CPA”), the Connecticut Data Privacy Act (“CDPA”), the Illinois Biometric Information Privacy Act (“BIPA”), and any regulations promulgated under any of the foregoing; (iv) the Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act (“FACTA”); (v) Laws applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video,

Annex A-60

email, phone, text messaging, or otherwise); (vi) state consumer protection laws; (vii) HIPAA; (viii) the Payment Card Industry Data Security Standard (“PCI-DSS”); and (ix) the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”); (b) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (a); or (c) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

“Privacy Policy” or “Privacy Policies” shall mean each external or internal, past or present, policy, representation, statement, or notice made by Public Company, including privacy policies published on the websites of Public Company or any of its subsidiaries, or made available by Public Company or any of its subsidiaries to any Person, relating to the Processing of Sensitive Data.

“Proceeding” means any action, claim, complaint, petition, mediation, order, inquiry, request for information, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Entity, arbitrator or arbitration panel.

“Processing” or “Process” shall mean to perform any operation or set of operations on data, whether manually or by automatic means, such as blocking, erasing, destroying, collecting, compiling, sharing, disposing, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data, or any other operation that is otherwise considered “processing” of data under applicable Law, including but not limited to Privacy Laws.

“Public Company” has the meaning set forth in the preamble.

“Public Company Authorizations” has the meaning set forth in Section 4.16(a).

“Public Company Balance Sheet” has the meaning set forth in Section 4.5(b).

“Public Company Board” has the meaning set forth in the recitals.

“Public Company Common Stock” means the common stock of Public Company, par value $0.001 per share.

“Public Company Disclosure Schedule” has the meaning set forth in Article IV.

“Public Company Employee Plans” has the meaning set forth in Section 4.14(a).

“Public Company Financial Advisor” has the meaning set forth in Section 4.19.

“Public Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capitalization), Section 4.4 (Authority; No Conflict; Required Filings and Consents), Section 4.15 (Compliance With Laws) and Section 4.20 (Brokers; Fees and Expenses).

“Public Company Insurance Policies” has the meaning set forth in Section 4.18.

“Public Company Intellectual Property” shall mean the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.

“Public Company Leases” has the meaning set forth in Section 4.9(b).

“Public Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Public Company or any of its subsidiaries by any Person other than Public Company or any of its subsidiaries.

“Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Public Company and its subsidiaries, taken as a whole; provided, however, that no Effect, to the

Annex A-61

extent resulting from or arising out of any of the following, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (F) a change in the public trading price of Public Company Common Stock or the implications hereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur), (G) a change in the trading volume of Public Company Common Stock the announcement of the Agreement or the pendency of the transactions contemplated hereby or (H) any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but in the case of clauses (F), (G), (H), or (I), the underlying cause of such changes or failures shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from this definition).

“Public Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Public Company or any of its subsidiaries, in whole or in part.

“Public Company Per Share Purchase Price” means $1.12.

“Public Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Public Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Public Company alone or jointly with others.

“Public Company RSUs” has the meaning set forth in Section 4.2(b).

“Public Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Public Company Stock Options” has the meaning set forth in Section 4.2(b).

“Public Company Stock Plans” has the meaning set forth in Section 4.2(b).

“Public Company Stockholder Approval” has the meaning set forth in Section 4.4(a).

“Public Company Support Agreements” has the meaning set forth in the recitals.

“Public Company Termination Fee” has the meaning set forth in Section 8.3(c).

“Public Company Transaction Expenses” shall mean, with respect to Public Company and its subsidiaries, the sum of (a) the cash cost of any change of control, bonus, severance (voluntary or otherwise) (including a reasonable estimate of payment or reimbursement for continued coverage under

Annex A-62

any employee benefit plan), retention or similar payments (whether “single trigger” or “double trigger”) that become due and payable by Public Company or any of its subsidiaries pursuant to Contracts entered into at or prior to the Effective Time as a result of or in connection with the Merger or any other any actual or contemplated underwriting, equity, or debt financing, refinancing, recapitalization, change in control transaction, business combination transaction, sale of assets, licensing or similar matter undertaken or pursued by such person prior to the Effective Time, (b) fifty percent (50%) of all premiums, underwriting costs, brokerage commissions, costs, expenses, and other amounts in respect of the D&O Public Company Tail Policy, (c) all costs, fees and expenses incurred by Public Company or its subsidiaries at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any Ancillary Document and the consummation of the Merger or the other transactions contemplated hereby, (d) all investment banking, brokerage fees and commissions, finders’ fees or financial advisory fees, legal accounting, consulting, advisory or other expert fees, costs and expenses payable by Public Company at or prior to the Effective Time and (e) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (a), in each case, that are unpaid as of the Effective Time.

“Public Company Transaction Expenses Cap” means $2,057,900.

“Public Company Warrants” has the meaning set forth in Section 4.2(c).

“Public Company Written Consents” has the meaning set forth in Section 4.4(d).

“Qualified Person” means any person making an unsolicited Acquisition Proposal that the Public Company Board or the Merger Partner Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as applicable, of its obligations under Section 6.1(a).

“Qualifying Tax Transaction” means a transaction or transactions described in Section 351(a) and/or Section 368(a) of the Code.

“Registration Rights Agreement” has the meaning set forth in the recitals hereto.

“Regulation M-A Filing” has the meaning set forth in Section 3.5.

“Reorganization” means the transaction or series of transactions pursuant to which Public Company transfers its healthcare operations to Kindly, LLC, a Utah limited liability company.

“Representatives” has the meaning set forth in Section 6.1(a).

“Required Public Company Stockholder Approval” has the meaning set forth in Section 4.4(a).

“Required Public Company Stockholder Approval Deadline” has the meaning set forth in Section 8.1(d).

“Required Public Company Proposals” has the meaning set forth in Section 3.5.

“Restricted Public Company Stock” has the meaning set forth in Section 4.2(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended & Restated Public Company Bylaws” has the meaning set forth in Section 1.6.

“Second Amended & Restated Public Company Charter” has the meaning set forth in Section 1.6.

“Security Program” shall mean comprehensive written information security policies and programs that include adequate and effective administrative, technical, electronic, physical, and organizational measures, and security systems and technologies designed to (i) protect the security, confidentiality, integrity, and availability of Personal Data and Company Systems, and (ii) prevent Security Incidents.

Annex A-63

“Security Incident” shall mean (i) any actual or reasonably suspected unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, loss of control over, use, alteration, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, or use of, any Company Systems.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Data” shall mean all proprietary, sensitive, regulated, and confidential information (including Personal Data) of Public Company and any of its subsidiaries.

“Share Issuance” has the meaning set forth in the recitals.

“Signing Filing” has the meaning set forth in Section 6.7.

“Signing Press Release” has the meaning set forth in Section 6.7.

“Specified Time” means the earliest to occur of (a) the Effective Time, (b) in the case of Public Company, the date on which the stockholders of Public Company shall have approved the Required Public Company Proposals, and (c) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Proposal and (d) the time at which this Agreement is terminated in accordance with the terms hereof.

“Square” has the meaning set forth in Section 6.21.

“Subscription Agreements” has the meaning set forth in the recitals.

“Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

“Surviving Corporation” has the meaning set forth in Section 1.3.

“Tax” or “Taxes” means any (a) taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including, without limitation, those related to income, gross receipts, gross income, commercial activities, commerce, business and occupation, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, services, valuation, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, transfer or franchise, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) Liability for the payment of any amounts of the type described in clause (a) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar Liability (including bulk transfer or similar Laws), operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Annex A-64

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“THC” has the meaning set forth in Section 4.16(d).

“Third Party Claim Notice” has the meaning set forth in Section 9.4(a).

“Trademarks” shall mean all trademarks and service marks, logos, trade names, business names, corporate names, trade dress, slogans, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing (including all renewals, subsequent designations, and extensions of protection), and all goodwill associated with any of the foregoing.

“Transaction Expenses” shall mean, together, the Public Company Transaction Expenses and the Merger Partner Transaction Expenses.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Wade Rivers” has the meaning set forth in the preamble.

“Warrant Agent Agreement” means that certain Warrant Agent Agreement, dated June 3, 2024, by and between Public Company and VStock Transfer, LLC, a California limited liability company, as amended by that certain First Addendum to Warrant Agent Agreement, dated May 6, 2025 but effective as of June 3, 2024, by and between Public Company and VStock Transfer, LLC.

“Warrant Registration Statement” means that certain Registration Statement on Form S-1 (File No. 333-274606) filed by Public Company covering the issuance of the shares of Public Company Common Stock upon exercise of the Public Company Warrants, declared effective on May 13, 2024 and amended by that certain Post-Effective Amendment on Form S-1 filed on April 28, 2025.

“WARN Act” has the meaning set forth in Section 4.17(c).

“Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or Public Company or any of its subsidiaries, as applicable.

“Working Capital Reserve Amount” has the meaning set forth in Section 6.25.

[Remainder of Page Intentionally Left Blank]

Annex A-65

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PUBLIC COMPANY:
KINDLY MD, INC.
By:
Name:
Title:
MERGER SUB:
KINDLY HOLDCO CORP.
By:
Name:
Title:

[Signature Page to Merger Agreement]

Annex A-66

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MERGER PARTNER:
NAKAMOTO HOLDINGS INC.
By:
Name:	Didier Lewis
Title:	President

[Signature Page to Merger Agreement]

Annex A-67

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WADE RIVERS LLC
By:
Name:	Tim Pickett
Title:	Manager
Address:
[***]
Attn:	Tim Pickett

[Signature Page to Merger Agreement]

Annex A-68

Annex B

May 11, 2025

Board of Directors,
Kindly MD, Inc.
5097 South 900 East
STE #100
SLC, Utah 84117
Attention: Tim Pickett, Chairman and Chief Executive Officer

Members of Kindly MD, Inc.’s Board of Directors:

We have been advised that Kindly MD, Inc., a Utah corporation (“Public Company” or “Kindly”), a Delaware corporation and a direct, and wholly owned subsidiary of Public Company (the “Merger Sub”), Nakamoto Holdings Inc., a Delaware corporation (“Merger Partner”), and Wade Rivers, LLC, a Wyoming limited liability company (“Wade Rivers”) have entered into a Agreement and Plan of Merger (the “Agreement”),

The combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of the Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with Merger Partner as the surviving company in such merger and, after giving effect to the Merger, Merger Partner will be a direct, and wholly owned subsidiary of Public Company. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

Concurrently with the execution and delivery of the Agreement, Public Company shall enter into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “Investors”), pursuant to which, among other things, such Investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for and purchase, and Public Company has agreed to issue and sell to the Investors, an aggregate number of shares of Public Company Common Stock set forth in the Subscription Agreements in a private placement or placements (the “PIPE”) to be consummated immediately prior to the Effective Time.

As inducement for Public Company to enter into this Agreement, at the Closing, Merger Partner and Public Company will enter into the Assignment and Assumption Agreement with Novation, whereby Merger Partner will assign its rights, and Public Company will assume Merger Partner’s obligations, under a Marketing Agreement effective as of the Effective Time.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the draft Agreement dated May 10, 2025, previously provided to us (the “Draft Agreement”).

Kingswood Capital Partners, LLC (“Kingswood”), has been asked to deliver to Public Company within seven (7) Business Days following the date of the Agreement to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the transactions contemplated by this Agreement are fair, from a financial point of view, to the Public Company (our “Opinion”).

We have, with Kindly’s consent, relied upon the assumption that all information and documents provided to us by Kindly are accurate, genuine and complete in all material respects. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof. We have assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Kindly since the date of the last financial statement made available to us. We have not obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Kindly, nor have we been furnished with such materials.

Our Opinion does not address any legal, regulatory, tax or accounting matters related to the Merger, as to which we have assumed that Kindly and its Board of Directors (the “Board”) have received such advice from legal, tax and accounting advisors as each has determined appropriate.

Annex B-1

We express no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Agreement. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any government, or any United States or other regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission (the “SEC”), the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

In connection with our Opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•        Reviewed the Draft Agreement, dated May 10, 2025, with other ancillary documents, previously provided to use;

•        Reviewed and analyzed certain publicly available financial and other information for Kindly, including filings with the SEC;

•        Reviewed and analyzed certain relevant historical financial and operating data concerning Kindly;

•        Reviewed and analyzed certain internal financial analyses, including the cash burn model over the next year, projections as to cost and expenses;

•        Reviewed and analyzed including equity research on comparable companies, and certain other relevant financial and operating data furnished to us by the management of Kindly;

•        Discussed with certain members of the management of Kindly the historical and current financial condition, business operations and prospects of Kindly;

•        Reviewed and analyzed certain operating results of each of Kindly as compared to operating results and the reported price and trading histories of certain comparable publicly traded companies that we deemed relevant;

•        Reviewed certain pro forma financial effects of the Merger;

•        Reviewed and analyzed certain financial terms of the Agreement as compared to the publicly available financial terms of certain selected comparable business combinations that we deemed relevant; and

•        Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as we deemed relevant for the purposes of rendering our Opinion.

For purposes of rendering our Opinion we have assumed, with the Kindly’s consent, that except as would not be in any way meaningful to our analysis: (i) the final form of the Agreement will not differ from the Draft Agreement; (ii) the representations and warranties of each party contained in the Agreement are true and correct in all respects; (iii) each party will perform all of the covenants and agreements required to be performed by such party under the Agreement; and (iv) the transactions contemplated by the Agreement will be consummated in accordance with the terms of the Agreement, without any waiver or amendment of any term or condition thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement or otherwise required for the transactions contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed, or waivers made that would have an adverse effect on Kindly, or the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and foreign statutes and the rules and regulations promulgated thereunder.

Annex B-2

It is understood that this letter is intended for the benefit and use of the Board (in its capacity as such) in its consideration of the financial terms of the Merger and, except as set forth in our Fairness Opinion Agreement with Kindly, dated as of May 10, 2025 (the “Engagement Letter”), may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing related to the Merger or the Kindly stockholder approval required to be filed with the SEC and any proxy statement to be mailed to the stockholders. This letter does not constitute a recommendation to the Board of whether to approve the Agreement, including the Merger or to any stockholder of Kindly or any other person as to how to vote or act with respect to the transactions contemplated by the Agreement (including the Merger) or any other matter. Our Opinion does not address Kindly’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Kindly. We express no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Kindly, will trade at any time, including following the announcement or consummation of the Merger, or as to the potential effects of volatility in the credit, financial, and stock markets on Kindly or the transactions contemplated by the Agreement. We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the stockholders in connection with the Merger or with respect to the fairness of any such compensation.

Kingswood is a full-service investment bank providing investment banking, brokerage, equity research, institutional sales and trading, and asset management services. As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In connection with our services, and pursuant to the Engagement Letter, Kingswood will receive a $110,000 fee in connection with delivering the opinion, of which Kingswood will receive a $50,000 upfront retainer with the remaining $60,000 to be paid prior to delivery of the final opinion to the company.

In the two years preceding the date hereof, Kingswood has not had a material relationship with Kindly or any of its affiliates, other than as described above. In the two years preceding the date hereof, Kingswood has not had a material relationship with Nakamoto Holdings Inc. or any of its affiliates. Kingswood and its affiliates may in the future seek to provide investment banking or financial advisory services to Kindly and Nakamoto Holdings Inc. and/or their respective affiliates and expect to receive fees for the rendering of these services.

In the ordinary course of business, Kingswood or certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Kindly or any other party that may be involved in the Merger and/or their respective affiliates.

Consistent with applicable legal and regulatory requirements, Kingswood has adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Kindly and the proposed Merger that may differ from the views of Kingswood’s investment banking personnel.

The Opinion set forth below was reviewed and approved by a fairness opinion committee of Kingswood.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein and such other factors that we deem relevant, it is our opinion that, as of the date of this letter, fair, from a financial point of view, to the Public Company.

Very truly yours,

Brian Herman

Senior Managing Director

Kingswood Capital Partners LLC

Annex B-3

Annex C

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on May 12, 2025, by and between Kindly MD, Inc., a Utah corporation (the “Issuer”), and the undersigned investors (collectively, the “Subscribers” and each a “Subscriber”).

WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Merger Agreement, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Merger Agreement”), among the Issuer, Kindly HoldCo Corp., a Delaware corporation and a direct, and wholly owned subsidiary of Issuer (the “Merger Sub”), Nakamoto Holdings Inc., a Delaware corporation (“Merger Partner”), and the Majority Public Company Stockholders (as defined therein), solely for the limited purposes set forth therein, pursuant to which the parties to the Merger Agreement will undertake the transactions described therein (the “Transaction”);

WHEREAS, in connection with the Transaction, on the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase in cash from the Issuer (i) the number of shares of the Issuer’s common stock, par value $0.001 per share (the “Common Stock”), set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $1.12 per share (the “Share Purchase Price”) and/or (ii) the number of pre-funded warrants (the “Acquired Warrants” and, together with the Acquired Shares, the “Acquired Securities”) to purchase Common Stock (the “Warrant Shares”) substantially in the form attached hereto as Exhibit A (the “Pre-Funded Warrants” and, together with the Common Stock, the “Securities”) set forth on the signature page hereto, if any, at a purchase price equal to the Share Purchase Price less $0.001 per Warrant, with an exercise price equal to $0.001 per Warrant Share (the “Warrant Purchase Price” and, the aggregate purchase price set forth on the signature page hereto for the Acquired Securities, the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Securities in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer at or prior to the Closing Date (as defined herein);

WHEREAS, the Issuer intends to use the net proceeds of the sale of Securities to purchase Bitcoin and for general corporate purposes; and

WHEREAS, in connection with the Transaction, Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, in its capacity as placement agent for the offer and sale of the Acquired Securities (in such capacity, the “Placement Agent”) may identify and solicit certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (as such term is defined in Rule 501 under the Securities Act, and each such “qualified institutional buyer” or “accredited investor,” an “Other Subscriber”), each of which shall have entered into subscription agreements with the Issuer substantially similar (other than with respect to provisions relating to the offer and sale of the Acquired Securities by the Placement Agent) to this Subscription Agreement contemporaneously herewith (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to subscribe for and purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date, shares of Common Stock at the Share Purchase Price (the “Other Subscriptions”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Securities (such subscription and issuance, the “Subscription”).

Annex C-1

2. Closing.

a. Subject to the satisfaction or waiver of the conditions set forth in Sections 2.c and 2.d (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing), the closing of the Subscription contemplated hereby (the “Closing”) shall occur substantially concurrently with the closing of the Transaction and the Other Subscriptions (such date, the “Closing Date”) and is contingent upon the occurrence of the closing of the Transaction and the Other Subscriptions

b. On or prior to May 23, 2025 (the “Escrow Payment Deadline”), each Subscriber will (i) pay its total Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by the Issuer to the Subscribers. At the Closing, the Issuer shall deliver or cause to be delivered to the Subscriber a number of Securities, registered in the name of the Subscriber (or its nominee in accordance with such Subscriber’s delivery instructions), equal to the number of Securities indicated on the Subscriber’s signature page to this Agreement. The Issuer will deliver to Subscriber as promptly as practicable after the Closing, evidence from the transfer agent of the issuance to Subscriber of their Securities on and as of the Closing Date.

c. Subject to the satisfaction or waiver of the conditions set forth in Sections 2.c and 2.d (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing):

(i) Subscriber shall deliver to the Issuer (A) no later than the Escrow Payment Deadline, the Purchase Price for the Acquired Securities by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer and (B) no later than two (2) business days in advance of the Closing, any other information that is reasonably requested in the notice provided by Issuer (the “Closing Notice”) that is required in order to enable the Issuer to issue the Acquired Securities, including, without limitation, the legal name of the person (or nominee) in whose name such Acquired Securities are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable; and

(ii) On the Closing Date, the Issuer shall deliver to Subscriber the Acquired Securities against and upon payment by Subscriber in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. Each book entry for the Acquired Securities shall contain a legend in substantially the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

d. The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:

(i) the Placement Agent (as defined herein) and the Issuer shall each have received a completed copy of the “Eligibility Representations of Subscriber” questionnaire in substantially the form attached as Schedule A hereto no later than the Closing Date;

(ii) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date;

Annex C-2

(iii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably expected to prevent, materially delay or materially impair the ability of Subscriber to consummate the Closing;

(iv) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) that is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition; and

(v) all conditions precedent to the Issuer’s obligation to effect the Transaction set forth in the Merger Agreement shall have been satisfied or waived (as determined by the parties to the Merger Agreement and other than those conditions that (A) may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction or (B) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).

e. Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the written waiver by Subscriber, of each of the following conditions:

(i) no suspension of the listing on The Nasdaq Capital Market (“Nasdaq”), or another national securities exchange, of the Acquired Shares to be issued or issuable to Subscriber in connection with this Subscription Agreement shall have occurred;

(ii) all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects or in all respects, as applicable as of such date);

(iii) the Issuer shall have performed, satisfied and complied (unless waived) in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) that is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;

(v) the Merger Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended to, and there shall have been no waiver or modification to the Merger Agreement (as the same exists on the date of this Subscription Agreement) that would, materially adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent;

(vi) all conditions precedent to the closing of the Transaction set forth in the Merger Agreement shall have been satisfied or waived (as determined by the parties to the Merger Agreement and other than those conditions that (A) may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction or (B) will be satisfied by the Closing and the closing of the Other Subscriptions); and

(vii) no Merger Partner Material Adverse Effect or Public Company Material Adverse Effect (each as defined in the Merger Agreement) shall have occurred and be continuing on the Closing Date.

Annex C-3

f. Prior to or at the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

g. In the event that the closing of the Transaction does not occur within four (4) business days of the anticipated Closing Date specified in the Closing Notice, the Issuer shall promptly return the Purchase Price to Subscriber in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (i) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer in escrow following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to reconsummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Acquired Securities, the Issuer shall promptly return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges or set-off.

3. Issuer Representations and Warranties. The Issuer represents and warrants as of the date hereof and the Closing Date, that:

a. The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Utah, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. As of the Closing Date, the Acquired Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws (as in effect at such time of issuance) or under the laws of the State of Utah.

c. The Warrant Shares have been duly authorized and reserved for issuance and, upon issuance pursuant to the terms of the Pre-Funded Warrants against full payment therefor in accordance with the terms of the Pre-Funded Warrants, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Documents (as defined below) or restrictions on transfer under applicable state and federal securities laws), and the holder of the Warrant Shares shall be entitled to all rights accorded to a holder of Class A Common Stock.

d. This Subscription Agreement, the Other Subscription Agreements, the Pre-Funded Warrants, the Merger Agreement and the Escrow Agent Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and the Transaction Documents constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

e. Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the execution and delivery by the Issuer of the Transaction Documents, and the performance by the Issuer of its obligations under the Transaction Documents, including the issuance and sale of the Acquired Securities and the consummation of the Transaction, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Securities or the

Annex C-4

legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Securities or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement.

f. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Securities or (ii) the Common Stock to be issued pursuant to any Other Subscription Agreement or Pre-Funded Warrants, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

g. The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

h. Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Nasdaq) or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Securities and Warrant Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) the filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 8.m, (iv) those required by the Nasdaq, including with respect to obtaining stockholder approval, and (v) the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Securities.

i. As of the date hereof, the authorized capital stock of the Issuer consists of (i) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”) and (ii) 100,000,000 shares of common stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding, there are 7,606,320 shares of common stock issued and outstanding and there are 621,993 total warrants outstanding, including 418,392 tradable warrants with an exercise price of $6.33 and a five-year exercise term, and 203,601 non-tradable warrants with an exercise price of $6.33 and a five-year exercise term.

In connection with the proposed Transaction, the Issuer will file the Second Amended and Restated Charter to increase the amount of authorized capital stock issuable in an amount to be approved by the shareholders of the Issuer and create a classified board.

j. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

k. At Closing, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on Nasdaq. Except in connection with the Transaction, the Issuer has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the Nasdaq.

Annex C-5

l. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Securities by the Issuer to Subscriber or the Other Subscribers in the manner contemplated by this Subscription Agreement or the Other Subscription Agreements, as the case may be.

m. Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Securities.

n. The Issuer is not, and immediately after receipt of payment for the Acquired Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”).

o. Neither the Issuer nor Merger Partner, has entered into any subscription agreement, side letter or other agreement with any Other Subscriber or any other investor (except with respect to payment method and timing) in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Issuer other than (i) the Merger Agreement and any other agreement contemplated or permitted by the Merger Agreement, (ii) the Other Subscription Agreements, (iii) the Pre-Funded Warrants, and (iv) agreements or forms thereof that have been publicly filed via the Commission’s EDGAR system, including filings made by the Issuer.

p. The Issuer acknowledges and agrees that each of the Subscribers is acting solely in the capacity of an arm’s length purchaser with respect to this Subscription Agreement and the transactions contemplated hereby. The Issuer further acknowledges that no Subscriber is acting as a financial advisor or fiduciary of the Issuer (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby and any advice given by any Subscriber or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby and thereby is merely incidental to the Subscriber’s purchase of the Acquired Securities. The Issuer further represents to each Subscriber that the Issuer’s decision to enter into this Subscription Agreement and the Other Subscription Agreements has been based solely on the independent evaluation of the transactions contemplated hereby by the Issuer and its representatives.

q. Anything in this Subscription Agreement or elsewhere herein to the contrary notwithstanding (except for Section 5 hereof), it is understood and acknowledged by the Issuer that: (i) none of the Subscribers has been asked by the Issuer to agree, nor has any Subscriber agreed, to desist from purchasing or selling, long and/or short, securities of the Issuer, or “derivative” securities based on securities issued by the Issuer or to hold the Acquired Securities for any specified term; (ii) past or future open market or other transactions by any Subscriber, specifically including, without limitation, Short Sales (as defined in Section 5) or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Issuer’s publicly-traded securities; (iii) any Subscriber, and counter-parties in “derivative” transactions to which any such Subscriber is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) each Subscriber shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Issuer further understands and acknowledges that (y) one or more Subscribers may engage in hedging activities at various times during the period that the Acquired Securities are outstanding, including without limitation, during the periods that the value of the Warrant Shares issuable with respect to Pre-Funded Warrants are being determined and (z) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Issuer at and after the time that the hedging activities are being conducted. The Issuer acknowledges that such aforementioned hedging activities do not constitute a breach of this Subscription Agreement or any of the Transaction Documents.

r. The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the common stock (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Document that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material

Annex C-6

fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of all other SEC Documents; provided, that, with respect to the proxy statement to be filed by the Issuer with respect to the Transaction or any of its affiliates included in any SEC Document or filed as an exhibit thereto, the representation and warranty in this sentence is made to the Issuer’s knowledge.

s. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

t. Except for any placement fees payable to the Placement Agent or Anthem Securities LLC, the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Acquired Securities.

u. None of the Issuer, any predecessor or affiliated issuer of the Issuer, any director, executive officer or other officer of the Issuer or, to the Issuer’s knowledge, any beneficial owner of 20% or more of the Issuer’s outstanding voting equity securities, calculated on the basis of voting power, or any promoter connected with the Issuer in any capacity, is subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) under the Securities Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3).

v. The Issuer acknowledges that there have been no representations, warranties, covenants and agreements made to Issuer by or on behalf of the Subscriber, any of its respective affiliates or any of its or their control persons, officers, directors, employees, partners, agents or representatives, expressly or by implication, regarding the transactions contemplated by this Subscription Agreement other than those representations, warranties, covenants and agreements included in this Subscription Agreement (inclusive of the exhibits and schedules attached hereto).

w. No more than $17.5 million of total net proceeds from the sale of Common Stock and pre-funded warrants to purchase Common Stock contemplated by the Transaction will be utilized for purposes other than acquiring Bitcoin (including costs associated with such acquisition).

4. Subscriber Representations and Warranties. Subscriber represents and warrants, as of the date hereof and the Closing Date, that:

a. Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

c. The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Securities and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

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d. Subscriber (i) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act or it is not a “U.S. Person” as defined in Rule 902 of Regulation S (“Regulation S”) under the Securities Act, in each case, satisfying the applicable requirements set forth on Schedule A and acknowledges that the sale contemplated hereby is being made in reliance on a private placement exemption to “Accredited Investors” within the meaning of Section 501(a) of Regulation D under the Securities Act and similar exemptions under state law or a non-U.S. Person under Regulation S, (ii) is acquiring the Acquired Securities, and upon the exercise of the Pre-Funded Warrants, will acquire the Warrant Shares issuable upon exercise of the Pre-Funded Warrants, only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Acquired Securities, and upon the exercise of the Pre-Funded Warrants, will not acquire the Warrant Shares issuable upon exercise of the Pre-Funded Warrants, with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Securities, and upon the exercise of the Pre-Funded Warrants, acquiring the Warrant Shares issuable upon exercise of the Pre-Funded Warrants, unless Subscriber is a newly formed entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c). Accordingly, Subscriber is aware that this offering of the Acquired Securities meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J).

e. Subscriber understands that the Acquired Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Securities and Warrant Shares underlying the Acquired Warrants have not been registered under the Securities Act. Subscriber understands that the Acquired Securities and Warrant Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act; provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to the so-called “Section 4(a)(1 1/2)”), and in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book-entry records representing the Acquired Securities shall contain a legend to such effect. Subscriber acknowledges that the Acquired Securities will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Securities will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Securities and may be required to bear the financial risk of an investment in the Acquired Securities for an indefinite period of time. Subscriber acknowledges and agrees that the Acquired Securities will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least six months from the filing of certain required information with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Securities.

f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Securities directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by or on behalf of the Issuer, Merger Partner, any of their respective affiliates or control persons, officers, directors, employees, partners, agents or representatives, expressly or by implication, regarding the transactions contemplated by this Subscription Agreement, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

g. Subscriber’s acquisition and holding of the Acquired Securities will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

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h. In making its decision to subscribe for and purchase the Acquired Securities, Subscriber represents that it has relied solely upon its own independent investigation, the investor presentation provided to Subscriber and the Issuer’s representations, warranties and covenants set forth in this Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements, representations or warranties or other information provided by the Placement Agent or any of its affiliates, or any of their respective officers, directors, employees or representatives, concerning the Issuer, Merger Partner or the Acquired Securities or the offer and sale of the Acquired Securities. Subscriber acknowledges and agrees that Subscriber has received and has had the opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Securities, including with respect to the Issuer, Merger Partner and Merger Sub. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Securities.

i. Subscriber became aware of this offering of the Acquired Securities solely by means of direct contact between Subscriber and the Issuer, the Placement Agent or a representative of the Issuer or the Placement Agent, and the Acquired Securities were offered to Subscriber solely by direct contact between Subscriber and the Issuer, the Placement Agent or a representative of the Issuer or the Placement Agent. Subscriber did not become aware of this offering of the Acquired Securities, nor were the Acquired Securities offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Securities. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Securities, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Accordingly, Subscriber is aware that the offering of the Acquired Securities meets the institutional account exemptions from filing under FINRA Rule 2111(b).

k. Subscriber acknowledges and agrees that neither the Placement Agent nor any affiliate of the Placement Agent (nor any officer, director, employee or representative of any of the Placement Agent or any affiliate thereof) has provided Subscriber with any information or advice with respect to the Acquired Securities nor is such information or advice necessary or desired. Subscriber acknowledges that none of the Placement Agent, any affiliate of the Placement Agent or any of its officers, directors, employees or representatives (i) has made any representation as to the Issuer or the quality of the Acquired Securities, and the Placement Agent may have acquired non-public information with respect to the Issuer which Subscriber agrees need not be provided to it, (ii) has made an independent investigation with respect to the Issuer or the Acquired Securities or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer, (iii) has acted as Subscriber’s financial advisor or fiduciary in connection with the issuance and purchase of the Acquired Securities and (iv) has prepared a disclosure or offering document in connection with the offer and sale of the Acquired Securities.

l. Without limiting Subscriber’s right to rely upon the Issuer’s representations, warranties and covenants contained herein, alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Securities and determined that the Acquired Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

m. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Securities or made any findings or determination as to the fairness of an investment in the Acquired Securities.

n. Neither Subscriber nor any of its officers, directors, managers, managing members, general partners nor any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity designated under or the subject of any sanctions, export restrictions, restricted party list, or blocking measures administered by a governmental authority, including but not limited to the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Menu-Based Sanctions List, the Chinese Military-Industrial

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Complex Companies List, the Sectoral Sanctions Identification List, the Russia-Related Sanctions Programs or any other sanctions-related list or program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions Lists”), (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person that is named on a Sanctions List, (iii) organized, incorporated, established, located, operating, conducting business, participating in or facilitating any transaction involving, a resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of Cuba, Iran, North Korea, Syria, Russia, certain regions of Ukraine, or any other country or territory embargoed or subject to comprehensive trade restrictions by the United States, the European Union or any European Union individual member state, including the United Kingdom (collectively, “Sanctioned Jurisdictions”), (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (v) the Government of Venezuela, as defined in Executive Order 13884, or (vi) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with the regulations promulgated by OFAC (31 C.F.R. Parts 500-599) and corresponding enabling statutes, executive orders, and guidance and any similar economic sanctions laws of any country in which the Subscriber is performing activities, including for the screening of its investors against the Sanctions Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Securities were legally derived.

o. Subscriber is not currently (and at all times through the Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any “group” consisting solely of the Subscriber and one or more of its affiliates.

p. If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with the ERISA Plans, the “Plans”), Subscriber represents and warrants that (i) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Acquired Securities, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Securities, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Securities and (ii) its purchase of the Acquired Securities will not result in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or any applicable Similar Law.

q. Subscriber has, and at the Closing, will have, sufficient funds to pay the Purchase Price pursuant to Section 2.b(i).

5. Additional Subscriber Agreement. Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing Date, neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber shall, directly or indirectly, offer, sell, pledge, contract to sell, engage in any hedging activities or execute Short Sales (as defined herein) with respect to securities of the Issuer. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), , and sales and other transactions

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through non-U.S. broker dealers or foreign regulated brokers. For purposes of this Section 5, “Short Sales” shall not include forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis). Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Securities covered by this Subscription Agreement.

6. Registration Rights.

a. The Issuer agrees to use commercially reasonable efforts to submit to or file with the Commission, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”) (at the Issuer’s sole cost and expense), a registration statement on Form S-3 (or Form S-1 if Form S-3 is not available) (the “Registration Statement”), registering the resale of the Registrable Securities (as defined herein), which Registration Statement may include shares of the Issuer’s common stock issuable upon exercise of pre-funded warrants or those held by other holders, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 5th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Issuer to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within two (2) business days thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least two (2) business days in advance of filing the Registration Statement; provided, that for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Registrable Securities. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effective Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 6. “Registrable Securities” means the Acquired Shares, Warrant Shares and any shares of Common Stock issued or issuable with respect to the Acquired Shares and Warrant Shares as a result of any stock split or subdivision, stock dividend, recapitalization, exchange or similar event.

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b. In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Subscriber ceases to hold any Registrable Securities, (B) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144 of the Securities Act, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (C) three (3) years from the Effective Date of the Registration Statement. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise Subscriber promptly:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3) after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) in accordance with Section 6.c of this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, any Registration Statement does not contain an untrue statement of a material fact or does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus does not include an untrue statement of a material fact or does not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than, to the extent that providing notice to Subscriber of the occurrence of an event listed in clause (5) above constitutes material, nonpublic information regarding the Issuer, after the Issuer has notified Investor of the existence of such an event (without providing material, nonpublic information about the specific nature of such event) and obtained the written consent of the Investor to receive such information;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Common Stock issued by the Issuer have been listed;

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(vi) during the Registration Period, use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and, for so long as Subscriber holds Registrable Securities, to enable Subscriber to sell the Registrable Securities under Rule 144; and

(vii) subject to receipt from Subscriber by the Issuer and its transfer agent of customary representations and other documentation reasonably acceptable to the Issuer and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of the Issuer’s counsel, in a form reasonably acceptable to the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, Subscriber may request that the Issuer remove any legend from the book entry position evidencing its Registrable Securities following the earliest of such time as such Registrable Securities (A) are subject to or have been or are about to be sold or transferred pursuant to an effective registration statement or (B) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Issuer shall, in accordance with the provisions of this Section 6 and within two (2) business days of any request therefor from Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry Registrable Securities. The Issuer shall be responsible for the fees of its transfer agent and all Depository Trust Company fees associated with such issuance.

c. Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the filing or effectiveness of the Registration Statement, and, from time to time, to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness or use thereof, if it determines that the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements or is otherwise necessary for the Registration Statement to not contain a material misstatement or omission (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the effectiveness or use of the Registration Statement on more than two (2) occasions or for more than ninety (90) consecutive calendar days, or for more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

d. Subscriber may deliver written notice (including via email in accordance with Section 8.k) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was

Annex C-13

previously delivered (or would have been delivered but for the provisions of this Section 6.d) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

e. The Issuer shall, notwithstanding any termination of this Subscription Agreement in accordance with Section 7.b, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), its directors, officers, agents and employees and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities and reasonable and documented costs (including, without limitation, reasonable and documented costs of preparation and investigation and reasonable documented attorneys’ fees of one legal counsel (and one local counsel)) and all other reasonable and documented expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner or (C) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6.c hereof. The Issuer shall notify Subscriber reasonably promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by Subscriber.

f. Subscriber shall, severally and not jointly, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon (i) any untrue statement of a material fact contained in any Registration Statement or in any amendment or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, to the extent, but only to the extent, that such untrue or omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or a material fact that Subscriber has omitted from such information; provided, however, that the indemnification contained in this Section 6.f shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6.f of which Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Acquired Securities by Subscriber.

g. If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a

Annex C-14

result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.g from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6.g shall be several, not joint. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Acquired Securities purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to the Closing set forth in Section 2 of this Subscription Agreement are not satisfied at, or are not capable of being satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing, or (d) at the election of Subscriber, on or after November 14, 2025 provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.

8. Miscellaneous.

a. Each party hereto acknowledges that the other party hereto and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber contained in Section 4 and the Issuer further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of the Issuer contained in Section 3.

b. Subscriber agrees that none of (i) any Other Subscriber pursuant to Other Subscription Agreements entered into in connection with the Transaction (including the affiliates or controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber), (ii) the Placement Agent, its affiliates or any of its or their respective affiliates’ control persons, officers, directors or employees, (iii) any other party to the Merger Agreement, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, or (iv) any affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, Merger Partner or any other party to the Merger Agreement shall be liable to Subscriber or to any Other Subscriber pursuant to this Subscription Agreement, the Pre-Funded Warrants or the Other Subscription Agreements, as applicable, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Securities. On behalf of itself and its affiliates, the Subscriber releases each of the entities or individuals described above in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.

c. The Issuer and Subscriber are entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

Annex C-15

d. Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may not transfer or assign all or a portion of its rights and obligations under this Subscription Agreement, other than to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) without the prior consent of the Issuer and Merger Partner; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber or by an affiliate of such investment manager. In the event of such a transfer or assignment, Subscriber shall complete the form of assignment attached as Schedule B hereto.

e. The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Securities and to register the Acquired Securities for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Issuer agrees to keep any such information provided by Subscriber confidential.

f. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

g. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

h. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

i. This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

j. Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

k. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(A) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(B) if to the Issuer, to:

Kindly MD, Inc.
5097 South 900 East
STE #100
SLC, Utah 84117

Annex C-16

Attention: Tim Pickett, CEO
Email: [***]

with a copy (which shall not constitute notice) to:

Brunson Chandler & Jones, PLLC
175 South Main Street
Suite 1410
Salt Lake City, UT 84111
callie@bcjlaw.com

(C) if to the Placement Agent, to:

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC
3 Columbus Circle, Suite 1710
New York, NY 10019
Attn: Christian Lopez
Email: clopez@cohencm.com

Copy (which copy shall not constitute notice) to:

Loeb & Loeb, LLP
345 Park Avenue
New York, NY 10154
Attn: Mitchell S. Nussbaum, Esq. and Norwood Beveridge, Esq.
Telephone: (212)-407-4000
Email: mnussbaum@loeb.com; nbeveridge@loeb.com

l. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.k OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

Annex C-17

BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.l.

m. The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates, without the prior written consent of Subscriber, (i) in any press release or (ii) in any filing with the Commission or any regulatory agency or trading market, except (A) as required by the federal securities law in connection with the Registration Statement, (B) in a press release or marketing materials of the Issuer in connection with the Transaction to the extent any such disclosure is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8.m or (C) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq or by any other governmental authority, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iii).

n. In connection with any sale, assignment, transfer or other disposition of the Securities by a Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Subscriber with the requirements of this Subscription Agreement, if requested by the Subscriber by notice to the Issuer, the Issuer shall request its transfer agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) business days of any such request therefor from such Subscriber, provided that the Issuer has timely received from the Subscriber a completed representation letter in customary form and such other customary representations as may be reasonably required in accordance with applicable law in connection therewith. The Issuer shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such legend removal.

o. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

p. The parties agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 8.l, in addition to any other remedy to which any party is entitled at law or in equity.

[Signature pages follow.]

Annex C-18

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

ISSUER:
KINDLY MD, INC.
By:
Name:
Title:

Signature Page to Subscription Agreement

Annex C-19

SUBSCRIBER:
Name of Subscriber:

Signature of Subscriber:
By:
Name:
Title:

Name in which securities are to be registered (if different):
Email Address:
Subscriber’s EIN:

Address:

Attn:
Telephone No:
Facsimile No:

Aggregate Number of Acquired Shares subscribed for:___________________________

Aggregate Number of Acquired Warrants subscribed for: ____________________________

Aggregate Purchase Price: $ ___________________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Signature Page to Subscription Agreement

Annex C-20

EXHIBIT A

Form of Pre-Funded Warrant

(see attached)

Annex C-21

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.          QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐          Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

*** OR ***

B.          ACCREDITED INVESTOR STATUS

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

☐          (i) A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of Subscriber’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

☐          (ii) A natural person who had an individual income in excess of $200,000, or joint income with Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” Subscriber should add to Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

☐          (iii) A director or executive officer of PubCo;

☐          (iv) A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

☐          (v) A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

☐          (vi) A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

Annex C-22

☐          (vii) A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

☐          (viii) An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

☐          (ix) An insurance company as defined in Section 2(13) of the Exchange Act;

☐          (x) An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

☐          (xi) A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐          (xii) A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐          (xiii) A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐          (xiv) An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐          (xv) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐          (xvi) An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000;

☐          (xvii) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in PubCo;

☐          (xviii) A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐          (xix) A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

☐          (xx) A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

☐          (xxi) An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

Annex C-23

☐          (xxii) An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

☐          (xxiii) Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

*** AND ***

C.          AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐          is:

☐          is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Annex C-24

SCHEDULE B
FORM OF ASSIGNMENT

This Subscription Assignment and Joinder Agreement (this “Assignment Agreement”), dated, 2025, is made and entered into by and between (“Subscriber”) and (“Assignee”) and acknowledged by Kindly MD, Inc. a Utah corporation (the “Issuer”).

WHEREAS, the Issuer and Subscriber entered into that certain Subscription Agreement (the “Subscription Agreement”), dated, 2025, pursuant to which Subscriber agreed to subscribe for and purchase shares of the Issuer’s Class A common stock (the “Acquired Shares”) and/or the pre-funded warrants to purchase shares of the Issuer’s Acquired Shares (the “Acquired Warrants” and, together with the Acquired Shares, the “Acquired Securities”);

WHEREAS, Subscriber and Assignee are affiliated investment funds; and

WHEREAS, for administrative reasons, Subscriber desires to assign its rights to subscribe for and purchase of the Acquired Securities along with the rights and obligations set forth in the Subscription Agreement of such Acquired Securities (the “Assigned Securities”) to Assignee.

NOW, THEREFORE, pursuant to Section 8.d of the Subscription Agreement, and as further described in the table below, Subscriber hereby assigns its rights to subscribe for and purchase the Assigned Securities to Assignee and Assignee hereby (i) accepts the rights to subscribe for and purchase the Assigned Securities and agrees to be bound by and subject to the terms and conditions of the Subscription Agreement, (ii) expressly makes the representations and warranties in Section 4 of the Subscription Agreement with respect to the Assigned Securities and (iii) completed Schedule A to the Subscription Agreement and attached it hereto. Notwithstanding the foregoing, this Assignment Agreement shall not relieve Subscriber of any of its obligations under the Subscription Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.

The following assignment by Subscriber to Assignee of its rights to subscribe for and purchase all or a portion of the Acquired Securities have been made:

Date of Assignment	Subscriber	Assignee	Number of Acquired Shares and/or Pre-Funded Warrants Assigned	Subscriber Revised Subscription Amount	Assignee Subscription Amount

[Signature Page Follows]

Annex C-25

IN WITNESS WHEREOF, this Subscription Assignment and Joinder Agreement has been executed by Subscriber and Assignee acknowledged by the Issuer by its duly authorized representative as of the date set forth above.

Acknowledgement by the Issuer:

KINDLY MD, INC.
By:
Name:
Title:
Signature of Subscriber:
By:
Name:
Title:
Signature of Assignee:
By:
Name:
Title:

Assignee’s EIN: _______________

Address:

Attn:

Annex C-26

Annex D

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

SECURED CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

THIS SECURED CONVERTIBLE DEBENTURE PURCHASE AGREEMENT (this “Agreement”), dated as of May 12, 2025, is between Kindly MD, Inc., a company incorporated under the laws of the State of Utah (the “Company”), and YA II PN, Ltd., a Cayman Islands exempt limited company (the “Buyer”) and as collateral agent (in such capacity, the “Collateral Agent”).

WITNESSETH

WHEREAS, On May 12, 2025, the Company has entered into that certain Agreement and Plan of Merger (as in effect as of the date hereof, the “Merger Agreement”), with Nakamoto Holdings, Inc., a Delaware corporation (the “Target”), Kindly Holdco Corp. a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, the Merger Sub shall merge with and into the Target and, at the closing thereof (the “Merger Closing”, and such date, the “Merger Closing Date”), the Target, as the surviving entity, shall be a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Company will file with the SEC (defined below) an information statement pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as amended or supplemented from time to time, the “Merger Information Statement”);

WHEREAS, the Company and the Buyer desire to enter into this transaction for the Company to sell and the Buyer to purchase the Secured Convertible Debenture (as defined below) pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D (“Regulation D”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder;

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Buyer(s), as provided herein, and the Buyer(s) shall purchase a secured convertible debenture in the form attached hereto as Exhibit A (the “Secured Convertible Debenture”) in the aggregate principal amount of $200,000,000 (the “Subscription Amount”), which shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”) (as converted, the “Conversion Shares”), which shall be purchased on the Merger Closing Date, subject to the conditions to the Closing set forth in Sections 6 and 7 below being satisfied or waived (the “Closing”), at a purchase price, payable at the option of the Buyer either in cash or in Bitcoin, equal to 96% of the Subscription Amount (the “Purchase Price”) in the respective amounts set forth opposite the Buyer name on Schedule I to this Agreement;

WHEREAS, on or before the Closing Date (as defined below), the parties hereto are executing and delivering a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain resale registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

WHEREAS, on or before the Closing Date, the Company shall execute and deliver a Pledge and Security Agreement (the “Security Agreement”), a Bitcoin Escrow Account Control Agreement (the “Bitcoin Escrow Agreement”), and certain other agreements pursuant to which the Company has agreed to provide a first priority lien on certain assets of the Company as security for the obligations of the Company to the Buyer in form and substance mutually agreed upon by the Parties prior to the Closing Date; and

WHEREAS, the Secured Convertible Debenture, the Conversion Shares and the Fee Shares (defined below) are collectively referred to herein as the “Securities.”

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AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

1.           PURCHASE AND SALE OF SECURED CONVERTIBLE DEBENTURE.

(a) Purchase of Secured Convertible Debenture. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company at the Closing, a Convertible Debenture with principal amount corresponding to the Subscription Amount set forth opposite the Buyer’s name on Schedule I attached hereto.

(b) Closing Date. The Closing shall occur remotely by conference call and electronic delivery of documentation. The date and time of the Closing shall be the date and time of the Merger Closing, subject to the conditions to the Closing set forth in Sections 6 and 7 below being satisfied or waived (or such other date as is mutually agreed to by the Company and the Buyer) (the “Closing Date”). As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c) Form of Payment; Deliveries. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, on the Closing Date, (i) the Buyer shall (A) deliver to the Company the Purchase Price, in immediately available funds to a bank account designated in writing by the Company, or (B) deliver the Purchase Price in Bitcoin to the escrow agent identified in the Bitcoin Escrow Agreement, for the Secured Convertible Debenture to be issued and sold to such Buyer at such Closing, minus any fees or expenses to be paid directly from the proceeds of such Closing as set forth herein (or as otherwise mutually agreed to by the Company and the Buyer), and (ii) the Company shall deliver to the Buyer the Secured Convertible Debenture which such Buyer is purchasing at the Closing with a principal amount corresponding with the Subscription Amount set forth opposite the Buyer’s name on the Schedule of Buyers attached as Schedule I hereto, duly executed on behalf of the Company.

(d) Maximum Shares. Notwithstanding anything in this Agreement to the contrary, the Company shall not issue any Common Shares pursuant to the transactions contemplated hereby or by any other Transaction Documents (as defined below) (including the Conversion Shares) if the issuance of Common Shares would exceed the aggregate number of Common Shares that the Company may issue in such transactions in compliance with the Company’s obligations under the rules or regulations of the Nasdaq Stock Market LLC (“Nasdaq”) (the number of shares which may be issued without violating such rules and regulations is 1,203,827 and shall be referred to as the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq for issuances of Common Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Buyer. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction.

2.           BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that, as of the date hereof and as of the Closing Date:

(a) Investment Purpose. The Buyer is acquiring the Securities for its own account for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, such Buyer does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with, or pursuant to, a registration statement covering such Securities or an available exemption under the Securities Act. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person (as defined below) to distribute any of the Securities in violation of applicable securities laws. As used herein, “Person” means a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

(b) Accredited Investor Status. The Buyer is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

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(c) Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d) Information. The Buyer and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Buyer deemed material to making an informed investment decision regarding its purchase of the Securities, which have been requested by such Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors or representatives, if any, shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) Transfer or Resale. The Buyer understands that: (i) the Securities have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements, or (C) such Buyer provides the Company with reasonable assurances (in the form of seller and broker representation letters) that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act, as amended (or a successor rule thereto) (collectively, “Rule 144”), in each case following the applicable holding period set forth therein; and (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 2(e).

(f) Legends. The Buyer agrees to the imprinting, so long as its required by this Section 2(f), of a restrictive legend on the Securities in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE [AND THOSE SECURITIES INTO WHICH THEY ARE CONVERTIBLE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES [AND THOSE SECURITIES INTO WHICH THEY ARE CONVERTIBLE] HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Certificates evidencing the Conversion Shares shall not contain any legend (including the legend set forth above), (i) following any sale of such Conversion Shares pursuant to Rule 144, (ii) if such Conversion Shares are eligible for sale under Rule 144 and Investor has delivered all documentation reasonably requested by the Company to cause Company’s transfer agent to remove all restrictive legends from the Conversion Shares, other than any legal opinions required by the transfer agent, which shall be provided by the Company, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than one (1) Business
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Day (or such earlier time as required pursuant to the Exchange Act (as defined below) or other applicable law, rule or regulation for the settlement of a trade initiated on the date such Buyer delivers such legended certificate representing such securities to the Company) following the delivery by a Buyer to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such securities (endorsed or with stock powers attached, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from such Buyer as may be required above in this Section 2(f), as directed by such Buyer, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program, instruct the transfer agent to credit the aggregate number of shares of Common Shares to which such Buyer shall be entitled to such Buyer’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, instruct the transfer agent to issue and deliver (via reputable overnight courier) to such Buyer, a certificate representing such securities that is free from all restrictive and other legends, registered in the name of such Buyer or its designee. The Company shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of Securities or the removal of any legends with respect to any Securities in accordance herewith. The Buyer agrees that the removal of a restrictive legend from certificates representing Securities as set forth in this Section 2(f) is predicated upon the Company’s reliance that the Buyer will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

(g) Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out and perform its obligations hereunder and thereunder.

(h) Authorization, Enforcement. The Transaction Documents to which each such Buyer is a party have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j) Certain Trading Activities. The Buyer has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Buyer, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving the Company’s securities) during the period commencing as of the time that the Buyer first contacted the Company or the Company’s agents regarding the specific investment in the Company contemplated by this Agreement and ending immediately prior to the execution of this Agreement by such Buyer.

(k) No General Solicitation. The Buyer is not purchasing or acquiring the Securities as a result of any general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(l) Not an Affiliate. The Buyer is not (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) a “beneficial owner” of more than 10% of the shares of Common Shares (as defined for purposes of Rule 13d-3 of the Exchange Act).

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3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth (i) under the corresponding section of the disclosure schedules (dated as of the date of this Agreement) delivered to the Buyer by the Company on the date of this Agreement (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of any such applicable disclosure, or (ii) in the SEC Documents (as defined below) that are available on the SEC’s website through the EDGAR system at least one (1) Business Day prior to the date of this Agreement (unless the context provides otherwise), the Company hereby makes the representations and warranties set forth below to the Buyer as of the date hereof and as of the Closing Date:

(a) Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Utah, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Secured Convertible Debenture, the reservation for issuance and issuance of the Conversion Shares issuable upon conversion of the Secured Convertible Debenture), have been duly authorized by the Company’s board of directors and no further filing, consent or authorization is required by the Company, its board of directors or its shareholders or other governmental body other than any filing, consent or authorization the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect (as defined below). This Agreement has been, and the other Transaction Documents to which the Company is a party will be prior to the Closing, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Secured Convertible Debenture, the Security Agreement, the Bitcoin Escrow Agreement, and each of the other agreements and instruments entered into by the Company or delivered by the Company in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

(c) Issuance of Securities. The issuance of the Secured Convertible Debenture has been duly authorized and, when issued and delivered to Buyer against full payment therefor in accordance with the terms of this Agreement, the Secured Convertible Debenture will be validly issued, fully paid and non-assessable and will be issued free and clear of any mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, security interests and other encumbrances (collectively, “Liens”) or other restrictions (other than those as provided in the Transaction Documents or restrictions on transfer under applicable state and federal securities laws). As of the Closing Date, the Company shall have reserved from its duly authorized capital stock not less than the Required Reserve Amount (as defined herein). Upon issuance or conversion in accordance with the Secured Convertible Debenture, each of the Fee Shares and the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Shares, and each of the Fee Shares and the Conversion Shares will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Articles of Incorporation and Bylaws (each as defined below) (as in effect at such time of issuance) or under the laws of the State of Utah.

(d) No Conflicts. Assuming the accuracy of Buyer’s representations and warranties in Section 2, the execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations under the Transaction Documents, including the issuance and sale of the Conversion Shares, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have, individually or in the

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aggregate, a material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof) or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into by the Company in connection herewith or therewith or (iii) the authority or ability of the Company to perform any of its obligations under any of the Transaction Documents (a “Material Adverse Effect”) or materially affect the validity of the Conversion Shares or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, including without limitation the rules and regulations of the Nasdaq Capital Market (the “Principal Market”) provided however, that in the event the Company’s Common Shares are ever listed or traded on any of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market, the “Principal Market” shall mean that market on which the Common Shares is then listed or traded), and including all applicable laws, rules and regulations of the jurisdiction of incorporation of the Company) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, encumbered or otherwise affected that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Conversion Shares or the legal authority of the Company to comply in all material respects with the terms of this Agreement.

(e) Consents. Assuming the accuracy of Buyer’s representations and warranties in Section 2, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Principal Market) or other person in connection with the execution, delivery and performance by the Company of this Agreement (including, without limitation, the issuance of the Securities), other than (i) the filings required by applicable state or federal securities laws, (ii) those required by the Principal Market, including with respect to obtaining stockholder approval, and (iii) the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Securities. Other than as set forth in Section 3(e) of the Disclosure Schedules, the Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Shares in the foreseeable future.

(f) Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees the Buyer is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby and any advice given by the Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby and thereby is merely incidental to the Buyers’s purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(g) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares will increase in certain circumstances. The Company further acknowledges its obligation to issue the Conversion Shares upon conversion of the Secured Convertible Debenture in accordance with its terms is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(h) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholders, business combination, poison pill (including, without limitation, any distribution under a rights agreement), shareholders rights plan or other similar anti-takeover provision under the Articles of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Company’s issuance of the Securities and any Buyer’s ownership of the Securities.

Annex D-6

(i) SEC Documents; Financial Statements. Since the consummation of its initial public offering on May 13, 2024, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has made available to Buyer (including via the SEC’s EDGAR system) a copy of all SEC Documents, which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Document that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of all other SEC Documents. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The Company is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(j) Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in the Company’s Annual Report on Form 10-K and the definitive Merger Information Statement, once filed with the SEC, there has been no Material Adverse Effect, nor any event or occurrence affecting the Company or its Subsidiaries that, individually or in the aggregate, would be reasonably expected to result in a Material Adverse Effect. Since the date of the Company’s most recent audited financial statements contained in the Company’s Annual Report on Form 10-K and the definitive Merger Proxy Statement, once filed with the SEC, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any material assets, individually or in the aggregate, outside of the ordinary course of business consistent with past practice or (iii) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business consistent with past practice. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby to occur at the Closing, are not Insolvent (as defined below). For purposes of this Section 3(k), “Insolvent” means, with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction and is not about to engage in any business or in any transaction for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

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(k) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability or circumstance has occurred or exists, or is reasonably expected to exist or occur specific to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Shares and which has not been publicly announced, or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term under its Articles of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or Bylaws or their organizational charter, certificate of formation, memorandum of association, articles of association, Articles of Incorporation or certificate of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any material rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of trading of the Common Shares by the Principal Market in the foreseeable future. Since the consummation of its initial public offering on May 13, 2024, (i) the Common Shares have been listed or designated for quotation on the Principal Market, (ii) trading in the Common Shares has not been suspended by the SEC or the Principal Market and (iii) except as publicly disclosed in filings with the SEC, the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Shares from the Principal Market, which has not been publicly disclosed. The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(m) Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee, nor any other Person acting for or on behalf of the Company or any of its Subsidiaries (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA) or any other applicable anti-bribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose, in violation of applicable law, of: (i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or (ii) assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.

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(n) Equity Capitalization.

(i) Authorized and Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Issuer consists of (i) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”) and (ii) 100,000,000 shares of common stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding, there are 7,606,320 shares of common stock issued and outstanding and there are 621,993 total warrants outstanding, including 418,392 tradable warrants with an exercise price of $6.33 and a five-year exercise term, and 203,601 non-tradable warrants with an exercise price of $6.33 and a five-year exercise term.

(ii) Valid Issuance; Available Shares. All of such outstanding shares are duly authorized and have been validly issued and are fully paid and nonassessable. Set forth in Section 3(n)(ii) of the Disclosure Schedules is the number of Common Shares that are (A) reserved for issuance pursuant to Convertible Securities (as defined below) (other than the Secured Convertible Debenture) and (B) that are, as of the date hereof, owned by Persons who are “affiliates” (as defined in Rule 405 of the Securities Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Shares are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities laws) of the Company or any of its Subsidiaries. To the Company’s knowledge, no Person owns 10% or more of the Company’s issued and outstanding Common Shares (calculated based on the assumption that all Convertible Securities (as defined below), whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a 10% shareholder for purposes of federal securities laws). “Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Shares) or any of its Subsidiaries.

(iii) Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (F) neither the Company nor any Subsidiary has entered into any Variable Rate Transaction.

(iv) Organizational Documents. The Company has furnished to the Buyer or filed on EDGAR true, correct and complete copies of the Company’s Amended and Restated Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all convertible securities and the material rights of the holders thereof in respect thereto.

(o) Indebtedness and Other Contracts. Other than as set forth in Section 3(o)(i) of the Disclosure Schedules, the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company,

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(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as set forth in Section 3(o)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries, (i) has any outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) has any financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries; or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(p) Litigation. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) proceeding pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(q) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and presently proposed to be conducted. Each of the patents owned by the Company or any of its Subsidiaries is set forth in Section 3(q)(i) of the Disclosure Schedules to this Agreement. Except as set forth in Section 3(q)(ii) of the Disclosure Schedules, none of the Company’s Intellectual Property Rights, that are material to the conduct of the business, have expired or terminated or have been abandoned or are expected to expire or terminate or are expected to be abandoned. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others except where such infringement would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company or any of its Subsidiaries, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights that are material to the conduct of the business.

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(r) Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all material permits, licenses or other approvals required of them under all such laws to conduct their respective businesses and (c) are in compliance with all material terms and conditions of any such permit, license or approval.

(s) Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all material foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, and (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(t) Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, as applicable, is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant, Governmental Entity or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries.

(u) Investment Company Status. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have, individually or in the aggregate, a Material Adverse Effect.

(w) Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries.

(x) Registration Eligibility. At Closing, the Company shall be eligible to use Form S-3 promulgated under the Securities Act.

(y) Shell Company Status. The Company is not and has never been an issuer identified in, or subject to, Rule 144(i).

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(z) Sanctions Matters.  Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries nor any director, officer or controlled affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.

(aa)  Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Buyer or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Company understands and confirms that the Buyer will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosures provided to the Buyer regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries, taken as a whole, are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of the Company or any of its Subsidiaries to the Buyer pursuant to or in connection with this Agreement and the other Transaction Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred, and no information exists, with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to the Buyer have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to the Buyer, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ materially from the projected or forecasted results). The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

(bb) No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

(cc) Private Placement. Assuming the accuracy of the Buyer’s representations and warranties set forth in Section 2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Buyer as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market.

(dd) No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act (“Regulation D Securities”), none of the Company, any predecessor or affiliated issuer of the Company, any director, executive officer or other officer of the Company or, to the Company’s knowledge, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, or any promoter connected with the Company in any capacity, is subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) under the Securities Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3).

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(ee) Other Covered Persons. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Buyer or potential purchasers in connection with the sale of any Regulation D Securities.

4.           COVENANTS.

(a) Form D and Blue Sky. The Company shall file a Form D with respect to the Securities as required under Regulation D and provide a copy thereof to the Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities for sale to the Buyer at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and the Company shall comply with all applicable foreign, federal, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Securities to the Buyer.

(b) Reporting Status. For the period beginning on the date hereof, and ending 6 months after the date on which the Secured Convertible Debenture is no longer outstanding (the “Reporting Period”), the Company shall file on a timely basis all reports required to be filed with the SEC pursuant to the Exchange Act, so long as the Company remains subject to such requirements to enable Investor to resell the Securities pursuant to Rule 144. The Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise no longer require such reporting or permit such termination.

(c) Use of Proceeds. The Company will use all proceeds from the sale of the Securities first, to permit the Company to purchase of the digital asset commonly referred to as “Bitcoin” in the cryptocurrency marketplace such that the value of Bitcoin subject to the Bitcoin Escrow Agreement shall be no less than $400,000,000 as of the date that is ten (10) Business Days after the Closing Date, and second, for general working capital purposes and general corporate purposes. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein to repay any loans to any executives or employees of the Company or to make any payments in respect of any related party debt. Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the transactions contemplated herein, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five (5) years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. The Company shall not, without the prior written consent of the Required Holders, loan, invest, transfer or “downstream” any cash proceeds, or assets or property acquired with cash proceeds from the issuance and sale of the Secured Convertible Debenture to any Subsidiary, unless the Buyer and such Subsidiary enter into a guarantee in form and substance acceptable to the Required Holders.

(d) Listing. To the extent applicable, the Company shall promptly secure the listing or designation for quotation (as the case may be) of all of the Underlying Securities (as defined below) on the Principal Market, subject to official notice of issuance, and shall use reasonable efforts to maintain such listing or designation for quotation (as the case may be) of all Underlying Securities from time to time issuable under the terms of the Transaction Documents on such Principal Market for the Reporting Period. Neither the Company nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Common Shares on a Principal Market during the Reporting Period. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(d). “Underlying Securities” means the (i) the Conversion Shares, (ii) the Fee Shares (as defined below), and (iii) any common shares of the Company issued or issuable with respect to the Conversion Shares and the Fee Shares, including, without limitation, (1) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise and (2) shares of capital stock of the Company into which the Common Shares are converted or exchanged without regard to any limitations on conversion of the Secured Convertible Debenture.

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(e) Fees. The Company shall pay the Buyer or an affiliate thereof, as directed by the Buyer, a one-time due diligence and structuring fee of $50,000, which shall be paid deducted from gross proceeds at Closing. In additional consideration for entering into this Agreement and purchasing the Debenture, the Company shall issue to the Buyer 3,000,000 unregistered Common Shares (the “Fee Shares”) at Closing. The Company shall also reimburse the Buyer for its out-of-pocket legal expenses incurred in connection with the transaction contemplated by the Transaction Documents, which expenses shall be deducted from the gross proceeds of the Closing; provided, the Company’s reimbursement obligation in respect of such out-of-pocket legal expenses shall not exceed $100,000 without the prior written consent of the Company. Notwithstanding the foregoing, if this Agreement is terminated prior to Closing, the Company shall not be obligated to (i) issue any Fee Shares or (ii) pay or reimburse any expenses of Buyer in an amount that exceeds $25,000.

(f) Pledge of Securities. Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that, subject to compliance with applicable federal and state securities laws, the Securities may be pledged by a Buyer in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Buyer.

(g) Disclosure of Transactions and Other Material Information.

(i) Disclosure of Transactions. The Company shall, on or before the first Business Day after the date of this Agreement, file with the SEC a current report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching all the material Transaction Documents (including, required exhibits, the “Current Report”). From and after the filing of the Current Report, the Company shall have publicly disclosed all material, non-public information (if any) provided to the Buyer by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the transactions contemplated by the Transaction Documents under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Buyer or any of its affiliates, on the other hand, shall terminate.

(ii) Limitations on Disclosure. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without first obtaining the express prior written consent of such Buyer (which may be granted or withheld in such Buyer’s sole discretion). In the event of a breach of any of the foregoing covenants or any of the covenants or agreements contained in any other Transaction Document, by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents (as determined in the reasonable good faith judgment of such Buyer), in addition to any other remedy provided herein or in the Transaction Documents, such Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, non-public information, as applicable, without the prior approval by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates, shareholders or agents, for any such disclosure. To the extent that the Company delivers any material, non-public information to a Buyer without such Buyer’s consent, the Company hereby covenants and agrees that such Buyer shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information. Subject to the foregoing, neither the Company, its Subsidiaries nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that, in the case of clause (i) of this sentence, the Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and the Company shall consider the Buyer’s comments to such press release or other public disclosure, if any, in good faith). Without the prior written consent of the applicable Buyer (which may be granted or withheld in such Buyer’s sole discretion),

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the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of such Buyer in any filing, announcement, release or otherwise. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that no Buyer shall have (unless expressly agreed to by a particular Buyer after the date hereof in a written definitive and binding agreement executed by the Company and such particular Buyer (it being understood and agreed that no Buyer may bind any other Buyer with respect thereto)), any duty of confidentiality with respect to, or a duty not to trade on the basis of, any material, non-public information regarding the Company or any of its Subsidiaries.

(iii) Other Confidential Information. Disclosure Failures. In addition to other remedies set forth in this Section 4(g), and without limiting anything set forth in any other Transaction Document, at any time after the Closing Date if the Company, any of its Subsidiaries, or any of their respective officers, directors, employees or agents, provides any Buyer with material non-public information relating to the Company or any of its Subsidiaries (each, the “Confidential Information”), the Company shall, on or prior to the applicable Required Disclosure Date (as defined below), publicly disclose such Confidential Information on a Current Report on Form 8-K or otherwise (each, a “Disclosure”). From and after such Disclosure, the Company shall have disclosed all Confidential Information provided to such Buyer by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon such Disclosure, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Buyer or any of its affiliates, on the other hand, shall terminate. “Required Disclosure Date” means (x) if such Buyer authorized the delivery of such Confidential Information, either (I) if the Company and such Buyer have mutually agreed upon a date (as evidenced by an e-mail or other writing) of Disclosure of such Confidential Information, such agreed upon date or (II) otherwise, the seventh (7th) calendar day after the date such Buyer first received any Confidential Information or (y) if such Buyer did not authorize the delivery of such Confidential Information, the first (1st) Business Day after such Buyer’s receipt of such Confidential Information.

(h) Reservation of Shares. So long as the Secured Convertible Debenture remains outstanding, the Company shall have reserved from its duly authorized capital stock, the maximum number of shares of Common Shares issuable upon conversion of the Secured Convertible Debenture (assuming for purposes hereof that (x) the Secured Convertible Debenture is convertible at the Conversion Price (as defined therein) as of the date of determination and (y) any such conversion shall not take into account any limitations on the conversion of the Secured Convertible Debenture set forth therein) (the “Maximum Conversion Shares”) (collectively, the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Shares reserved pursuant to this Section be reduced other than proportionally in connection with any conversion and/or redemption of the Secured Convertible Debenture, or a reverse stock split. If at any time the number of Common Shares authorized to be issued is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, recommending that stockholders vote in favor of an increase in such authorized number of shares sufficient to meet the Required Reserve Amount. If at any time the number of Common Shares that remain available for issuance under the Exchange Cap is less than 100% of the maximum number of shares issuable upon conversion of the Secured Convertible Debenture (assuming for purposes hereof that (x) the Secured Convertible Debenture is convertible at the Conversion Price (as defined in the Secured Convertible Debenture) then in effect, and (y) any such conversion shall not take into account any limitations on the conversion of the Secured Convertible Debenture), the Company shall promptly call and hold a special meeting of stockholders for the purpose of seeking the approval of its stockholders as required by the applicable rules of the Principal Market, for issuances of shares in excess of the Exchange Cap.

(i) Conduct of Business. While the Secured Convertible Debenture is outstanding, the business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any Governmental Entity, except where such violations would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(j) Except as expressly set forth below, the Buyer covenants that from and after the date hereof through and ending when the Secured Convertible Debenture is no longer outstanding (the “Restricted Period”), no Buyer or any of its officers, or any entity managed or controlled by the Buyer or under common control with the Buyer (collectively,

Annex D-15

the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) Common Shares or (2) selling a number of Common Shares equal to the number of Underlying Shares that such Restricted Person is entitled to receive, but has not yet received from the Company or the transfer agent, upon the completion of a pending conversion of the Secured Convertible Debenture for which a valid Conversion Notice (as defined in the Secured Convertible Debenture) has been submitted to the Company pursuant to Section 4(b) of the Secured Convertible Debenture.

(k) Trading Information. Upon the Company’s request, the Buyer agrees to provide the Company with trading reports setting forth the number and average sales prices of Conversion Shares sold by the Buyer during the prior trading week.

(l) Prohibited Transactions. From the date hereof until the Secured Convertible Debenture has been repaid or converted into Common Shares, the Company agrees to not directly or indirectly enter into any contract, agreement or other item that would restrict, impede or prohibit the Company from performing its obligations to the Buyer(s) under the Transaction Documents in all respects, including, without limitation, any payments required by the Company to the Buyer(s) under the Secured Convertible Debenture.

(m) Additional Prohibited Transactions. From the date hereof until the Secured Convertible Debenture has been repaid, without the prior written consent of the Buyer(s), the Company shall not, and shall not permit any of its Subsidiaries (whether or not a Subsidiary on the date hereof) to, directly or indirectly (i) enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness other than Permitted Indebtedness, (ii) enter into, create, incur, assume or suffer to exist any Lien on or with respect to any of its property or assets now owned or hereafter acquired other than Permitted Liens, (iii) amend its charter documents, including, without limitation, its Articles of Incorporation and Bylaws, in any manner that materially and adversely affects any rights of the holders of the Secured Convertible Debenture, (iv) make any prepayments in respect of any related party debt, (v) enter into, agree to enter into, or effect any Variable Rate Transaction other than (x) Variable Rate Transactions where the Buyer is the sole counterparty, (y) pursuant to a Permitted ATM and (z) pursuant to a Permitted ELOC, or (vi) enter into, agree to enter into or effect any Discounted Offering.

“Discounted Offering” shall mean a transaction in which the Company issues or sells any equity, warrants, or debt securities at an implied discount (taking into account all the securities issuable in such offering, including the right to receive additional Common Shares) to the market price of the Common Shares at the time of the offering in excess of 30%.

“Permitted ATM” shall mean an “at the market offering” sales agreement that may be entered into between the Company and either (i) Yorkville Securities, LLC, or (ii) a third party, if Yorkville Securities, LLC is unable or unwilling the match the material terms provided in writing to the Company by such third party.

“Permitted ELOC” shall mean an “equity line of credit agreement” or “standby equity purchase agreement” that may be entered into between the Company and either (i) the Buyer or an Affiliate of the Buyer or (ii) a third party, if the Buyer or such Affiliate of the Buyer is unable or unwilling the match the material terms provided in writing to the Company by such third party.

“Permitted Indebtedness” shall mean (i) Indebtedness incurred under the Secured Convertible Debenture, (ii) Indebtedness of the Company to any wholly-owned Subsidiary of the Company or Indebtedness of any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (iii) other Indebtedness of the Company or any of its Subsidiaries which is expressly subordinated to the Secured Convertible Debenture on customary terms and conditions, (iv) Indebtedness constituting equipment financing or other similar purchase money financing, consistent with past practices and entered into in the ordinary course of business, (v) Indebtedness otherwise consented to by the Required Holders (vi) other unsecured Indebtedness incurred in the ordinary course of business not constituting debt for borrowed money.

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“Permitted Liens” shall mean (i) Liens arising under the Secured Convertible Indenture, (ii) Liens securing Indebtedness of the Company or any of its Subsidiaries which is expressly subordinated to the Secured Convertible Debenture on customary terms and conditions, (iii) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which the Company or any of its Subsidiaries maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed, (iv) Liens arising in the ordinary course of business (such as (a) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (b) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which the Company or any of its Subsidiaries maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed, (v) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $5,000,000 in the aggregate arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and, in each case, for which the Company or any of its Subsidiaries maintains adequate reserves in accordance with GAAP, (vi) Liens granted in connection with equipment financing or other similar purchase money financing arrangements or (vii) customary Liens arising in in the ordinary course of business in connection with securities and deposit accounts, including all Liens in favor of any escrow agent or custodian under the Bitcoin Escrow Agreement.

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity, warrants, or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such security, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) enters into or effects any agreement, including but not limited to an “equity line of credit,” “ATM agreement” or other continuous offering or similar offering of Common Shares, or (iii) enters into or effects any forward purchase agreement, equity pre-paid forward transaction or other similar offering of securities where the purchaser of securities of the Company receives an upfront or periodic payment of all, or a portion of, the value of the securities so purchased, and the Company receives proceeds from such purchaser based on a price or value that varies with the trading prices of the Common Shares.

(n) [Reserved].

(o) Merger Agreement Covenants. Until the Closing Date, the Company hereby covenants to each Buyer such covenants set forth in the Merger Agreement as if such covenants were incorporated by reference into this Agreement, mutatis mutandis; provided, however, that any amendment to or any waiver of any covenant shall require the approval of Required Holders.

(p) Perfection. The Lien of the Collateral Agent on all Collateral (as defined in the Security Documents) is and shall at all times be subject to a perfect, first priority in favor of the Collateral Agent, for itself and on behalf of the Secured Parties.

(q) Security Documents. The representations and warranties set forth in each of the Security Documents (as defined in the Secured Convertible Debenture) shall be true and correct in all material respects as therein provided.

(r) Stockholder Approval. Prior to the Closing Date, the Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) providing for the approval of the issuance of all of the Conversion Shares (without regard to the Exchange Cap) in compliance with the rules and regulations of the Principal Market, including Rule 5635(d) thereof (without regard to any limitation on conversion or exercise thereof) (the

Annex D-17

“Stockholder Approval”), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders, and Tim Pickett, Wade Rivers, Jared Barerra and Adam Cox shall vote their proxies in favor of such proposal.

(s) Investment Unit. Each of the parties hereto acknowledge that (i) the Secured Convertible Debenture and the Fee Shares constitute an “investment unit” (within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) pursuant to Section 1273(c)(2) of the Code and Section 1.1273-2(h) of the United States Treasury regulations, the issue price of such investment unit is required to be allocated between the Secured Convertible Debenture and the Fee Shares based on their relative fair market values, and (iii) the amount so allocated to the Secured Convertible Debenture shall be treated as the “issue price” (within the meaning of Section 1273(b) of the Code) of the Secured Convertible Debenture. Each of the parties hereto shall mutually agree on the allocation of the issue price of such investment unit between the Secured Convertible Debenture and the Fee Shares, and shall prepare and file all tax returns consistent with, and not otherwise take any position inconsistent with, such agreed upon allocation.

5.           REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.

(a) Register. The Company shall maintain at its principal executive offices or with the Transfer Agent (or at such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Secured Convertible Debenture in which the Company shall record the name and address of the Person in whose name the Secured Convertible Debenture has been issued (including the name and address of each transferee), and the amount of the Secured Convertible Debenture held by such Person. The Company shall keep the register open and available at all times during business hours for inspection by the Buyer, any subsequent holder and their respective legal representatives. The Company hereby irrevocably agrees that it shall not require medallion guarantees in connection with any assignments or transfers of the Secured Convertible Debenture or Conversion Shares by the Buyer to any third party. The Company hereby authorizes its then-current transfer agent to rely on the foregoing and the Company hereby indemnifies and agrees to hold its then-current transfer agent harmless from any liability related to its complying with the foregoing. Upon request by the Buyer, the Company further agrees to promptly provide its then-current transfer agent with additional authorizations or indemnifications as may so request. The Secured Convertible Debenture is intended to be in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations.

(b) Transfer Restrictions. The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Buyer or in connection with a pledge as contemplated herein, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Buyer under this Agreement.

(c) Conversion and Exercise Procedures. The form of Conversion Notice included in the Secured Convertible Debenture sets forth the totality of the procedures required of the Buyer in order to convert the Secured Convertible Debenture. Except as provided in Section 2(f) and Section 5(b), no additional legal opinion, other information or instructions shall be required of the Buyer to convert the Secured Convertible Debenture. The Company shall honor conversions of the Secured Convertible Debenture and shall deliver the Conversion Shares in accordance with the terms, conditions and time periods set forth in the Secured Convertible Debenture.

6.           CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Secured Convertible Debenture to the Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyer with written notice thereof:

(a) The forms of Transaction Documents (other than this Agreement and the Secured Convertible Debenture) shall be in form and substance reasonably satisfactory to the Company.

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(b) The Security Documents shall provide that the Collateral (as defined in the Security Documents ) will be limited to Bitcoin valued at $400 million (in accordance with the valuation provisions of the Security Documents), and immediately following the time the outstanding balance of the principal amount of the Secured Convertible Debenture is less than $40 million, such amount of Collateral shall be reduced to an amount that is valued at two times (2X) the amount of the outstanding balance of the principal amount of the Secured Convertible Debenture (in accordance with the valuation provisions of the Security Documents), and immediately following the time the outstanding balance of the principal amount of the Secured Convertible Debenture is less than $20 million, such amount of Collateral shall be reduced to an amount that is valued at two times (2X) the amount of the outstanding balance of the principal amount of the Secured Convertible Debenture (in accordance with the valuation provisions of the Security Documents).

(c) The Buyer and the Collateral Agent each shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(d) The Buyer shall have delivered to the Company the Purchase Price (less the amounts withheld pursuant to Section 4(e)) for the Secured Convertible Debenture by (i) wire transfer of immediately available funds or (ii) delivery of Bitcoin to the escrow agent identified in the Bitcoin Escrow Agreement, in either case in accordance with a letter, duly executed by an officer of the Company, setting forth either (x) the wire amounts of the Buyer and the wire transfer instructions of the Company or (y) the Bitcoin delivery amounts and instructions to the escrow agent identified in the Bitcoin Escrow Agreement (the “Closing Statement”).

(e) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing.

7.           CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the Secured Convertible Debenture at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Company with written notice thereof:

(a) The forms of Transaction Documents (other than this Agreement and the Secured Convertible Debenture) shall be in form and substance reasonably satisfactory to the Buyer.

(b) The Company and the Collateral Agent each shall have duly executed and delivered to the Buyer each of the Transaction Documents to which it is a party, together with a Perfection Certificate, in form and substance satisfactory to the Buyer and the Collateral Agent, and the Company shall have duly executed and delivered to the Buyer a Secured Convertible Debenture with a principal amount corresponding to the Subscription Amount set forth opposite the Buyer’s name on the Schedule of Buyers attached hereto as Schedule I for the Closing.

(c) The Company shall issue the Fee Shares to the Buyer.

(d) The Merger Closing Date shall have occurred.

(e) The Stockholder Approval shall have been obtained.

(f) The Company shall have completed a common equity financing for net proceeds in an amount not less than $500,000,000, on terms and conditions reasonably satisfactory to the Buyer.

(g) The Buyer and the Collateral Agent shall have received a customary closing opinion of counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to such Buyer

(h) The Company shall have delivered to the Buyer certified copies of its and each of its Subsidiaries’ charter, bylaws, operating agreement and shareholders’ agreement (or any similar organizational documents), as applicable.

(i) The Company shall have delivered to the Buyer and the Collateral Agent a certificate evidencing the incorporation and good standing of the Company as of a date within ten (10) days of the Closing Date.

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(j) Each and every representation and warranty of the Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the Closing as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions set forth in each Transaction Document required to be performed, satisfied or complied with by the Company at or prior to the Closing.

(k) The Common Shares (A) shall be designated for quotation or listed (as applicable) on the Principal Market and (B) shall not have been suspended, as of the Closing, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing, either (I) in writing by the SEC or the Principal Market or (II) by receiving a notification from the Principal Market of falling below the minimum maintenance requirements of the Principal Market.

(l) The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, those required by the Principal Market, if any.

(m) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(n) Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or an Event of Default (as defined in the Secured Convertible Debenture).

(o) The Company shall have obtained approval of the Principal Market to list or designate for quotation (as the case may be) the Fee Shares and the maximum number of Conversion Shares issuable pursuant to the Secured Convertible Debenture to be issued at the Closing.

(p) The Buyer shall have received the Closing Statement.

(q) (i) From the date hereof to the Closing, trading in the Common Shares shall not have been suspended by the SEC or the Principal Market, and (ii) at any time from the date hereof to the Closing, trading in the securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Buyer, makes it impracticable or inadvisable to purchase the Securities at the Closing.

(r) (i) The board of directors of the Company has approved the transactions contemplated by the Transaction Documents, (ii) said approval has not been amended, rescinded or modified and remains in full force and effect as of such Closing, and (iii) a true, correct and complete copy of such approval duly adopted by the board of directors of the Company shall have been provided to the Buyer.

(s) The Company shall have delivered to the Buyer and the Collateral Agent a compliance certificate executed by the chief executive officer of the Company certifying that Company has complied with all of the conditions precedent to the Closing set forth herein and which may be relied upon by the Buyer as evidence of satisfaction of such conditions without any obligation to independently verify such satisfaction.

(t) The Collateral Agent shall have received (A) all customary UCC, tax, pending litigation, judgment, bankruptcy and other diligence searches (and the foreign equivalent thereof for any foreign Subsidiary), in each case, reasonably requested by the Collateral Agent following delivery of the final, updated Perfection Certificate referred to above and (B) payoff letters and UCC-3 Amendment (termination statements) requested by the Collateral Agent for debt or Liens not permitted pursuant to the terms of the Transaction Documents (if any).

(u) The Buyer shall have completed OFAC and AML diligence with respect to all parties to the Merger Agreement, and the results of such diligence shall be reasonably satisfactory to the Buyer.

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(v) The Company and its Subsidiaries shall have delivered to the Buyer such other customary documents, instruments or certificates relating to the transactions contemplated by the Transaction Documents as the Buyer or its counsel may reasonably request.

8.           TERMINATION.

In the event that the Closing shall not have occurred by August 31, 2025, then the Buyer shall have the right to terminate its obligations under this Agreement at any time at or after the close of business on such date without liability of the Buyer to any other party, including the Company; provided, however, (i) the right to terminate this Agreement under this Section 8 shall not be available to the Buyer if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of the Buyer’s breach of this Agreement and (ii) such termination shall not affect any obligation of the Company under this Agreement to reimburse the Buyer for its expenses as described herein. Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents prior to the valid termination hereof or thereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

9.           COLLATERAL AGENT.

(a) Appointment; Authorization. Each Secured Party hereby irrevocably appoints, designates and authorizes YA II PN, Ltd., a Cayman Islands exempt limited company as Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly deleted to it by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Collateral Agent shall not have any duty or responsibility except those expressly set forth herein or in such other Transaction Document, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Collateral Agent.

(b) Delegation of Duties. The Collateral Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact it selects with reasonable care. Without limiting the generality of the powers of the Collateral Agent, as set forth above, the Collateral Agent is hereby authorized to act as collateral agent for the Buyer pursuant to each of the Transaction Documents. In such capacity, the Collateral Agent has the right to exercise all rights and remedies available under the Transaction Documents, the Uniform Commercial Code and other applicable law, as directed by the Required Holders. Without limiting the generality of the powers of the Collateral Agent, as set forth above, the Collateral Agent is hereby authorized to, at the direction of the Required Holders: (i) to file proofs of claim and other documents on behalf of the Buyers, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by the Buyer or any other Person and whether secured by Liens with priority over the Liens securing the Debenture Obligations or otherwise, (iv) object to consent to the sale of Collateral, (v) to be, or form, an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the obligations against the purchase price payable by the Collateral Agent (or such acquisition entity at such sale or otherwise consent to a reduction of the Debenture Obligations as consideration to the applicable Issuer Party), and (vi) to seek, object or consent to any Issuer Party’s provision of adequate protection of the interests of the Collateral Agent and/or the Buyers in the Collateral.

(c) Limited Liability. None of the Collateral Agent or any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document (except to the extent resulting form its own gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final, non-appealable order) or (ii) be responsible in any manner to any Buyer for any recital, statement, representation or warranty made by the Company or any of its Subsidiaries or any Affiliate thereof or any officer thereof contained in this Agreement or any other Transaction Document or any document, certificate or other instrument delivered by or on behalf of the Company and its Subsidiaries, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document (including the creation, perfection or priority of any Lien or security interest therein).

Annex D-21

(d) Reliance. The Collateral Agent shall be entitled to rely, and be fully protected in relying, upon any writing, resolution, notice, consent, certificate, letter, facsimile, or other statement, message or document believed by it to be genuine and correct and to have been signed, sent or made by the property Person or Persons, and upon the advice of counsel (which includes counsel to any Issuer Party) independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Holders or all of the Buyers as it deems appropriate and, if it so requests, confirmation from the Buyers of their obligation to indemnify the Collateral Agent.

(e) Indemnification. The Buyer shall indemnify upon demand the Collateral Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Company and without any obligation of the Company to do so), based on the Buyer’s pro rata holdings of the outstanding aggregate principal amount of the Debentures, from and against any and all actions, causes of actions, suits, losses, liabilities, damages and expenses, except to the extent thereof results from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. Without limiting the foregoing, the Buyer shall reimburse the Collateral Agent upon demand for its ratable share of any reasonable and documented costs or out-of-pocket expenses incurred by the Collateral Agent in respect of rights or responsibilities of the Collateral Agent under this Agreement or any other Transaction Document. The undertaking in this Section (9)(e) shall survive the repayment of the Debenture Obligations, the cancellations of the Debentures, and the cancellation or termination of the Transaction Documents.

(f) Successor Agent. The Collateral Agent may resign as Collateral Agent at any time upon thirty (30) days’ prior written notice to the Buyers and the Company. If the Collateral Agent resigns, the Required Holders shall, with the consent of the Company in the absence of any Event of Default, which consent shall not be unreasonably withheld, conditioned or delayed, appoint from among the Buyers a successor collateral agent. If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the resigning Collateral Agent may appoint, after consulting with the Buyers and, so long as no Event of Default then exists, the Company, a successor collateral agent. Upon the acceptance of its appointment as successor Collateral Agent hereunder, such successor collateral agent shall succeed to all rights, powers and duties of the requiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder, the provisions of this Section (9) and Section (10)(i) shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent. If no successor collateral agent has accepted appointment as Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Holders shall perform all of the duties of Collateral Agent hereunder until such time, if any, as the Required Holders appoint a successor collateral agent as hereinabove provided.

(g) Collateral Agent Individually. YA II PN, Ltd. may make loans to and provide credit for the account of and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and any Affiliate thereof as though YA II PN, Ltd. were not Collateral Agent hereunder and without notice to or consent of any Buyer. Each of the Buyer and each other Secured Party acknowledges that, pursuant to such activities, YA II PN, Ltd. and its Affiliates may receive information regarding the Company and its Subsidiaries and Affiliates, and acknowledge that the Collateral Agent shall be under no obligation to provide such information to them.

(h) As used herein,

(i) “Required Holders” means, as of any date of determination (a) prior to the Closing, the Buyer and (B) following the Closing, the holders of a majority of the outstanding principal amount of all Debentures at the time of such determination.

(ii) “Secured Parties” means, collectively, (a) the Collateral Agent and the Buyer, and after the Closing, each holder of a Debenture and (b) as otherwise defined in a Security Document.

10.         MISCELLANEOUS.

(a) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

Annex D-22

(b) Jurisdiction; Venue; Service.

(i) The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the State of New York (the “Governing Jurisdiction”) and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York.

(ii) The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Buyer or, if a basis for federal jurisdiction exists, in the United States District Court for the Southern District of New York. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii) Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Buyer arising out of or based upon this Agreement or any matter relating to this Agreement, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Buyer in any suit, claim, action, litigation or proceeding brought by the Buyer against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Buyer brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Buyer against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Buyer in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Buyer arising out of or based upon this Agreement or any matter relating to this Agreement or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Buyer agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv) The Company and the Buyer irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding in any manner provided for notices in this Agreement.

(v) Nothing herein shall affect the right of the Buyer to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c) THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY MATTER RELATING TO THIS AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(d) Counterparts. This Agreement may be executed in two (2) or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Annex D-23

(e) Headings; Gender. The headings of this Agreement are only for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(f) Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the party to be charged with enforcement. As a material inducement for the Buyer to enter into this Agreement, the Company expressly acknowledges and agrees that (x) no due diligence or other investigation or inquiry conducted by the Buyer, any of its advisors or any of its representatives shall affect the Buyer’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company’s representations and warranties contained in this Agreement or any other Transaction Document and (y) unless a provision of this Agreement or any other Transaction Document is expressly preceded by the phrase “except as disclosed in the SEC Documents,” nothing contained in any of the SEC Documents shall affect the Buyer’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company’s representations and warranties contained in this Agreement or any other Transaction Document.

(g) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing by letter and email and will be deemed to have been delivered: upon (A) receipt, when delivered personally, (B) one (1) Business Day after deposit with an overnight courier service with next day delivery specified or (C) delivery, when sent by electronic mail (provided the sender does not receive a “bounce-back” or other non-delivery notification following such delivery, in each of the foregoing cases, properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:

Kindly MD, Inc.
5097 South 900 East
STE #100
SLC, Utah 84117
Attention: Tim Pickett, CEO
Email: [***]

with a copy (which shall not constitute notice) to:

Brunson Chandler & Jones, PLLC
175 South Main Street
Suite 1410
Salt Lake City, UT 84111
callie@bcjlaw.com

If to the Buyer, to its address and e-mail address set forth on the Schedule of Buyers,
With copy to (which shall not constitute notice):	Robert Harrison, Esq. c/o Yorkville Advisors Global, LP 1012 Springfield Avenue Mountainside, NJ 07092 Email: legal@yorkvilleadvisors.com or to such other address, e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (x) given by the recipient of such notice, consent, waiver or other communication, (y) electronically generated by the sender’s e-mail service provider containing the time, date, recipient e-mail address or (z) provided by an overnight courier service shall be rebuttable evidence of personal service or receipt in accordance with clause (A), (B) or (C) above, respectively

Annex D-24

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Secured Convertible Debenture (or any portion thereof) (but excluding any purchasers of Underlying Securities, unless pursuant to a written assignment by the Buyer). The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer. In connection with any transfer of any or all of its Securities, the Buyer may assign all or a portion of its rights and obligations hereunder in connection with such Securities to any of its Subsidiaries or affiliates without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such transferred Securities. In addition, on and after twelve (12) months from the date hereof, the Buyer may assign all or a portion of its rights and obligations hereunder, provided that the Buyer has provided the Company with three (3) Business Days’ written notice of its intent to so assign, and the Company has not agreed in writing to redeem such Securities at the greater of (i) the principal balance of the Securities, plus accrued and unpaid interest and (ii) the price that the proposed assignee has agreed to pay for such Securities, and the Company has not closed on such redemption within two (2) Business Days of so agreeing to redeem, and provided further that, in no event shall the Buyer be permitted to assign all or any portion of its rights and obligations hereunder to any Disqualified Lender without the prior written consent of the Company, which consent may be withheld in its sole discretion. Except as expressly permitted by the two immediately preceding sentences, the Buyer shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company. The term “Disqualified Lender” means any person identified by the Company in Schedule 10(h) (as such schedule may be updated by the Company from time to time with notice to the Buyer, subject to the Buyer’s consent, not to be unreasonably withheld, delayed, or conditioned).

(i) Indemnification.

(i) In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer, the Collateral Agent and each holder of any Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, taxes and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in any of the Transaction Documents, (ii) any breach of any covenant, agreement or obligation of the Company or any Subsidiary contained in any of the Transaction Documents or (iii) any cause of action, suit, proceeding or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Indemnitee that arises out of or results from (A) the execution, delivery, performance or enforcement of any of the Transaction Documents, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (C) any disclosure properly made to such Buyer pursuant to Section 4(g), or (D) the status of such Buyer or holder of the Securities either as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents or as a party to the Transaction Documents (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief), in each case except to the extent that such liability is the direct result of (1) any breach by Buyer of the Transaction Documents, (2) litigation solely between Buyers or (3) the willful misconduct, bad faith or gross negligence of Buyer. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii) Promptly after receipt by an Indemnitee under this Section 9(i) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Section 9(i), deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the Company and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the Company if: (A) the Company has agreed in writing to pay such fees and expenses; (B) the Company shall have failed promptly to assume the defense of such

Annex D-25

Indemnified Liability and to employ counsel reasonably satisfactory to such Indemnitee in any such Indemnified Liability; or (C) the named parties to any such Indemnified Liability (including any impleaded parties) include both such Indemnitee and the Company, and such Indemnitee shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnitee and the Company (in which case, if such Indemnitee notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, then the Company shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Company), provided further, that in the case of clause (C) above the Company shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for the Collateral Agent and one (1) separate legal counsel for the Indemnitees. The Indemnitee shall reasonably cooperate with the Company in connection with any negotiation or defense of any such action or Indemnified Liability by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such action or Indemnified Liability. The Company shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liability or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the Company shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 9(i), except solely to the extent that the Company is actually and materially and adversely prejudiced in its ability to defend such action.

(iii) The indemnification required by this Section 9(i) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days after bills supporting the Indemnified Liabilities are received by the Company.

(iv) The indemnity agreement contained herein shall be in addition to (A) any cause of action or similar right of the Indemnitee against the Company or others, and (B) any liabilities the Company may be subject to pursuant to the law.

(j) No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

Annex D-26

IN WITNESS WHEREOF, the Buyer, the Collateral Agent and the Company have caused their respective signature page to this Secured Convertible Debenture Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
Kindly MD, Inc.
By:
Name:
Title:

The undersigned, hereby agrees, effective upon the Merger Closing, that it shall be bound by this Agreement as if it were a party hereto, and shall take all commercially reasonable actions and cause the Company to take all commercially reasonable actions, necessary or desirable to effectuate the purposed of this Agreement and the other Transaction Documents.

TARGET:
Nakamoto Holdings, Inc.
By:
Name:
Title:

Annex D-27

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature page to this Secured Convertible Debenture Purchase Agreement to be duly executed as of the date first written above.

BUYER and COLLATERAL AGENT:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:
Name:	Matthew Beckman
Title:	Manager

Annex D-28

LIST OF EXHIBITS:

EXHIBIT A: FORM OF SECURED CONVERTIBLE DEBENTURE

Annex D-29

EXHIBIT A

FORM OF SECURED CONVERTIBLE DEBENTURE

See attached.

Annex D-30

SCHEDULE I

SCHEDULE OF BUYERS

(a)	(b)	(c)
Buyer	Subscription Amount of Secured Convertible Debenture	Purchase Price (96% of Subscription Amount)
YA II PN, Ltd.
[***]	$ [***]	$ [***]

Legal Representative’s Address and E-Mail Address
[***]
[***]
[***]
Email: [***]

Annex D-31

Annex E

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Certain schedules, exhibits and similar attachments, including Schedule A to this exhibit, have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Kindly will provide a copy of such omitted materials to the Securities and Exchange Commission or its staff upon request.

MASTER MARKETING SERVICES AGREEMENT

This Master Marketing Services Agreement (“Agreement”) is entered into as of May 12, 2025, (“Effective Date”), by and between (a) BTC INC, a Delaware corporation, located at 300 10th Avenue South, Nashville, TN 37203, its subsidiaries, and its successors and assigns (“BTC” or “Service Provider”), (b) Nakamoto Holdings Inc., a Delaware corporation, located at 300 10th Avenue S, Nashville TN, 37203 (“NewCo”), (c) Didier Lewis, in his capacity as the representative of the Sellers (“Seller Representative”), and (d) Sellers (as defined herein) who become party to this Agreement by executing a Joinder Agreement. NewCo and Service Provider may be referred to individually as a “Party” and collectively as the “Parties.” Seller Representative, Sellers, and the Parties mutually agree as follows:

1)           PURPOSE. The purpose of this Agreement is to outline the terms under which BTC provides marketing services to NewCo. BTC, a premier media and marketing organization in the Bitcoin industry, will deliver services aimed at increasing visibility, credibility, and market positioning for NewCo.

2)           ENGAGEMENT. Subject to the terms and conditions of this Agreement, NewCo is engaging Service Provider, and Service Provider agrees to provide certain marketing and advertising services to NewCo. This Agreement shall not limit either Parties’ right to perform, or to select others to perform, the same or similar services.

3)   STATEMENT OF WORK.

a)           Service Provider will provide marketing and advertising services to NewCo (“Work”). A detailed description of Work, in the form of a Statement of Work (“SOW”) is attached as Schedule A and considered part of this Agreement. All SOWs executed hereunder shall be in the format attached as Schedule A, and such properly executed SOWs shall be considered part of this Agreement. Each SOW shall be a written document that, at a minimum, meets the following requirements: (i) includes substantially the following statement: “This is a Statement of Work under the Master Marketing Services Agreement”; (ii) is signed on behalf of both Parties by their authorized representatives; and (iii) contains the following four mandatory items: (1) a description of Work to be performed, including deliverables to be provided, metrics and targets or deadlines; (2) the name and contact information of key personnel for each of NewCo and Service Provider; (3) the date Service Provider will first assume responsibility for providing Work under the SOW; and (4) the basis for NewCo’s compensation to Service Provider for satisfactory completion of performance under the SOW, and whether charges are fixed or “not-to-exceed.”

b)           If the Parties intend a provision in the SOW to take precedence over the body of this Agreement, they must specifically recite in the SOW the language in the body of this Agreement over which the SOW takes precedence. Otherwise, if there is a conflict between any terms or conditions in the body of this Agreement and any terms or conditions in a SOW, the body of the Agreement shall take precedence. The Parties acknowledge and agree that the terms and conditions of Service Provider’s invoice shall be superseded by the terms and conditions of this Agreement, and that nothing contained in any invoice shall be deemed to modify or amend any of the terms and conditions of this Agreement.

4)   PAYMENT.

a)           In consideration of the Work performed, Service Provider shall receive only the compensation specified below and/or in the SOW. NewCo shall not be obligated to pay Service Provider any amount unless Service Provider has first submitted an estimate of costs, fees and expenses to NewCo. Payment for all or part of the Work shall not constitute acceptance. Service Provider may not increase the mutually agreed fee or rate without NewCo’s prior written approval.

Annex E-1

b)           Service Provider Costs. All fees and expenses incurred by Service Provider in performing the Work or delivering the Work Product as detailed in a signed SOW (“Service Provider Costs”) shall be payable to Service Provider in accordance with the terms hereof.

c)           Third Party Costs. The Parties acknowledge that from time to time in order to perform the services contemplated herein, Service Provider may need to engage third parties to render necessary products or services. NewCo authorizes Service Provider to enter into contracts with third parties (“Authorized Contracts”), as an agent for a disclosed principal, when such contracts are necessary for the Work. Service Provider may enter into Authorized Contracts at its sole discretion. Service Provider assumes full liability and responsibility for any expenditures resulting from Authorized Contracts. Costs under Authorized Contracts (“Third Party Costs”) shall be billed to Service Provider, and shall be paid by Service Provider as part of the services rendered pursuant to this Agreement and in accordance with the terms of the Authorized Contract. With respect to third party contracts that Service Provider does not enter into as agent, Service Provider acknowledges and agrees that it shall be solely responsible for paying third party vendors in accordance with the terms of the purchase contracts between Service Provider and such third party vendor.

d)           All fees, costs and expenses, including but not limited to Service Provider Costs and Third Party Costs, shall be invoiced on a monthly basis and must be itemized on Service Provider’s invoice. At the end of each month, Service Provider must send all invoices, supporting documentation and receipts, to accounts@nakamoto.holdings. Except to the extent there is a good faith dispute, invoices shall be due and payable within thirty (30) days after NewCo’s receipt of an undisputed invoice.

e)           Each Party shall be responsible for its own taxes, including, but not limited to, personal property taxes on equipment or property it owns, uses, leases from a third party, or leases as lessee or sub-lessee from third Parties vis-à-vis the other Party; for privilege taxes on its business; and for taxes based on its net income or gross receipts.

f)           Service Provider agrees to pay and to be solely responsible for any and all city, state, and/or federal unemployment insurance premiums, workers’ compensation insurance premiums, income taxes, social security taxes, and any other employment-related taxes incurred as a result of the performance of Work by Service Provider under this Agreement, and further agrees to be responsible for all obligations, reports, and timely notifications relating to such matters. NewCo shall have no obligation to pay or withhold any sums for such employment-related taxes or unemployment insurance on any amounts due to Service Provider.

g)           NewCo shall be entitled to deduct withholding tax, where applicable, from the payment due Service Provider as required for any domestic or foreign jurisdiction where such taxes may be required to be collected or withheld. If withholding tax is applicable, NewCo shall remit (or cause to be remitted) to the appropriate taxing authority all such amounts deducted and withheld and provide Service Provider with the withholding tax receipt from such taxing authority.

h)           The above applies to all anticipated and previously agreed-upon costs of completing the Work.

5)   WORK.

a)           If deliverables or services do not materially comply with the criteria set forth in the applicable SOW, Service Provider shall promptly make at its expense the modifications necessary to correct all material defects identified in writing by NewCo and resubmit the deliverable to NewCo or repeat performance of the Work. Service Provider will be responsible for the accuracy and completeness of all Work.

b)           Schedule. Service Provider will make best efforts to meet the schedule as specified in an SOW and will attempt to accelerate the schedule wherever possible. Service Provider will immediately advise NewCo of any conditions or events it discovers which may delay the completion of the work specified in an SOW and will work with NewCo to mitigate the impact of any such conditions or events. Service Provider acknowledges and agrees to accommodate, NewCo’s reasonable requests that Service Provider make non-material changes in or additions to the Work set forth in an SOW.

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6)   TERM AND TERMINATION.

a)           This Agreement and any open SOW under it shall continue in full force four (4) years from the Effective Date (the “Initial Term”). At the end of that four (4) year term, this Agreement and each open SOW will automatically renew for subsequent one (1) year terms, unless one Party gives the other Party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates this Agreement or any SOW as set forth herein (such period together with the Initial Term, the “Term”). During the Initial Term, the Parties may only terminate this Agreement in connection with a closing of the sale and transfer of the Option Shares pursuant to either the Call Right on the Call Closing Date or the Put Right on the Put Closing Date.

b)           After the expiration of the Initial Term, this Agreement may be terminated for the convenience of either Party by such Party giving the other Party thirty (30) days’ prior written notice. Any open SOW may be terminated, canceled or modified by either Party, immediately upon providing the other Party written notice. Notwithstanding the foregoing, in the event of termination of this Agreement, or cancellation or modification of an SOW, NewCo shall remain liable for Service Provider’s liability for expenses or costs already incurred or to be incurred prior to the effective date of such termination, cancellation or modification, provided that with regard to an SOW, such SOW shall have been properly executed in accordance with the terms hereof. Upon receiving written notice from a Party that Party wishes to terminate the Agreement, or cancel or modify any SOW in accordance with this section, the terminating Party shall use commercially reasonable efforts to mitigate any liability of the other Party. Upon NewCo providing a written notice of termination pursuant to this subsection 6(b), Service Provider shall be entitled to receive payment for actual work performed up to and during such notice period, regardless of whether Service Provider had previously been compensated by a set monthly fee or retainer, if any. For the avoidance of doubt, in the event of termination by NewCo pursuant to this subsection 6(b), NewCo will not be entitled to a refund of any fees, expenses or costs paid pursuant to this Agreement.

c)           After the expiration of the Initial Term, either Party may terminate this Agreement, or all or any part of an open SOW: (i) immediately upon providing written notice to the other of such Party’s failure to fulfill any of its material obligations under this Agreement, which failure remains uncured for ten (10) days from the date of notice; or (ii) immediately upon the appointment of a receiver, an assignee for the benefit of creditors or any type of insolvency, except to the extent prohibited by applicable bankruptcy laws. Termination shall be effective upon expiration of any cure period or upon receipt of notice of termination, as applicable.

d)           The rights, duties and responsibilities of the Parties, unless otherwise indicated by NewCo or Service Provider, shall continue in full force during any notice period. As applicable, termination shall be effective upon expiration of any cure period, upon receipt of notice of termination or upon the date of termination specified in the termination notice.

e)           Upon expiration or any termination of this Agreement or all or any part of an SOW, in any manner specified above: (i) Service Provider agrees to promptly deliver to NewCo all data, documents, information and records, in whatever form and including all the NewCo Confidential Information (as defined below) whether completed or in process, that were accumulated by Service Provider in its performance of the Work, and all other records or materials that relate to the business activities of NewCo or are the property of NewCo; (ii) NewCo shall pay for any Work that it previously authorized, to the extent completed and in accordance with this Agreement; (iii) NewCo shall pay all undisputed amounts not previously billed or paid, and for which Service Provider is entitled to claim reimbursement from NewCo; (iv) the representations, warranties, indemnities, obligations regarding confidentiality, Intellectual Property (defined below) and Work Product, and any other responsibilities or obligations which, by their nature or context, are intended to survive payment and/or termination of this Agreement shall survive; and (v) upon NewCo’s request, Service Provider agrees to transfer, with approval of third parties in interest, all reservations, contracts and arrangements with advertising media, or other third party vendors, for advertising space, broadcasting time, or other materials yet to be used and all rights and claims thereto. Additionally, NewCo shall not be obligated to pay for any Work performed by Service Provider after the effective date of expiration or termination.

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7)   INTELLECTUAL PROPERTY OWNERSHIP.

a)           With respect to any Work performed under this Agreement:

i)           “Intellectual Property” shall mean (1) all rights under all copyright laws of the United States and all other countries for the full terms thereof (and/or all rights accruing by virtue of copyright treaties and conventions), including all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make derivative works and to make applications for and obtain copyright registrations therefor and records thereof; (2) all rights to and under new and useful inventions, discoveries, designs, technology and art and all other patentable subject matter, including all improvements thereof and all know-how related thereto, and all applications for and the right to make applications for letters patent in the United States and all other countries, all letters patent that issue therefrom and all reissues, extensions, renewals, divisional applications and continuations (including continuations-in-part) thereof, for the full term thereof; (3) all trade secrets; (4) all trademarks, service marks and internet domain names and the like, including the related goodwill, throughout the world; (5) all other intellectual and industrial property and proprietary rights throughout the universe not otherwise included in the foregoing, including all techniques, methodologies and concepts, trade dress, designs and logos; and (6) the right to sue for, assert claims, demands, counterclaims, and/or defenses, request all types of relief, settle or release, and recover all damages, and all other remedies available at law or in equity for any past, present or future infringement, misappropriation or other violation of any Intellectual Property right set forth above in any civil or any other court, or before any semi-governmental or governmental instrumentalities.

b)           NewCo agrees that all materials in whatever form or medium prepared and/or produced by Service Provider or by any person involved with performing Work for NewCo on Service Provider’s behalf under this Agreement (“Work Product”) and any right, including but not limited to Intellectual Property rights, title, or interest to the Work Product and all rights therein shall be the sole and exclusive property of Service Provider. Service Provider will have the right to Use the Work Product in perpetuity, in any and all media, whether currently existing or future developed, for no additional cost. “Use” means use, make, sell, install, operate, develop, compile, reproduce, deploy, distribute, transmit, display, perform, create derivative works of, make available on servers, provide access to, integrate with software, publish, and/or otherwise make available. Service Provider hereby grants to NewCo a revocable, non-sublicensable, perpetual, world-wide, royalty-free, fully paid up, non-exclusive license to use, have used, make, have made, offer for sale, sell, import, or otherwise dispose of, compile, decompile, disclose, copy, modify, display, distribute or create derivative works from the Work Product.

i)           It is expressly understood and agreed that Service Provider shall not be responsible for ordering or performing preliminary or full trademark searches and/or for clearing for use any NewCo names and/or logos, whether or not prepared for and/or delivered to NewCo by Service Provider hereunder, it being understood that NewCo is and remains solely liable for preliminary and full trademark searches and for clearing any names and logos it uses. Notwithstanding anything to the contrary herein, with respect to slogans, names, tag lines or trademarks (“Marks”) created by Service Provider pursuant to this Agreement, Service Provider shall be responsible for ordering or performing preliminary or full trademark searches and/or for clearing for use any Marks created by Service Provider hereunder. Service Provider shall be responsible for the ultimate review of search reports and for the clearance for any Marks. Service Provider, in its sole discretion, shall be responsible for the registration of any Marks.

ii)Notwithstanding anything to the contrary in this Agreement: (1) as part of Service Provider’s provision of Work, Service Provider may utilize proprietary works of authorship that have been created prior to Service Provider’s performance of Work and for which no equipment, supplies or information or data of Service Provider was used or which have been originated, developed or acquired by NewCo or by third parties under contract to NewCo, including but not limited to NewCo’s Intellectual Property (all of the foregoing, collectively, “NewCo’s Information”); and (2) solely for purposes of ownership as outlined in this Section 7, NewCo’s Information shall not be deemed to be a part of the Work Product owned by Service Provider, but rather is and shall remain the sole and exclusive property of NewCo. To the extent that Service Provider incorporates any of NewCo’s Information into the Work Product, NewCo hereby grants to Service Provider a revocable, sublicensable, perpetual, world-wide, royalty-free, fully paid up, non-exclusive license to use, have used, make, have made, offer for sale, sell, import, or otherwise dispose of, compile, decompile, disclose, copy, modify, display, distribute or create derivative works from NewCo’s Information.

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iii)         Notwithstanding anything to the contrary herein: (1) NewCo understands and agrees that its rights in any third party materials or any services including, without limitation, stock photos, licensed materials or talent and talent residuals, are subject to any terms and conditions set forth in any applicable agreement and (2) both Parties retain all of their rights, title and interest in and to (including, without limitation, the unlimited right to use) all ideas, methodologies, software, applications, processes or procedures used, created or developed by such Party in the general conduct of its business.

8)   CONFIDENTIAL INFORMATION; PUBLICITY.

a)           “NewCo Confidential Information” includes, but is not limited to, any information related to NewCo’s products; services; software; hardware; manufacturing, distribution and test equipment, and their specifications, arrangement and positioning; computer and other systems; data; techniques; processes; methodologies; know how; products in planning stages or under manufacture by or for NewCo; specifications; property; drawings; schematics; diagrams; dimensions; prints; reprints; information; business and financial information; marketing programs and plans, consumer lists or personal information, and pricing and sales information; regardless of the form (tangible or otherwise, including, oral, visual, written and electronic) in which any of such information was provided. “Service Provider Confidential Information” includes, but is not limited to, Service Provider’s business and financial information that is provided to NewCo, Work Product, and information directly related to the Work performed hereunder, consumer lists or personal information, and pricing and sales information; regardless of the form (tangible or otherwise, including, oral, visual, written and electronic) in which any of such information was provided. “Confidential Information” means the NewCo Confidential Information if NewCo is the Disclosing Party or the Service Provider Confidential Information, if Service Provider is the Disclosing Party.

b)           The Party receiving Confidential Information from the Party disclosing its Confidential Information shall be the “Receiving Party,” and the Party disclosing its Confidential Information shall be the “Disclosing Party.”

i)           In the event Service Provider is the Receiving Party of NewCo Confidential Information, a) Service Provider agrees to restrict disclosure of the NewCo Confidential Information to those persons involved with performing Work for NewCo who have a “need to know;” b) Service Provider and any persons involved in performing Work on its behalf for NewCo: (1) shall maintain the confidentiality of the NewCo Confidential Information; (2) shall not disclose such NewCo Confidential Information to any third party; and (3) shall only use such NewCo Confidential Information for purposes of performing this Agreement; and c) Service Provider agrees to handle the NewCo Confidential Information with the same degree of care that Service Provider applies to its own Confidential Information of similar type, but in no event less than reasonable care.

ii)          In the event NewCo is the Receiving Party of Service Provider Confidential Information, a) NewCo agrees to restrict disclosure of Service Provider’s Confidential Information to those persons who have a “need to know;” b) NewCo (1) shall maintain the confidentiality of the Service Provider Confidential Information; and (2) shall not disclose such Service Provider Confidential Information to any third party; and c) NewCo agrees to handle the Service Provider Confidential Information with the same degree of care that NewCo applies to its own Confidential Information of similar type, but in no event less than reasonable care.

c)           The obligation to protect the Disclosing Party’s Confidential Information and the liability for unauthorized disclosure or use of such Confidential Information shall not apply with respect to information that: (i) is independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information; (ii) is known, or that becomes known to the general public without breach of this Agreement; (iii) was known to the Receiving Party without confidential limitation at the time of disclosure by the Disclosing Party, as evidenced by documentation in the Receiving Party’s possession; (iv) is approved for release by written authorization of the Disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (v) is disclosed in response to a valid order of a court, regulatory agency, or other legitimate governmental entity, but only to the extent and for the purposes stated in such order; provided, however, that the Receiving Party shall first notify the Disclosing Party in writing of the order (if legally permitted) and cooperate with the Disclosing Party if it desires to seek an appropriate protective order; or (vi) is received rightfully and without restriction from a third party.

d)           Each Party agrees to keep confidential (unless otherwise agreed in writing) the existence and terms of this Agreement and that the Parties are meeting or exchanging Confidential Information. Service Provider agrees that each person involved in performing Work on Service Provider’s behalf shall be made aware of and shall agree in writing to the confidentiality obligations contained in this Agreement.

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e)           Upon termination of this Agreement or at the Disclosing Party’s request (whichever occurs first), Confidential Information transmitted in record-bearing media or other tangible form including electronic form (other than back-up tapes), and any copies accessible by or to the Receiving Party, shall be either returned to the Disclosing Party or destroyed with such destruction certified in writing by the Receiving Party, except that the Receiving Party shall be entitled to retain a secure copy of the Disclosing Party’s Confidential Information for archival purposes only.

f)           No press releases or other publicity regarding this Agreement may be issued without both Parties prior written consent. Both Parties agree that during the Term they will neither give any information to nor interviews with any media regarding the Agreement or the Parties’ relationship, nor will they allow or otherwise permit their employees to do so.

9)   DATA PRIVACY AND INFORMATION PROTECTION AND SECURITY.

a)           Definitions:

i)           “Applicable Privacy Law(s)” means all laws, rules, regulations, ordinances, regulatory guidance, rulings, decisions, interpretations, and industry guidelines, including, without limitation, all other applicable privacy, data security, and data protection laws and regulations and all related amendments and implemented regulations, all as may be amended, restated or replaced from time to time.

ii)          “Data Incident” means unauthorized or unlawful access to and/or acquisition of Personal Information.

iii)         “NewCo Personal Information” means all Personal Information that is disclosed by NewCo to Service Provider in connection with the Work discussed herein.

iv)          “Personal Information” means information or data that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, consumer or household, including any derivatives thereof or inferences made therefrom, or b) that is regulated as “personal data,” “personal information,” or otherwise under Applicable Privacy Law.

v)           “Process” (including its cognates) means any operation or set of operations, whether or not by automated means, including, but not limited to, collection, analysis, generation, production, access, recording, handling, retention, organization, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

b)           Data Privacy

i)           Except as otherwise expressly provided herein, in the Agreement, or in a separate signed writing between the Parties, Service Provider shall not retain, use, or disclose NewCo Personal Information other than to fulfill its obligations to NewCo under the Agreement in compliance with Applicable Privacy Law. Notwithstanding the foregoing, Service Provider shall have the right to retain, use, and disclose NewCo Personal Information: (a) for internal use by Service Provider to build or improve the quality of its services it is providing to NewCo, provided that Service Provider does not use the NewCo Personal Information to perform services on behalf of a third party; (b) to prevent, detect, or investigate data security incidents, or protect against malicious, deceptive, fraudulent or illegal activity or to otherwise comply with its legal obligations; and (c) to retain and employ Subprocessors in accordance with Section 9(b)(ii).

ii)          Service Provider may disclose or transfer NewCo Personal Information to a service provider (a “Subprocessor”) as necessary to fulfill Service Provider’s obligations under the Agreement provided the disclosure or transfer is subject to a written agreement between Service Provider and Subprocessor that imposes terms with respect to the treatment of NewCo Personal Information that are no less restrictive than the terms set forth in this Addendum in any and all material respect.

iii)         Notwithstanding Section 9(b)(i), Service Provider may disclose NewCo Personal Information if necessary to: (a) comply with applicable laws and regulations; (b) comply with a valid civil, criminal, or regulatory inquiry, investigation, subpoena, or summons by federal, state, or local authorities; (c) cooperate with law enforcement agencies concerning conduct or activity that Service Provider reasonably and in good faith believes may violate applicable law or regulation; or (d) exercise or defend legal claims.

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iv)          Service Provider shall comply with all Applicable Privacy Law(s) in connection with the Processing of NewCo Personal Information. Upon written request of NewCo, Service Provider shall reasonably assist NewCo in responding to consumer data subject requests made pursuant to the Applicable Privacy Law, provided that NewCo has verified the Consumer request (to the extent permitted by Applicable Privacy Law) and has provided Service Provider with the means necessary for Service Provider to identify the relevant data subject’s Personal Information. If Service Provider receives any requests or complaints directly from any individual relating to NewCo Personal Information, Service Provider may forward such communication to NewCo or direct the individual to submit the communication to NewCo.

v)           Service Provider shall implement and maintain throughout the Term technical, physical, administrative, and organizational measures intended to protect NewCo Personal Information against accidental, unauthorized, or unlawful access or disclosure. Service Provider shall notify NewCo if it makes a determination it can no longer meet its obligations under Applicable Privacy Laws. NewCo shall have the right to take reasonable and appropriate steps to ensure that the Service Provider uses the NewCo Personal Information in a manner consistent with NewCo’s obligations under Applicable Privacy Law; Service Provider shall reasonably cooperate with NewCo in NewCo’s reasonable efforts to monitor Service Provider’s compliance including by providing NewCo with all reasonable information in connection therewith. Service Provider shall provide written notification to NewCo without undue delay after becoming aware of any Data Incident involving NewCo Personal Information. NewCo shall have the right, upon notice, to take reasonable and appropriate steps to stop and remediate Service Provider’s unauthorized use of NewCo Personal Information.

vi)         NewCo represents and warrants that: (a) Service Provider is authorized to process NewCo Personal Information for the purposes set forth herein and in the Agreement, and that such authorized processing by Service Provider will not violate Applicable Privacy Law(s) or regulations or any rights of any third party; (b) it has obtained and can demonstrate on request all necessary consents (where applicable) for processing and disclosure of NewCo Personal Information to Service Provider for the purposes described herein; and (c) it clearly and conspicuously provides all required notices and disclosures necessary to ensure fair processing of Personal Information in compliance with applicable law and regulation and its contractual obligations.

c)           Service Provider Personal Information

In the event that NewCo receives any Personal Information from or on behalf of Service Provider (“Service Provider Personal Information”), NewCo shall strictly treat such Service Provider Personal Information as Service Provider Confidential Information and shall not use or otherwise Process such Service Provider Personal Information for any purpose unless and until Service Provider and NewCo enter into a separate written agreement concerning such Service Provider Personal Information.

10) TRADEMARKS. Neither Party shall have the right under this Agreement to use the name, trademarks, or trade names of the other, unless prior written approval has first been obtained. The goodwill associated with such use shall inure to the benefit of the owner.

11) REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

a)           Subject to the terms herein, each Party warrant that it has authored and/or created, or has acquired the right, to the extent legally permitted, to Use the Work and Work Product, as set forth in the applicable SOW, and that it has not infringed copyrights or other Intellectual Property rights of third parties in furnishing such Work and Work Product, and that the use thereof by either Party set forth in the applicable SOW will not infringe copyrights or other Intellectual Property rights of third parties.

b)           Each Party warrants that all Work has been performed by careful, efficient, and qualified workers, and in a professional and workmanlike manner, and that the Work will conform in all material respects to the applicable requirements and specifications and to the standards applicable in the field or industry. If any Work is not in compliance with this warranty and such non-compliance is brought to Service Provider’s attention within a reasonable time after that Work is performed, then Service Provider agrees to reperform the Work at its cost and expense. Service Provider shall use commercially reasonable efforts to satisfactorily complete the Work.

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c)           Each Party warrants that performance under this Agreement shall be in compliance with all applicable international, federal, state and local laws, orders, rules and regulations, including but not limited to applicable rules and regulations of the Federal Communication Commission and the Occupational Safety and Health Administration.

d)           Both Parties agree to defend, indemnify and hold the other Party, its officers, directors, employees and/or agents, harmless from and against all claims or actions, losses, damages, injuries (including death), penalties, and all expenses incidental to the defense of any such claim or action (including reasonable attorneys’ fees and related expenses), based upon or arising out of a third party claim arising from or in connection with: (i) any breach of any of the warranties made by the Parties in this Agreement; (ii) any claims, losses, damages, injuries (including death) or penalties to the extent directly or indirectly caused by or sustained in connection with the negligent or willful acts or omissions of a Party, its employees or permitted subcontractors in performing under this Agreement; (iii) subject to the terms of Section 7, any claims of infringement of third party rights to the extent such infringement or alleged infringement occurs in Work Product or any other materials provided to by one Party to the other; (iv) any claims resulting out of a Party’s violation of any international, federal, state or local laws, orders, rules and regulations; (v) as a result of any governmental investigation, proceeding or administrative hearing regarding the Work, unless due to a Party’s negligence; or (vi) any issue of safety, product liability or the nature, use or performance of a Party’s products, services or premiums. The indemnity in this Section 11 shall be in addition to, and not in lieu of, all other legal rights and remedies that the Parties may have.

e)           Upon the assertion of any claim or the commencement of any suit or proceeding against either party (such party, the “Indemnitee”) that may give rise to liability of the other party (such party, the “Indemnitor”) hereunder, the Indemnitee shall notify the Indemnitor of the existence of such claim and shall give the Indemnitor reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection. The Indemnitee shall at all times have the right fully to participate in such defense at its own expense and shall not be obligated, against its consent, to participate in any settlement which it reasonably believes would have an adverse effect on its business. The Indemnitee shall make available to the Indemnitor all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure a proper and adequate defense.

f)           This Section 11 shall survive the expiration or termination of this Agreement.

12) STRATEGIC RELATIONSHIP.

(a)         NewCo Right.

(i)          During the period commencing on the date of a Qualifying Event, and ending on the thirty-six (36) month anniversary of the occurrence of such Qualifying Event, at 11:59 p.m. New York City time (such period, the “Call Option Period”), NewCo is hereby granted the right and option, but not the obligation, to purchase from the Sellers all, but not less than all, of the Option Shares (the “Call Right”). Sellers hereby agree to vote to approve a transaction structured (x) as a merger that is recommended to the Board pursuant to which NewCo will purchase all of the issued and outstanding shares of capital stock of BTC in accordance with the Call Right or (y) pursuant to Section 12(c)(v).

(ii)        Notwithstanding any provision of this Agreement to the contrary, the Call Right may not be exercised if the Seller Representative shall have delivered to NewCo the Put Exercise Notice pursuant to Section 12(b)(iii) unless (i) a Put Rejection Notice has been delivered pursuant to the provisions of Section 12(b)(iii) or (ii) the Put Exercise Notice is deemed withdrawn pursuant to the provisions of Section 12(b)(vii). Notwithstanding anything to the contrary contained in this Agreement, the Call Right may not be exercised unless and until BTC completes its acquisition of the UTXO Parties, which may be pursuant to a transaction or series of transactions including a holding company, reverse triangular merger, or other structure (the “UTXO Parties Acquisition”), pursuant to that certain Master Marketing Services Agreement, dated as of even date herewith, by and between BTC and UTXO (the “UTXO Agreement”).

(iii)        Subject to Section 12(a)(ii), NewCo may exercise the Call Right by delivering written notice of such exercise (the “Call Exercise Notice”) to the Seller Representative at any time during the Call Option Period. Upon delivery of a Call Exercise Notice in accordance with this Section 12(a), each of the Sellers will be obligated to sell and transfer to NewCo (or its assignees or designees), and NewCo (or its assignees or designees) will be obligated to purchase from all of the Sellers, the Option Shares for the Call Consideration. The Call Exercise Notice

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will contain a statement (the “Call Valuation Statement”) setting forth NewCo’s calculation of the EBITDA of BTC and its subsidiaries for the Call Measurement Period and based thereon NewCo’s determination of the BTC Valuation and the Call Consideration.

(iv)        The Seller Representative will have ten (10) Business Days from its receipt of the Call Exercise Notice (the “Call Objection Period”) to review the Call Valuation Statement. Upon the expiration of the Call Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the Call Valuation Statement and the calculation of the BTC Valuation and Call Consideration set forth therein, unless the Seller Representative has notified NewCo in writing of its disagreement with the Call Valuation Statement prior to the expiration of the Call Objection Period (the “Call Objection”), specifying each disputed item (each, a “Disputed Call Item”) and setting forth in reasonable detail the basis for each Disputed Call Item. NewCo will have ten (10) Business Days from the date on which it receives the Call Objection to review and respond to such Call Objection (“NewCo Call Response”). To the extent NewCo and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for the Disputed Call Items, the Call Valuation Statement will be modified as necessary to reflect such mutually agreed resolution(s). If NewCo and the Seller Representative are able to resolve all Disputed Call Items, the Call Valuation Statement and the calculation of the BTC Valuation and Call Consideration set forth therein, as modified by such resolutions, will be deemed final, indisputable and binding among NewCo, the Sellers and the Seller Representative for all purposes of this Agreement.

(v)         If the Seller Representative and NewCo are unable to resolve all Disputed Call Items within ten (10) Business Days after delivery of the NewCo Call Response (or such longer period as may be mutually agreed by NewCo and the Seller Representative in writing), then the Disputed Call Items shall be submitted to the Accounting Firm, which shall be jointly engaged by NewCo and the Seller Representative, to promptly review the Call Valuation Statement and resolve such Disputed Call Items. NewCo and the Seller Representative will request that the Accounting Firm render its determination within sixty (60) days following submission to it of such Disputed Call Items. The scope of the disputes to be resolved by the Accounting Firm is limited to the Disputed Call Items. In resolving any Disputed Call Item, the Accounting Firm (i) will determine the EBITDA of BTC and its subsidiaries for the corresponding Relevant Measurement Period, the BTC Valuation and the Call Consideration in accordance with the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value claimed for such item by either NewCo or the Seller Representative or less than the smallest value claimed for such item by either NewCo of the Seller Representative and (iii) will base its determination solely on written materials submitted by NewCo and the Seller Representative (and not on any independent review). The costs of any fees and expenses of the Accounting Firm will be borne in equal parts by NewCo and the Sellers. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties, absent fraud or manifest error on the part of the Accounting Firm, upon which the Accounting Firm will deliver to NewCo and the Seller Representative a revised Call Valuation Statement setting forth the updated calculation of the EBITDA for BTC and its subsidiaries for the Call Measurement Period, the BTC Valuation and the Call Consideration, as modified by the Accounting Firm’s final determinations, which will be deemed final, indisputable and binding among the parties for all purposes of this Agreement, and will not be subject to further dispute or review.

(vi)        For purposes of complying with the terms of Section 12(a)(v), each Party will cooperate with and make available to the other Parties and its representatives information, records, data and working papers and will permit access to its facilities and personnel, upon advance written notice of not less than two (2) Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the Call Valuation Statement and the resolution of the Disputed Call Items so long as directly relevant to such analysis; provided, however, (i) in no event will any of the Parties be required to produce information that cannot be provided through such Party’s accounting or tax reporting principles, methods or policies and reporting systems in the ordinary course of business, (ii) the provision of any information or access pursuant to this Section 12(a)(vi) will be subject to execution of confidentiality agreements as requested by the applicable Party, and (iii) nothing in this Section 12(a)(vi) will require any Party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

(vii)       Unless mutually agreed by the Seller Representative and NewCo in writing, the consummation of the sale and transfer of the Option Shares pursuant to this Section 12(a) will occur on a date (the “Call Closing Date”) determined by NewCo, which date will be within thirty (30) days after final determination of the Call Consideration pursuant to Section 12(a)(iv) or Section 12(a)(v), as applicable. No less than ten (10) days prior to the Call Closing Date, NewCo will provide written notice to the Seller Representative notifying it of the Call

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Closing Date. On the Call Closing Date, (i) NewCo (or its assignees or designees) shall purchase from the Sellers all right, title and interest in and to the Option Shares, and the Sellers shall convey, assign, transfer and deliver to NewCo (or its assignees or designees), the Option Shares free and clear of any Liens, and (ii) NewCo will issue, or cause to be issued, the corresponding Call Consideration, as finally determined pursuant to Section 12(a)(iv) or Section 12(a)(v), to the Sellers and (iii) New Co and the Sellers shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to effectuate the sale and transfer of the Option Shares. For the avoidance of doubt, the issuance of the Call Consideration by NewCo to the Sellers will be made proportionally to each Seller’s Ownership Percentage.

(b)         BTC Right.

(i)          During the period commencing on the date of a Qualifying Event, and ending on the thirty-six (36) month anniversary of the occurrence of such Qualifying Event, at 11:59 p.m. New York City time (such period, the “Put Option Period”), the Sellers are hereby granted the right and option, but not the obligation, to sell and transfer to NewCo (or its assignees or designees) all, but not less than all, of the Option Shares owned by each of them (the “Put Right”). The Sellers agree that the Seller Representative shall exercise the Put Right held by each of the Sellers, for which purposes the Sellers hereby grant the Seller Representative with the full power and authority to exercise the Put Right on behalf of each Seller. Any decision by the Seller Representative to exercise the Put Right shall be final and binding upon all Sellers. Sellers further agree to vote to approve a transaction structured (x) as a merger that is recommended to the Board pursuant to which Sellers shall sell, and NewCo will purchase all of the issued and outstanding shares of capital stock of BTC in accordance with the Put Right or (y) pursuant to Section 12(c)(v).

(ii)         Notwithstanding any provision of this Agreement to the contrary, the Put Right may not be exercised if NewCo shall have previously delivered to the Seller Representative the Call Exercise Notice pursuant to Section 12(a)(iii). Notwithstanding anything to the contrary contained in this Agreement, the Put Right may not be exercised unless and until BTC completes the UTXO Parties Acquisition, pursuant to the UTXO Agreement.

(iii)        Subject to Section 12(b)(ii), the Sellers may exercise the Put Right by delivery from the Seller Representative of written notice of such exercise (the “Put Exercise Notice”) to NewCo at any time during the Put Option Period. Upon delivery of a Put Exercise Notice in accordance with this Section 12(b), NewCo (or its assignees or designees) will be obligated to purchase from each of the Sellers, and each of the Sellers will be obligated to sell and transfer to NewCo (or its assignees or designees), the Option Shares for the Put Consideration. Within thirty (30) days following NewCo’s receipt of the Put Exercise Notice, NewCo will prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a written statement (the “Put Valuation Statement”) setting forth (x) NewCo’s calculation of the EBITDA for BTC and its subsidiaries for the Put Measurement Period, and (y) based thereon, NewCo’s determination of the BTC Valuation and the Put Consideration. Within ten (10) Business Days following the Seller Representative’s receipt of the Put Valuation Statement from NewCo, the Seller Representative, on behalf of the Sellers, may elect to not exercise the Put Right by delivering written notice of such decision to NewCo (the “Put Rejection Notice”).

(iv)        The Seller Representative will have ten (10) Business Days from its receipt of the Put Valuation Statement from NewCo (the “Put Objection Period”) to review the Put Valuation Statement. Upon the expiration of the Put Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the Put Valuation Statement and the calculation of the EBITDA for BTC and its subsidiaries for the Put Measurement Period, the BTC Valuation and the Put Consideration set forth therein, unless Seller Representative has notified NewCo in writing of its disagreement with the Put Valuation Statement prior to the expiration of the Put Objection Period (the “Put Objection”), specifying each disputed item (each, a “Disputed Put Item”) and setting forth in reasonable detail the basis for each Disputed Put Item. NewCo will have ten (10) Business Days from the date on which it receives the Put Objection to review and respond to such Put Objection (the “NewCo Put Response”). To the extent NewCo and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for the Disputed Put Items, the Put Valuation Statement will be modified as necessary to reflect such mutually agreed resolution(s). If NewCo and the Seller Representative are able to resolve all Disputed Put Items, the Put Valuation Statement and the calculation of the EBITDA for BTC and its subsidiaries for the Put Measurement Period, the BTC Valuation and the Put Consideration set forth therein, as modified by such resolutions, will be deemed final, indisputable and binding among NewCo, the Seller Representative and the Sellers for all purposes of this Agreement.

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(v)         If the Seller Representative and NewCo are unable to resolve all Disputed Put Items within ten (10) Business Days after delivery of the NewCo Put Response (or such longer period as may be mutually agreed by NewCo and the Seller Representative in writing), then the Disputed Put Items shall be submitted to the Accounting Firm, which shall be jointly engaged by NewCo and the Seller Representative, to promptly review the Put Valuation Statement and resolve such Disputed Put Items. NewCo and the Seller Representative will request that the Accounting Firm render its determination within sixty (60) days following submission to it of such Disputed Put Items. The scope of the disputes to be resolved by the Accounting Firm is limited to the Disputed Put Items. In resolving any Disputed Put Item, the Accounting Firm (i) will determine the EBITDA for BTC and its subsidiaries for the corresponding Relevant Measurement Period, the BTC Valuation and the Put Consideration in accordance with the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value claimed for such item by either NewCo or the Seller Representative or less than the smallest value claimed for such item by either NewCo or the Seller Representative and (iii) will base its determination solely on written materials submitted by NewCo and the Seller Representative (and not on any independent review). If the Put Consideration determined by the Accounting Firm is less than the amount set forth by NewCo in the Put Valuation Statement, then the Seller Representative shall have the option to either exercise the Put Right at the amount of Put Consideration initially offered in the Put Exercise Notice or the Seller Representative may decline to exercise the Put Right at such time. The costs of any fees and expenses of the Accounting Firm will be borne in equal parts by NewCo and the Sellers; provided that if the Seller Representative declines to exercise the Put Right in the manner set forth in the immediately preceding sentence, the Sellers shall pay one hundred percent (100%) of the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive and binding on the Parties, absent fraud or manifest error on the part of the Accounting Firm, upon which the Accounting Firm will deliver to NewCo and the Seller Representative a revised Put Valuation Statement setting forth the updated calculation of the EBITDA for BTC and its subsidiaries for the corresponding Relevant Measurement Period, the BTC Valuation and the Put Consideration, as modified by the Accounting Firm’s final determinations, which will be deemed final, indisputable, and binding among the Parties for all purposes of this Agreement, and will not be subject to further dispute or review.

(vi)        For purposes of complying with the terms of Section 12(b)(v), each Party hereto will cooperate with and make available to the other Parties and its representatives information, records, data and working papers, and will permit access to its facilities and personnel, upon advance written notice of not less than two (2) Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the Put Valuation Statement and the resolution of the Disputed Put Items so long as directly relevant to such analysis; provided, however, (i) in no event will any of the Parties be required to produce information that cannot be provided through such Party’s accounting or tax reporting principles, methods or policies and reporting systems in the ordinary course of business, (ii) the provision of any information or access pursuant to this Section 12(b)(vi) will be subject to execution of confidentiality agreements as requested by the applicable Party, and (iii) nothing in this Section 12(b)(vi) will require any party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

(vii)       Unless mutually agreed by the Seller Representative and NewCo in writing, the consummation of the sale and transfer of the Option Shares pursuant to this Section 12(b) will occur on a date (the “Put Closing Date”) determined by NewCo, which date will be within thirty (30) days after final determination of the Put Consideration pursuant to Section 12(b)(iv) or Section 12(b)(v), as applicable. No less than ten (10) days prior to the Put Closing Date, NewCo will provide written notice to the Seller Representative notifying it of the Put Closing Date. On the Put Closing Date, (i) NewCo (or its assignees or designees) shall purchase from the Sellers all right, title and interest in and to the Option Shares, and the Sellers shall convey, assign, transfer and deliver to NewCo (or its assignees or designees), the Option Shares free and clear of any Liens, (ii) NewCo will issue, or cause to be issuance, the corresponding Put Consideration, as finally determined pursuant to Section 12(b)(iv) or Section 12(b)(v), to the Sellers and (iii) NewCo and the Sellers shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to effectuate the sale and transfer of the Option Shares. For the avoidance of doubt, the issuance of the Put Consideration by NewCo to the Sellers will be made proportionally to each Seller’s Ownership Percentage.

Annex E-11

(c)         Covenants.

(i)          Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that NewCo makes no implied or express covenant relating to the operation of the Business after the closing of the transactions contemplated by either Section 12(a) or Section 12(b) of this Agreement, as applicable. In connection therewith, the Parties acknowledge and agree that NewCo will not have any obligation to conduct the Business of BTC in any manner whatsoever. Each Party agrees and acknowledges that the covenants set forth in this Agreement are the only covenants of NewCo and/or the Sellers in respect of or in connection with the operation of the Business following the closing of the transactions contemplated by either Section 12(a) or Section 12(b) of this Agreement, as applicable.

(ii)         Approval of Transfer of Option Shares. BTC hereby authorizes and approves the transfer of the Option Shares pursuant to the Call Right and the Put Right in the terms set forth in this Agreement and undertakes to authorize and approve again, as necessary in the future, such transfer.

(iii)        Further Assurances. From and after the date of this Agreement, at the request of NewCo, the Seller Representative will, and will cause the Sellers to, reasonably cooperate with NewCo, will take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, appropriate or desirable, and will execute and deliver (or cause any of its Affiliates to execute and deliver) to NewCo (or its assignees or designees, as applicable) such additional instruments, conveyances, assurances and other documents, in order to carry out the provisions of this Agreement, implement the transactions contemplated by this Agreement and to consummate and make effective, in the most expeditious manner practicable, the sale, assignment and transfer of the Option Shares pursuant to Section 12(a) or Section 12(b), as applicable (subject to the terms and conditions set forth herein), including entering into a definitive agreement for the purchase and sale of the Option Shares, which will contain customary representations and warranties (substantially similar to those the Sellers are making in the Joinder Agreement) and covenants for similar transactions involving a publicly-traded company. The parties shall negotiate such definitive agreement in good faith and structure such transaction as mutually agreed between the parties. Without limiting the generality of the foregoing, each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement, if required by or desirable under applicable laws, it shall, and shall cause its relevant Affiliates to, execute and deliver any further legal instruments and perform such acts which are, or may become necessary to effectuate the purposes of this Agreement as it relates to any jurisdiction in which BTC or any of its subsidiaries conducts the Business and any legal requirements, including the execution and delivery of any local transfer agreements and/or local transfer deeds.

(iv)        Information Rights. BTC will furnish to NewCo (i) as soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, the consolidated balance sheet of BTC as at the end of such quarter and the consolidated statements of income and cash flows for such quarter and the portion of the fiscal year then ended of BTC, (ii) as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year, the audited consolidated balance sheet of BTC and the audited consolidated statements of income and cash flows for such fiscal year, and (iii) such other financial, accounting or other information relating to BTC and its operations as NewCo may reasonably request from time to time in form and substance reasonably acceptable to NewCo.

(v)         Tax Matters. Notwithstanding anything to the contrary set forth in this Agreement, (i) each of the Parties shall, and shall cause their Affiliates to, (A) cooperate with each other and their respective counsel and (B) take any and all reasonable actions, in each case, to the extent necessary to ensure that the exercise of the Call Right or the Put Right by each Seller (collectively), as applicable, will, at a “more likely than not” (or higher) level of comfort, be treated as a Qualifying Tax Transaction (the “Intended Tax Treatment”), and (ii) NewCo shall not exercise the Call Right if the Parties cannot achieve the Intended Tax Treatment. For purposes of Section 12(c)(v), reasonable actions include, without limitation, structuring (or restructuring) the purchase, sale and transfer of the Option Shares pursuant to the Call Right or the Put Right from each of the Sellers (collectively), as applicable, as (i) a merger (including a reverse subsidiary merger), (ii) a transaction in which a new holding company is formed to acquire NewCo and/or BTC, and (iii) any other reasonable transaction (or transactions) requested by the Seller Representative and/or NewCo (or their assignees or designees).

Annex E-12

(d)         Definitions:

(i)          “Accounting Firm” means an impartial, nationally recognized firm of independent certified public accountants, mutually agreeable by NewCo and the Seller Representative; provided that NewCo and the Seller Representative agree that such firm shall not have any material commercial or professional relationship with any of the Parties.

(ii)         “Affiliate” means, when used with respect to any party, any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii)        “Board” means the board of directors of BTC.

(iv)        “BTC Products and Services” means all products and services developed, operated, provided, marketed and/or sold by BTC and its subsidiaries.

(v)         “BTC Valuation” means an amount in U.S. Dollars representing the valuation of the Business, which amount will be calculated as follows: the amount equal to: (i) the EBITDA of BTC and its subsidiaries for the Relevant Measurement Period calculated in accordance with the provisions of this Agreement, provided however such EBITDA must equal or exceed $4,500,000 multiplied by (ii) a to be determined multiple that is the average of the range for similar transactions in similar industries as determined by Cohen & Company Capital Markets or other mutually agreed upon investment bank; provided that in no event shall such multiple be less than 10.

(vi)        “Business” means the business of developing, operating, providing, marketing and/or selling BTC Products and Services by BTC and its subsidiaries by BTC and its subsidiaries or any successor entity(ies) or business unit, as applicable.

(vii)       “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or permitted by law to be closed or other day on which the Delaware Secretary of State is closed.

(viii)      “Call Consideration” means the aggregate consideration to be received by the Sellers if NewCo exercises the Call Right, such consideration to be equal to a to be determined number of shares of NewCo Class A Common Stock so that, after giving effect to the transactions contemplated by this Agreement, the Sellers own a percentage of NewCo equal to 100 multiplied by the quotient obtained by dividing (i) the BTC Valuation by (ii) the sum of (a) the BTC Valuation plus (b) $25,000,000.

(ix)        “Call Measurement Period” means the trailing four calendar quarters ending on the last day of the most recently completed calendar quarter that is at least thirty (30) days prior to delivery by NewCo of the Call Exercise Notice in accordance with this Agreement (e.g., if NewCo delivers the Call Exercise Notice on November 15, 2026, the Call Measurement Period will be the trailing four calendar quarters ending on September 30, 2026); provided further that the Call Measurement Period shall begin no earlier than January 1, 2025.

(x)         “EBITDA” means an amount in U.S. dollars equal to (i) gross revenue for the Relevant Measurement Period, minus (ii) the Expenses for the Relevant Measurement Period, in each case calculated in accordance with GAAP.

(xi)        “Expenses” means the expenses of the Business related to the development, provision, marketing, sale and other operations related to the BTC Products and Services during the Relevant Measurement Period, as determined in accordance with GAAP. Without limiting the generality of the foregoing, “Expenses” will include the following costs, fees and expenses:

1.     COGS; and

2.     the following operating expenses, without duplication:

a.   travel and entertainment (and related) expenses;

b.   expenses relating to marketing and public relations related to BTC Products and Services;

Annex E-13

c.   all rent and other payments pursuant to leases for real estate;

d.   all legal expenses and fees incurred or accrued by the Business;

e.   all expenses and fees incurred or accrued relating to human resources and other administrative and operational expenses related to the Business;

f.    any costs, taxes or expenses associated with severance paid to terminated employees;

g.   all technology and IT expenses, including related to the research, development or deployment of any BTC Products and Services, but excluding any such expenses that are capitalized in accordance with GAAP;

h.   all foreign currency transaction gains and losses with respect to the Business, excluding foreign currency translation gains and losses that are classified as other comprehensive income in accordance with GAAP;

i.    all selling, general, and administrative expenses related to the Business; and

j.    all expenses actually incurred for items identified in the annual budget relating to accounting, bookkeeping and financial reporting with respect to the operation of the Business, including the financial and accounting staff.

Notwithstanding anything in the foregoing to the contrary, the following will be excluded from Expenses during the Relevant Measurement Period: (a) all third-party interest expenses, (b) all income tax expenses, (c) all depreciation and amortization expenses and impairment of assets, and (d) expenses that are (1) actually incurred during the Relevant Measurement Period, (2) identified as an expense to be excluded from Expenses pursuant to the annual budget of BTC for the applicable fiscal year or a written request by the CFO to the Board setting forth in detail the intended use and amount of such expense, and (3) approved by the Board to be excluded from Expenses, related to the following: any extraordinary item, any merger or acquisition by BTC of another business, restructuring by BTC or incurred in the development of or launch of newlines of business.

(xii)       “GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

(xiii)      “Joinder Agreement” means a Joinder Agreement to this Master Marketing Services Agreement, by and between a Seller, NewCo, and BTC.

(xiv)      “Lien” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, right to purchase, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(xv)       “NewCo Class A Common Stock” means Class A common stock, par value $0.01 per share of NewCo.

(xvi)      “Option Shares” means the issued and outstanding shares of capital stock of BTC owned or held by the Sellers (or any of their Affiliates, where applicable) at the time either the Call Right or the Put Right from each of the Sellers (collectively), as applicable, is exercised, as set forth in each such Seller’s Joinder Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that BTC and the UTXO Parties are combined through a holding company transaction that results in the Sellers exchanging their respective Option Shares for equity interests in such holding company, references to BTC herein shall mean such holding company and references to Option Shares shall mean such equity interests of such holding company held by Sellers.

Annex E-14

(xvii)     “Ownership Percentage” shall mean, in respect of each Seller, the quotient, reflected as a percentage and rounded to the nearest decimal point, determined by dividing (i) the total number of issued and outstanding shares of BTC owned by such Seller and its Affiliates (where applicable), by (ii) the total number of issued and outstanding shares of BTC owned by all shareholders of BTC and the total number of shares of BTC issuable in connection with all outstanding securities convertible or exercisable into shares of BTC.

(xviii)    “Put Consideration” means the aggregate consideration to be received by the Sellers if the Sellers exercise the Put Right, such consideration to be equal to a to be determined number of shares of NewCo Class A Common Stock so that, after giving effect to the transactions contemplated by this Agreement, the Sellers own a percentage of NewCo equal to 100 multiplied by the quotient obtained by dividing (i) the BTC Valuation by (ii) the sum of (a) the BTC Valuation plus (b) $25,000,000.

(xix)      “Put Measurement Period” means the trailing four calendar quarters ending on the last day of the most recently completed calendar quarter that is at least thirty (30) days prior to delivery by the Seller Representative of the Put Exercise Notice in accordance with this Agreement (e.g., if the Seller Representative delivers the Put Exercise Notice on November 15, 2026, the Put Measurement Period will be the trailing four calendar quarters ending on September 30, 2026); provided further that the Put Measurement Period shall begin no earlier than January 1, 2025.

(xx)       “Qualifying Event” means the earlier to occur of (i) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of common stock of NewCo or (ii) the consummation of a transaction or series of transactions (as a result of a merger, consolidation, purchase of assets, purchase of equity interests or otherwise) pursuant to which NewCo becomes a subsidiary of a publicly traded company.

(xxi)      “Qualifying Tax Transaction” means a transaction or transactions described in Section 351(a) and/or Section 368(a) of the Internal Revenue Code of 1986, as amended.

(xxii)     “Relevant Measurement Period” means, (i) in respect of the calculation of the Call Consideration pursuant to Section 12(a)(iii), the Call Measurement Period and (ii) in respect of the calculation of the Put Consideration pursuant to Section 12(b)(iii), the Put Measurement Period.

(xxiii)    “Sellers” mean, collectively, the stockholders of BTC who have executed a Joinder Agreement.

(xxiv)    “UTXO” means UTXO Management GP, LLC, a Tennessee limited liability company.

(xxv)     “UTXO Parties” means UTXO and the Venture Fund.

(xxvi)    “Venture Fund” means UTXO Management, LLC, a Puerto Rican limited liability company.

13) NOTICE. All notices, demands, requests or other communications that are given by one party to the other party under this Agreement shall be in writing and sent in a manner that confirms delivery, addressed as follows: (a) if to NewCo, the address is: [***], President, Nakamoto Holdings Inc. 300 10th Avenue S, Nashville TN, 37203; (b) if to Service Provider, the address is: [***], CEO, BTC INC., 300 10th Avenue South, Nashville, TN 37203, (c) if to the Seller Representative, the address is: [***], 300 10th Avenue South, Nashville, TN 37203, and (d) if to a Seller, such Seller’s address as provided on its signature page to the Joinder Agreement. Any of Seller Representative, a Seller, or a Party may designate by notice in writing a new address to which any future notices relating to this Agreement may be delivered. Documents delivered by hand shall be deemed to have been received upon delivery; documents delivered by facsimile shall be deemed to have been received when the answerback is received; documents delivered by courier shall be deemed to have been received upon receipt or at the time as delivery is refused by the addressee upon presentation.

14) INDEPENDENT CONTRACTOR. Service Provider is an independent contractor in the performance of Work, and NewCo is and shall be deemed to have no control over the manner in which Service Provider completes the Work. Service Provider is and shall be the sole employer and principal of each person performing Work on Service Provider’s behalf and shall be obligated to perform all requirements of an employer and as a “primary employer” under all applicable laws.

Annex E-15

15) ASSIGNMENT, SUBCONTRACTING. Neither Seller Representative nor any Seller may assign, subcontract or transfer any of its obligations or rights under this Agreement without prior written consent of the other parties. Either Party can assign, subcontract or transfer, where allowed pursuant to this Agreement, to affiliates or third parties any of its obligations or rights under this Agreement without prior written consent. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or formal business organization of any kind. Service Provider shall not enter into any agreements on NewCo’s behalf except as set forth herein. All agreements entered into by Service Provider pursuant to this Agreement shall be with Service Provider as principal except as set forth herein.

16) GOVERNING LAW. The validity, interpretation and/or enforcement of this Agreement shall be governed by and construed according to the laws of the State of Tennessee, U.S.A., without reference to its conflicts of laws doctrine. Seller Representative, Sellers and each Party irrevocably submits to venue and exclusive personal jurisdiction in the federal and state courts in Nashville, Tennessee for any dispute arising under this Agreement and waives all objections to jurisdiction and venue of such courts.

17) DISPUTES. Seller Representative, Sellers, and each Party will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and the spirit of mutual cooperation. If those attempts fail, then the dispute will be submitted for non-binding mediation conducted by a mutually acceptable mediator. The mediator will be chosen the Parties within thirty (30) days after written notice by either Party demanding mediation. In no event shall either Party unreasonably withhold consent to the selection of a mediator and the Parties will share equally the costs of the mediation. Any dispute that cannot be resolved between the Parties through negotiation or mediation within forty five (45) days of the date of the initial demand for mediation by one of the Parties may then be submitted to the courts within New York for resolution. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section 16 will prevent either Party from resorting to judicial proceedings, if: (a) good faith efforts to resolve the dispute have been unsuccessful, (b) the claim or suit involves Intellectual Property rights, or (c) interim relief from a court is necessary to prevent serious and irreparable injury to that Party or to others.

18) LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS HEREUNDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER SELLER REPRESENTATIVE, ANY SELLER, SERVICE PROVIDER NOR NEWCO WILL BE LIABLE TO ONE ANOTHER IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOSS OF USE, TIME, PROFIT, REVENUE, INCOME, OR DATA, HOWEVER ARISING AND WHETHER IN AN ACTION IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) OR BASED ON BREACH OF ANY WARRANTY, EVEN IF SELLER REPRESENTATIVE, SUCH SELLER, SERVICE PROVIDER OR NEWCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY OTHER LIMITED REMEDY. This Section 18 shall survive the expiration or termination of this Agreement. ANY LIABILITY OF EACH OF SELLER REPRESENTATIVE, EACH SELLER, SERVICE PROVIDER, OR NEWCO ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO THE OTHERS PARTY TO THIS AGREEMENT IN THE ONE (1) YEAR PERIOD PRECEDING THE COMMENCEMENT OF THE EVENTS GIVING RISE TO THE CLAIM.

19) FORCE MAJEURE. Notwithstanding anything contained in this Agreement to the contrary, if a Party is prevented from performing any of its obligation hereunder by laws, orders, regulations or directions of any government having jurisdiction over the Parties hereto, or any department, agency, corporation or court thereof, or by war, act of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the reasonable control of either Party, then such Party shall be excused from any failure to perform any such obligation to the extent such failure is caused by any such law, order, regulation, direction or contingency. In the event such excused failure to perform continues for thirty (30) or more consecutive days, the performing Party may terminate all or any portion of this Agreement without liability to the non-performing Party. This provision shall in no way impair either party’s right to terminate this Agreement provided herein.

Annex E-16

20) MISCELLANEOUS.

a)           No revision or modification of this Agreement or any SOW shall be effective unless it is in writing and signed by all Parties.

b)           The failure to insist upon the strict performance of any provision of this Agreement or to exercise any right granted under this Agreement, shall not be deemed to be a waiver or relinquishment of the future performance of any such provision or the future exercise of such right, but the obligation of the Parties with respect to such future performance shall continue in full force and effect.

c)           All provisions of this Agreement are deemed to be separate and distinct covenants. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions of this Agreement will not in any way be affected or impaired. The Parties agree that if any provision is determined by any court to be invalid or unenforceable by reason of such provision extending for too great a period of time or over too broad a scope, then such provision shall be interpreted to extend over the maximum period of time and the maximum scope that such court determines to be valid and enforceable.

d)           Each Party signing this Agreement represents that it has all necessary rights and authority to enter into this Agreement and to bind the Parties as provided.

e)           This Agreement and any Exhibits, which are attached to and made a part of this Agreement, constitute the final expression of the agreement of the Parties; it is intended as a complete and exclusive statement of the terms of their agreement with respect to the subject matter of this Agreement; and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements that may have been made in connection with such subject matter. The terms and conditions of this Agreement shall prevail notwithstanding any variance with the pre-printed terms and conditions of SOW, purchase order, invoice, acknowledgment or any other such form or document even if signed by both Parties; such terms and conditions shall be null and void and of no force and effect.

f)           This Agreement may be signed in counterparts, each of which shall be deemed an original with the same effect as if the signatures were upon the same instrument and all such counterparts shall together constitute one and the same agreement. The signatures required for execution of this Agreement may be provided by facsimile, or electronic transmission, and such facsimile or electronic transmission signatures shall have the same force and effect as originals and shall constitute effective, binding agreements on the part of the signatory. Notwithstanding the foregoing, this Agreement is effective upon the execution by all Parties hereto.

Each Party agrees to and accepts this Agreement as of the Effective Date.

BTC INC.		NAKAMOTO HOLDINGS INC.
Signature:	/s/ David Bailey	Signature:	/s/ Didier Lewis
Name (print):	David Bailey	Name (print):	Didier Lewis
Title:	Chief Financial Officer	Title:	President
Date:	May 12, 2025	Date:	May 12, 2025

Annex E-17

Schedule A

Statement of Work for Goods/Services (“SOW”)

[**]

Annex E-18

Annex F

FORM OF SECOND AMENDED & RESTATED

ARTICLES OF INCORPORATION

OF

KINDLY MD, INC.

Pursuant to the provisions of Utah Code Ann. § 16-10a-1006 and § 16-10a-1007, Kindly MD, Inc. (the “Corporation”) hereby adopts the amended and restated Articles of Incorporation attached hereto as Exhibit A (the “Second Amended and Restated Articles of Incorporation”) as the restated articles of incorporation of the Corporation.

1.      The Second Amended and Restated Articles of Incorporation were approved and adopted by the Board of Directors of the Corporation and its shareholders on May 18, 2025, by written consents in lieu of a meeting pursuant to Utah Code Ann. § 16-10a-821 and Utah Code Ann. § 16-10a-704.

2.      The Corporation has 10,000,000,000 shares of common stock authorized, _________ common shares of which are issued and outstanding, and 10,000,000 shares of preferred stock authorized with no preferred shares issued and outstanding. __________ of the shares of common stock that were entitled to vote approved the Second Amended and Restated Articles of Incorporation by written consent.

3.      The number of votes approving the Second Amended and Restated Articles of Incorporation was sufficient for approval.

The Chief Executive Officer of the Corporation has signed these Second Amended and Restated Articles of Incorporation under penalty of perjury this ___day of ____, 2025.

Tim Pickett, CEO and Director

Annex F-1

Exhibit A

SECOND AMENDED & RESTATED
ARTICLES OF INCORPORATION
OF
KINDLY MD, INC.

Pursuant to the provisions of Section 16-10a-1006 and 16-10a-1007 of the Utah Revised Business Corporation Act, Kindly MD, Inc., a Utah corporation (the “Corporation”), hereby adopts the following Second Amended and Restated Articles of Incorporation:

ARTICLE I
Name

The name and address of the Corporation is:

Kindly MD, Inc.
230 W. 400 South, Suite 201
Salt Lake City, UT 84104

ARTICLE II
Duration

The duration of the Corporation is perpetual.

ARTICLE III
Purposes

The purpose or purposes for which the Corporation is organized are to engage in any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV
Registered Agent

The Corporation shall continuously maintain an agent in the State of Utah for service of process who is an individual residing in said state. The name and address of the registered agent is:

REGISTERED AGENTS INC
881 Baxter Drive, Suite 100
South Jordan, UT, 84095

ARTICLE V
Authorized Shares

The Corporation is authorized to issue a total of 10,010,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share and 10,000,000,000 shares of common stock having a par value $0.001 per share (“Common Stock”). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors of the Corporation (the “Board”). The Board is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Utah Revised Business Corporation Act, to:

A.     designate in whole or in part, the preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

B.      create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

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C.     alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

D.     increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws (the “Bylaws”) or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the Board, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE VI
Amendment

Unless otherwise stated, any provision contained in these Second Amended and Restated Articles of Incorporation, may be amended, altered, or repealed by the affirmative vote of a majority of the issued and outstanding shares entitled to vote on such amendment, alteration, or repeal.

ARTICLE VII
Shareholder Rights

The authorized and treasury stock of the Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation; nor shall shareholders be entitled to vote cumulatively for directors of the Corporation.

Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Company and may not be effected by written consent.

ARTICLE VIII
Directors

The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Bylaws may establish a variable range for the size of the Board by fixing a minimum and a maximum number of directors. The number of directors may be fixed or changed from time to time within the range by the Board.

The directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors, with each class of Directors serving staggered three-year terms. Initially, the Class I Directors shall serve for a term expiring at the first annual meeting of the shareholders following the enactment of these Second Amended and Restated Articles of Incorporation, the Class II Directors shall serve for a term expiring at the second annual meeting of the shareholders following the enactment of these Second Amended and Restated Articles of Incorporation, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of the shareholders following the filing of these Second Amended and Restated Articles of Incorporation.

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ARTICLE IX
Common Directors — Transactions Between Corporations

No contract or other transaction between the Corporation and one (1) or more of its directors or any other corporation, firm, association or entity in which one (1) or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board, or a committee thereof which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director if (a) the fact of such relationship or interest is disclosed or known to the Board and they authorize, approve or ratify such contract or transaction by vote or written consent; or (b) the contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or committee thereof which authorizes, approves, or ratifies any such contract or transaction.

ARTICLE X
Control Shares Acquisition Act

The Corporation elects to opt out of the provisions of the Control Share Acquisitions Act, Utah Code Ann. § 61-6-1, et seq., as they may apply to the Corporation or any transaction involving the Corporation. The provisions of the Control Share Acquisitions Act, Utah Code Ann. § 61-6-1, et seq., shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of Utah Code Ann. Section 61-6-1 et seq.

ARTICLE XI
Re-Capitalizations

The outstanding securities of the Corporation may be forward or reverse split by resolution of the Board and without shareholder approval.

ARTICLE XII
Change of Name

The Board shall have the right to change the name of the Corporation without shareholder approval to a name that the Board, in its sole discretion, deems appropriate.

ARTICLE XIII
Limitation on Liability

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Article XIII shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

ARTICLE XIV
Indemnification of Officers, Directors, and Others

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, the Corporation shall indemnify directors as set forth in the Bylaws. The Corporation may indemnify officers, employees, fiduciaries, and agents to the extent provided for in the Bylaws or authorized by the Board.

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ARTICLE XV
Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Utah and any Utah State court sitting in Salt Lake County, State of Utah of the United States of America (the “Chosen Courts”), shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for breach of fiduciary duty owed by any current or former director, officer, employee, or shareholder of the Corporation to the Corporation or its shareholders; (c) any action asserting a claim arising under the Utah Revised Business Corporation Act, these Second Amended and Restated Articles of Incorporation, or the Bylaws, as the same may be amended or amended and restated and in effect from time to time; or (d) any other action asserting a claim against the corporation, its directors, officers or employees that is governed by the internal affairs doctrine, except for any such action or proceeding as to which a Chosen Court determines that there is an indispensable party not subject to the jurisdiction of the Chosen Courts (and the indispensable party does not consent to the personal jurisdiction of a Chosen Court within ten (10) days following such determination).

If any provision or provisions of this Article XV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XV (including, without limitation, each portion of any sentence of this Article XV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock the Corporation shall be deemed to have notice of and consented to the provisions of this Article XV.

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Annex G

FORM OF SECOND AMENDED AND RESTATED CORPORATE BYLAWS

of
KINDLY MD, INC.
as of _______, 2025

__________________________________________________________________________________

ARTICLE I
Company Formation

Section 1.01 FORMATION. Kindly MD, Inc. (the “Corporation”) was formed pursuant to the Utah Revised Business Corporation Act (the “Act”) and the laws of the State of Utah.

Section 1.02 CORPORATE CHARTER COMPLIANCE. The Board of Directors (the “Board”) acknowledges and agrees that the Corporation is duly incorporated with the Utah State Division of Corporations and Commercial Code and all filing fees have been paid and satisfied, as required by Title 16, Chapter 10a of the Act.

Section 1.03 REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Corporation, required by Section 16-10a-501 of the Act shall be located within the State of Utah and may be, but need not be, identical with the principal office. The address of the registered office may be changed from time to time.

Section 1.04 OTHER OFFICES. The Corporation may have other offices, either within or without the State of Utah, as selected by the Board.

Section 1.05 CORPORATE SEAL. The Board may adopt a corporate seal with the form and inscription of their choosing, provided the seal complies with Section 16-10a-302 of the Act. The adoption and use of a corporate seal is not required.

Section 1.06 PURPOSE. Pursuant to Section 16-10a-301 of the Act, this Corporation is formed to engage in any lawful business purpose.

Section 1.07 ADOPTION OF BYLAWS. These Second Amended and Restated Bylaws (these “Bylaws”) are approved by resolution of the Board of the Corporation, as allowed by Section 10.02 of the Amended and Restated Bylaws as adopted by the Board on June 9, 2023 (the “Amended and Restated Bylaws”), and these Bylaws amend and restate in their entirety, the Amended and Restated Bylaws.

ARTICLE II
board of Directors

Section 2.01 INITIAL MEETING OF THE BOARD. Pursuant to Section 16-10a-205 of the Act, the Board completed the initial meeting necessary to begin the business operations of the Corporation, including the adoption of these Bylaws.

Section 2.02 POWERS AND NUMBERS. Per Section 16-10a-801 of the Act, the management of all the Corporation’s affairs, property, and interests shall be managed by or under the direction of the Board. The Board of the Corporation shall be comprised of not less than five (5) nor more than nine (9), with the exact number of directors within such parameters to be set by resolution of the Board from time to time; provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Per Section 16-10a-802 of the Act, directors need not be shareholders or residents of the State of Utah.

Section 2.03 DIRECTOR LIABILITY. Each director is required, individually and collectively, to act in good faith, with reasonable and prudent care, and in the best interest of the Corporation. If a director acts in accordance with Section 16-10a-840 of the Act, then they shall be immune from liability arising from official acts on behalf of the Corporation. Directors who fail to comply with Section 16-10a-840 of the Act shall be personally liable to the Corporation, pursuant to Section 16-10a-842 of the Act, for any improper distributions and as otherwise described in Section 16-10a-841 of the Act and these Bylaws.

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Section 2.04 CHAIR OF THE BOARD. One (1) director may be designated by a majority of the full Board as chair of the Board. The chair of the Board, or the chair’s designee, shall preside at all meetings of the Board.

Section 2.05 ELECTION AND REMOVAL OF DIRECTORS.

(a) At each annual meeting of the shareholders, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of the shareholders after their election.

(b) Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, death or removal.

(c) Pursuant to Section 16-10a-808 of the Act, any member(s) of the Board, including the entire Board, may be removed with or without cause by an affirmative vote by the holders of a majority of shares entitled to vote at any meeting of shareholders called expressly for that purpose. In the event that a director is elected, but is not yet qualified to hold office, then the previous director shall holdover until such time that the newly elected director is so qualified.

Section 2.06 DIRECTOR RESIGNATION. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 2.07 VACANCIES. All vacancies in the Board may be filled by the affirmative vote of a majority of the remaining directors, provided that any such director who fills a vacancy is qualified to be a director and shall only hold the office until a new director is elected by the shareholders at the next meeting of the shareholders. Any vacancy to be filled due to an increase in the number of directors may be filled by the Board for a term lasting until the next annual election of directors by the shareholders at the annual meeting or a special meeting called for the purpose of electing directors. Pursuant to Section 10-16a-805 of the Act, any director elected by the shareholders to fill a vacancy which results from the removal of a director shall serve the remainder of the annual term of the removed director and until a successor is elected by the shareholders and qualified. Any director who fills a vacancy on the Board shall not be considered unqualified or disqualified solely by virtue of being an interim director.

Section 2.08 REGULAR MEETINGS. Pursuant to Sections 16-10a-820 and 16-10a-822 of the Act, the meetings of the Board or any committee may be held at the Corporation’s principal office or at any other place designated by the Board or its committee, including by means of remote communication. The annual meeting of the Board will be held without notice immediately after the adjournment of the annual meeting of shareholders.

Section 2.09 SPECIAL MEETINGS. Special meetings of the Board may be held at any place and at any time and may be called by the chair of the Board, the chief executive officer/president, a vice president, the secretary, or the chief financial officer/treasurer, or at least two directors. Any special meeting of the Board must be preceded by at least forty-eight hours’ notice of the date, time, place, and purpose of the meeting, unless these Bylaws require otherwise.

Section 2.10 ACTION BY DIRECTORS WITHOUT A MEETING. Subject to Section 16-10a-821 of the Act, any action which may be taken at a meeting of the Board, or its committee, may be taken without a meeting, provided all directors or committee members unanimously agree, and such unanimous consent is filed with the minutes of the proceeding and sets forth the action taken by the Board.

Section 2.11 NOTICE OF BOARD MEETINGS. The regular meetings of the Board shall be held without notice of the date, time, place, or purpose of the meeting, provided the meeting of the Board follows the adjournment of the annual shareholder meeting. Notice may be given personally, by facsimile, by mail, or in any other lawful manner, so long as the method for notice comports with ARTICLE VIII of these Bylaws. Oral notification is sufficient only if a written record of the notice is included in the Corporation’s minute book. Notice is effective at the earliest of:

(a) Receipt;

(b) Delivery to the proper address or telephone number of the director(s) as shown in the Corporation’s records; or

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(c) Five days after its deposit in the United States mail, as evidenced by the postmark, if correctly addressed and mailed with first-class postage prepaid.

Section 2.12 QUORUM. Per Subsection 16-10a-824(1) of the Act, a simple majority of the number of members of the Board immediately preceding the applicable meeting of the Board constitutes a quorum, and a quorum is necessary at all meetings to constitute a quorum to transact business.

Section 2.13 DIRECTORS, MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present when the vote is taken shall be the act of the Board unless the Second Amended and Restated Articles of Incorporation (as the same may be further amended, amended and restated, supplemented, or modified, the “Articles of Incorporation”) or the Act require a greater percentage.

Section 2.14 WAIVER OF NOTICE. Pursuant to Section 16-10a-823 of the Act, a director waives the notice requirement if that director attends or participates in the meeting, unless a director attends for the express purpose of promptly objecting to the transaction of any business because the meeting was not lawfully called or convened. A director may waive notice by a signed writing, delivered to the Corporation for inclusion in the minutes before or after the meeting.

Section 2.15 REGISTERING DISSENT. As provided in Subsection 16-10a-824(4) of the Act, a director who is present at a meeting at which an action on a corporate matter is taken is presumed to have assented to such action, unless the director expressly dissents to the action. A valid dissent must be entered in the meeting’s minutes, filed with the meeting’s acting secretary before its adjournment, or forwarded by registered mail to the Corporation’s secretary within 24 hours after the meeting’s adjournment. These options for dissent do not apply to a director who voted in favor of the action or failed to express such dissent at the meeting.

Section 2.16 EXECUTIVE AND OTHER COMMITTEES. As permitted by Section 16-10a-825 of the Act, the Board may create committees to delegate certain powers to act on behalf of the Board, provided the Board passes a resolution indicating such creation or delegation. The Board may delegate to a committee the power to appoint directors to fill vacancies on the Board. All committees must record regular minutes of their meetings and keep the minute book at the Corporation’s office. The creation or appointment of a committee does not relieve the Board or its members from their standard of care described in Section 2.03 of these Bylaws or in Section 16-10a-840 of the Act. Notwithstanding the power to create committees, no committee may be empowered to issue shares, recommend shareholder actions, nor amend these Bylaws.

Section 2.17 REMUNERATION. Per Section 16-10a-811 of the Act, the Board may adopt a resolution which results in directors being paid a reasonable compensation for their services rendered as directors of the Corporation. Directors may also be paid a fixed sum and expenses, if any, for attendance at each regular or special meetings of such Board. Nothing contained in these Bylaws precludes a director from receiving compensation for serving the Corporation in any other capacity, including any services rendered as an officer or employee. If the Board accordingly passes a resolution, then committee members may be allowed similar compensation for attending committee meetings.

Section 2.18 LOANS. The Corporation may not make loans to the directors, unless first approved by the holders of two-thirds of the voting shares. The Corporation may not make loans secured by its own shares.

Section 2.19 ADVANCE EXPENSE. The Corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceedings provided in Section 16-10a-904 of the Act.

Section 2.20 INDEMNIFICATION. Provided the director complies with the standard of care described in Section 2.03 of these Bylaws and Section 16-10a-840 of the Act, the Corporation shall indemnify any director made a party to a proceeding, brought or threatened, as a consequence of the director acting in their official capacity. In the event a director is entitled to indemnification by the Corporation, the director shall be indemnified pursuant to the process outlined in Title 16, Chapter 10a, Part 9 of the Act.

Section 2.21 ACTION OF DIRECTORS BY COMMUNICATIONS EQUIPMENT. Any action which may be taken at a meeting of the Board, or a committee, may be taken by means of a telephone or video conference or similar communications equipment which allows all persons participating in the meeting to hear each other at the same time. A director participating in a meeting by this means is deemed to be present in person at the meeting.

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ARTICLE III
Shares

Section 3.01 AUTHORITY TO ISSUE. Subject to Section 16-10a-601 of the Act, the Corporation is authorized to issue any class of shares or securities convertible into shares of any class. Before any shares of the Corporation may be issued, the Board must pass a resolution which authorizes the issuance, sets the minimum consideration for the shares or security (or a formula to determine the minimum consideration), and fairly describes any non-monetary consideration. Subject to Section 16-10a-602 of the Act, the authorized number of shares shall be as listed in the Corporation’s Articles of Incorporation.

Section 3.02 RESTRICTIONS. Shares may only be issued in accordance with the Corporation’s Articles of Incorporation, and through the process described in these Bylaws. Any issuance of shares in excess of the amount described in the Articles of Incorporation must be authorized by the Board and approved by the affirmative vote by a majority of shareholders. Per Section 16-10a-627 of the Act, any restriction on the transferability of shares shall be fully furnished to the shareholder, upon shareholder request, and without any charge to the shareholder. As provided in Section 16-10a-630, no shareholder has a preemptive right to subscribe to any subsequent or additional issuance of shares.

Section 3.03 SHARE CERTIFICATES. Under Section 61-10a-625 of the Act, the Corporation need not provide shareholders any share certificates that certify the shares of the Corporation’s shares held by the shareholder. Consequently, the Board may authorize the issuance of some or all shares of any class or series of shares without certificates, provided that the Board shall provide to a shareholder, upon that shareholder’s request, a written statement that contains the information required to be on share certificates, per Subsection 16-10a-626(2) of the Act.

(a) If share certificates are issued, then each share certificate must contain on its face:

(i) The name and state of formation of the Corporation;

(ii) The name of the shareholder (or person to whom the shares are issued);

(iii) The class of shares and the number of shares it represents;

(iv) The signature of the chief executive officer/president, vice president, chief financial officer/treasurer, or chairman of the Board; and

(v) The counter signature of the secretary, assistant secretary (if any), chief financial officer/treasurer, assistant treasurer (if any), or any other officer.

(b) For the sake of clarity, in the event that an individual serves multiple roles within the Corporation, that person cannot countersign any document which that person has already signed in their official or individual capacity. If an officer who has signed or whose facsimile signature appears on any share certificate ceases to be an officer before the certificate is issued to the shareholder, it may be issued by the Corporation and is valid as if the person were an officer on the date of issuance. The certificate may be sealed with the Corporation’s seal.

Section 3.04 MUTILATED, LOST, OR DESTROYED CERTIFICATES. In the instance of any mutilation, loss, or destruction of any share certificate, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation. The Board may establish other procedures as they deem necessary.

Section 3.05 FRACTIONAL SHARES OR SCRIP. Subject to Section 16-10a-604 of the Act, the Corporation may:

(a) Issue fractions of a share which entitle the holder to exercise voting rights, to receive dividends, and to participate in any of the Corporation’s assets in the event of liquidation;

(b) Arrange for the disposition of fractional interests by those entitled thereto;

(c) Pay the fair market value, in cash, of fractions of a share as of the time when those entitled to receive such shares are determined; or

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(d) Issue scrip in a form which entitles the holder to receive a certificate for the full share upon surrender of such scrip aggregating a full share.

Section 3.06 TRANSFER. So long as there is no transferability restriction on the shares, as described in Section 3.02 of these Bylaws, the shares of the Corporation are freely transferable.

(a) Transfers of shares must be made upon the Corporation’s share transfer books. Share transfer books shall be kept in the manner described in ARTICLE VII of these Bylaws.

(b) Before a new certificate is issued, the old certificate must be surrendered for cancellation. The Board may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers or shares therein.

Section 3.07 REGISTERED OWNER. The Corporation shall recognize an individual as the registered owner of given shares, provided that individual is determined as the shareholder of record by the record date as set out in Section 4.08 and Section 4.09 of these Bylaws. Shareholders may agree to confer the right to vote or represent their shares to third parties, including trustees, proxies, or fiduciaries.

(a) The Board may resolve to adopt a procedure by which a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the shareholder’s name are held for the account of a specified person or persons. The resolution must set forth:

(i) The classification of shareholders who may certify;

(ii) The purpose or purposes for which the certification may be made;

(iii) The form of certification and information to be contained therein;

(iv) If the certification is with respect to a record date or closing of the share transfer books, the date within which the certification must be received by the Corporation; and

(v) Other provisions with respect to the procedure as are deemed necessary or desirable.

(b) Upon receipt of a certification complying with this procedure, the Corporation must treat the persons specified in the certification as the holders of record for the number of shares specified in place of the shareholder making the certification.

Section 3.08 CLASSES OR SERIES OF SHARES. Until such time that these Bylaws are amended accordingly, the shares of the Corporation are not classified, and are not in series. In the event the Board decides to classify or reclassify the shares or alter any shareholder rights or restrictions, then the Board shall cause an Amendment to its Articles of Incorporation to be filed with the Utah State Division of Corporations and Commercial Code. Per Sections 16-10a-601, 16-10a-602, 16-10a-1001, and 16-10a-1002 of the Act, the Amendment to the Articles of Incorporation shall describe the rights and restrictions which are being modified or altered, along with a statement (if any) that the shares have been classified or reclassified. As required by Subsection 16-10a-120(6) of the Act, the Amendment to the Articles of Incorporation shall be acknowledged and signed by either a director or an executive officer on behalf of the Board.

Section 3.09 SHARES OWNED BY THE CORPORATION.

(a) Shares owned by the Corporation in another corporation may be voted by the officer, agent, or proxy chosen by the Board or, in the absence of such determination, by the chief executive officer/president of the Corporation. The power to vote such shares is vested in the Board, however, the chief executive officer/president is authorized to vote on the Corporation’s behalf, only in the absence of a Board decision on how to vote. If the Board does render a decision related to the vote of shares, then the chief executive officer/president is bound by the Board’s decision.

(b) Subject to Section 16-10a-631 of the Act, the Corporation may vote or represent shares that it holds in itself, provided the Corporation holds such shares in a fiduciary capacity. If the Corporation holds shares in itself in such a fiduciary capacity, then such shares shall be counted in determining the total number of outstanding shares at

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a given time. Pursuant to Section 16-10a-631 of the Act, if the Corporation holds shares in itself in a non-fiduciary capacity, then such shares shall be construed as authorized but unissued shares and may not be represented or voted at a meeting of the shareholders.

Section 3.10 TRANSFER AGENTS, REGISTRARS AND PAYING AGENTS. The Board may, at its discretion, appoint one or more transfer agents, registrars and agents for making payment upon any class of stock, bond, debenture or other security of the Corporation. Such agents and registrars may be located either within or outside Utah. They shall have such rights and duties and shall be entitled to such compensation as may be agreed.

ARTICLE IV
Shareholders

Section 4.01 SHAREHOLDER MEETING PLACE. All shareholder meetings must be held at the Corporation’s principal office or other place predetermined by the Board. As permitted by Section 16-10a-708 of the Act, shareholders may participate in the meeting by means telephonic or video conference, provided the participants can hear each other in real time.

Section 4.02 ANNUAL MEETING TIME. The Corporation shall hold an annual meeting of shareholders at such time, date and place as the Board shall determine, for the purpose of electing directors and for the transaction of such other business as may come before the annual meeting.

Section 4.03 ADVANCE NOTICE OF SHAREHOLDER NOMINATIONS AND PROPOSALS FOR ANNUAL MEETINGS.

(a) Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders at an annual meeting of shareholders, may be made either as (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof); (ii) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof); or (iii) otherwise properly brought before the annual meeting by any shareholder of the Corporation (1) who is a shareholder of record on the date notice is given as provided for in accordance with Section 3.07 and has remained a shareholder of record through the record date for the determination of shareholders entitled to vote at such annual meeting and (2) who complies with the notice procedures set forth in this Section 4.03.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form pursuant to Section 4.03(c), delivered or mailed by first class mail, postage prepaid, to the Corporation’s secretary. To be timely, a shareholder’s notice must be delivered to the secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

(c) Such shareholder’s notice given in accordance with Section 4.03(b) shall set forth:

(i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(ii) as to any other business that the shareholder proposes to bring before the annual meeting, a brief description of the business, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

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(iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner, and (C) any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.

(d) Once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 4.03 shall be deemed to preclude discussion by any shareholder of any such business. If the chair of the annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures contained in these Bylaws and the Corporation’s Articles of Incorporation, the chair shall declare to the meeting that the business was not properly brought before the annual meeting and such business shall not be transacted.

Section 4.04 SPECIAL MEETINGS. Subject to Section 16-10a-702 of the Act, special shareholder meetings, for any purpose, may be called at any time by the chief executive officer/president, the Board, or the secretary. The secretary shall call a special meeting of shareholders following receipt of one or more written demands to call a special meeting from shareholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

(a) Each shareholder demand request to call a special meeting must be signed by each requesting shareholder, or a duly authorized agent, and must set forth: (i) a brief description of each matter of business desired to be brought before the special meeting; (ii) the reasons for conducting such business at the special meeting; (iii) the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); and (iv) (A) the name and address of each requesting shareholder as they appear on the Corporation’s books, and of such beneficial owner (B) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner and (C) any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.

(b) Business transacted at a special meeting requested by shareholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board from submitting additional matters to the shareholders at any special meeting requested by shareholders.

(c) A special meeting requested by shareholders shall be held at such date, time, and place as may be fixed by the Board; provided, however, that the date of any such special meeting shall not be more than 90 days after the request to call the special meeting is received by the secretary. Notwithstanding the foregoing, a special meeting requested by shareholders shall not be held if: (i) the Board has called or calls for an annual or special meeting of the shareholders to be held within 90 days after the secretary receives the request for the special meeting and the Board determines in good faith that the business of such meeting includes the business specified in the request; (ii) the stated business to be brought before the special meeting is not a proper subject for shareholder action under applicable law; (iii) an identical or substantially similar item was presented at any meeting of shareholders held within 90 days prior to the receipt by the secretary of the request for the special meeting (and, for purposes of this section, the election of directors shall be deemed a similar item with respect to all items of business involving the election or removal of directors); or (iv) the special meeting request was made in a manner that involved a violation of applicable law.

(d) A shareholder may revoke a request for a special meeting at any time by written revocation delivered to the secretary, and if, following such revocation, there are unrevoked requests from shareholders holding in the aggregate less than the requisite number of shares entitling the shareholders to request the calling of a special meeting, the Board, in its discretion, may cancel the special meeting.

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Section 4.05 NOTICE OF SHAREHOLDER MEETINGS. Per Section 16-10a-705 of the Act, the secretary shall cause notice to be given to each shareholder of record at least ten (10) days, but no more than sixty (60) days, before a shareholders’ meeting. Notice shall be by writing, electronic transmission, or by personal delivery, and shall state the time, place, and purpose of the meeting (including instructions for how to remotely or electronically attend and participate).

(a) Notice is considered given to a shareholder when it is personally provided to the shareholder, left at the shareholder’s residence or usual place of business, mailed to the shareholder’s address of record, or by electronic transmission to the shareholder’s electronic address or number of record on file with the Corporation. A single notice may be delivered to multiple shareholders sharing the same address, unless the Corporation receives a request from a shareholder that more than a single notice be delivered.

(b) Notice by electronic transmission shall be considered ineffective if the Corporation is unable to deliver two consecutive notices and the individual responsible for sending notices to shareholders is made aware of the delivery failures. A shareholder meeting, and any actions taken by shareholders, shall not be invalidated due to an inadvertent failure to deliver notice.

Section 4.06 WAIVER OF NOTICE. As stated in Section 16-10a-706, a shareholder who is entitled to notice may waive the notice requirement if they provide a signed written waiver of the required notice, before or after the stated meeting time, or the shareholder is present at the meeting in person or by proxy.

Section 4.07 ADJOURNED SHAREHOLDER MEETING. If any shareholder meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, and place if the new date, time, and place is announced at the meeting before adjournment. But if the adjournment is for more than 30 days or if a new record date for the adjourned meeting is, or must be fixed, then notice must be given pursuant to the requirements of Section 4.05, to those persons who are shareholders as of the new record date.

Section 4.08 SHAREHOLDER LIST. As provided in Section 16-10a-707 of the Act, at least ten (10) days before each shareholder meeting, a complete record of the shareholders entitled to vote at the meeting must be made and maintained in the books and records of the Corporation. This list must be arranged by voting group (if any), in alphabetical order, and include number of shares held by and the address of each shareholder and in a legible and reproducible format. This record must be kept on file at the Corporation’s principal office for a period of ten (10) days prior to the meeting. The records must also be kept open for inspection at shareholder meetings.

Section 4.09 CLOSING OF TRANSFER BOOKS AND FIXING RECORD DATE. In order to determine which shareholders are entitled to notice of or to vote at any shareholder meeting, or any adjournment thereof, or entitled to receive payment of any dividend, the Board may require that the share transfer books must be closed for not more than twenty (20) days prior to the meeting. Instead of closing the share transfer books, the Board may fix in advance a record date for determination of such shareholders. The record date must not be more than seventy (70) days or less than ten (10) days prior to the date of the meeting, adjournment, or payment.

Section 4.10 SHAREHOLDER LIABILITY. Subject to Section 16-10a-622 of the Act, shareholders shall not be personally liable for the debts and acts of the Corporation solely due to the fact that the shareholders own shares of the Corporation. Nevertheless, shareholders are personally liable to the Corporation or its creditors for any delinquencies in payments of the agreed upon price or consideration for the shares. In the event that a subscription price or consideration for shares has not been fully paid, the following people are not personally liable for the unpaid balance:

(a) A transferee or assignee who acquires the shares or subscription in good faith and without knowledge or notice of the nonpayment;

(b) A person who holds the shares as a fiduciary, although the estate in the hands of the fiduciary is liable for the nonpayment; and

(c) A pledgee or other person who holds shares as security.

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Section 4.11 VOTING RIGHTS. Each outstanding share is entitled to one (1) vote on each matter submitted to a vote at a shareholder meeting, provided the shares are held in compliance with any payment plan, subscription, share purchase agreement, or fiduciary capacity. Agreements between or among the shareholders of the Corporation which may limit, restrict, or otherwise affect the normal governance or operations of the Corporation, directors, officers, or shareholders are permitted, provided any such agreements comply with the provisions of Section 16-10a-732 of the Act. For the sake of clarity and to avoid future confusion, “normal governance or operations” shall include the rights to call meetings, vote on matters, and take action on behalf of the Corporation.

Section 4.12 VOTING FOR DIRECTORS. Unless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Section 4.13 PROXIES. As permitted by Section 16-10a-722 of the Act, a shareholder may vote either in person or by proxy, signed in writing by the shareholder or the shareholder’s duly authorized attorney-in-fact. No proxy is valid after eleven (11) months from the date signed, unless the proxy states otherwise. A proxy is revocable by a shareholder at any time, unless the proxy states that it is irrevocable and is coupled with an interest. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary a revocation of the proxy or a new proxy bearing a later date.

Section 4.14 QUORUM. As stated in Section 16-10a-725 of the Act, when a majority of all outstanding shares which may vote on a given matter is present, in person or by proxy, a quorum exists for the purposes of the matter subjected to a vote. If a quorum is present at a shareholder meeting, then a majority vote of all shares comprising the quorum at the meeting is sufficient to approve or deny any matter properly brought before the meeting.

Section 4.15 ACTION BY SHAREHOLDERS WITHOUT A MEETING. Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Corporation and may not be effected by written consent.t.

Section 4.16 CORPORATION’S ACCEPTANCE OF VOTES. As stated in Section 16-10a-724 of the Act:

(a) If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a shareholder, the Corporation, is entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholders.

(b) If the name signed on a vote, consent, waiver, or proxy appointment does not correspond to the name of its shareholder, the Corporation is nevertheless entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholder if:

(i) the shareholder is an entity as defined in the Act and the name signed purports to be that of an officer or agent of the entity;

(ii) the name signed purports to be that of an administrator, executor, guardian, or conservator representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation has been presented with respect to the vote, consent, waiver, or proxy appointment;

(iii) the name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation has been presented with respect to the vote, consent, waiver, or proxy appointment;

(iv) the name signed purports to be that of a pledgee, beneficial owner, or attorney in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory’s authority to sign for the shareholder has been presented with respect to the vote, consent, waiver, or proxy appointment;

(v) two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all the co-owners.

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(c) The Corporation is entitled to reject a vote, consent, waiver, or proxy appointment if the secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the shareholder.

(d) The Corporation and its officer or agent who accepts or rejects a vote, consent, waiver, or proxy appointment in good faith and in accordance with the standards of this section are not liable in damages to the shareholder for the consequences of the acceptance or rejection.

(e) Corporate action based on the acceptance or rejection of a vote, consent, waiver, or proxy appointment under this section is valid unless a court of competent jurisdiction determines otherwise.

ARTICLE V
Officers

Section 5.01 DESIGNATIONS. The Corporation shall have such officers as may be determined by the Board, which shall include a chief executive officer/president, a chief financial officer/treasurer, a secretary, and which also may include a vice president, an assistant treasurer, and an assistant secretary, each of whom shall be appointed by the Board. One or more additional vice presidents (the number to be determined by the Board) and such other officers and assistant officers and agents as may be deemed necessary may also be appointed by the Board. The Board may delegate to any officer of the Corporation or any committee of the Board the power to appoint, remove and prescribe the duties of such other officers, assistant officers, agents and employees. Different persons shall hold the required officer positions of chief executive officer/president and chief financial officer/treasurer. With respect to all other officer positions, any two (2) or more offices may be held by the same person. Each officer shall hold office until he or she resigns, dies, or until he or she is removed in the manner provided in Section 5.02.

Section 5.02 REMOVAL AND RESIGNATION OF OFFICERS.

(a) Any officer or agent may be removed by the Board at any time, with or without cause by an affirmative vote of the majority of the members of the Board then in office. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent shall not of itself create contract rights.

(b) An officer may resign at any time by giving written notice of resignation to the Corporation. A resignation of an officer is effective when it is received by the Corporation, unless the notice specifies a later effective date. An officer’s resignation does not affect the Corporation’s contract rights, if any, with the officer.

Section 5.03 THE CHIEF EXECUTIVE OFFICER/PRESIDENT. The chief executive officer/president shall preside over all meetings of shareholders and directors, shall have general supervision of the Corporation’s affairs, and perform all other duties as are incident to the office or are properly required by a resolution passed by the Board.

Section 5.04 VICE PRESIDENT. During the absence or disability of the chief executive officer/president, the vice president (if any) may exercise all functions of the chief executive officer/president. Each vice president shall have such powers and fulfill such duties as may be assigned by a resolution of the Board. If there is no vice president, then the chief financial officer/treasurer shall perform such duties of the chief executive officer/president.

Section 5.05 SECRETARY AND ASSISTANT SECRETARIES.

(a) The secretary must:

(i) Issue notices for all meetings and actions of the Board or shareholders;

(ii) Accept all requests for special meetings of the Board or shareholders;

(iii) Accept all notices of proxy appointments and revocations;

(iv) Keep the minutes of all meetings;

(v) Accept delivery of any dissent announced at any meeting of the Board or shareholders;

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(vi) Acknowledge and execute any share certificates;

(vii) Have charge of the corporate seal and books; and

(viii) Make reports and perform duties as are incident to the office or are properly required of him or her by the Board.

(b) Assistant secretaries, (if any and in the order designated by the Board), will perform all of the duties of the secretary during the absence or disability of the secretary, and at other times may perform such duties as are directed by the chief executive officer/president or the Board.

Section 5.06 THE CHIEF FINANCIAL OFFICER/TREASURER.

(a) The chief financial officer/treasurer shall:

(i) Have custody of all the Corporation’s monies and securities and keep regular books of account, in accordance with 16-10a-1601 of the Act;

(ii) Disburse the Corporation’s funds in payment of the just demands against the Corporation or as may be ordered by the Board, taking proper vouchers for such disbursements; and

(iii) Provide the Board with an account of all his or her transactions as chief financial officer/treasurer and of the financial conditions of the office properly required of him or her by the Board.

(b) Assistant treasurers(if any and in the order designated by the Board), must perform all of the duties of the chief financial officer/treasurer in the absence or disability of the chief financial officer/treasurer, and at other times may perform such other duties as are directed by the chief executive officer/president or the Board.

Section 5.07 DELEGATION. In the absence or inability to act of any officer and of any person authorized to act in their place, the Board may delegate the officer’s powers or duties to any other officer, director, or other person, subject to Section 5.01 of these Bylaws. Vacancies in any office arising from any cause may be filled by the Board, subject to Section 5.01 of these Bylaws, at any regular or special Board meeting.

Section 5.08 OTHER OFFICERS. The Board may appoint other officers and agents as it deems necessary or expedient. The term, powers, and duties of such officers will be determined by the Board and described in the resolution authorizing the appointment.

Section 5.09 LOANS. No loans may be made by the Corporation to any officer, unless first approved by a two-thirds majority vote of all the outstanding the voting shares entitled to vote on the matter.

Section 5.10 BONDS. The Board may resolve to require any officer to give bonds to the Corporation, with sufficient surety or sureties, conditioned upon the faithful performance of the duties of their offices and compliance with other conditions as required by the Board.

Section 5.11 SALARIES. Officers’ salaries will be fixed from time to time by the Board or by an officer (as delegated such authority by the Board). Officers are not prevented from receiving a salary by reason of the fact that he or she is also a director of the Corporation.

Section 5.12 INDEMNIFICATION. Subject to Title 16, Chapter 10a, Part 9 of the Act, officers shall be indemnified by the Corporation, so long as the officer acted in a manner substantially similar to and consistent with the standard of care for directors, as described in Section 2.03 of these Bylaws. Any officer indemnification shall be limited to proceedings that are directly related to or have arisen out of the officer’s acts on behalf of the Corporation.

ARTICLE VI
Capital AND Finance

Section 6.01 DIVIDENDS. Subject to Section 16-10a-640 of the Act, dividends may be declared by the Board and paid by the Corporation out of the net earnings of the Corporation unreserved and unrestricted earned surplus of the Corporation, or out of the unreserved and unrestricted net earnings of the current fiscal year, or in treasury shares of the Corporation, subject to the conditions and limitations imposed by the State of Utah. The share

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transfer books may be closed by the Board pursuant to Subsection 16-10a-640(2) of the Act and Section 3.07 and Section 4.08 of these Bylaws. The Board, without closing the Corporation’s books, may declare dividends payable only to holders of record at the close of business on any business day not more than ninety (90) days prior to the date on which the dividend is paid.

Section 6.02 RESERVES. The Board may, in its absolute discretion, set aside out of the Corporation’s earned net surplus, such sum or sums as it deems expedient for dividend, maintaining any corporate property, or any other purpose, before making any distribution of earned surplus.

Section 6.03 DEPOSITORIES. The Corporation’s monies must be deposited in the Corporation’s name in a bank or trust company or trust companies designated by resolution of the Board. Corporate monies may be drawn out only by check or other order for payment signed by such persons and in such manner as may be determined by resolution of the Board.

Section 6.04 FISCAL YEAR. The fiscal year of the Corporation shall end on December 31 of each year or shall be as otherwise determined by resolution of the Board.

Section 6.05 BANKRUPTCY; INSOLVENCY. The Corporation shall not, without the affirmative vote of the full Board, institute any proceedings to adjudicate the Corporation a bankrupt or insolvent, consent to the institution of bankruptcy or insolvency proceedings against the Corporation, file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation.

ARTICLE VII
Books and Records

Section 7.01 MEETING MINUTES. As required by these Bylaws and Sections 16-10a-830 and 16-10a-1601 of the Act, the Corporation must keep a complete and accurate accounting and minutes of the proceedings of its shareholders and Board.

Section 7.02 SHAREHOLDER LIST. The Corporation must keep a list of its shareholders, including the names and addresses of all shareholders and the number and class of the shares held by each at its registered office or principal place of business, or at the office of its transfer agent or registrar.

Section 7.03 ACCOUNTING RECORDS. The Corporation shall maintain appropriate accounting records.

Section 7.04 OTHER RECORDS. The Corporation shall keep a copy of the following records at its principal office:

(a) its Articles of Incorporation currently in effect;

(b) its Bylaws currently in effect;

(c) the minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past three years;

(d) all written communications within the past three years to shareholders as a group;

(e) a list of the names and business addresses of its current officers and directors;

(f) its most recent annual report delivered to the Utah Department of Commerce; and

(g) all quarterly or annual financial statements (balance sheet and income statement) prepared for periods ending during the last three years.

Section 7.05 LEGIBILITY OF RECORDS. Pursuant to Section 16-10-1601 of the Act, any books, records, and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.

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ARTICLE VIII
Notices

Section 8.01 MAILING OF NOTICE. Except as may otherwise be required by law, any notice to any shareholder or director may be delivered personally or by mail. If mailed, the notice will be deemed to have been delivered on the close of business of the fifth business day following the day when deposited in the United States mail with postage prepaid and addressed to the recipient’s last known address in the records of the Corporation.

Section 8.02 E-NOTICE PERMITTED. Per Section 16-10a-103 of the Act, any communications required by the Act, these Bylaws, or any other laws may be made by digital or electronic transmission to the recipient’s known electronic address or number as known to the Corporation at the time of notice.

Section 8.03 DUTY TO NOTIFY. All shareholders, directors, officers, employees, and representatives of the Corporation are required to notify the Corporation of any changes to the individual’s contact information. Pursuant to the obligations under this Section 8.03 of these Bylaws, the individual must notify the Corporation that electronic transmissions of notice are impracticable, impossible, frustrated, or otherwise improper and ineffective.

ARTICLE IX
Special Corporate Acts

Section 9.01 EXECUTION OF WRITTEN INSTRUMENTS. All contracts, deeds, documents, and instruments that acquire, transfer, exchange, sell, or dispose of any assets of the Corporation must be executed by the chief executive officer/president to bind the Corporation. This Section 9.01 does not apply to any checks, money orders, notes, or other financial instruments for direct payment of corporate funds which are subject to Section 9.02 of these Bylaws.

Section 9.02 SIGNING OF CHECKS OR NOTES. All authorizations to distribute, pay, or immediately draw upon the financial resources of the Corporation must be signed by the chief financial officer/treasurer, including any expense reimbursement or compensation payments to directors, officers, employees, representatives, service providers, or contractors of the Corporation.

Section 9.03 SPECIAL SIGNING POWERS. To duly bind the Corporation to an agreement or instrument in the event the chief executive officer/president holds an interest which exists outside of the capacity of being chief executive officer/president, then any agreement involving such interest must be signed by an officer pursuant to either Section 5.05 or Section 9.02 of these Bylaws.

ARTICLE X
amendments

Section 10.01   BY SHAREHOLDERS. These Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting shares issued and outstanding at any regular or special shareholder meeting; provided that notice that an amendment to the Bylaws is to be considered and acted upon at such meeting shall have been included in the notice or waiver of notice of such meeting.

Section 10.02 BY DIRECTORS. The Board has the power to make, alter, amend, and repeal the Corporation’s Bylaws. Any alteration, amendment, or repeal of the Bylaws may be changed or repealed by the holders of a majority of the shares entitled to vote at any shareholders meeting.

Section 10.03   EMERGENCY BYLAWS. The Board may adopt emergency Bylaws, subject to a vote to repeal or modify by the shareholders, which operate during any emergency in the Corporation’s conduct of business resulting from an attack on the United States or a nuclear or atomic disaster.

Section 10.04   COMPLIANCE WITH STATE LAW. Any amendment to the Corporation’s Articles of Incorporation or these Bylaws shall be consistent with Title 16, Chapter 10a, Part 10 of the Act.

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ARTICLE XI
Miscellaneous

Section 11.01   INDEMNIFICATION OF EMPLOYEES AND OTHER PERSONS. The Corporation may, by action of its Board and to the extent provided in such action, indemnify employees and other persons. To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 11.02   NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise. No repeal or modification of this Article shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 11.03   INSURANCE. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

These Bylaws are adopted by resolution of the Corporation’s Board on this ___day of _____, 2025.

Tim Pickett, Director

Adam Cox, Director

Amy Powell, Director

Christian Robinson, Director

Gary Seelhorst, Director

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Annex H

FORM OF KINDLY MD, INC.
2025 EQUITY INCENTIVE PLAN
EFFECTIVE DATE: [•]1

ARTICLE 1.
PURPOSE

This 2025 Equity Incentive Plan (the “Plan”) was adopted by the Board of Directors of Kindly MD, Inc. (the “Company”) on May 18, 2025 and approved by the Company’s stockholders on May 18, 2025. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards, or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act, and any rules or regulations thereunder; (b) corporate, securities, tax, or other laws, statutes, rules, requirements, or regulations, whether federal, state, local, or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded.

2.4 “Award” means an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, a Performance Stock award, a Performance Stock Unit award, an Other Stock- or Cash-Based Award, or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.5 “Award Agreement” means any written notice, agreement, terms and conditions, contract, or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” with respect to a Holder means “Cause” (or any term of similar effect) as defined in such Holder’s employment agreement with the Company or any of its Subsidiaries if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) the Holder’s willful failure to perform their duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the Holder’s commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or could reasonably be expected to result in injury or harm to the Company;

____________

1        To be the Closing Date of the Agreement and Plan of Merger by and among Kindly MD, Inc., Kindly Holdco Corp. and Nakamoto Holdings, Inc.

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(iii) unauthorized use or disclosure by the Holder of any proprietary information or trade secrets of the Company or any other party to whom the Holder owes an obligation of nondisclosure as a result of their relationship with the Company; (iv) the Holder’s willful breach of any of their obligations under any written agreement or covenant with the Company; (v) the Holder’s commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company; or (vi) conduct by the Holder that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. The determination as to whether a Holder is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Holder. The foregoing definition does not in any way limit the Company’s ability to terminate a Holder’s employment or consulting relationship at any time as provided in the Plan, and the term “Company” will be interpreted to include any subsidiary, parent, or affiliate, as appropriate.

2.8 “Change in Control” means and includes each of the following, unless provided otherwise in a Holder’s applicable Award Agreement:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition described in Sections 2.8(c)(i), 2.8(c)(ii), and 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The date which is ten (10) business days prior to the completion of a liquidation or dissolution of the Company.

Annex H-2

For the avoidance of doubt, the execution or consummation of the transactions contemplated in the Agreement and Plan of Merger dated May 12, 2025 and/or any transactions involving BTC Inc. or any of its affiliates that would qualify as a Change in Control, shall not constitute a Change in Control.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c), or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10 “Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 13 hereof.

2.11 “Common Stock” means the common stock of the Company, par value $0.0001 per share.

2.12 “Company” has the meaning set forth in Article 1.

2.13 “Consultant” means any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14 “Data” has the meaning set forth in Section 12.8.

2.15 “Director” means a member of the Board, as constituted from time to time.

2.16 “Director Limit” has the meaning set forth in Section 4.6.

2.17 “Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 11.2.

2.18 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19 “Effective Date” means [•]2

2.20 “Eligible Individual” means any person who is an Employee, a Consultant, or a Non-Employee Director, as determined by the Administrator.

2.21 “Employee” means any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.22 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

____________

2        To be the Closing Date of the Agreement and Plan of Merger by and among Kindly MD, Inc., Kindly Holdco Corp. and Nakamoto Holdings, Inc., provided this Plan is approved by the Company’s stockholders prior to such date.

Annex H-3

2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.24 “Fair Market Value” means, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or the NASDAQ Global Select Market), (ii) listed on any national market system, or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system, or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith and in a manner that complies with Section 409A.

2.25 “Good Reason” means with respect to a Holder, means “Good Reason” (or any term of similar effect) as defined in such Holder’s applicable Award Agreement or written employment or other agreement between a Holder and the Company or any of its Subsidiaries or, if no such agreement exists or such agreement does not contain a definition of “Good Reason” (or term of similar effect), then “Good Reason” means, without the Holder’s prior written consent, (I) a material reduction of the Holder’s base salary; provided, however that a material reduction in the Holder’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect the Holder to a greater extent than other similarly situated employees shall not constitute Good Reason; or (II) the Holder being required to relocate the Holder’s primary work location to a facility or location that would increase the Holder’s one way commute distance by more than fifty (50) miles from the Holder’s primary work location as of immediately prior to such change. Notwithstanding the foregoing, a Holder’s Termination of Service shall not constitute a termination for “Good Reason” as a result of any event described in the preceding sentence unless (A) the Holder provides written notice outlining such conditions, acts, or omissions to the Company within thirty (30) days after the first occurrence of such event, (B) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice, and (C) the effective date of the Holder’s resignation for “Good Reason” is not later than thirty (30) days after the expiration of the Company’s cure period.

2.26 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.27 “Holder” means a person who has been granted an Award.

2.28 “Incentive Stock Option” means an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.29 “Incumbent Directors” means for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

Annex H-4

2.30 “Non-Employee Director” means a Director of the Company who is not an Employee.

2.31 “Non-Employee Director Equity Compensation Policy” has the meaning set forth in Section 4.6.

2.32 “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.33 “Option” means a right to purchase Shares at a specified exercise price granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.34 “Option Term” has the meaning set forth in Section 5.4.

2.35 “Organizational Documents” means, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws, or other similar organizational documents relating to the creation and governance of the Company and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.36 “Other Stock- or Cash-Based Award” means a cash payment, cash bonus award, stock payment, stock bonus award, performance award, or incentive award that is paid in cash, Shares, or a combination of both, awarded under Section 11.1.

2.37 “Performance Criteria” means the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices, and which may be subject to such adjustments as determined by the Administrator.

2.38 “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.

2.39 “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of an Award.

2.40 “Permitted Transferee” means, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.41 “Plan” has the meaning set forth in Article 1.

2.42 “Program” means any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.43 “Performance Stock” means Common Stock awarded under Article 7 that is subject to certain performance-based restrictions and may be subject to risk of forfeiture or repurchase.

2.44 “Performance Stock Units” means the right to receive Shares awarded under Article 8.

2.45 “Restricted Stock” means Common Stock awarded under Article 9 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.46 “Restricted Stock Units” means the right to receive Shares awarded under Article 10.

2.47 “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

Annex H-5

2.48 “Securities Act” means the Securities Act of 1933, as amended.

2.49 “Share Limit” has the meaning set forth in Section 3.1(a).

2.50 “Shares” means shares of Common Stock.

2.51 “Stock Appreciation Right” means an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.52 “SAR Term” has the meaning set forth in Section 5.4.

2.53 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.54 “Substitute Award” means an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.55 “Termination of Service” means:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death, or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death, or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement, or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor, or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status, or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock, or other corporate transaction or event (including, without limitation, a spin-off).

Annex H-6

ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 14.1, 14.2, and 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) ten percent (10%) of Shares outstanding as of the Effective Date (the “Initial Share Reserve”) and (ii) an annual increase on the first day of each year beginning in 2026 and ending in (and including) 2035 equal to the lesser of (A) five percent (5%) of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Committee (such sum, the “Share Limit”). Notwithstanding the foregoing, and subject to Sections 14.1, 14.2, and 3.1(b), the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is equal to the Initial Share Reserve. Notwithstanding the foregoing, to the extent permitted under Applicable Law, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit in this Section 3.1(a) at the time that Shares would otherwise be issued in respect of such Award.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, or cash settlement, again be available for future grants of Awards under the Plan. In addition, until the termination of the Plan, the following Shares shall be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (iii) Shares subject to Stock Appreciation Rights that are not issued in connection with the stock settlement of the Stock Appreciation Rights on exercise thereof. Notwithstanding anything to the contrary contained herein, Shares purchased on the open market with the cash proceeds from the exercise of Options shall not be available for future grants of Awards. Until the termination of the Plan, any Shares repurchased by the Company under Section 7.4 or 9.4 hereof at the same price paid by the Holder or a lower price so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted, or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4.
GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders, or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

Annex H-7

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions, and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors, or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6 Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable, and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b) Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of cash- and equity-based Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year of their initial service as a Non-Employee Director (the applicable amount, the “Director Limit”); provided that the Director Limit shall be applied without regard to Awards, if any, granted to a Non-Employee Director during any period in which such individual was an employee of the Company or was otherwise providing services to the Company other than in the capacity as a Non-Employee Director.

Annex H-8

ARTICLE 5.
GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4 Option and SAR Terms. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 12.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 12.7 and 14.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

Annex H-9

5.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program, or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire on the date of such Termination of Service.

5.6 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule, and remaining term as the substituted Option.

ARTICLE 6.
EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2 Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company, or such other person or entity designated by the Administrator, or their or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c) In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 12.1 and 12.2.

6.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of grant (including the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code) of such Option to such Holder or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness, or other consideration, by the Holder in such disposition or other transfer.

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ARTICLE 7.
AWARD OF PERFORMANCE STOCK

7.1 Award of Performance Stock. The Administrator is authorized to grant Performance Stock to Eligible Individuals, and shall determine the terms and conditions, including the performance conditions and restrictions applicable to each award of Performance Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Performance Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Performance Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Performance Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Performance Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program, and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Performance Stock are granted becomes the record holder of such Performance Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Performance Stock vests.

7.3 Restrictions. All shares of Performance Stock (including any shares received by Holders thereof with respect to shares of Performance Stock as a result of stock dividends, stock splits, or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Performance Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Performance Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4 Repurchase or Forfeiture of Performance Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Performance Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Performance Stock then subject to restrictions shall lapse, and such Performance Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Performance Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Performance Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Performance Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service or any other event, the Holder’s rights in unvested Performance Stock then subject to restrictions shall not lapse, such Performance Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Performance Stock as of the date of transfer of the Performance Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

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ARTICLE 8.
AWARD OF PERFORMANCE STOCK UNITS

8.1 Grant of Performance Stock Units. The Administrator is authorized to grant Awards of Performance Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2 Vesting of Performance Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Performance Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.3 Settlement and Payment. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Performance Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the settlement date relating to each Performance Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Performance Stock Unit vests or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Performance Stock Unit vests. On the settlement date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 12.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Performance Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the settlement date or a combination of cash and Common Stock as determined by the Administrator.

8.4 Settlement upon Termination of Service. An Award of Performance Stock Units shall only vest and be settled while the Holder is an Employee, a Consultant, or a Director, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Performance Stock Unit award may vest and be settled subsequent to a Termination of Service in certain events, including a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service.

ARTICLE 9.
AWARD OF RESTRICTED STOCK

9.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

9.2 Rights as Stockholders. Subject to Section 9.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program, and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 9.3. In addition, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

9.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits, or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program

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or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

9.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

9.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 10.
AWARD OF RESTRICTED STOCK UNITS

10.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

10.2 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

10.3 Settlement and Payment. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the settlement date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the settlement date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 12.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the settlement date, or a combination of cash and Common Stock as determined by the Administrator.

10.4 Settlement upon Termination of Service. An Award of Restricted Stock Units shall only vest and be settled while the Holder is an Employee, a Consultant, or a Director, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may vest and be settled subsequent to a Termination of Service in certain events, including a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service.

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ARTICLE 11.
AWARD OF OTHER STOCK- OR CASH-BASED AWARDS AND DIVIDEND EQUIVALENTS

11.1 Other Stock- or Cash-Based Awards. The Administrator is authorized to grant Other Stock- or Cash-Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock- or Cash-Based Award, including the term of the Award, any exercise or purchase price, Performance Goals (including the Performance Criteria), transfer restrictions, vesting conditions, and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock- or Cash-Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments; as a part of a bonus, deferred bonus, deferred compensation, or other arrangement; and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

11.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. Dividend Equivalents with respect to an Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options, Stock Appreciation Rights, or other purchase rights.

ARTICLE 12.
ADDITIONAL TERMS OF AWARDS

12.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local, and foreign taxes (including the Holder’s FICA, employment tax, or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to satisfy such obligations by any payment means described in Section 12.1 hereof, including without limitation, by allowing such Holder to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local, and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such other number as would not result in adverse financial accounting consequences for the Company or any of its Subsidiaries). The Administrator shall

Annex H-14

determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

12.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 12.3(b) and 12.3(c):

(i) No Award under the Plan may be sold, pledged, assigned, or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts, or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 12.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law, and (C) evidence the transfer. In addition, and further notwithstanding Section 12.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than fifty percent (50%) of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been

Annex H-15

designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

12.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements, and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution, or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon or Performance Criteria applicable thereto shall have lapsed or been achieved and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains, or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6 Repricing Permitted. The Administrator will, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right or other purchase right to reduce its exercise price per Share, (b) cancel any Option or Stock Appreciation Right or other purchase right in exchange for cash or another Award, or (c) permit any repricing of such awards to be accomplished through repurchase or otherwise, in each case in addition to the adjustments or substitutions in accordance with Section 14.2.

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12.7 Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify, or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 14.2 or 14.9).

12.8 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 12.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing, and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration, and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration, and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting their local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws their consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 13.
ADMINISTRATION

13.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board, and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

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13.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs, and Award Agreements; to adopt such rules for the administration, interpretation, and application of the Plan and any Program as are not inconsistent with the Plan; and to interpret, amend, or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.7 or 14.9. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded are required to be determined in the sole discretion of the Committee.

13.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents, or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority, and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan, provided, however, that Incentive Stock Options may not be granted in tandem with Non-Qualified Stock Options);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules, and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program, or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 14.2.

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13.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement, and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all persons.

13.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 14.
MISCELLANEOUS PROVISIONS

14.1 Amendment, Suspension, or Termination of the Plan.

(a) Except as otherwise provided in Section 14.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended, or terminated at any time or from time to time by the Board; provided that, except as provided in Section 12.7 and 14.9, no amendment, suspension, or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 14.1(a) and except as provided in Section 14.2, the Board may not without approval of the Company’s stockholders given within twelve (12) months before or after such action increase the Share Limit.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders. No Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

14.2 Changes in Common Stock or Assets of the Company, Acquisition, or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit, the number of shares that may be issued as Incentive Stock Options, any per individual share limit, and kind of Shares (or other securities or property) which may be issued under the Plan, and adjustments of the Director Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6.

(b) In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by

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action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights, or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award cannot vest, be exercised, or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 14.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit, the number of shares that may be issued as Incentive Stock Options, any per individual share limit, and kind of Shares (or securities or other property) which may be issued under the Plan).

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless otherwise provided by the Administrator in an Award Agreement, each Award shall be treated as determined by the Administrator, including, but not limited to, the Administrator electing to (i) terminate an Award in exchange for cash, rights, or property, (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 14.2, or (iii) provide that such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor entity or a parent or subsidiary of the successor entity, with the portion of any such Award subject to performance-based vesting treated in accordance with the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. The treatment of each Award determined by the Administrator does not need to be the same for all Awards or Holders.

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(e) In the event that the successor entity in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights, or other property pursuant to Section 14.2(d). The Administrator shall notify the Holder of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.

(f) For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common equity of the successor entity or its parent, the Administrator may, with the consent of the successor entity, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common equity of the successor entity or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement, or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i) The existence of the Plan, any Program, any Award Agreement, and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

14.3 No Stockholders’ Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

14.4 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting, or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting, or exercise of Awards by a Holder may be permitted through the use of such an automated system.

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14.5 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors, or Consultants of the Company or any Subsidiary or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including, without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation, or otherwise of the business, stock, or assets of any corporation, partnership, limited liability company, firm, or association.

14.6 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including, but not limited to, state, federal, and foreign securities law and margin requirements), and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

14.7 Titles and Headings; References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.8 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted, and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.9 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted, and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A, then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program, and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 14.9 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties, or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation, or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties, and/or interest under Section 409A.
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14.10 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

14.11 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by them in satisfaction of judgment in such action, suit, or proceeding against them; provided they give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.12 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.13 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

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